As filed with the Securities and Exchange Commission on February 14, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

MARIZYME, INC.

(Exact name of registrant as specified in its charter)

Nevada	8731	82-5464863
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

555 Heritage Drive, Suite 205

Jupiter, Florida 33458

925-400-3123

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Barthel

Chief Executive Officer

555 Heritage Drive, Suite 205

Jupiter, Florida 33458

925-400-3123

(Names, address, including zip code, and telephone number, including area code, of agent for service)

Louis A. Bevilacqua, Esq. Bevilacqua PLLC 1050 Connecticut Avenue NW Suite 500 Washington, DC 20036 (202) 869-0888	David E. Danovitch, Esq. Sullivan & Worcester LLP 1633 Broadway New York, NY 10019 (212) 660-3060

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to completion, dated FEBRUARY 14, 2022

Marizyme, Inc.

$

Up to [  ] Shares of Common Stock

We are offering up to [  ] shares of our common stock in a firm commitment underwritten public offering. We expect that the price to the public in this offering will be between $4.00 and $6.00 per share and will be determined at pricing based on, among other factors, the closing bid price of the common stock on the effective date of the registration statement of which this prospectus forms a part.

Currently, a limited public market exists for our common stock. Our common stock is quoted for trading on the OTC Markets Group, Inc. OTCQB tier under the symbol “MRZM.” On [  ], 2022, the last reported sale price of our common stock on OTCQB was $[  ]. We have applied to list our common stock on the Nasdaq Capital Market tier of The Nasdaq Stock Market LLC, or Nasdaq, under the symbol “MRZM.” The closing of this offering is contingent upon the successful listing of our common stock on the Nasdaq Capital Market. There is no guarantee or assurance that our common stock will be approved for listing on the Nasdaq Capital Market or another national exchange.

This offering is being made on a firm commitment basis by the representative. We have agreed to grant the representative an option exercisable for a period of 45 days after the closing of this offering to purchase up to 15% of the total number of the shares offered in this offering for the purpose of covering over-allotments, if any, at the offering price less the underwriting discounts (the “Over-Allotment Option”). The representative expects to deliver the shares of common stock against payment as set forth under “Underwriting” on page 91.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 13 for a discussion of information that should be considered in connection with an investment in our securities.

We are a “smaller reporting company” under applicable federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

	Per Share	Total Maximum without Over- Allotment Option(1)	Total Maximum with Over- Allotment Option
Assumed Public offering price(2)	$	$	$
Underwriting discount(2)	$	$	$
Proceeds, before expenses, to us(2)	$	$	$

(1)	We have agreed to give Univest Securities, LLC, as representative of the underwriters, or the representative, a discount equal to seven percent (7.0%) of the public offering price and a non-accountable expense allowance equal to one percent (1.0%) of the total proceeds raised. We also have agreed to reimburse the representative for certain of their out-of-pocket expenses. In addition, we will issue to the representative warrants to purchase in the aggregate the number of shares of our common stock equal to five percent (5%) of the number of shares sold in this offering, or the representative’s warrants. The registration statement of which this prospectus forms a part also registers the issuance of the shares of common stock issuable upon exercise of the representative’s warrants. See “Underwriting” for a description of these arrangements.

(2)	The total estimated expenses related to this offering are set forth in the section entitled “Expenses Related to This Offering.”

On the closing date, we will issue the representative warrants exercisable at a rate of one warrant per share to purchase up to 5% of the securities sold in this offering, at an exercise price equal to 120% of the price at which we sell our common stock in this offering. We do not intend to list the representative’s warrants either on an exchange or an over-the-counter quotation system.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

UNIVEST SECURITIES, LLC

The date of this prospectus is                    , 2022

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ABOUT THIS PROSPECTUS

The registration statement of which this prospectus forms a part that we have filed with the U.S. Securities and Exchange Commission (the “SEC”) includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the heading “Where You Can Find More Information,” before making your investment decision.

You should rely only on the information provided in this prospectus or in any prospectus supplement or any free writing prospectuses or amendments thereto, or to which we have referred you, before making your investment decision. Neither we nor the underwriters have authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or any related free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus supplement, or any free writing prospectuses or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus, any prospectus supplement or any free writing prospectuses or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or any free writing prospectuses or amendments thereto, as well as information we have previously filed with the SEC, is accurate as of any date other than the date on the front cover of the applicable document.

To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of any securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

Neither we nor the underwriters are offering to sell or seeking offers to purchase the shares of our common stock in any jurisdiction where the offer or sale is not permitted. Neither we, nor the underwriters, have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities as to distribution of the prospectus outside of the United States.

Solely for convenience, our trademarks and tradenames referred to in this prospectus and the registration statement of which it forms a part may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and tradenames.

Information contained in, and that can be accessed through our website, www.marizyme.com does not constitute part of this prospectus or the registration statement of which it forms a part.

For investors outside the United States: neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

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GLOSSARY OF LIFE SCIENCE TERMS

The following is a glossary of certain life science terms that are used in this prospectus.

Affordable Care Act	The Patient Protection and Affordable Care Act, as amended.

Biofilm	A collective of one or more types of microorganisms that can grow on many different surfaces.

Biomarker	A broad subcategory of medical signs – that is, objective indications of medical state observed from outside the patient – which can be measured accurately and reproducibly.

Cardiac Surgery	A surgery on the heart or great vessels performed by cardiac surgeons.

CABG	Coronary artery bypass surgery, or CABG, also known as coronary artery bypass graft surgery, and colloquially heart bypass or bypass surgery, is a surgical procedure to restore normal blood flow to an obstructed coronary artery.

CE Marking	The CE marking indicates that the product may be sold freely in any part of the European Economic Area, regardless of its country of origin.

cGCP	Current Good Clinical Practices, the standard required by the FDA for conducting clinical trials.

cGMP	Current Good Manufacturing Processes, which are the standards mandated by the FDA to assure the proper design, monitoring and control of manufacturing processes and facilities in connection with the production of pharmaceuticals.

CKD	Chronic kidney disease, or CKD, means your kidneys are damaged and can’t filter blood the way they should.

De Novo Process	An FDA application pathway for medical device marketing rights that was instituted by the FDA to address novel medical devices of low to moderate risk that do not have a valid predicate device (that is, a similar device that has already been approved by the FDA for marketing in the U.S.).

DuraGraft Registry	Marizyme’s European patient registry of subjects who have undergone CABG surgery utilizing DuraGraft.

EDI	Endothelial damage inhibitor.

eGFR	Estimated glomerular filtration rate, a key measure of kidney function health and/or stage of kidney disease.

Enzyme	A type of protein that regulates nearly all chemical reactions in cells.

ESRD	End stage renal disease.

Fat Grafting	A surgical process by which fat is transferred from one area of the body to another area.

FDA	The U.S. Food and Drug Administration.

HHS	The U.S. Department of Health and Human Services.

HIPAA	The Health Insurance Portability and Accountability Act of 1996, as amended.

IRB	Institutional Review Board, tasked with reviewing clinical trial protocols and informed consent information for patients in clinical trials for the FDA.

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Ischemic Injury	Injury caused by diminished or absent blood flow.

MACE	A major adverse cardiovascular event.

MI	Myocardial Infarction – a technical term for a heart attack.

Organ	Structure, such as the heart, made up of different types of tissues that all work together.

Plaque	A sticky film of bacteria that constantly forms on teeth.

PPACA	The Patient Protection and Affordable Health Care Act.

Registry	A place to store detailed information about people with a specific disease or condition, who provide the information on a voluntary basis.

STS Registry	The Society of Thoracis Surgeons national database which collects data from more than 90% of U.S. based cardiac surgery centers.

Thrombosis	Occurs when blood clots block veins or arteries. Symptoms include pain and swelling in one leg, chest pain, or numbness on one side of the body.

Thrombus	A blood clot formed in situ within the vascular system of the body and which impedes blood flow.

Tissue	Group of similar cells that work together to do one job.

Vascular Graft	A surgical procedure that redirects blood flow from one area of the body to another by reconnecting the blood vessels.

Vein	Blood vessel that carries blood back to the heart and has one-way valves that keep blood moving toward the heart.

VGF	Vein graft failure

510(k) Application	A 510(k) application is a premarket submission made to FDA to demonstrate that the device to be marketed is as safe and effective as, that is, substantially equivalent to, a legally marketed device.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. You should carefully read the entire prospectus, including the risks associated with an investment in our company discussed in the “Risk Factors” section of this prospectus, before making an investment decision. Some of the statements in this prospectus are forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements.”

In this prospectus, “we,” “us,” “our,” “our company,” “Marizyme” and similar references refer to Marizyme, Inc., a Nevada corporation, and its wholly-owned subsidiaries, Somahlution, Inc., a Delaware corporation, Somaceutica, Inc., a Florida corporation, Marizyme Sciences, Inc., a Florida corporation, and My Health Logic Inc., a corporation incorporated pursuant to the laws of the Province of Alberta, Canada, and (ii) the term “common stock” refers to the common stock, par value $0.001 per share, of Marizyme, Inc., a Nevada corporation. The financial information included herein is presented in United States dollars, or U.S. Dollars, the functional currency of our company.

Our Company

Overview

Marizyme is a multi-technology life science company dedicated to the acceleration, development and commercialization of medical technologies that promote patient health and present potential for rapid revenue growth.

Currently, we are focused on developing three medical technology platforms – DuraGraft, MATLOC and Krillase – each of which is clinically tested and backed by a portfolio of patented or patent-pending assets. DuraGraft is a single-use intraoperative vascular graft treatment that protects against ischemic injury and reduces the incidence and complications of graft failure, therefore maintaining endothelial function and structure while improving clinical outcomes. MATLOC is a point-of-care, lab-on-chip digital screening and diagnostic device platform, initially being developed for quantitative chronic kidney disease, or CKD, assessment. Our Krillase protein enzyme provides therapeutics for wound healing, thrombosis, and pet health.

Our three medical technologies - DuraGraft, MATLOC and Krillase - are expected to serve an immediate and large market need in several areas, including, cardiac surgery, CKD, and pet health. We are currently preparing DuraGraft, our endothelial damage inhibitor, or EDI, and MATLOC 1, our CKD screening and diagnostic device, for the FDA De Novo classification process and 510(k) application, respectively. We filed a pre-submission letter for DuraGraft with the FDA in November 2021 and we expect to submit the DuraGraft De Novo request to the FDA later this year. Once we file with the FDA, we expect to receive approval for the DuraGraft De Novo request later in 2022 and approval for the MATLOC 1 510(k) application sometime in 2023. Upon receiving FDA approvals, which we anticipate but cannot guarantee, we expect to quickly commercialize these two products and build revenue rapidly utilizing multiple strategic partners and revenue channels. Concurrently, our Krillase development team is planning an animal clinical study, to be conducted in 2022, which we expect will facilitate our entry into the pet health market and generate revenue through the sale of Krillase-based canine dental hygiene products. Following our introduction of Krillase into the pet health market, we plan to file an application with the FDA for the approval of Krillase for human use. With our DuraGraft, MATLOC and Krillase platforms, we have the potential for bringing three FDA-approved products to market.

For 2022, our primary business priority is achieving FDA approval of DuraGraft as a medical device for coronary bypass artery graft, or CBAG, procedures, through the De Novo classification request process. Following FDA approval of DuraGraft, which we anticipate but cannot guarantee, we expect to begin to distribute and sell DuraGraft in the United States through the efforts of a strategic partner. If we are not able to find an appropriate strategic partner, we will have to build our own marketing and sales capabilities at a significant cost to us and with no guarantee of success. DuraGraft first received its CE marking in August 2014. CE marking signifies that DuraGraft may be sold in the European Economic Area, or EEA, and DuraGraft has therefore been assessed as meeting EEA safety, health, and environmental protection requirements. We will continue marketing efforts in Europe and in other countries that accept CE marking. In addition, we intend to fully develop and market DuraGraft in the U.S. for fat grafting procedures in plastic surgery procedures.

In 2022, we also intend to prioritize the advancement of our MATLOC 1 CKD point-of-care device through the completion of a clinical trial followed by the filing of an FDA 510(k) application, which we expect the FDA to approve by the end of 2023. We will concurrently be advancing our Krillase technology through a planned animal study with the objective of generating revenue in the pet health market.

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As we achieve FDA approvals, we intend to prioritize the commercialization of our DuraGraft, MATLOC and Krillase platform products through multiple distribution and marketing channels in the U.S. We expect that once we enter the commercialization phase, we will be able to rapidly generate revenue growth. Additionally, in the near term we expect to generate revenue from the sale of DuraGraft through the expansion of our international marketing efforts by our distribution partners.

Our Corporate History and Structure

We are a Nevada corporation originally incorporated on March 20, 2007. From 2007 to early 2018, we operated under a number of different names with different management teams and in different industries. We changed our name to Marizyme, Inc. on March 21, 2018, to reflect our new life science focus, and at that time we also changed our common stock ticker symbol to “MRZM.”

In the second half of 2018, we acquired the Krillase platform from ACB Holding AB; in the second half of 2020, we acquired from Somahlution LLC and its related companies, which we refer to together as Somahlution, all of the assets of Somahlution, which we refer to as the Somahlution Assets, including DuraGraft; and in December 2021, we acquired My Health Logic Inc., or My Health Logic, from Health Logic Interactive Inc., or HLII. In connection with our My Health Logic acquisition, David Barthel, former chief executive officer of HLII and My Health Logic, became our Chief Executive Officer and a member of our board of directors; George Kovalyov, previously the chief operating officer and a director of HLII, became our Chief Financial Officer; and Harrison Ross, previously the Chief Financial Officer of HLII, became our Vise President of Finance.

Our Products

DuraGraft®

Through our acquisition of the Somahlution Assets in July 2020, we acquired key intellectual products based on a patent protected cytoprotective platform technology designed to reduce ischemic injury to organs and tissues in grafting and transplantation surgeries. These assets include DuraGraft, a one-time intraoperative vascular graft treatment, that is able to protect endothelial cells from ischemic damage and reperfusion injury, and reduce complications associated with Vein Graft Failure, or VGF, post-CABG, thereby reducing major adverse cardiac events such as repeat revascularization and myocardial infarction, reducing incidence and complications of graft failure, and improving clinical outcomes.

DuraGraft is an endothelial damage inhibitor, or EDI, indicated for cardiac bypass, peripheral bypass, and other vascular surgeries. It carries CE marking and is approved for marketing in 18 countries worldwide on three continents including, but not limited to, the European Union countries, such as Spain, Austria, and Germany, Switzerland, Philippines, Chile, and Turkey. Somahlution had also been focused on developing products to mitigate the effects of ischemia reperfusion injury in other grafting and transplantation surgeries and other indications in which ischemic injury can cause disease. Now, under our ownership, multiple products derived from the cytoprotective platform technology for several indications are under various stages of development.

According to market analysis reports, the size of the coronary artery bypass graft (CABG) procedures market globally was approximately $16.7 billion as of 2020 (Expert Markets Research, 2020). This market is forecast to increase at a compound annual growth rate (CAGR) of 2.5% between 2021 and 2026 (Expert Markets Research, 2020). Globally, it is estimated that approximately 800,000 CABG procedures are performed each year (Grand View Research, March 2017), with procedures performed in the U.S. being a substantial percentage of the total global procedures performed. In the U.S., it is estimated that approximately 340,000 CABG surgeries are performed each year. The number of CABG procedures performed is predicted to decline at a rate of approximately 0.8% per year to less than 330,000 annually by 2026, primarily due to medical and technological advances in the use of percutaneous coronary intervention, also known as “angioplasty” (idata Research, September 2018).

In 2020, the U.S. peripheral vascular device market size was valued at $7.1 billion, with over 8.26 million peripheral vascular procedures performed each year with an expected market size of $10.4 billion by 2026. The vascular device market size globally was valued at $11.9 billion in 2020 with more than 16 million yearly peripheral vascular procedures performed. The market size is expected to increase at a CAGR of 5.2% and reach $16.9 billion in 2026. (idata Research, 2020).

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For 2022, our main business priority is receiving FDA approval of DuraGraft for CABG procedures through a De Novo classification request. We also plan to finalize the development of fat grafting procedures using DuraGraft for plastic surgery procedures in the U.S. It is reported that 22.4 million such surgeries take place annually in the U.S. (American Society of Plastic Surgeons, 2020).

Following the FDA approval of DuraGraft, which we expect to obtain in 2023, we will seek to commercialize DuraGraft in the U.S. through the assistance of a strategic partner who will be responsible for marketing and sales. We will continue our DuraGraft marketing efforts in Europe relying on our DuraGraft CE marking and our distribution partners. We also intend to develop additional applications for the U.S. marketplace including, but not limited to, fat grafting for plastic surgery. The CE marking signifies that DuraGraft may be sold in the EEA and that DuraGraft has been assessed as meeting safety, health, and environmental protection requirements. We intend to strive for rapid revenue growth using multiple strategic partners and revenue channels. We expect that we will market DuraGraft internationally, through multiple distribution partners with a focus on sales to cardiac surgeons and cardiologists. We are currently working with local distributors of cardiovascular disease-related products, in accordance with local regulatory requirements, to sell and increase the market share of DuraGraft in Spain, Austria, Switzerland, Philippines, Germany, Chile, and Turkey. In the U.S., we intend to enter into a commercialization arrangement with a strategic partner who will be responsible for the marketing and sales of DuraGraft. If we are not able to find an appropriate strategic partner, we will have to build our own marketing and sales capabilities which we expect would be time consuming and costly.

MATLOC 1

On December 22, 2021, we acquired My Health Logic, its lab-on-chip technology platform and its patient-centric, digital point-of-care diagnostic device, MATLOC 1.

The excitement over microfluidics, also known as lab-on-a-chip technology, lies in its potential for producing revolutionary, timely, accessible, and practical point-of-care devices; devices that are patient-centric (one-to-many, rather than doctor centric, one-to-one) and support self-care and independence. Microfluidics is a technology for analyzing small volumes of fluids, with the potential to miniaturize complex laboratory procedures onto a small microchip, hence the term “lab-on-chip”.

My Health Logic’s lab-on-chip technology is currently being developed to diagnose the three leading biomarkers for chronic kidney disease (CKD), a disease estimated to affect 37 million Americans – or one out of every seven people (National Kidney Foundation, 2019). If left untreated, many patients will advance to end stage renal disease (ESRD), often leading to kidney transplant, failure, or dialysis. Since 90% of those with CKD do not know they have it, the risk of progression in the disease is high and this creates massive burdens for CKD patients and healthcare systems (National Kidney Foundation, 2019). CKD and ESRD costs the U.S. public healthcare systems hundreds of billions of dollars a year, and in 2018 Medicare alone spent $130 billion on CKD and ESRD-related costs (National Kidney Foundation, 2019). With the increase of diabetics and hypertension cases in the U.S., which make up roughly two-thirds of all CKD patients (National Kidney Foundation, 2022), CKD related healthcare costs are expected to increase significantly. Compounding this development is the fact that less than 50% of diabetic patients, the highest at-risk group, are annually screened or tested for CKD (Mayo Clinic Proceedings, 2021). This creates an unmet need for point-of-care technologies that facilitate CKD screening and diagnosis, which further facilitates earlier diagnosis and detection to slow down or eliminate the CKD progression. By combining the lab-on-chip technology with My Health Logic’s MATLOC 1 device, we expect to be able to quantitatively read the two urine biomarkers, albumin and creatine, necessary for effective CKD screening at point-of-care with results available instantly on a patient’s smartphone.

MATLOC 2, the Company’s next-generation point-of-care device in development, is designed to provide a fully integrated, quantitative diagnostic assessment of estimated glomerular filtration rate, or eGFR, using a blood-based biomarker. eGFR is a key measure of kidney function health and/or stage of kidney disease and our MATLOC 2 device is designed to provide a fully integrated, complete diagnostic assessment for CKD, potentially eliminating the need for lab visits and in-person assessment.

The COVID-19 pandemic has massively accelerated the ongoing transformation in healthcare. Connected consumer electronic devices are enabling 24/7 home-based digital healthcare. We believe that consumers have the desire and are now becoming empowered to manage their own healthcare and that they will seek to utilize our point-of-care MATLOC 1 device.

With our MATLOC devices in development, we are striving to achieve earlier detection and slowing of the progression of CKD, allowing patients and healthcare systems to reduce the enormous costs of kidney failure, transplant, and/or dialysis. After completing the technology for CKD assessment, we plan to explore the commercial potential of other biomarkers for chronic diseases to be measured at point-of-care.

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We are currently preparing our MATLOC 1 device for the FDA submission process with approval anticipated by the end of 2023. More specifically, we expect to continue the advancement of MATLOC 1 through the conclusion of a clinical trial in 2022 followed by the filing with the FDA of a 510(k) notification and an expected FDA clearance of a 510(k) application by the end of 2023. Upon FDA approval, we will seek rapid revenue growth using multiple strategic partners and revenue channels.

MATLOC 1, upon FDA approval in the United States, is expected to be marketed and sold through an experienced medical device distribution partner network with a focus on nephrologists in hospitals, ambulatory surgery centers and private practices, to better assess patients and slow the progression of CKD.

Krillase

Through our acquisition of ACB Holding AB in 2018, we acquired the Krillase technology, a European Union researched and evaluated protease therapeutic platform that has the potential for use in the treatment of chronic wounds and burns, and other clinical applications.

Krillase, derived from Antarctic krill, shrimp-like crustaceans, is a combination of endo- and exopeptidases that safely and efficiently breaks down organic material. As a “biochemical knife,” Krillase can potentially break down organic matter, such as necrotic tissue, thrombogenic material, and biofilms produced by microorganisms. As such, it may be useful in the mitigation or treatment of multiple disease states in humans. For example, Krillase may dissolve arterial thrombogenic plaque safely and efficiently, promote faster healing, support the grafting of skin for the treatment of chronic wounds and burns, and reduce bacterial biofilms associated with poor oral health in humans and animals.

We are focused on developing a Krillase-based product pipeline to address several conditions across the critical care market, including: therapies for treating complex wounds and burns, acute ischemic stroke, deep vein thrombosis, and for dissolving plaque and biofilms on teeth.

In addition, our Krillase platform team is planning a pet health study for later in 2022. We expect the results of this study will enable us to introduce our Krillase products into the pet health market in the United States. We believe that the U.S. pet health market presents a substantial opportunity for the marketing of our Krillase products. We expect to establish the first stream of revenue from the sale of Krillase-based pet health products in 2023.

Our strategic plan for Krillase is to first, leverage and maximize near-term revenue generating opportunities with Krillase products for commercial or clinical applications with low regulatory risk, such as in the pet health market, and second, develop products for applications of the Krillase platform that address unmet medical needs or address medical market needs better than existing products in the marketplace, in clinical applications with higher regulatory risk but significant commercial potential.

Our Historical Performance

We have incurred losses for each period from our inception. For the nine months ended September 30, 2021 and 2020, our net losses were approximately $5.5 million and $3.0 million, respectively. We expect to incur expenses and operating losses over the next several years. Accordingly, we will need additional financing to support our continuing operations. We will seek to fund our operations through public or private equity offerings, debt financings, government or other third-party funding, collaborations and licensing arrangements. Adequate additional financing may not be available to us on acceptable terms, or at all. Our failure to raise capital as and when needed would impact our going concern status and would have a negative impact on our financial condition and our ability to pursue our business strategy and continue as a going concern. We will need to generate significant revenues to achieve profitability, and we may never do so.

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Our Competitive Strengths

We believe that the following competitive strengths will enable us to compete effectively:

●	Superior, first-in-class vascular surgery graft solution. Management believes that the DuraGraft platform provides a significant and substantial competitive advantage. Having received CE marking in Europe, DuraGraft is a “first-in-class” product, certified for sale in Europe for vein graft preservation.

●	Early detection at point-of-care. Through our MATLOC platform, we plan to provide the ability to quantitatively screen and diagnose for CKD at point-of-care. The lab-on-chip technology’s low limit of detection and sensitivity enable an earlier diagnosis of CKD while the point-of-care capabilities of the MATLOC device(s) allow for testing outside of a lab setting.

●	Superior wound-healing method. Our Krillase platform provides a significant and substantial competitive advantage as clinical studies in Europe have shown Krillase to achieve superior wound-healing effects in treatment of necrotic leg ulcers.

Our Growth Strategies

We will strive to grow our business by pursuing the following key growth strategies:

●	Commercialize DuraGraft and related products.

●	Commercialize MATLOC 1 and related products.

●	Commercialize Krillase and related products.

●	Acquire more life science assets.

The strategic plans described above will require capital. We expect to raise a substantial portion of the required capital in this offering. There can be no assurances, however, that we will be able to raise in this offering the capital that we will need to execute our plans or that capital, whether through securities offerings, either private or public, will be available to us on acceptable terms, if at all. An inability to raise sufficient funds could cause us to scale back our development and growth plans or discontinue them altogether.

COVID-19 Pandemic

Starting in late 2019, a novel strain of the coronavirus, or COVID-19, began to rapidly spread around the world and every state in the United States. At this time, there continues to be significant volatility and uncertainty relating to the full extent to which the COVID-19 pandemic and the various responses to it will impact our business, operations and financial results.

Most states and cities have at various times instituted quarantines, restrictions on travel, “stay at home” rules, social distancing measures and restrictions on the types of businesses that could continue to operate, as well as guidance in response to the pandemic and the need to contain it. As a result, the COVID-19 pandemic may affect the operations of the FDA and other health authorities, including such authorities in Europe, which could result in delays of reviews and approvals. While there have been no specific notices of delay from federal or foreign government authorities, potential interruptions, delays, or changes to the operations of the FDA, or of any foreign authority with which we might interact, might impact the approval of any applications we plan and will need to file in the future.

In addition, we are dependent upon certain contract manufacturers and suppliers and their ability to reliably and efficiently fulfill our orders is critical to our business success. The COVID-19 pandemic has impacted and may continue to impact certain of our manufacturers and suppliers. As a result, we have faced and may continue to face delays or difficulty sourcing certain products, which could negatively affect our business and financial results.

The global deterioration in economic conditions may have an adverse impact on discretionary consumer spending in markets that we plan to market our medical devices, such as our pet health products, which could also impact our business and demand for our medical devices. For instance, consumer spending may be negatively impacted by general macroeconomic conditions, including a rise in unemployment, and decreased consumer confidence resulting from the pandemic. Changing consumer behaviors as a result of the pandemic may therefore have a material impact on our expected future revenue.

The spread of COVID-19 has also adversely impacted global economic activity and has contributed to significant volatility and negative pressure in financial markets. The pandemic has resulted, and may continue to result, in a significant disruption of global financial markets, which may reduce our ability to access capital in the future, which could negatively affect our liquidity.

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If the COVID-19 pandemic does not continue to slow and the spread of COVID-19 is not contained, our business operations, including those of contract manufacturers, could be further delayed or interrupted. We expect that government and health authorities may announce new or extend existing restrictions, which could require us or our subcontractors to make further adjustments to our operations in order to comply with any such restrictions. We or our subcontractors may also experience limitations in employee resources. In addition, our operations could be disrupted if any of our employees or employees of our subcontractors were to be tested positive for having COVID-19, which could require quarantine of some or all such employees or closure of our or their facilities for disinfection. The duration of any business disruption cannot be reasonably estimated at this time but may materially affect our ability to operate our business and result in additional costs.

The extent to which the COVID-19 pandemic may impact our results will depend on future developments, which are highly uncertain and cannot be predicted as of the date of this prospectus, including the effectiveness of vaccines and other treatments for COVID-19, the emergence of new strains of the virus and other new information that may emerge concerning the severity of the pandemic and steps taken to contain the pandemic or treat its impact. Nevertheless, the pandemic and the current financial, economic and capital markets environment, and future developments in the global supply chain and other areas present material uncertainty and risk with respect to our performance, financial condition, results of operations and cash flows.

We have not developed a COVID-19 contingency plan to address the potential challenges and risks presented by this pandemic. If we were to prepare such a plan, there could be no assurance that it would be effective in mitigating the effects of the COVID-19 virus.

For a further discussion of the impact of the COVID-19 pandemic on our business, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Impact of COVID-19 Pandemic” and “Risk Factors – The COVID-19 pandemic could materially and adversely affect our ability to conduct clinical trials and engage with our third-party vendors and thereby have a material adverse effect on our financial results.”

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in Rule 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our shares held by non-affiliates equals or exceeds $250 million as of the prior June 30th, or (2) our annual revenues equaled or exceeded $100 million during such completed fiscal year and the market value of our shares held by non-affiliates equals or exceeds $700 million as of the prior June 30th. Such reduced disclosure and corporate governance obligations may make it more challenging for investors to analyze our results of operations and financial prospects.

For additional information, see “Risk Factors- We are a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies” and “As a “smaller reporting company,” we may choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public shareholders.”

Corporate Information

Our principal executive office is located at 555 Heritage Drive, Suite 205, Jupiter, Florida 33458 and our telephone number is (925) 400-3123. We maintain a website at www.marizyme.com. Information available on this website is not incorporated by reference in and is not deemed a part of this prospectus or the registration statement of which this prospectus is a part. Our filings with the SEC are available for inspection through the SEC’s website at http://www.sec.gov.

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The Offering

Shares being offered:	[ ] shares of common stock (or [ ] shares if the representative exercises the over-allotment option in full).

Number of Shares of Common Stock issued and outstanding before this offering:	[ ] shares of common stock as of [ ], 2022.(1)

Price per Share	$[ ]

Over-allotment option:	We have granted to the representative the option, exercisable for 45 days from the date of closing of this offering, to purchase up to an additional 15% of the total number of shares of common stock to be offered by the Company in this offering.

Number of Shares of Common Stock issued and outstanding after this offering:(2)	[ ] shares of our common stock (or [ ] shares of our common stock if the representative exercises the over-allotment option in full.)

Gross Proceeds	$[ ], or $[ ] if the representative exercises its over-allotment option in full, less underwriter discounts and estimated offering expenses. See “Underwriting” for a description of these arrangements.

Representative’s warrants:	We have agreed to issue to the representative warrants to purchase a number of shares of common stock equal in the aggregate to 5% of the total number of shares issued in this offering. The representative’s warrant will be exercisable at a per share exercise price equal to 120% of the public offering price per share of common stock sold in this offering. The representative’s warrants are exercisable at any time and from time to time, in whole or in part, during the four-and-a-half-year period commencing six months after the closing of the offering. The registration statement of which this prospectus forms a part also registers the issuance of the shares of common stock issuable upon exercise of the representative’s warrants. See “Underwriting – Other Compensation” for more information.

Use of proceeds:	We expect to receive net proceeds of approximately $[ ] from this offering (or approximately $[ ] if the representative exercises its over-allotment option in full), assuming an initial public offering price of $5.00 per share (which is the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus) and no exercise of the representative’s over-allotment option, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We plan to use the net proceeds of this offering for development of our DuraGraft, MATLOC and Krillase platforms, commercialization and production, and general working capital and other corporate purposes. See “Use of Proceeds” for more information on the use of proceeds.

Risk factors:	Investing in our common stock involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Summary of Risk Factors” section beginning on page 10 and “Risk Factors” section beginning on page 13 before deciding to invest in our common stock.

Dividend and Distribution Policy:	We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on our common stock in the foreseeable future, if at all. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

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Transfer Agent	Action Stock Transfer Corp.

Current symbol	OTCQB: MRZM.

Listing and proposed Nasdaq symbol:

We have filed an application to have the shares of common stock offered hereby listed on the Nasdaq Capital Market tier of Nasdaq under the symbol “MRZM.” Upon the closing of this offering, the Company expects to meet the Nasdaq Capital Market initial financial and liquidity requirements under the Nasdaq’s Equity Standard which takes into account stockholders’ equity, the market value of publicly held shares, operating history, the market value of listed securities, the number of publicly held shares and round lot (100 shares) shareholders, the number of market makers, and the closing bid price of the Company’s common stock. For a more detailed discussion of the Company’s proposed listing on the Nasdaq Capital Market, see “Market for Common Equity and Related Stockholder Matters – Proposed Listing on the Nasdaq Capital Market” below.

We cannot assure you that we will successfully complete this offering or meet the above referenced Nasdaq Capital Market listing standards and that our listing application with Nasdaq will be approved. The closing of this offering is contingent upon the successful listing of our common stock on the Nasdaq Capital Market.

Lock-up	We, all of our directors and officers and shareholders holding 5% or more of our outstanding common stock (or securities convertible or exercisable for our common stock) have agreed with the representative, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our common stock or securities convertible into or exercisable or exchangeable for our common stock for a period of six months after the closing of this offering. See “Underwriting” for more information.

(1)	The number of shares of common stock outstanding immediately following this offering is based on [ ] shares outstanding as of as of the date of this prospectus and excludes the following securities as of September 30, 2021:

●	3,772,817 shares of our common stock that have been approved by our board of directors for issuance upon the exercise of vested and unvested options granted to our officers, directors, employees and service providers pursuant to our Amended and Restated 2021 Stock Incentive Plan;

●	5,300,000 shares of our common stock reserved for issuance pursuant to our Amended and Restated 2021 Stock Incentive Plan, which is inclusive of the 3,772,817 shares issuable upon the exercise of vested and unvested options referred to above that will be issued under the Plan;

●	4,438,047 shares of our common stock issuable upon exercise of outstanding warrants;

●	1,174,945 shares of our common stock issuable upon exercise of outstanding convertible notes;

●	150,000 shares of common stock (172,500 shares of common stock if the representative’s over-allotment is exercised in full) underlying the representative’s warrants to be issued to the representative in connection with this offering; and

●	450,000 shares of common stock issuable upon the exercise of the representative’s over-allotment option.

(2)	The total number of shares of common stock outstanding after this offering is based on [ ] shares outstanding as of the date of this prospectus and an assumed public offering price of $5.00 per share (the midpoint of the price range set forth on the cover of this prospectus).

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Summary Financial Information

The following tables summarize certain financial data regarding our business and should be read in conjunction with our financial statements and related notes contained elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our summary financial data as of and for the years ended December 31, 2020 and 2019 are derived from our audited consolidated financial statements included elsewhere in this prospectus. Our summary financial data as of and for the nine months ended September 30, 2021 and 2020 are derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. All financial statements included in this prospectus are prepared and presented in accordance with generally accepted accounting principles in the United States of America, or GAAP. The summary financial information is only a summary and should be read in conjunction with the historical financial statements and related notes contained elsewhere herein. The financial statements contained elsewhere fully represent our financial condition and operations; however, they are not indicative of our future performance.

	Nine Months Ended September 30,		Years Ended December 31,
	2021	2020	2020	2019
	(unaudited)	(unaudited)
Revenues	$271,952	$124,985	$197,136	$-
Total operating expenses	6,152,335	3,096,309	5,996,739	1,058,039
Total operating loss	(5,880,383)	(2,971,324)	(5,799,603)	(1,058,039)
Total other income (expenses)	397,590	-	(45,450)	-
Net loss	(5,482,793)	(2,971,324)	(5,845,053)	(1,058,039)
Loss per share – basic and diluted	$(0.15)	$(0.13)	$(0.22)	$(0.05)
Weighted average number of shares of common stock – basic and diluted	35,928,188	23,161,329	26,373,982	19,805,959

	As of September 30,	As of December 31,
	2021	2020	2019
Balance Sheet Data	(unaudited)
Cash and cash equivalents	$16,673	$2,902,762	$90
Total current assets	163,354	3,106,077	90
Total assets	53,499,876	47,083,561	28,613,090
Total current liabilities	2,295,581	721,395	270,218
Total liabilities	13,262,418	1,795,933	270,218
Total stockholder’s equity	40,237,458	45,287,628	28,342,872
Total liabilities and stockholder’s equity	$53,499,876	$47,083,561	$28,613,090

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Summary of Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks summarized below. These risks are discussed more fully in the “Risk Factors” section immediately following this Prospectus Summary. These risks include, but are not limited to, the following:

Risks Related to Our Business

●	Misconduct of employees, subcontractors, agents and business partners could cause us to lose existing contracts or customers and adversely affect our ability to obtain new contracts and customers and could have a significant adverse impact on our business and reputation.

●	We have incurred losses since inception, anticipate that we will incur continued losses for the foreseeable future and our independent registered public accounting firm’s report, contained herein, includes an explanatory paragraph that expresses substantial doubt about our ability to continue as a going concern, indicating the possibility that we may not be able to operate in the future.

●	We have negative working capital.

●	We have a limited operational history.

●	We will need to increase the size of our operations.

●	If we fail to retain current members of our senior management, or to identify, attract, integrate and retain additional key personnel, our business will be harmed.

●	If we do not generate sufficient cash flow from operations in the future, we may not be able to fund our technology and product development efforts and acquisitions or fulfill our future obligations.

●	We will require substantial additional funding which may not be available to us on acceptable terms, or at all. Failing to raise the necessary additional capital could force us to delay, reduce, eliminate or abandon growth initiatives, development or commercialization of our technologies and products.

●	Acquisitions present many risks, and we may not realize the financial and strategic goals we anticipate at the time of an acquisition.

●	The medical device market is highly competitive, and we may not be able to effectively compete against other providers of medical devices, particularly those with greater resources.

●	against other providers of medical devices, particularly those with greater resources.

●	Our future performance may depend on the success of products we have not yet developed or acquired.

●	Our products may never achieve market acceptance.

●	We may delay or terminate the development or acquisition of a product at any time if we believe the perceived market or commercial opportunity does not justify further investment, which could materially harm our business.

●	Any products we may develop or acquire may become subject to unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives, thereby harming our business.

●	Product liability lawsuits against us could cause us to incur substantial liabilities and to limit commercialization of any products that we may develop or acquire.

●	We may not be able to protect or enforce our intellectual property rights, which could impair our competitive position.

●	Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information and may not adequately protect our intellectual property.

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●	We may be subject to intellectual property infringement claims by third parties which could be costly to defend, divert management’s attention and resources, and may result in liability.

●	Competitors may violate our intellectual property rights, and we may bring litigation to protect and enforce our intellectual property rights, which may result in substantial expense and may divert our attention from implementing our business strategy.

●	We will be dependent on third-party manufacturers since we will not initially directly manufacture our products.

●	We may be dependent on the sales and marketing efforts of third parties, both domestically and internally, if we choose not to develop an extensive sales and marketing staff.

●	Security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer.

●	Our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.

●	The COVID-19 pandemic could materially and adversely affect our ability to conduct clinical trials and engage with our third-party vendors and thereby have a material adverse effect on our financial results.

●	Our business, financial condition and results of operations could be adversely affected by the political and economic conditions of the countries in which we conduct business.

Risks Related to Government Regulation

●	Any products we may develop may not be approved for sale in the U.S. or in any other country.

●	Even if we receive regulatory approval for any product we may develop or acquire, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense and subject us to penalties if we fail to comply with applicable regulatory requirements.

●	Failure to obtain regulatory approvals in foreign jurisdictions will prevent us from marketing our products internationally.

●	Healthcare reform measures could hinder or prevent our products’ commercial success.

●	If we fail to comply with healthcare regulations, we could face substantial penalties and our business, operations and financial condition could be adversely affected.

Risks Related to This Offering and Ownership of Our Common Stock

●	Management identified material weaknesses in our internal controls, and failure to remediate them or any future ineffectiveness of internal controls could have a material adverse effect on the Company’s business and the price of its common stock.

●	If we continue to fail to comply with the rules under the Sarbanes-Oxley Act of 2002 related to disclosure controls and procedures, or, if we discover additional material weaknesses and other deficiencies in our internal control and accounting procedures, our stock price could decline significantly and raising capital could be more difficult.

●	Our common stock could continue to be volatile, and you could lose the value of your investment..

●	Our common stock is quoted on the OTCQB tier of OTC Markets Group, Inc., which may have an unfavorable impact on our stock price and liquidity. Our common stock may not be eligible for listing on a national securities exchange.

●	We cannot predict the extent to which an active public trading market for our common stock will develop or be sustained. If an active public trading market does not develop or cannot be sustained, you may be unable to liquidate your investment in our common stock.

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●	We may not be able to satisfy listing requirements of the Nasdaq Capital Market or obtain or maintain a listing of our common stock.

●	In the event that our common stock is delisted from Nasdaq, U.S. broker-dealers may be discouraged from effecting transactions in shares of our common stock because they may be considered penny stock and thus be subject to the penny stock rules.

●	Substantial future sales of our common stock, or the perception in the public markets that these sales may occur, may depress our stock price. Also, future issuances of our common stock or rights to purchase common stock could result in additional dilution of the percentage ownership of our stockholders and could cause our share price to fall.

●	We have broad discretion in the use of the net proceeds from this offering, and our use of the offering proceeds may not yield a favorable return on your investment.

●	We have never paid cash dividends on our stock and do not intend to pay dividends for the foreseeable future.

●	Raising additional capital may adversely affect your rights as shareholders, restrict our operations or require us to relinquish rights to our technologies or medical devices.

●	We are a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

●	As a “smaller reporting company,” we may at some time in the future choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public shareholders.

●	We may be at risk of securities class action litigation.

●	If securities or industry analysts do not publish research or reports about our business, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

●	Investors in this offering will experience immediate and substantial dilution.

●	Our articles of incorporation, bylaws and Nevada law have anti-takeover provisions that could discourage, delay or prevent a change in control, which may cause our stock price to decline.

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RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in this prospectus, before purchasing our common stock. We have listed below (not necessarily in order of importance or probability of occurrence) what we believe to be the most significant risk factors applicable to us, but they do not constitute all of the risks that may be applicable to us. Any of the following factors could harm our business, financial condition, results of operations or prospects, and could result in a partial or complete loss of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section titled “Cautionary Statement Regarding Forward-Looking Statements”.

Risks Related to Our Business

Misconduct of employees, subcontractors, agents and business partners could cause us to lose existing contracts or customers and adversely affect our ability to obtain new contracts and customers and could have a significant adverse impact on our business and reputation.

On January 28, 2022, we filed a Complaint in the Circuit Court of the Fifteenth Judicial Circuit in and for Palm Beach County, Florida, case number 50-2022-CA-000859-XXX-MB, against Amy Chandler (the “Chandler Complaint”). The Chandler Complaint seeks damages for breach of fiduciary duty, breach of contract, negligence, conversion, and civil theft. The Chandler Complaint alleged that, approximately two months before her resignation in September 2021, Ms. Chandler intentionally and recklessly took affirmative actions to cancel the CE certificate required by European Union regulations in order for Marizyme and its subsidiary, Somahlution, LLC, to ship and distribute certain products to/within the European Union, and disregarded her fiduciary duty to Marizyme and responsibilities as its former Executive Vice President for Regulatory Affairs and Quality Management Systems. As a result, the Chandler Complaint alleged that Ms. Chandler’s actions caused significant disruption and damage to Marizyme’s business, including, but not limited to, financial damages and damage to Marizyme’s reputation and business relationships. The Chandler Complaint further alleged that prior to her last day, Ms. Chandler stole confidential, proprietary files governing Marizyme’s quality management system, which were required for essential internal business operations, and that Marizyme incurred significant costs to recreate these files. The Chandler Complaint alleged damages in excess of thirty thousand dollars ($30,000.00), exclusive of interest, attorneys’ fees, and costs.

Although we had obtained a CE Certificate to market DuraGraft in the European Union under the Company’s name in May 2021, prior to the cancellation of the CE Certificate to market DuraGraft in the European Union under the name of our subsidiary, we have been unable to make labeling changes of DuraGraft that would be required to reinitiate the marketing and distribution of DuraGraft under the Company’s name. As a result of having to restore our quality management system and relabel DuraGraft, we were compelled to hire, at significant cost, two full-time quality consultants in November 2021. Orders of our DuraGraft product have also been delayed for over nine months. We believe that our distributors have lost trust in our ability to deliver DuraGraft as a result. Although no orders have been cancelled, we have suffered a delay in revenue and lost revenue over at least the preceding nine months. We expect that, at the earliest, we will be able to ship correctly-labeled DuraGraft in April 2022, but it may take a minimum of three to six months additional to restore the trust of our distributors and recapture market momentum.

Future potential misconduct could include fraud, theft of trade secrets, corporate sabotage, or other improper activities such as falsifying time or other records and violations of laws. Other examples could include the failure to comply with our policies and procedures or with foreign, federal, state or local government procurement regulations, regulations regarding the use and safeguarding of classified or other protected information, legislation regarding the pricing of labor and other costs in government contracts, laws and regulations relating to environmental, health or safety matters, bribery of foreign government officials, import-export control, lobbying or similar activities, and any other applicable laws or regulations. Any such misconduct could result in claims, remediation costs, regulatory sanctions against us, loss of current and future customers or contracts and serious harm to our reputation. Although we have implemented policies, procedures and controls to prevent and detect these activities, these precautions have not in the past and may not prevent all misconduct, and as a result, we could face unknown risks or losses. Our failure to comply with applicable laws or regulations as a result of the misconduct by any of our employees, subcontractors, agents or business partners could damage our reputation, force us to expend significant resources to address and cure such misconduct, delay, disrupt or fatally undermine our business plans and operations, and subject us to fines and penalties, restitution or other damages, loss of regulatory clearance, loss of current and future customer contracts, any of which could irreparably and materially adversely affect our business, reputation and our future results.

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We have incurred losses since inception, anticipate that we will incur continued losses for the foreseeable future and our independent registered public accounting firm’s report, contained herein, includes an explanatory paragraph that expresses substantial doubt about our ability to continue as a going concern, indicating the possibility that we may not be able to operate in the future.

As of September 30, 2021, we had an accumulated deficit of $42,308,427. We expect to incur significant and increasing operating losses for the next several years as we expand our acquisition efforts, continue clinical trials, acquire, or license technologies, advance other medical devices into clinical development, complete clinical trials, seek regulatory approval and, if we receive FDA approval, commercialize our products. Primarily because of our losses incurred to date, our expected continued future losses, and limited cash balances, our independent registered public accounting firm has included in its report an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is contingent upon, among other factors, the sale of the shares of our common stock or obtaining alternate financing. We cannot provide any assurance that we will be able to raise additional capital.

If we are unable to secure additional capital, we may be required to curtail our research and development initiatives and take additional measures to reduce costs in order to conserve our cash in amounts sufficient to sustain operations and meet our obligations. These measures could cause significant delays in our clinical and regulatory efforts, which are critical to the realization of our business plan. The accompanying financial statements do not include any adjustments that may be necessary should we be unable to continue as a going concern. It is not possible for us to predict currently the potential success of our business. The revenue and income potential of our proposed business and operations are currently unknown. If we cannot continue as a viable entity, you may lose some or all your investment in our company.

We have negative working capital.

Our net working capital (current assets less current liabilities) was a negative $2,132,227 at September 30, 2021. Additionally, any significant declines in our revenues could result in decreases in our working capital, which would further reduce our cash balances. Our failure to generate sufficient revenues or profits or to obtain additional financing or raise additional capital could have a material adverse effect on our operations and on our ability to meet our obligations as they become due. The occurrence of any of the foregoing risks would have a material adverse effect on our financial results, business and prospects.

We have a limited operational history.

We have a limited history upon which an evaluation of our prospects and future performance can be made. Our ongoing and proposed operations are subject to all business risks associated with new enterprises. The likelihood of our success must be considered considering the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the expansion of a business operation in an emerging industry, and the continued development of advertising, promotions, and a corresponding customer base. There is a possibility that we could sustain losses in the future, and there are no assurances that we will ever operate profitably.

We will need to increase the size of our organization.

We are a small company with 13 full-time employees and three full-time consultants as of February 14, 2022. To execute our business plan, including the future conducting of clinical trials and the expected commercialization of our medical devices, we will need to expand our employee base for managerial, operational, financial, and other resources. Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate additional employees. Over the next 12 months, depending on the progress of our acquisition efforts and future planned business development and capital raising efforts, we plan to add additional employees to assist us with our development programs. Our future financial performance and our ability to commercialize our products and devices and to compete effectively will depend, in part, on our ability to manage any future growth effectively. To that end, we must be able to:

●	manage development efforts effectively;

●	manage any future clinical trials effectively;

●	integrate additional management, administrative, manufacturing and sales and marketing personnel;

●	maintain sufficient administrative, accounting and management information systems and controls; and

●	hire and train additional qualified personnel.

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We may not be able to accomplish these tasks, and our failure to accomplish any of them could harm our financial results and impact our ability to achieve development milestones.

If we fail to retain current members of our senior management, or to identify, attract, integrate and retain additional key personnel, our business will be harmed.

In order to develop our medical devices, we need to retain or attract certain personnel, consultants or advisors with experience in medical device development activities that include a number of disciplines, including research and development, clinical trials, medical matters, government regulation medical devices, manufacturing, formulation and chemistry, business development, accounting, finance, regulatory affairs, human resources and information systems. We are highly dependent upon our senior management and consultants. The loss of services of one or more of our members of senior management could delay or prevent the successful completion of our planned product development or the commercialization of medical devices.

Our success depends in part on our continued ability to attract, retain and motivate highly qualified management, clinical and scientific personnel and on our ability to develop and maintain important relationships with leading academic institutions, clinicians, and scientists. The competition for qualified personnel in medical device field is intense. We will need to hire additional personnel as we expand our product development and commercial activities. While, generally, we have not had difficulties recruiting qualified individuals, to date, we may not be able to attract and retain quality personnel on acceptable terms given the competition for such personnel among medical device and other life science companies. With the acquisition of My Health Logic, we have engaged a new Chief Executive Officer, Chief Financial Officer and Vice President of Finance. If we are not able to retain these individuals in their current functions, we may not be able to execute our business plan and maximize our growth strategy, to the detriment of our business. Additionally, the Company does not carry key person life insurance. If we lose any key managers or employees or are unable to attract and retain qualified key personnel, directors, advisors or consultants, the development of our medical devices could be delayed or terminated, and our business may be harmed.

If we do not generate sufficient cash flow from operations in the future, we may not be able to fund our product development efforts and acquisitions or fulfill our future obligations.

Our ability to generate sufficient cash flow from operations to fund our operations and product development efforts, including the payment of cash consideration in acquisitions and the payment of our other obligations, depends on a range of economic, competitive, and business factors, many of which are outside of our control. We cannot assure you that our business will generate sufficient cash flow from operations, or that we will be able to liquidate our investments, repatriate cash and investments held in our overseas subsidiaries, sell assets, or raise equity or debt financings when needed or desirable. An inability to fund our operations or fulfill outstanding obligations could have a material adverse effect on our business, financial condition, and results of operations. For further information, please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.”

We will require substantial additional funding which may not be available to us on acceptable terms, or at all. Failing to raise the necessary additional capital could force us to delay, reduce, eliminate or abandon growth initiatives, development or commercialization of our technologies and products.

We estimate that our current cash and cash equivalents, along with the net proceeds from this offering, will be sufficient for us to fund our operating expenses and capital expenditure requirements through December 2023. Without giving effect to the anticipated net proceeds from this offering, our existing capital resources are not sufficient to meet our projected operating requirements beyond December 2022. The net proceeds from this offering may remove such doubt regarding our ability to continue as a going concern. We have based this estimate on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we currently expect. We expect to significantly increase our spending to advance the development of our medical devices and launch and commercialize any medical devices for which we receive regulatory approval. This might include the possibility of building our own marketing and sales organizations to address certain markets if we fail to identify and engage third-party organizations that can perform these services for us.

We will require additional capital for the further development and commercialization of our technologies and products, as well as to fund our other operating expenses and capital expenditures. Our future capital requirements will depend on many factors, including:

●	the progress of our product development programs;

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●	the number of technologies and products we pursue;

●	the time and costs involved in obtaining regulatory approvals;

●	the costs involved in filing and prosecuting patent applications and enforcing or defending patent claims;

●	our plans to establish sales, marketing and/or manufacturing capabilities;

●	the effect of competing technological and market developments;

●	the terms and timing of any collaborative, licensing, and other arrangements that we may establish;

●	general market conditions for offerings from life science companies;

●	our ability to establish, enforce and maintain selected strategic alliances and activities required for technology and product commercialization; and

●	our revenues, if any, from successful development and commercialization of our technologies and products.

In order to carry out our business plans and implement our strategy, we anticipate that we will need to obtain additional financing from time to time and may choose to raise additional funds through strategic collaborations, licensing arrangements, public or private equity or debt financing, bank lines of credit, asset sales, government grants, or other arrangements. We cannot be sure that any additional funding, if needed, will be available on terms favorable to us or at all. Furthermore, any additional equity or equity-related financing may be dilutive to our stockholders, and debt or equity financing, if available, may subject us to restrictive covenants and significant interest costs. If we obtain funding through a strategic collaboration or licensing arrangement, we may be required to relinquish our rights to certain of our medical device or marketing territories. Our inability to raise capital when needed would harm our business, financial condition, and results of operations, and could cause our stock price to decline or require that we wind down our operations altogether.

Acquisitions present many risks, and we may not realize the financial and strategic goals we anticipate at the time of an acquisition.

Our growth is dependent upon market growth, our ability to enhance existing products, and our ability to introduce new products and services on a timely basis. In recent years, we have addressed and intend to continue to address the need to develop new products and services and enhance existing products through acquisitions of other companies, product lines and/or technologies. However, acquisitions, including those of high-technology companies, are inherently risky. We cannot provide any assurance that any of our acquisitions or future acquisitions will be successful in helping us reach our financial and strategic goals. The risks we commonly encounter in undertaking, managing, and integrating acquisitions are:

●	an uncertain revenue and earnings stream from the acquired company, which could dilute our earnings;

●	difficulties and delays in integrating the personnel, operations, technologies, products, and systems of the acquired companies;

●	our ongoing business may be disrupted, and our management’s attention may be diverted by acquisition, transition, or integration activities;

●	the need to implement controls, procedures, and policies appropriate for a larger public company at companies that prior to acquisition had lacked such controls, procedures, and policies;

●	difficulties managing or integrating an acquired company’s technologies or lines of business;

●	potential difficulties in completing projects associated with purchased in-process research and development;

●	entry into markets in which we have no or limited direct prior experience and where competitors have stronger market positions, and which are highly competitive;

●	the potential loss of key employees of the acquired company;

●	potential difficulties integrating the acquired products and services into our sales channel;

●	assuming pre-existing contractual relationships of an acquired company that we would not have otherwise entered the termination or modification of which may be costly or disruptive to our business;

●	being subject to unfavorable revenue recognition or other accounting treatment because of an acquired company’s practices; and

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●	intellectual property claims or disputes.

Our failure to manage growth effectively and successfully integrate acquired assets and/or companies due to these or other factors could have a material adverse effect on our business, results of operations and financial condition. In addition, we may not have the opportunity to make suitable acquisitions on favorable terms in the future, which could negatively impact the growth of our business. We expect that other companies in our industry will compete with us to acquire compatible businesses. This competition could increase prices for businesses and technologies that we would likely pursue, and our competitors may have greater resources than we do to complete these acquisitions.

The medical device market is highly competitive, and we may not be able to effectively compete against other providers of medical devices, particularly those with greater resources.

We expect to face intense competition from companies with dominant market positions in the medical device industry. These competitors have significantly greater financial, technical, marketing and other resources than we have and may be better able to:

●	respond to new technologies or technical standards;

●	react to changing customer requirements and expectations;

●	acquire other companies to gain new technologies or products that may displace our products;

●	manufacture, market and sell products;

●	acquire, prosecute, enforce and defend patents and other intellectual property;

●	devote resources to the development, production, promotion, support and sale of products; and

●	deliver a broad range of competitive products at lower prices.

We expect competition in the markets in which we participate to continue to increase as existing competitors improve or expand their product offerings.

Our future performance may depend on the success of products we have not yet developed or acquired.

Technology is an important component of our business and growth strategy, and our success depends on the development, implementation and acceptance of our products. Commitments to develop new products must be made well in advance of any resulting sales, and technologies and standards may change during development, potentially rendering our products outdated or uncompetitive before their introduction. Our ability to develop products to meet evolving industry requirements and at prices acceptable to our customers will be significant factors in determining our competitiveness. We may expend considerable funds and other resources on the development of our products without any guarantee that these products will be successful. If we are not successful in bringing one or more products to market, whether because we fail to address marketplace demand, fail to develop viable technologies or otherwise, our revenues may decline and our results of operations could be seriously harmed.

Our products may never achieve market acceptance.

Our ability to generate revenues from product sales and to achieve profitability will depend upon our ability to successfully commercialize our products. Because we have not yet begun to offer any of our products for sale in the U.S. and have limited sales of DuraGraft overseas, we have no basis to predict whether any of our products will achieve market acceptance. A number of factors may limit the market acceptance of any of our products, including:

●	the timing of regulatory approvals of our products and market entry compared to competitive products;

●	the effectiveness of our products, including any potential side effects, as compared to alternative treatments;

●	the rate of adoption of our products by hospitals, doctors and nurses and acceptance by the health care community;

●	the competitive features of our products, including price, as compared to other similar products;

●	the availability of insurance or other third-party reimbursement, such as Medicare, for patients using our products;

●	the extent and success of our marketing efforts and those of our collaborators; and

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●	unfavorable publicity concerning our products or similar products.

We may delay or terminate the development or acquisition of a product at any time if we believe the perceived market or commercial opportunity does not justify further investment, which could materially harm our business.

Even though the results of preclinical studies and clinical trials that we have conducted or may conduct in the future may support further development of one or more of our products, we may delay, suspend or terminate the future development or acquisition of a product at any time for strategic, business, financial or other reasons, including the determination or belief that the emerging profile of the product is such that it may not receive FDA approval, gain meaningful market acceptance, generate a significant return to stockholders, or otherwise provide any competitive advantages in its intended indication or market.

Any products we may develop or acquire may become subject to unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives, thereby harming our business.

The regulations that govern marketing approvals, pricing and reimbursement for new products vary widely from country to country. Some countries require approval of the sale price of a product before it can be marketed. In many countries, the pricing review period begins after marketing approval is granted. In some foreign markets, pricing remains subject to continuing governmental control even after initial approval is granted. As a result, we might obtain regulatory approval for a product in a particular country, but then be subject to price regulations that delay our commercial launch of the product and negatively impact the revenue we are able to generate from the sale of the product in that country. Adverse pricing limitations may hinder our ability to recoup our investment in one or more other products we may develop, even if other products we may develop or acquire obtain regulatory approval. Pressure from social activist groups and future government regulations, whose goal it is to reduce the cost of medical devices, particularly in less developed nations, also may result in downward pressure on the prices of our product.

Our ability to commercialize any products we may develop or acquire successfully also will depend in part on the extent to which reimbursement for these products and related treatments becomes available from government health administration authorities, private health insurers and other organizations. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which treatments they will pay for and establish reimbursement levels. A primary trend in the U.S. healthcare industry and elsewhere is cost containment. Government authorities and these third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular treatments. We cannot be sure that reimbursement will be available for any product that we commercialize and, if reimbursement is available, what the level of reimbursement will be. Reimbursement may impact the demand for, or the price of, any product for which we obtain marketing approval. If reimbursement is not available or is available only to limited levels, we may not be able to successfully commercialize any product that we successfully develop.

Moreover, eligibility for reimbursement does not imply that any product will be paid for in all cases or at a rate that covers our costs, including research, development, acquisition, manufacture, sale and distribution. Payment rates may vary according to the use of the product and the clinical setting in which it is used, may be based on payments allowed for lower cost products that are already reimbursed and may be incorporated into existing payments for other services. Net prices for products may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of products from countries where they may be said at lower prices than in the U.S. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement policies. Our inability to promptly obtain coverage and profitable payment rates from both government funded and private payors could have a material adverse effect on our operating results, our ability to raise capital needed to commercialize products and our overall financial condition. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product to other available therapies. Our business could be materially harmed if reimbursement of any products we may develop, if any, is unavailable or limited in scope or amount or if pricing is set at unsatisfactory levels.

Product liability lawsuits against us could cause us to incur substantial liabilities and to limit commercialization of any products that we may develop or acquire.

We face an inherent risk of product liability exposure related to the sale of any products we may develop or acquire. The marketing, sale and use of any products we may develop or acquire could lead to the filing of product liability claims against us if someone alleges that our products failed to perform as designed. We may also be subject to liability for a misunderstanding of, or inappropriate reliance upon, the information we provide. If we cannot successfully defend ourselves against claims that any product we may develop or acquire caused injuries, we may incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

●	decreased demand for our products;

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●	injury to our reputation and significant negative media attention;

●	withdrawal of patients from clinical studies or cancellation of studies;

●	significant costs to defend the related litigation and distraction to our management team;

●	substantial monetary awards to patients;

●	loss of revenue; and

●	the inability to commercialize any products that we may develop or acquire.

In addition, insurance coverage is increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise.

We may not be able to protect or enforce our intellectual property rights, which could impair our competitive position.

Our success depends significantly on our ability to protect our rights to the patents, trademarks, trade secrets, copyrights and all the other intellectual property rights used, or expected to be used, in our products. Protecting intellectual property rights is costly and time consuming. We rely primarily on patent protection and trade secrets, as well as a combination of copyright and trademark laws and nondisclosure and confidentiality agreements to protect our technology and intellectual property rights. However, these legal means afford only limited protection and may not adequately protect our rights or permit us to gain or maintain any competitive advantage. Despite our intellectual property rights practices, it may be possible for a third party to copy or otherwise obtain and use our technology without authorization, develop similar technology independently or design around our patents.

We cannot be assured that any of our pending patent applications will result in the issuance of a patent to us. The U.S. Patent and Trademark Office, or PTO, may deny or require significant narrowing of claims in our pending patent applications, and patents issued as a result of the pending patent applications, if any, may not provide us with significant commercial protection or be issued in a form that is advantageous to us. We could also incur substantial costs in proceedings before the PTO. Patents that may be issued to or licensed by us in the future may expire or may be challenged, invalidated or circumvented, which could limit our ability to stop competitors from marketing related technologies. Upon expiration of our issued or licensed patents, we may lose some of our rights to exclude others from making, using, selling or importing products using the technology based on the expired patents. There is no assurance that competitors will not be able to design around our patents. We also rely on unpatented proprietary technology. We cannot assure you that we can meaningfully protect all our rights in our unpatented proprietary technology or that others will not independently develop substantially equivalent proprietary products or processes or otherwise gain access to our unpatented proprietary technology.

Further, we may not be able to obtain patent protection or secure other intellectual property rights in all the countries in which we operate, and under the laws of such countries, patents and other intellectual property rights may be unavailable or limited in scope. If any of our patents fails to protect our technology, it would make it easier for our competitors to offer similar products. Our trade secrets may be vulnerable to disclosure or misappropriation by employees, contractors and other persons. Any inability on our part to adequately protect our intellectual property may have a material adverse effect on our business, financial condition and results of operations.

We seek to protect our know-how and other unpatented proprietary technology with confidentiality agreements and/or intellectual property assignment agreements with our team members, independent distributors and consultants. However, such agreements may not be enforceable or may not provide meaningful protection for our proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements or in the event that our competitors discover or independently develop similar or identical designs or other proprietary information. In addition, we intend to rely on the use of registered and common law trademarks with respect to the brand names of some of our products. Common law trademarks provide less protection than registered trademarks. Loss of rights in our trademarks could adversely affect our business, financial condition and results of operations.

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Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information and may not adequately protect our intellectual property.

We rely on trade secrets to protect our technology, especially where we do not believe patent protection is obtainable, or prior to us filing patent applications on inventions we may make from time to time. However, trade secrets are difficult to protect. In order to protect our proprietary technology and processes, we also rely in part on confidentiality and intellectual property assignment agreements with our corporate partners, employees, consultants, outside scientific collaborators and sponsored researchers and other advisors. These agreements may not effectively prevent disclosure of confidential information nor result in the effective assignment to us of intellectual property and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information or other breaches of the agreements. In addition, others may independently discover our trade secrets and proprietary information, and in such case, we could not assert any trade secret rights against such party. Enforcing a claim that a third-party illegally obtained and is using our trade secrets is difficult, expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the U.S. may be less willing to protect trade secrets. Costly and time-consuming litigation could be necessary to seek to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

We may be subject to intellectual property infringement claims by third parties which could be costly to defend, divert management’s attention and resources, and may result in liability.

The medical device and life science industry is characterized by vigorous protection and pursuit of intellectual property rights. Companies in the medical device and life science industry have used intellectual property litigation to gain a competitive advantage in the marketplace. From time to time, third parties may assert against us their patent, copyright, trademark and other intellectual property rights relating to technologies that are important to our business. Searching for existing intellectual property rights may not reveal important intellectual property and our competitors may also have filed for patent protection, which is not publicly-available information, or claimed trademark rights that have not been revealed through our availability searches. We may be subject to claims that our team members have disclosed, or that we have used, trade secrets or other proprietary information of our team members’ former employers. Our efforts to identify and avoid infringing on third parties’ intellectual property rights may not always be successful. Any claims that our products or processes infringe these rights, regardless of their merit or resolution, could be costly, time consuming and may divert the efforts and attention of our management and technical personnel. In addition, we may not prevail in such proceedings given the complex technical issues and inherent uncertainties in intellectual property litigation.

Any claims of patent or other intellectual property infringement against us, even those without merit, could:

●	increase the cost of our products;

●	be expensive and/or time consuming to defend;

●	result in our being required to pay significant damages to third parties;

●	force us to cease making or selling products that incorporate the challenged intellectual property;

●	require us to redesign, reengineer or rebrand our products and technologies;

●	require us to enter into royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property on terms that may not be favorable or acceptable to us;

●	require us to develop alternative non-infringing technology, which could require significant effort and expense;

●	require us to indemnify third parties pursuant to contracts in which we have agreed to provide indemnification for intellectual property infringement claims;

●	result in our customers or potential customers deferring or limiting their purchase or use of the affected products impacted by the claims until the claims are resolved; and

●	otherwise have a material adverse effect on our business, financial condition and results of operations.

Any of the foregoing could affect our ability to compete or have a material adverse effect on our business, financial condition and results of operations.

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Competitors may violate our intellectual property rights, and we may bring litigation to protect and enforce our intellectual property rights, which may result in substantial expense and may divert our attention from implementing our business strategy.

We believe that the success of our business will depend, in significant part, on obtaining patent protection for our products and technologies, defending our patents and preserving our trade secrets. Our failure to pursue any potential claim could result in the loss of our proprietary rights and harm our position in the marketplace. Therefore, we may be forced to pursue litigation to enforce our rights. Future litigation could result in significant costs and divert the attention of our management and key personnel from our business operations and the implementation of our business strategy.

We will be dependent on third-party manufacturers since we will not initially directly manufacture our products.

Initially, we will not directly manufacture our products and will rely on third parties to do so for us. If our manufacturing and distribution agreements are not satisfactory, we may not be able to develop or commercialize products as planned. In addition, we may not be able to contract with third parties to manufacture our products in an economical manner. Furthermore, third-party manufacturers may not adequately perform their obligations, may delay clinical development or submission of products for regulatory approval or otherwise may impair our competitive position. We may not be able to enter into or maintain relationships with manufacturers who have the capacities to meet our manufacturing needs, master the manufacturing processes required for our products, and comply with good manufacturing practices. If a product manufacturer fails to comply with good manufacturing practices, we could experience significant time delays or we may be unable to commercialize or continue to market the products. Changes in our manufacturers could require costly new product testing and facility compliance inspections. In the United States, failure to comply with good manufacturing practices or other applicable legal requirements can lead to federal seizure of violative products, injunctive actions brought by the federal government, and potential criminal and civil liability on the part of a company and its officers and employees. Because of these and other factors, we may not be able to replace our manufacturing capacity quickly or efficiently in the event that our manufacturers are unable to manufacture our products at one or more of their facilities.

We have no experience in large-scale product manufacturing, nor do we have the resources or facilities to manufacture our products. We cannot guarantee that we or our third-party manufacturers will be able to increase capacity in a timely or cost-effective manner, or at all. Delays in providing or increasing production or processing capacity could result in additional expense or delays in our clinical trials, regulatory submissions and commercialization of our products.

As a result of these factors, the sale and marketing of our products could be delayed or we could be forced to develop our own manufacturing capacity, which could require substantial additional funds and personnel and compliance with extensive regulations.

We may be dependent on the sales and marketing efforts of third parties, both domestically and internationally, if we choose not to develop an extensive sales and marketing staff.

Initially, we will depend on the efforts of third parties (including sales agents and distributors) to carry out the sales and marketing of our products, both domestically and internationally. We currently have distribution partners internationally for DuraGraft, which we expect to continue to work with in the future. We anticipate that each third party will control the amount and timing of resources generally devoted to these activities. However, these third parties may not be able to generate demand for our products. In addition, there is a risk that these third parties will develop products competitive to ours, which would likely decrease their incentive to vigorously promote and sell our products. If we are unable to enter into co-promotion agreements or to arrange for third-party distribution of our products, we will be required to expend time and resources to develop an effective internal sales force. However, it may not be economical for us to market our own products or we may be unable to effectively market our products. Therefore, our business could be harmed if we fail to enter into arrangements with third parties for the sales and marketing of our products or otherwise fail to establish sufficient marketing capabilities.

Security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer.

In the ordinary course of our business, we collect and store sensitive data, including intellectual property, our proprietary business information and that of our suppliers and business partners, as well as personally identifiable information of clinical trial participants and employees. Similarly, our business partners and third-party providers possess certain of our sensitive data. The secure maintenance of this information is critical to our operations and business strategy. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance, or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost, or stolen. Any such access, disclosure, or other loss of information, including our data being breached at our business partners or third-party providers, could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, disrupt our operations, and damage our reputation which could adversely affect our business.

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Our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.

Natural disasters could severely disrupt our operations or the operations of manufacturing facilities and have a material adverse effect on our business, financial condition, results of operations and prospects. If a natural disaster, power outage or other event occurred that prevented us from using all or a significant portion of our headquarters, that damaged critical infrastructure, such as manufacturing facilities, or that otherwise disrupted operations, it may be difficult or, in certain cases, impossible for us to continue our business for a substantial period of time. The disaster recovery and business continuity plans that we have in place currently are limited and may not prove adequate in the event of a serious disaster or similar event. We are in the early stages of constructing an additional manufacturing facility and establishing a relationship with a third-party contract manufacturer as a back-up supplier for the commercial supply of our products, if necessary, but there is no assurance that we will establish such a relationship in a timely manner, on acceptable terms, or at all. We may incur substantial expenses as a result of the limited nature of our disaster recovery and business continuity plans, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

The COVID-19 pandemic could materially and adversely affect our ability to conduct clinical trials and engage with our third-party vendors and thereby have a material adverse effect on our financial results.

The FDA has indicated that the staff of the Center for Biologics Evaluation and Research continue to operate according to historical timelines despite the allocation of substantial resources to address the COVID-19 pandemic. The FDA has noted, however, that its current levels of performance may be impacted by the workload created by COVID-19 activities. It is possible that the FDA could prioritize and shift more resources to COVID-19 activities in the future, which could delay future meetings or preclude in-person meetings with the FDA regarding next-phase clinical study design for our medical device product candidates, and thus could delay their development programs. Any decision by the FDA to delay or refuse meeting with us or to limit communications with us in light of COVID-19 could have a material adverse effect on our scheduled clinical trials, which could increase our operating expenses and have a material adverse effect on our financial results.

Furthermore, third-party vendors, such as contracted manufacturing, testing or research organizations, could also be impacted by COVID-19, which could result in unavoidable delays and/or increases in our operating costs. If we are unable to obtain our devices in sufficient quantity and in a timely manner, the development and testing of our medical devices may be delayed or become infeasible, and regulatory approval or commercial launch of any of our medical devices may be delayed or not obtained, which could significantly harm our business.

The extent to which the COVID-19 pandemic may impact our device development and our dealings with vendors will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the duration of the outbreak, the severity of COVID-19, the impact of COVID-19 variants, and the effectiveness of actions to prevent transmission, contain the virus and treat those who have contracted COVID-19.

Our business, financial condition and results of operations could be adversely affected by the political and economic conditions of the countries in which we conduct business.

Our business, financial condition and results of operations could be adversely affected by the political and economic conditions of the countries in which we conduct business. These factors include:

●	challenges associated with cultural differences, languages and distance;

●	differences in clinical practices, needs, products, modalities and preferences;

●	longer payment cycles in some countries;

●	credit risks of many kinds;

●	legal and regulatory differences and restrictions;

●	currency exchange fluctuations;

●	foreign exchange controls that might prevent us from repatriating cash earned in certain countries;

●	political and economic instability and export restrictions;

●	variability in sterilization requirements for multi-usage surgical devices;

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●	potential adverse tax consequences;

●	higher cost associated with doing business internationally;

●	challenges in implementing educational programs required by our approach to doing business;

●	negative economic developments in economies around the world and the instability of governments, including the threat of war, terrorist attacks, epidemic or civil unrest;

●	adverse changes in laws and governmental policies, especially those affecting trade and investment;

●	pandemics, such as COVID-19, the ebola virus, the enterovirus and the avian flu, which may adversely affect our workforce as well as our local suppliers and customers;

●	import or export licensing requirements imposed by governments;

●	differing labor standards;

●	differing levels of protection of intellectual property;

●	the threat that our operations or property could be subject to nationalization and expropriation;

●	varying practices of the regulatory, tax, judicial and administrative bodies in the jurisdictions where we operate; and

●	potentially burdensome taxation and changes in foreign tax.

Risks Related to Government Regulation

Any products we may develop may not be approved for sale in the U.S. or in any other country.

Neither we nor any future collaboration partner can commercialize any products we may develop in the U.S. or in any foreign country without first obtaining regulatory approval for the product from the FDA or comparable foreign regulatory authorities. The approval route in the U.S. for any products we may develop will be through a De Novo pathway, or traditional 510(k). The approval process may take several years to complete, and approval may never be obtained. Before obtaining regulatory approvals for the commercial sale of any product we may develop in the U.S., we must demonstrate with substantial evidence, gathered in preclinical and well-controlled clinical studies, that the planned product is safe and effective for use for that target indication. We may not conduct such a trial or may not successfully enroll or complete any such trial. Any products we may develop may not achieve the required primary endpoint in the clinical trial and may not receive regulatory approval. We must also demonstrate that the manufacturing facilities, processes and controls for any products we may develop are adequate. Moreover, obtaining regulatory approval in one country for marketing of any products we may develop does not ensure we will be able to obtain regulatory approval in other countries, while a failure or delay in obtaining regulatory approval in one country may have a negative effect on the regulatory process in other countries.

Even if we or any future collaboration partner were to successfully obtain a regulatory approval for any product we may develop, any approval might contain significant limitations related to use restrictions for specified age groups, warnings, precautions or contraindications, or may be subject to burdensome post-approval study or risk management requirements. If we are unable to obtain regulatory approval for any products we may develop in one or more jurisdictions, or any approval contains significant limitations, we may not be able to obtain sufficient revenue to justify commercial launch. Also, any regulatory approval of a product, once obtained, may be withdrawn. If we are unable to successfully obtain regulatory approval to sell any products we may develop in the U.S. or other countries, our business, financial condition, results of operations and growth prospects could be adversely affected.

Even if we receive regulatory approval for any product we may develop or acquire, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense and subject us to penalties if we fail to comply with applicable regulatory requirements.

Once regulatory approval has been obtained, the approved product and its manufacturer are subject to continual review by the FDA or non-U.S. regulatory authorities. Our regulatory approval for any products we may develop or acquire may be subject to limitations on the indicated uses for which the product may be marketed. Future approvals may contain requirements for potentially costly post-marketing follow-up studies to monitor the safety and efficacy of the approved product. In addition, we are subject to extensive and ongoing regulatory requirements by the FDA and other regulatory authorities with regard to the labeling, packaging, adverse event reporting, storage, advertising, promotion and recordkeeping for our products. In addition, we are required to comply with cGMP regulations regarding the manufacture of any products we may develop or acquire, which include requirements related to quality control and quality assurance as well as the corresponding maintenance of records and documentation. Further, regulatory authorities must approve these manufacturing facilities before they can be used to manufacture products, and these facilities are subject to continual review and periodic inspections by the FDA and other regulatory authorities for compliance with cGMP regulations. If we or a third party discover previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory authority may impose restrictions on that product, the manufacturer or us, including requiring withdrawal of the product from the market or suspension of manufacturing.

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Failure to obtain regulatory approvals in foreign jurisdictions will prevent us from marketing our products internationally.

We intend to seek distribution and marketing partners for one or more of the products in foreign countries. The approval procedures vary among countries and can involve additional clinical testing, and the time required to obtain approval may differ from that required to obtain FDA approval. Moreover, clinical studies or manufacturing processes conducted in one country may not be accepted by regulatory authorities in other countries. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one or more foreign regulatory authorities does not ensure approval by regulatory authorities in other foreign countries or by the FDA. However, a failure or delay in obtaining regulatory approval in one country may have a negative effect on the regulatory process in others. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval. We may not obtain foreign regulatory approvals on a timely basis, if at all. We may not be able to file for regulatory approvals and even if we file we may not receive necessary approvals to commercialize our products in any market.

Healthcare reform measures could hinder or prevent our products’ commercial success.

In the U.S., there have been, and we expect there will continue to be, a number of legislative and regulatory changes to the healthcare system in ways that could affect our future revenue and profitability and the future revenue and profitability of our potential customers. Federal and state lawmakers regularly propose and, at times, enact legislation that could result in significant changes to the healthcare system, some of which are intended to contain or reduce the costs of medical products and services. For example, one of the most significant healthcare reform measures in decades, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, or PPACA, was enacted in 2010. The PPACA contains a number of provisions, including those governing enrollment in federal healthcare programs, reimbursement changes and fraud and abuse measures, all of which will impact existing government healthcare programs and will result in the development of new programs. The PPACA, among other things:

●	imposes a tax of 2.3% on the retail sales price of medical devices sold after December 31, 2012; and

●	could result in the imposition of injunctions.

While the U.S. Supreme Court upheld the constitutionality of most elements of the PPACA in June 2012, other legal challenges are still pending final adjudication in several jurisdictions. In addition, Congress has also proposed a number of legislative initiatives, including possible repeal of the PPACA. At this time, it remains unclear whether there will be any changes made to the PPACA, whether to certain provisions or its entirety. The 2.3% tax on sales of medical devices may be applicable to sales of one or more products we may develop. We cannot assure you that the PPACA, as currently enacted or as amended in the future, will not adversely affect our business and financial results and we cannot predict how future federal or state legislative or administrative changes relating to healthcare reform will affect our business.

In addition, other legislative changes have been proposed and adopted since the PPACA was enacted. For example, the Budget Control Act of 2011, among other things, created the Joint Select Committee on Deficit Reduction to recommend proposals for spending reductions to Congress. The Joint Select Committee did not achieve a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, which triggered the legislation’s automatic reduction to several government programs, including aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, starting in 2013. In January 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, or the ATRA, which delayed for another two months the budget cuts mandated by the sequestration provisions of the Budget Control Act of 2011. The ATRA, among other things, also reduced Medicare payments to several providers, including hospitals, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. In March 2013, the President signed an executive order implementing sequestration, and in April 2013, the 2% Medicare reductions went into effect. We cannot predict whether any additional legislative changes will affect our business.

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There likely will continue to be legislative and regulatory proposals at the federal and state levels directed at containing or lowering the cost of health care. We cannot predict the initiatives that may be adopted in the future or their full impact. The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of health care may adversely affect:

●	our ability to set a price that we believe is fair for our products;

●	our ability to generate revenue and achieve or maintain profitability; and

●	the availability of capital.

Further, changes in regulatory requirements and guidance may occur, both in the United States and in foreign countries, and we may need to amend clinical study protocols to reflect these changes. Amendments may require us to resubmit our clinical study protocols to IRBs for reexamination, which may impact the costs, timing or successful completion of a clinical study. In light of widely publicized events concerning the safety risk of certain drug and medical device products, regulatory authorities, members of Congress, the Governmental Accounting Office, medical professionals and the general public have raised concerns about potential safety issues. These events have resulted in the recall and withdrawal of medical device products, revisions to product labeling that further limit use of products and establishment of risk management programs that may, for instance, restrict distribution of certain products or require safety surveillance or patient education. The increased attention to safety issues may result in a more cautious approach by the FDA or other regulatory authorities to clinical studies and the drug approval process. Data from clinical studies may receive greater scrutiny with respect to safety, which may make the FDA or other regulatory authorities more likely to terminate or suspend clinical studies before completion, or require longer or additional clinical studies that may result in substantial additional expense and a delay or failure in obtaining approval or approval for a more limited indication than originally sought.

Given the serious public health risks of high profile adverse safety events with certain products, the FDA or other regulatory authorities may require, as a condition of approval, costly risk evaluation and mitigation strategies, which may include safety surveillance, restricted distribution and use, patient education, enhanced labeling, special packaging or labeling, expedited reporting of certain adverse events, preapproval of promotional materials and restrictions on direct-to-consumer advertising.

If we fail to comply with healthcare regulations, we could face substantial penalties and our business, operations and financial condition could be adversely affected.

Even though we do not and will not control referrals of healthcare services or bill directly to Medicare, Medicaid or other third-party payors, certain federal and state healthcare laws and regulations pertaining to fraud and abuse and patients’ rights are and will be applicable to our business. The regulations that may affect our ability to operate include, without limitation:

●	the federal healthcare program Anti-Kickback Statute, which prohibits, among other things, any person from knowingly and willfully offering, soliciting, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual for, or the purchase, order or recommendation of, any good or service for which payment may be made under federal healthcare programs, such as the Medicare and Medicaid programs;

●	the U.S. Foreign Corrupt Practices Act, or FCPA, which prohibits payments or the provision of anything of value to foreign officials for the purpose of obtaining or keeping business;

●	the federal False Claims Act, or FCA, which prohibits, among other things, individuals or entities from knowingly presenting, or causing to be presented, false claims, or knowingly using false statements, to obtain payment from the federal government, and which may apply to entities like us which provide coding and billing advice to customers;

●	federal criminal laws that prohibit executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters;

●	the federal transparency requirements under the Health Care Reform Law requires manufacturers of drugs, devices, biologics and medical supplies to report to the Department of Health and Human Services information related to physician payments and other transfers of value and physician ownership and investment interests;

●	the federal Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, which governs the conduct of certain electronic healthcare transactions and protects the security and privacy of protected health information, and

●	state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers.

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The PPACA, among other things, amends the intent requirement of the Federal Anti-Kickback Statute and criminal healthcare fraud statutes. A person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it. In addition, the PPACA provides that the government may assert that a claim including items or services resulting from a violation of the Federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the FCA.

If our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines and the curtailment or restructuring of our operations. Any penalties, damages, fines, curtailment or restructuring of our operations could adversely affect our ability to operate our business and our financial results. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. Moreover, achieving and sustaining compliance with applicable federal and state privacy, security and fraud laws may prove costly.

Risks Related to This Offering and Ownership of Our Common Stock

Management identified material weaknesses in our internal controls, and failure to remediate them or any future ineffectiveness of internal controls could have a material adverse effect on the Company’s business and the price of its common stock.

Our management determined that our disclosure controls and procedures and internal controls over financial reporting, or ICFR, were ineffective as of September 30, 2021 and in prior periods. On November 10, 2021 and December 21, 2021, the board of directors appointed a new chief executive officer and a new chief financial officer, respectively, in part to continue to address these issues. The Company is currently working with an external consultant to strengthen our disclosure controls and procedures and ICFR. However, there is no assurance that any of these measures will be adequate in establishing effective disclosure controls and procedures and ICFR in future periods.

A “material weakness” is a deficiency, or a combination of deficiencies, in ICFR, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis. We plan to take measures to remediate these deficiencies, such as providing additional training to our accounting staff in U.S. GAAP. However, the implementation of these measures may not fully address the control deficiencies in our ICFR. Our failure to address any control deficiency could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. Moreover, effective ICFR is important to prevent fraud. As a result, our business, financial condition, results of operations and prospects, as well as the trading price of our shares, may be negatively impacted by a failure to accurately report financial results.

The material weaknesses and other matters impacting the Company’s internal controls may cause it to be unable to report its financial information on a timely basis and thereby subject it to adverse regulatory consequences, including sanctions by the SEC or violations of applicable stock exchange or quotation service listing rules. There could also be a negative reaction in the financial markets due to a loss of investor confidence in the Company and the reliability of its financial statements. Confidence in the reliability of the Company’s financial statements may suffer due to the Company’s reporting of material weaknesses in its internal controls over financial reporting. This could materially adversely affect the Company and lead to a decline in the price of its common stock.

If we continue to fail to comply with the rules under the Sarbanes-Oxley Act of 2002 related to disclosure controls and procedures, or, if we discover additional material weaknesses and other deficiencies in our internal control and accounting procedures, our stock price could decline significantly and raising capital could be more difficult.

If we fail to comply with the rules under the Sarbanes-Oxley Act of 2002 related to disclosure controls and procedures, or, if we discover additional material weaknesses and other deficiencies in our internal control and accounting procedures, our stock price could decline significantly and raising capital could be more difficult. Moreover, effective internal controls are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock could drop significantly. In addition, we cannot be certain that additional material weaknesses or significant deficiencies in our internal controls will not be discovered in the future.

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Our common stock price could continue to be volatile, and you could lose the value of your investment.

Our stock price has been volatile and has fluctuated significantly in the past. The market price of our common stock could continue to be volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including: technological innovations or new products and services by us or our competitors; additions or departures of key personnel; sales of our common stock; our ability to integrate operations, technology, products and services; our ability to execute our business plan; operating results below expectations; loss of any strategic relationships; industry developments; economic and other external factors; and period-to-period fluctuations in our financial results. Because we have a very limited operating history with limited revenues to date, you may consider any one of these factors to be material. Our stock price may fluctuate widely because of any of the above. In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock. Your investment in our stock could lose some or all its value.

Our common stock is quoted on the OTCQB tier of OTC Markets Group, Inc., which may have an unfavorable impact on our stock price and liquidity. Our common stock may not be eligible for listing on a national securities exchange.

Our common stock is quoted on the OTCQB tier of OTC Markets Group, Inc. The OTCQB Venture Market is a significantly more limited market than the Nasdaq. The quotation of our shares on the OTCQB may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future. We have applied to list our common stock on the Nasdaq Capital Market tier of the Nasdaq. The closing of this offering is contingent upon the successful listing of our common stock on the Nasdaq Capital Market. There is no guarantee that Nasdaq, or any other exchange or quotation system, will permit our common stock to be listed and traded.

While we believe that we will meet all of the quantitative and qualitative listing standards of the Nasdaq Capital Market, subject to a successful completion of this offering, there is no assurance that we will be able to do so. Even if we do obtain a listing on the Nasdaq Capital Market, there can be no assurance that we will be able to maintain such listing in the future. As a result, investors may find it difficult to buy or sell or obtain accurate quotations for our common stock, and the liquidity of our common stock remain limited. These factors may have an adverse impact on the trading and price of our common stock.

We cannot predict the extent to which an active public trading market for our common stock will develop or be sustained. If an active public trading market does not develop or cannot be sustained, you may be unable to liquidate your investment in our common stock.

At present, there is minimal public trading in our common stock. We cannot predict the extent to which an active public market for our common stock will develop or be sustained due to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors, and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares of common stock until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that an active public trading market for our common stock will develop or be sustained. If such a market cannot be sustained, you may be unable to liquidate your investment in our common stock.

We may not be able to satisfy listing requirements of the Nasdaq Capital Market or obtain or maintain a listing of our common stock.

If our common stock is listed on the Nasdaq Capital Market, we must meet certain financial and liquidity criteria to maintain such listing. If we violate Nasdaq listing requirements, or fail to meet any of Nasdaq’s listing standards, our common stock may be delisted. In addition, our board of directors may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of our common stock may materially impair our shareholders’ ability to buy and sell our common stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock. The delisting of our common stock could significantly impair our ability to raise capital and the value of your investment.

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In the event that our common stock is delisted from Nasdaq, U.S. broker-dealers may be discouraged from effecting transactions in shares of our common stock because they may be considered penny stock and thus be subject to the penny stock rules.

The SEC has adopted a number of rules to regulate “penny stock” that restricts transactions involving stock which is deemed to be penny stock. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Exchange Act. These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on Nasdaq if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Our shares of common stock have in the past constituted, and may again in the future constitute, “penny stock” within the meaning of the rules. The additional sales practice and disclosure requirements imposed upon U.S. broker-dealers may discourage such broker-dealers from effecting transactions in shares of our common stock, which could severely limit the market liquidity of such shares of common stock and impede their sale in the secondary market.

A U.S. broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with a net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the “penny stock” regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a “penny stock”, a disclosure schedule prepared in accordance with SEC standards relating to the “penny stock” market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to the “penny stock” held in a customer’s account and information with respect to the limited market in “penny stocks”.

Stockholders should be aware that, according to the SEC, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

Substantial future sales of our common stock, or the perception in the public markets that these sales may occur, may depress our stock price. Also, future issuances of our common stock or rights to purchase common stock could result in additional dilution of the percentage ownership of our stockholders and could cause our share price to fall.

Sales of substantial amounts of our common stock in the public market after this offering, or the perception that these sales could occur, could adversely affect the price of our common stock and could impair our ability to raise capital through the sale of additional shares. Following this offering, we will have approximately [ ] shares of common stock outstanding (at the assumed offering price of $5.00, the midpoint of the price range set forth on the cover page of this prospectus), or [ ] shares of common stock outstanding (assuming the over-allotment amount is exercised in full). All of the shares of common stock to be sold in this offering will be freely tradable without restriction or further registration under the federal securities laws. The remaining [ ], or [ ]%, or [ ]% (assuming the over-allotment amount is exercised in full), of our outstanding common stock will be subject to restrictions on resale under U.S. securities laws. Holders of [ ] of these shares have agreed not to sell these shares for at least 180 days following the date of this Prospectus.

Additionally, we expect that significant additional capital will be needed in the future to continue our planned operations, including expanding research and development, funding clinical trials, purchasing of capital equipment, hiring new personnel, commercializing our products, and continuing activities as an operating public company. To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. We may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities, or other equity securities in more than one transaction, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights superior to our existing stockholders

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We have broad discretion in the use of the net proceeds from this offering, and our use of the offering proceeds may not yield a favorable return on your investment.

We expect to use most of the net proceeds from this offering for working capital, business development, product development and capital expenditure. However, our management has broad discretion over how these proceeds are to be used and based on unforeseen technical, commercial or regulatory issues could spend the proceeds in ways with which you may not agree. Moreover, the proceeds may not be invested effectively or in a manner that yields a favorable or any return, and consequently, this could result in financial losses that could have a material adverse effect on our business, financial condition and results of operations.

We have never paid cash dividends on our stock and do not intend to pay dividends for the foreseeable future.

We have paid no cash dividends on any class of our stock to date and we do not anticipate paying cash dividends in the near term. For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Accordingly, investors must be prepared to rely on sales of their common stock after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our common stock. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board deems relevant.

Raising additional capital may adversely affect your rights as shareholders, restrict our operations or require us to relinquish rights to our technologies or medical devices.

We expect to finance our cash needs through a combination of private and public equity offerings, debt financings, government or other third-party funding, and collaboration arrangements or acquisitions. To the extent that we raise additional capital through the sale of common stock, convertible securities or other equity securities, the ownership interest of our stockholders may be materially diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as our common stockholders. Debt financing and preferred equity financing, if available, would result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends, that could adversely impact our ability to conduct our business. Securing additional financing could require a substantial amount of time and attention from our management and may divert a disproportionate amount of their attention away from day-to-day activities, which may adversely affect our management’s ability to oversee the development or acquisition of products.

If we raise additional funds through collaborations, strategic alliances or marketing, distribution, or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or medical devices or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market medical devices that we would otherwise prefer to develop and market ourselves.

We are a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

Rule 12b-2 of the Exchange Act defines a “smaller reporting company” as an issuer that is not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent that is not a smaller reporting company and that:

●	had a public float of less than $250 million as of the last business day of its most recently completed second fiscal quarter, computed by multiplying the aggregate worldwide number of shares of its voting and non-voting common equity held by non-affiliates by the price at which the common equity was last sold, or the average of the bid and asked prices of common equity, in the principal market for the common equity; or

●	in the case of an initial registration statement under the Securities Act or the Exchange Act for shares of its common equity, had a public float of less than $250 million as of a date within 30 days of the date of the filing of the registration statement, computed by multiplying the aggregate worldwide number of such shares held by non-affiliates before the registration plus, in the case of a Securities Act registration statement, the number of such shares included in the registration statement by the estimated public offering price of the shares; or

●	in the case of an issuer whose public float as calculated under paragraph (1) or (2) of this definition was zero or whose public float was less than $700 million, had annual revenues of less than $100 million during the most recently completed fiscal year for which audited financial statements are available.

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As a smaller reporting company, we will not be required and may not include a Compensation Discussion and Analysis section in our proxy statements; we will provide only two years of financial statements; and we need not provide the table of selected financial data. We also will have other “scaled” disclosure requirements that are less comprehensive than issuers that are not smaller reporting companies which could make our common stock less attractive to potential investors, which could make it more difficult for our stockholders to sell their shares.

As a “smaller reporting company,” we may at some time in the future choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public shareholders.

Under Nasdaq rules, a “smaller reporting company,” as defined in Rule 12b-2 under the Exchange Act, is not subject to certain corporate governance requirements otherwise applicable to companies listed on Nasdaq. For example, a smaller reporting company is exempt from the requirement of having a compensation committee composed solely of directors meeting certain enhanced independence standards, as long as the compensation committee has at least two members who do meet such standards. Although we have determined not to avail ourselves of this or other exemptions from Nasdaq requirements that are or may be afforded to smaller reporting companies while we will seek to maintain our shares on Nasdaq, in the future we may elect to rely on any or all of these exemptions. By electing to utilize any such exemptions, our company may be subject to greater risks of poor corporate governance, poorer management decision-making processes, and reduced results of operations from problems in our corporate organization. Consequently, if we were to avail ourselves of these exemptions, our stock price might suffer, and there is no assurance that we would be able to continue to meet all continuing listing requirements of Nasdaq from which we would not be exempt, including minimum stock price requirements.

We may be at risk of securities class action litigation.

We may be at risk of securities class action litigation. In the past, life sciences, biotechnology and pharmaceutical companies have experienced significant stock price volatility, particularly when associated with binary events such as clinical trials and product approvals. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business and results in a decline in the market price of our common stock.

If securities or industry analysts do not publish research or reports about our business, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not currently have and may never obtain research coverage by industry or financial analysts. If no or few analysts commence coverage of us, the trading price of our stock would likely decrease. Even if we do obtain analyst coverage, if one or more of the analysts who cover us downgrade our stock, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Investors in this offering will experience immediate and substantial dilution.

The offering price of $[ ] per share is substantially higher than the net tangible book value per share of our common stock immediately following this offering. Therefore, if you purchase common stock in the offering, you will experience immediate and substantial dilution in net tangible book value per share in relation to the price that you paid for your shares. We expect the dilution as a result of the offering to be $[ ] per share to new investors purchasing our shares in this offering, or $[ ] per share to new investors purchasing our shares in this offering if the over-allotment option is exercised in full, at the assumed offering price of $5.00, the midpoint of the price range set forth on the cover page of this prospectus. Accordingly, if we were liquidated at our net tangible book value, you would not receive the full amount of your investment. See “Dilution” below.

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Our articles of incorporation, bylaws and Nevada law have anti-takeover provisions that could discourage, delay or prevent a change in control, which may cause our stock price to decline.

Our articles of incorporation, bylaws and Nevada law contain provisions which could make it more difficult for a third party to acquire us, even if closing such a transaction would be beneficial to our stockholders. We are currently authorized to issue up to 50,000,000 shares of “blank check” preferred stock. This preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our board of directors without further action by stockholders. The terms of any series of preferred stock may include voting rights (including the right to vote as a series on particular matters), preferences as to dividend, liquidation, conversion and redemption rights and sinking fund provisions. No shares of our preferred stock are currently outstanding. The issuance of any preferred stock could materially adversely affect the rights of the holders of our common stock, and therefore, reduce the value of our common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell our assets to, a third party and thereby preserve control by current management.

Provisions of our articles of incorporation, bylaws and Nevada law also could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. Such provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. In particular, our articles of incorporation, our bylaws and Nevada law, as applicable, among other things, provide our board of directors with the ability to alter our bylaws without stockholder approval, and provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum.

We may become subject to Nevada’s control share acquisition laws (Nevada Revised Statutes 78.378 – 78.3793), which prohibit an acquirer, under certain circumstances, from voting shares of a corporation’s stock after crossing specific threshold ownership percentages, unless the acquirer obtains the approval of the issuing corporation’s stockholders. We are also subject to Nevada’s Combination with Interested Stockholders Statute (Nevada Revised Statutes 78.411 – 78.444) which prohibits an interested stockholder from entering into a “combination” with the corporation, unless certain conditions are met. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with our board of directors. These provisions may delay or prevent someone from acquiring or merging with us, which may cause the market price of our common stock to decline.

Our articles of incorporation, by-laws and Nevada law contain provisions that are intended to deter coercive takeover practices and inadequate takeover bids by making such practices or bids unacceptably expensive to the raider and to encourage prospective acquirers to negotiate with our board of directors rather than to attempt a hostile takeover. These provisions include, among others:

●	the inability of our stockholders to call a special meeting;

●	rules regarding how stockholders may present proposals or nominate directors for election at stockholder meetings;

●	the right of our board to issue preferred stock without stockholder approval; and

●	the ability of our directors, and not stockholders, to fill vacancies on our board of directors.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts are forward-looking statements. The forward-looking statements are contained principally in, but not limited to, the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

●	results and timing of our clinical trials and planned clinical trials;

●	the timing of, and outcome of, regulatory approvals needed to market and commercialize our products;

●	our goals and strategies;

●	our future business development, financial condition and results of operations;

●	expected changes in our revenue, costs or expenditures;

●	growth of and competition trends in our industry;

●	our expectations regarding demand for, and market acceptance of, our products;

●	our expectations regarding our relationships with investors, institutional funding partners and other parties with whom we collaborate;

●	our expectation regarding the use of proceeds from this offering;

●	fluctuations in general economic and business conditions in the markets in which we operate; and

●	relevant government policies and regulations relating to our industry.

In some cases, you can identify forward-looking statements by terms such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading “Risk Factors” and elsewhere in this prospectus. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Although we will become a public company after this offering and have ongoing disclosure obligations under United States federal securities laws, we do not intend to update or otherwise revise the forward-looking statements in this prospectus, whether as a result of new information, future events or otherwise.

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USE OF PROCEEDS

After deducting the estimated underwriter discounts and commissions and offering expenses payable by us and assuming the uplist to Nasdaq of our common stock, we expect to receive net proceeds of approximately $[ ] from this offering (or approximately $[ ] if the representative exercises the over-allotment option in full), based on an assumed public offering price of $5.00 per share, which is the midpoint of the estimated offering range set forth on the cover page of this prospectus.

We plan to use the net proceeds of this offering as follows:

●	43.0% of the net proceeds (approximately $[ ] million, or approximately $[ ] if the underwriters exercise the over-allotment option in full) for development of our DuraGraft platform;

●	21.6% of the net proceeds (approximately $[ ] million, or approximately $[ ] if the underwriters exercise the over-allotment option in full) for development of our MATLOC platform;

●	2.3% of the net proceeds (approximately $[ ] million, or approximately $[ ] if the underwriters exercise the over-allotment option in full) for development of our Krillase platform;

●	11.9% of the net proceeds (approximately $[ ] million, or approximately $[ ] if the underwriters exercise the over-allotment option in full) for commercialization and production; and

●	21.2% of the net proceeds (approximately $[ ] million, or approximately $[ ] if the underwriters exercise the over-allotment option in full) for general working capital and other corporate purposes.

Each $1.00 increase or decrease in the assumed initial public offering price of $5.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease the net proceeds that we receive from this offering by approximately $[  ], assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions payable by us.

Management believes that the proceeds from this offering will be sufficient to satisfy the Company’s cash needs for the next 18 months assuming that the maximum amount of the offering is sold. The foregoing represents our current intentions to use and allocate the net proceeds of this offering based upon our present plans and business conditions. Our management, however, will have broad discretion in the way that we use the net proceeds of this offering. Pending the final application of the net proceeds of this offering, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities. See “Risk Factors—Risks Related to This Offering and Ownership of Our Common Stock — We have broad discretion in the use of the net proceeds from this offering, and our use of the offering proceeds may not yield a favorable return on your investment.”

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DETERMINATION OF OFFERING PRICE

Our common stock is quoted for trading on the OTC Markets Group, Inc. OTCQB tier under the symbol “MRZM.” On [  ], 2022, the last reported sale price of our common stock on the OTCQB was $[  ]. The price of our common stock on the OTCQB tier during recent periods will only be one of many factors in determining the public offering price. The public offering price will be determined through negotiations between us and the representative. In addition to prevailing market conditions, the factors to be considered in determining the public offering price include:

●	the valuations of publicly traded companies in the United States that the representative believes to be comparable to us;

●	our financial information;

●	the history of, and the prospects for, our company and the industries in which we compete;

●	an assessment of our management, our past and present operations, and the prospects for, and timing of, our future revenues;

●	the present state of our development; and

●	various valuation measures of other companies engaged in activities like ours.

It is also possible that after this offering, our securities will not trade in the public market at or above the public offering price.

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DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends on our common stock in the near future. We may also enter into credit agreements or other borrowing arrangements in the future that will restrict our ability to declare or pay cash dividends on our common stock. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, contractual restrictions, general business conditions and other factors that our board of directors may deem relevant. See also “Risk Factors—Risks Related to This Offering and Ownership of Our Common Stock — We have never paid cash dividends on our stock and do not intend to pay dividends for the foreseeable future.”

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CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2021:

●	on an actual basis;

●	on a pro forma basis to reflect the sale of 3,000,000 shares by us in this offering at an assumed price to the public of $5.00 per share, which is the midpoint of the estimated offering range set forth on the cover page of this prospectus, resulting in net proceeds to us of $13,450,000 after deducting (i) underwriter commissions and non-accountable expenses of $1,200,000 and (ii) our estimated other offering expenses of $350,000; and

●	on a pro forma basis to reflect the sale of shares by us in this offering, assuming the representative elects to exercise the over-allotment option in full, at an assumed price to the public of $5.00 per share, which is the midpoint of the estimated offering range set forth on the cover page of this prospectus, resulting in net proceeds to us of $15,520,000 after deducting (i) underwriter commissions and non-accountable expenses of $1,380,000 and (ii) our estimated other offering expenses of $350,000.

The pro forma information below is illustrative only and our capitalization following the completion of this offering is subject to adjustment based on the initial public offering price of our common stock and other terms of this offering determined at pricing. You should read this table together with our financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of September 30, 2021: (unaudited)
	Actual	Pro Forma	Post-Offering Pro Forma without Over- Allotment Option	Post-Offering Pro Forma with Over- Allotment Option
Cash and cash equivalents	$16,673	$16,673	$13,446,673	$15,536,673
Accounts payable and accrued expenses	1,396,945	1,396,945	1,396,945	1,396,945
Due to related parties	638,530	638,530	638,530	638,530
Operating lease obligations, current portion	260,106	260,106	260,106	260,106
Total current liabilities	163,354	163,354	163,354	163,354
Non-current liabilities	10,966,837	10,966,837	10,966,837	10,966,837
Total liabilities	13,262,418	13,262,418	13,262,418	13,262,418
Stockholders’ equity
Preferred stock, $0.001 par value, 25,000,000 shares authorized, 0 shares issued and outstanding as of September 30, 2021 and December 31, 2020	-	-	-	-
Common stock, par value $0.001, 75,000,000 shares authorized, 35,928,188 shares issued and outstanding as of September 30, 2021 and December 31, 2020	35,928	35,928	38,928	39,378
Additional paid in capital	82,509,957	82,509,957	97,506,957	99,756,507
Accumulated deficit	(42,308,427)	(43,308,427)	(43,858,427)	(44,038,427)
Total stockholders’ equity	40,237,458	40,237,458	53,687,458	55,757,458
Total liabilities and stockholders’ equity	$53,499,876	$53,499,876	$66,949,876	$69,019,876

Each $1.00 increase or decrease in the assumed offering price per share of $5.00, assuming no change in the number of shares to be sold, would increase or decrease the net proceeds that we receive in this offering and each of total stockholders’ equity and total capitalization by approximately $2,760,000 (or $3,174,000 if the representative exercises the over-allotment option in full), after deducting (i) estimated underwriter commissions and (ii) offering expenses, in each case, payable by us.

The table above excludes the following shares:

●	3,772,817 shares of our common stock that have been approved by our board of directors for issuance upon the exercise of vested and unvested options granted to our officers, directors, employees and service providers pursuant to our Amended and Restated 2021 Stock Incentive Plan;

●	5,300,000 shares of our common stock reserved for issuance pursuant to our Amended and Restated 2021 Stock Incentive Plan, which is inclusive of the 3,772,817 shares issuable upon the exercise of vested and unvested options referred to above that will be issued under the Plan;

●	4,438,047 shares of our common stock issuable upon exercise of outstanding warrants;

●	1,174,945 shares of our common stock issuable upon exercise of outstanding convertible notes;

●	150,000 shares of common stock (172,500 shares of common stock if the representative’s over-allotment is exercised in full) underlying the warrants to be issued to the representative in connection with this offering; and

●	450,000 shares of common stock issuable upon the exercise of the representative’s over-allotment option.

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DILUTION

If you invest in our common stock, your investment will be diluted immediately to the extent of the difference between the public offering price you pay in this offering, and the pro forma net tangible book value per share of common stock immediately after this offering.

Net tangible book value (deficit) per share represents the amount of our total tangible assets reduced by our total liabilities, divided by the outstanding shares of common stock. Tangible assets equal our total assets less intangible assets. As of September 30, 2021, our actual net tangible book value was $(12,726,822.00) and our net tangible book value per share was $(0.35).

After giving effect to the sale of 3,000,000 shares of common stock (at the assumed offering price of $5.00, the midpoint of the price range set forth on the cover page of this prospectus), or 3,450,000 shares (with over-allotment option) in this offering at the assumed public offering price of $5.00 per share, which is the midpoint of the price range set forth on the cover of this prospectus, and after deducting underwriting commissions and estimated offering expenses payable by us, but without adjusting for any other change in our pro forma net tangible book value subsequent to September 30, 2021, our pro forma net tangible book value would have been $0.02 per share of common stock or $0.07 per share of common stock if the over-allotment option is exercised in full. This represents an immediate increase in pro forma net tangible book value of  $0.37 per share to our existing shareholders and immediate dilution of $4.98 per share to new investors purchasing shares in this offering without exercise of the over-allotment option, and an immediate increase in pro forma net tangible book value of  $0.43 per share to our existing shareholders and immediate dilution of $4.93 per share to new investors purchasing shares in this offering if the over-allotment option is exercised in full.

The following table illustrates this dilution on a per share basis to new investors:

	Maximum without Over- Allotment Option	Maximum with Over-Allotment Option
Assumed public offering price per unit	$5.00	$5.00
Historical net tangible book value per common share as of September 30, 2021	(0.35)	(0.35)
Pro forma as adjusted net tangible book value per common share as of September 30, 2021	0.02	0.07
Increase in net tangible book value per common share attributable to new investors	0.37	0.43
Dilution per common share to new investors	$4.98	$4.93

As of September 30, 2021, the total number of shares of our common stock outstanding after this offering, assuming 3,000,000 shares of our common stock are sold in the offering, without over-allotment option, is 38,928,188 and excludes the following:

●	3,772,817 shares of our common stock that have been approved by our board of directors for issuance upon the exercise of vested and unvested options granted to our officers, directors, employees and service providers at a weighted average exercise price of $1.37 per share pursuant to our Amended and Restated 2021 Stock Incentive Plan;

●	5,300,000 shares of our common stock reserved for issuance pursuant to our Amended and Restated 2021 Stock Incentive Plan, which is inclusive of the 3,772,817 shares issuable upon the exercise of vested and unvested options referred to above that were issuable under the Plan;

●	4,438,047 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $2.16 per share;

●	1,174,945 shares of our common stock issuable upon exercise of outstanding convertible notes at a weighted average exercise price of $2.25 per share;

●	150,000 shares of common stock (172,500 shares of common stock if the representative’s over-allotment is exercised in full) underlying the warrants to be issued to the underwriter in connection with this offering; and

●	450,000 shares of common stock issuable upon the exercise of the representative’s over-allotment option.

If the representative’s over-allotment option is exercised in full, our adjusted pro forma net tangible book value following the offering will be $0.07 per share, and the dilution to new investors in the offering will be $4.93 per share, also excluding the above shares of common stock.

To the extent that any outstanding options or warrants are exercised, new options, restricted stock units or other securities are issued under our stock-based compensation plans, or new shares of preferred stock are issued, or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering.

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MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the OTCQB tier of OTC Markets Group, Inc. under the ticker symbol “MRZM.” To date, there has been limited trading for our common stock.

As of [  ], 2022, we had a total of [  ] shares of our common stock outstanding. On [  ], 2022, the closing sales price of our common stock was $[  ] per share on the OTCQB tier. Our stock is extremely thinly traded. We cannot guarantee that an active market in our common stock will develop.

Number of Holders of Our Shares of Common Stock

We had [  ] record holders of our common stock as of [  ], 2022. Because brokers and other institutions hold shares on behalf of stockholders, we are unable to estimate the total number of stockholders represented by these record holders.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis summarizes the significant factors affecting our operating results, financial condition, liquidity and cash flows of our company as of and for the periods presented below. The following discussion and analysis should be read in conjunction with our financial statements and the related notes thereto included elsewhere in this prospectus. The discussion contains forward-looking statements that are based on the beliefs of management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements”.

Overview

We are a multi-technology life science company dedicated to the acceleration, development and commercialization of medical technologies that promote patient health and present potential for rapid revenue growth. Our flagship product, DuraGraft®, a one-time intra-operative vascular graft treatment for use in vascular and bypass surgeries, is able to maintain endothelial function and structure and reduce the incidence and complications of graft failure. DuraGraft enhances coronary artery bypass grafting, or CABG, surgical outcomes by significantly reducing major adverse cardiac events such as repeat revascularization and myocardial infarction. DuraGraft is approved for marketing in 18 countries worldwide on three continents but is not yet approved for use in the U.S. With our recent acquisition of My Health Logic, we are also developing and commercializing MATLOC 1 and MATLOC 2, consumer-focused handheld point-of-care diagnostic devices that connect to patient’s smartphones and digital continued care platforms. Additionally, we are developing and marketing products based on our clinically tested and proprietary protease based therapeutic Krillase® platform. Krillase is not approved for use at this time.

We are dedicated to the acquisition, development and commercialization of therapies, devices and related products that maintain cellular viability and support metabolism, thereby promoting cellular health and proper function. Our common stock is currently quoted on the OTC Markets’ QB tier under the symbol “MRZM.”

Our three primary products and medical devices, DuraGraft, MATLOC 1 and Krillase, and other aspects of our business, are described under “Business.”

Impact of COVID-19 Pandemic

The COVID-19 pandemic continues to rapidly evolve. At this time, there continues to be significant volatility and uncertainty relating to the full extent to which the COVID-19 pandemic and the various responses to it will impact our business, operations and financial results.

Most states and cities have at various times instituted quarantines, restrictions on travel, “stay at home” rules, social distancing measures and restrictions on the types of businesses that could continue to operate, as well as guidance in response to the pandemic and the need to contain it. As a result, the COVID-19 pandemic may affect the operations of the FDA and other health authorities, including such authorities in Europe, which could result in delays of reviews and approvals. While there have been no specific notices of delay from federal or foreign government authorities, potential interruptions, delays, or changes to the operations of the FDA, or of any foreign authority with which we might interact, might impact the approval of any applications we plan and will need to file in the future.

In addition, we are dependent upon certain contract manufacturers and their ability to reliably and efficiently fulfill our orders is critical to our business success. The COVID-19 pandemic has impacted and may continue to impact certain of our manufacturers. As a result, we have faced and may continue to face delays or difficulty sourcing certain products, which could negatively affect our business and financial results. Even if we are able to find alternate sources for such products, they may cost more, which could adversely impact our profitability and financial condition.

The global deterioration in economic conditions may have an adverse impact on discretionary consumer spending in markets that we plan to market our medical devices, such as pet health products, which could also impact our business and demand for our medical devices. For instance, consumer spending may be negatively impacted by general macroeconomic conditions, including a rise in unemployment, and decreased consumer confidence resulting from the pandemic. Changing consumer behaviors as a result of the pandemic may therefore have a material impact on our expected future revenue.

The spread of COVID-19 has also adversely impacted global economic activity and has contributed to significant volatility and negative pressure in financial markets. The pandemic has resulted, and may continue to result, in a significant disruption of global financial markets, which may reduce our ability to access capital in the future, which could negatively affect our liquidity.

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If the COVID-19 pandemic does not continue to slow and the spread of COVID-19 is not contained, our business operations, including those of contract manufacturers, could be further delayed or interrupted. We expect that government and health authorities may announce new or extend existing restrictions, which could require us or our subcontractors to make further adjustments to our operations in order to comply with any such restrictions. We or our subcontractors or suppliers may also experience limitations in employee resources. In addition, our operations could be disrupted if any of our employees or employees of our subcontractors were to be tested positive for having COVID-19, which could require quarantine of some or all such employees or closure of our or their facilities for disinfection. The duration of any business disruption cannot be reasonably estimated at this time but may materially affect our ability to operate our business and result in additional costs.

The extent to which the COVID-19 pandemic may impact our results will depend on future developments, which are highly uncertain and cannot be predicted as of the date of this prospectus, including the effectiveness of vaccines and other treatments for COVID-19, the impact of variants of the COVID-19 virus and other new information that may emerge concerning the severity of the pandemic and steps taken to contain the pandemic or treat its impact. Nevertheless, the pandemic and the current financial, economic and capital markets environment, and future developments in the global supply chain and other areas present material uncertainty and risk with respect to our performance, financial condition, results of operations and cash flows.

We have not developed a COVID-19 contingency plan to address the potential challenges and risks presented by this pandemic. If we were to prepare such a plan, there could be no assurance that it would be effective in mitigating the effects of the COVID-19 virus.

For a further discussion of the impact of the COVID-19 pandemic on our business, please see “Risk Factors – The COVID-19 pandemic could materially and adversely affect our ability to conduct clinical trials and engage with our third-party vendors and thereby have a material adverse effect on our financial results.”

Principal Factors Affecting Our Financial Performance

Our operating results are primarily affected by the following factors:

●	our ability to generate revenue from sales of our products;

●	our ability to obtain FDA approval for our products;

●	our ability to access additional capital and the size and timing of subsequent financings, if any;

●	the costs of acquiring and utilizing data, technology, and/or intellectual property to successfully reach our goals and to remain competitive;

●	personnel and facilities costs in any region in which we seek to introduce and market our products;

●	the costs of sales, marketing, and customer acquisition;

●	the average price for our products that will be paid by consumers;

●	the number of our products ordered per quarter;

●	costs to manufacture our products;

●	the costs of compliance with any unforeseen regulatory obstacles or governmental mandates in any states or countries in which we seek to operate; and

●	the costs of any additional clinical studies which are deemed necessary for us to remain viable and competitive in any region of the world.

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Smaller Reporting Company

We are a “smaller reporting company” as defined in Rule 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our shares held by non-affiliates equals or exceeds $250 million as of the prior June 30th, or (2) our annual revenues equaled or exceeded $100 million during such completed fiscal year and the market value of our shares held by non-affiliates equals or exceeds $700 million as of the prior June 30th.

Results of Operations

Comparison of Nine Months Ended September 30, 2021 and 2020

	Nine Months Ended September 30, 2021	Nine Months Ended September 30, 2020	Change ($)

Revenue	$271,952	$124,985	$146,967

Operating expenses
Direct costs of revenue	168,419	25,714	142,705
Professional fees	1,808,093	494,295	1,313,798
Salary expenses	2,478,357	433,318	2,045,039
Stock-based compensation	626,449	1,674,200	(1,047,751)
Other general and administrative expenses	1,071,017	468,782	602,235
Total operating expenses	6,152,335	3,096,309	3,056,026
Total operating loss	(5,880,383)	(2,971,324)	(2,909,059)
Other income (expenses):
Interest and accretion expenses	(74,410)	-	(74,410)
Change in fair value of contingent liabilities	472,000	-	472,000
Net loss	$(5,482,793)	$(2,971,324)	$(2,511,469)

Revenue

We recognized revenue of $0.27 million for the nine months ended September 30, 2021 compared to $0.12 million for the nine months ended September 30, 2020. The increase in revenue over the comparative period was primarily attributed to the growing sales of DuraGraft, which was acquired as part of the Somahlution Assets acquisition.

Direct Costs of Revenue

During the nine months ended September 30, 2021, we incurred $0.17 million in direct costs of revenue, representing increase of $0.15 million if compared to $0.03 million of the direct cost of revenue incurred during the nine months ended September 30, 2020. Cost of sales grew at a higher rate if compared to the revenue growth, predominantly due to shortages of raw materials as a result of COVID-19 pandemic, which directly impacted the costs of finding, securing, and acquiring alternative high-quality materials.

Professional Fees

Professional fees increased by $1.3 million or 266% to $1.81 million for the nine months ended September 30, 2021, compared to $0.49 million for the nine months ended September 30, 2020. The Company has undergone a number of corporate transactions, including acquisition of the Somahlution Assets and a corporate restructuring, which resulted in legal fees increasing significantly period over period. The increase in professional fees was also a result of the Company’s preparations for FDA approval and other advancement and development of intellectual property. Additionally, Marizyme relied on a number of external consulting firms to oversee multiple facets of its business, including finance and accounting. During the nine months ended September 30, 2021, Marizyme also initiated its public offering transaction, which further contributed to the professional fees increase during this period.

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Salary Expenses

Salary expenses for the nine months ended September 30, 2021, were $2.48 million, a $2.05 million or 472% increase from the comparative period. The increase in salary cost is attributable to the restructuring and growth of the organization as the Company continues to expand into new markets and in particular works towards commercialization of DuraGraft in the United States.

Other General and Administrative Expenses

Other general and administrative expenses increased $0.6 million or 128% to $1.07 million during the nine months ended September 30, 2021. The increase was due to the Company’s restructuring, growth, and increased marketing and public relations expenses associated with product branding and costs attributed to running a public company. Due to the planned continued buildout of administrative and commercial functions, we expect general and administrative expenses continue to increase in future periods.

Other Income and Expenses

During the nine months ended September 30, 2021, the Company conducted the private placement of its Convertible Notes, Class A Warrants, Class B Warrants, and Class C Warrants, which included multiple closings in tranches on a rolling basis. The interest and accretion costs were associated with the Convertible Notes, which were issued at a discount as part of the private placement agreements.

Additionally, the Company recognized $0.47 million of fair value gain from mark-to-market adjustments on the contingent liabilities assumed on the acquisition of the Somahlution Assets.

Comparison of Three Months Ended September 30, 2021 and 2020

	Three Months Ended September 30, 2021	Three Months Ended September 30, 2020

Revenue	$37,215	$124,985

Operating expenses
Direct costs of revenue	18,356	25,714
Professional fees	556,254	170,753
Salary expenses	617,826	433,318
Stock-based compensation	64,074	1,107,085
Other general and administrative expenses	536,483	453,158
Total operating expenses	1,792,993	2,190,028
Total operating loss	(1,755,778)	(2,065,043)
Other income (expenses):
Interest and accretion expenses	(70,221)	-
Change in fair value of contingent liabilities	194,000	-
Net loss	$(1,631,999)	$(2,065,043)

Revenue and Direct Cost of Revenue

We recognized revenue of $0.04 million for the three months ended September 30, 2021 compared to $0.12 million for the three months ended September 30, 2020, which represents a 70% decrease period over period. During the three months ended September 30, 2021, we incurred $0.02 million in direct costs of revenue, representing a decrease of 29% if compared to $0.03 million in the direct cost of revenue incurred during the three months ended September 30, 2020.

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The COVID-19 pandemic resulted in shortages of raw materials and interruptions in global supply chains. Additionally, during 2021, Marizyme’s suppliers were focused on addressing the specific manufacturing needs of the U.S. government in battling the COVID-19 pandemic. Moreover, during 2021, demand for elective surgeries has decreased due to overloaded medical systems and potential risks related to patients’ recovery during the pandemic. All of these factors have negatively impacted the Company’s revenue and direct costs of sales for the three months ended September 30, 2021.

Professional Fees

Professional fees increased by $0.39 million to $0.56 million for the three months ended September 30, 2021 compared to $0.17 million for the three months ended September 30, 2020. The increase in professional fees period over period relates to the due diligence process associated with the My Health Logic acquisition and finalization of the valuation process of assets acquired and liabilities assumed on completion of the acquisition of the Somahlution Assets.

Salary Expenses

Salary expenses for the three months ended September 30, 2021, were $0.62 million, a $0.18 million or 43% increase from the comparative period. The increase in the salary cost is attributable to the growth of the organization as the Company continues to expand into the new markets and in particular works towards commercialization of DuraGraft in the United States.

Other General and Administrative Expenses

Other general and administrative expenses increased $0.08 million, or 18%, to $0.5 million in the three months ended September 30, 2021. The increase was predominantly due to the legal, regulatory, and due diligence efforts related to the My Health Logic acquisition.

Other Income and Expenses

During the three months ended September 30, 2021, the Company completed a private placement of Convertible Notes and Class C Warrants and issued more of the Convertible Notes. We incurred related interest and accretion costs from the issuance of the Convertible Notes, which were issued at a discount as part of the private placement agreements.

Comparison of Fiscal Years Ended December 31, 2020 and 2019

	2020	2019

Revenue	$197,136	$-

Operating expenses
Direct costs of revenue	58,292	-
Professional fees	1,543,817	281,856
Salary expenses	1,153,978	-
Stock-based compensation	1,833,292	698,587
Depreciation and amortization	591,458	-
Other general and administrative expenses	815,902	77,596
Total operating expenses	5,996,739	1,058,039
Loss from operations	(5,799,603)	(1,058,039)

Other expense
Interest expense	(45,450)	-
Total other expense	(45,450)	-

Net loss	$(5,845,053)	$(1,058,039)

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Revenue

For the year ended December 31, 2020, the Company had revenues of $197,136 compared to $0 for the same period in 2019. The increase in revenue is due to the acquisition of the Somahlution Assets in 2020.

Cost of Revenues

The cost of revenues for the year ended December 31, 2020 was $58,292 compared to $0 for the same period in 2019. Cost of revenues for 2020 was 29.6% of revenue. The primary cause of the increase as a percentage of revenue was due to the acquisition of the Somahlution Assets in 2020.

General and Administrative Expenses

General and administrative expenses were $5,938,447 for the year ended December 31, 2020 compared to $1,058,039 for the same period in 2019. The increase in 2020 in general and administrative expenses was approximately 461% primarily due to the acquisition of the Somahlution Assets in 2020. As a result of this acquisition, the following expenses increased from 2019 to 2020: professional fees (from $281,856 to $1,543,817), salary expense (from $0 to $1,153,978), stock-based compensation (from $698,587 to $1,833,292), depreciation and amortization (from $0 to $591,458) and other general and administrative expenses (from $77,596 to $815,903).

Net Income (Loss) From Operations

Net loss for the year ended December 31, 2020 was $5,845,053 compared to net loss of $1,058,039 for the same period in 2019.

Liquidity and Capital Resources

As of September 30, 2021, we had cash and cash equivalents of $16,673.

Funding Requirements and Other Liquidity Matters

We have incurred losses for each period from the start of our life science operations in 2018. For the nine months ended September 30, 2021 and 2020, our net loss was approximately $5.5 million and $3.0 million, respectively. We expect to continue to incur expenses and operating losses for the foreseeable future. We anticipate that our expenses will increase as a result of the following operational and business development efforts:

●	Increasing our expertise and knowledge through hiring and retaining qualified operational, financial and management personnel, who will build efficient infrastructure to support development and commercialization of products and devices;

●	Expanding our product portfolio through the identification and acquisition of additional life science assets; and

●	Increasing awareness about our products and devices to boost sales and distributions internationally.

Until such time, if ever, as we can generate substantial product revenues to support our cost structure, we will continue to have to raise funds beyond our current working capital balance in order to finance future development of products, potential acquisitions, and meet our debt obligations until such time as future profitable revenues are achieved. We will seek to fund our operations through public or private equity offerings, debt financings, government or other third-party funding, collaborations and licensing arrangements. Adequate additional financing may not be available to us on acceptable terms, or at all. Our failure to raise capital as and when needed would impact our going concern status and would have a negative impact on our financial condition and our ability to pursue our business strategy and continue as a going concern. We will need to generate significant revenues to achieve profitability, and we may never do so.

Unit Private Placement

On December 21, 2021, we conducted an additional closing of our unit private placement, in which we sold to one investor 3,428,572 units at a price of $1.75 per unit, the units consisting of Convertible Notes (as defined below) in the aggregate principal amount of $6,000,000 and Class C warrants for the purchase of 6,857,143 shares of our common stock. We conducted three earlier closings of this unit private placement in 2021 in which we raised an aggregate of $1,397,445 and issued units consisting of Convertible Notes in the aggregate principal amount of $1,397,445 and Class C warrants for the purchase of 1,597,080 shares of our common stock.

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We conducted the following additional closings of our unit private placement in which we accepted the indicated non-cash forms of consideration in exchange for units in the private placement:

●	On January 13, 2022, we issued to a consultant 22,857 units at a price of $1.75 per unit in exchange for their services. The units consist of Convertible Notes in the aggregate principal amount of $40,000 and Class C warrants for the purchase of 45,714 shares of our common stock. This consultant has agreed to waive all rights to the security interest provided in the Convertible Notes.

●	On January 24, 2022, we issued to two unrelated investors a total of 159,245 units at a price of $1.75 per unit in exchange for the assumption, cancellation, and conversion of principal notes of our subsidiary My Health Logic. The units consist of Convertible Notes in the aggregate principal amount of $278,678 and Class C warrants for the purchase of 218,490 shares of our common stock.

●	On January 24, 2022, we issued to the representative and its designee, Bradley Richmond, our licensing and market advisor and former Acting Vice President of Finance, a total of 171,429 units at a price of $1.75 per unit in exchange for his services. The units consist of Convertible Notes in the aggregate principal amount of $300,000 and Class C warrants for the purchase of 342,857 shares of our common stock.

Summary of Cash Flow

The following table provides detailed information about our net cash flow for all financial statement periods presented in this prospectus:

	Nine Months Ended		Year Ended
	September 30, 2021	September 30, 2020	December 31, 2020	December 31, 2019
Net cash (used in) operating activities	$(4,313,038)	(948,305)	(3,223,836)	(112,014)
Net cash (used in) investing activities	-	(130,333)	(148,656)	(13,000)
Net cash provided by (used in) financing activities	1,426,949	6,275,064	6,275,164	(125,000)
Net increase (decrease) in cash and cash equivalents	(2,886,089)	5,196,426	2,902,672	(14)
Cash and cash equivalents at beginning of period	2,902,762	90	90	(104)
Cash and cash equivalent at end of period	$16,673	5,196,516	$2,902,762	$(90)

Net cash used in operating activities was approximately $4.3 million and $0.9 million for the nine months ended September 30, 2021 and 2020, respectively. The net cash used in operating activities for the nine months ended September 30, 2021 was due to approximately $1.8 million spent on professional fees and $2.5 million spent on salaries and related compensation expenses. The net cash used in operating activities for the nine months ended September 30, 2020 was due to approximately $171,000 spent on professional fees, $433,000 spent on salaries, and $344,000 on general and administrative expenses. The net change in operating assets and liabilities primarily related to a $1.0 million increase in accounts payable, accrued expenses, and amounts due to related parties in support of the growth of our operating activities.

Our operating activities used cash of $3,223,836 for the year ended December 31, 2020, and we had $112,014 of cash used by operations during the same period in 2019. The net cash used in operating activities for the year ended December 31, 2020 was due to approximately $1.5 million spent on professional fees, $1.2 million spent on salaries and related compensation expenses and $0.5 million for other general and administrative expenses. The net cash used in operating activities for the year ended December 31, 2019 was due to professional fees of $0.28 million. The net change in operating assets and liabilities was due to a $0.2 million increase in accounts payable.

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Net cash used in investing activities for the nine months ended September 30, 2021 and 2020, respectively, were nil and approximately $0.1 million. For the nine months period ended September 30, 2021, the Company did not use cash in investing activities. For the nine months period ended September 30, 2020, the Company spent $0.13 million to acquire intangible assets related to the Somahlution Assets acquisition.

Cash used in investing activities during the year ended December 31, 2020, was $148,656 compared to $13,000 during the same period in 2019. For the year ended December 31, 2020, the company spent $0.15 million to maintain its intangible assets related to DuraGraft and Krillase. For the year ended December 31, 2019, the Company spent $13,000 to maintain its patents related to Krillase.

Net cash provided by financing activities was approximately $1.4 million and $6.3 million for the nine months ended September 30, 2021 and 2020, respectively. The net cash provided by financing activities for the nine months ended September 30, 2021 was due to $0.4 million of money obtained from the issuance of promissory notes to certain related parties of the Company and $1.1 million of proceeds received from the unit issuances pursuant to the applicable unit purchase agreement. The net cash provided by financing activities for the nine months ended September 30, 2020 was due to $6.3 million of money obtained from proceeds of shares issued for cash, net of offering costs.

Cash provided by our financing activities was $6,275,164 for the year ended December 31, 2020, compared to cash generated of $125,000 during the comparable period in 2019. The net cash provided by financing activities for the year ended December 31, 2020 was due to $6.3 million of cash obtained from proceeds of shares issued for cash, net of offering costs. The net cash provided by financing activities for the year ended December 31, 2019 was due to $125,000 of cash obtained from proceeds of shares issued for cash.

As of September 30, 2021, current liabilities exceeded current assets by $2,132,227. Current assets decreased from $3,106,077 at December 31, 2020 to $163,354 at September 30, 2021, whereas current liabilities increased from $721,395 at December 31, 2020 to $2,295,581 at September 30, 2021.

As of December 31, 2020, current assets exceeded current liabilities by $2,384,682. Current assets increased from $90 at December 31, 2019 to $3,106,077 at December 31, 2020, whereas current liabilities increased from $270,218 at December 31, 2019 to $721,395 at December 31, 2020.

Contractual Obligations and Commitments

Other than as disclosed below, there were no material changes outside the ordinary course of our business during the nine months ended September 30, 2021 to the information regarding our contractual obligations that was disclosed in Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Royalties and Other Commitments

Upon receiving FDA approval and reimbursement for its DuraGraft and other key intellectual products, the Company:

●	Will pay royalties on net sales of all products obtained through acquisition of the Somahlution Assets;
●	Issue performance warrants with a strike price determined based on the average of the closing prices of the Company’s common stock for the 30 calendar days following the date of the public announcement of FDA approval; and
●	Upon liquidation of all or substantially all of the assets relating to DuraGraft, the Company will pay 15% of the net sale proceeds up to $20 million.

Going Concern

The Company had a net loss for the nine months ended September 30, 2021 of $5,482,793, a working capital deficit as of September 30, 2021 of $2,132,227, and had cash used in operations of $4,313,038 for the nine months ended September 30, 2021. Without further funding, these conditions raise substantial doubt about the Company’s ability to continue as a going concern.

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The accompanying consolidated financial statements have been prepared in conformity with U.S. GAAP, which contemplate continuation of the Company as a going concern and the realization of assets and satisfaction of liabilities in the normal course of business. The ability of the Company to continue its operations is dependent on the execution of management’s plans, which include the raising of capital through the debt and/or equity markets, until such time that funds provided by operations are sufficient to fund working capital requirements. If the Company were not to continue as a going concern, it would likely not be able to realize its assets at values comparable to the carrying value or the fair value estimates reflected in the balances set out in the preparation of the consolidated financial statements.

There can be no assurances that the Company will be successful in generating additional cash from the equity/debt markets or other sources to be used for operations. The consolidated financial statements do not include any adjustments relating to the recoverability of assets and classification of assets and liabilities that might be necessary. Based on the Company’s current resources, the Company will not be able to continue to operate without additional immediate funding. Should the Company not be successful in obtaining the necessary financing to fund its operations, the Company would need to curtail certain or all operational activities and/or contemplate the sale of its assets, if necessary.

The Company has been impacted by the COVID-19 pandemic, and some of its earlier plans to further diversify its operations and expand its operating subsidiaries have been paused due to the economic uncertainty.

Off-Balance Sheet Arrangements

As of September 30, 2021, the Company has no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities and expenses and the disclosure of contingent assets and liabilities in our financial statements and accompanying notes. We evaluate these estimates and judgments on an ongoing basis. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Use of Estimates

The preparation of the consolidated financial statements in accordance with U.S. GAAP requires management to make use of certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reported periods. The Company bases its estimates on historical experience and on various other assumptions that management believes are reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates. Significant estimates are related to allowance for doubtful accounts, recoverability of long-term assets including intangible assets and goodwill, amortization expense, valuation of warrants, inventory valuation, stock-based compensation, and deferred tax valuations.

Fair Value of Financial Instruments and Fair Value Measurements

The Company measures its financial assets and liabilities in accordance with FASB ASC 820, or the Fair Value Topic. For certain of our financial instruments, including cash, accounts payable, and accrued expenses, the carrying amounts approximate fair value due to their short maturities.

We have adopted accounting guidance for financial and non-financial assets and liabilities. The adoption did not have a material impact on our results of operations, financial position or liquidity. This standard defines fair value, provides guidance for measuring fair value and requires certain disclosures. This standard does not require any new fair value measurements, but rather applies to all other accounting pronouncements that require or permit fair value measurements. This guidance does not apply to measurements related to share-based payments. This guidance discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The guidance utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

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Level 2: Inputs other than quoted prices that are observable, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs in which little or no market data exists, therefore developed using estimates and assumptions developed by us, which reflect those that a market participant would use.

Revenue Recognition

We recognize revenue for products sold and shipped to our distributors. As our products have an expiration date, if a product expires, we provide a replacement for the product at no charge.

Stock-Based Compensation

The Company accounts for stock-based instruments issued to employees in accordance with ASC Topic 718. ASC Topic 718 requires companies to recognize in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees. The Company accounts for non-employee share-based awards in accordance with ASC Topic 505-50. The value of the portion of an award that is ultimately expected to vest is recognized as an expense over the requisite service periods using the straight-line attribution method. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model.

Recently Issued Accounting Pronouncements

We have decided to take advantage of the reduced disclosure requirements provided to a “smaller reporting company” under U.S. securities laws and the rules and regulations thereunder and as a result our financial statements may not be comparable to companies that comply with public company effective dates. We may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not smaller reporting companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act.

Company management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

Recent Developments

My Health Logic Acquisition

On December 22, 2021, we completed the acquisition of My Health Logic and, as of that date, My Health Logic became our wholly owned subsidiary. We acquired My Health Logic at a purchase price of $5,796,000 through the issuance of 4,600,000 shares of our common stock valued at $1.26 per share.

Executive Officer Appointments

In connection with our acquisition of My Health Logic, we appointed (i) David Barthel, the former Chief Executive Officer of HLII and My Health Logic, as our Chief Executive Officer on November 10, 2021 and as a member of our board of directors on December 20, 2021, (ii) George Kovalyov, the former Chief Operating Officer and a director of HLII, as our Chief Financial Officer, effective December 21, 2021, and (iii) Harrison Ross, the former of Chief Financial Officer of HLII, as our Vice President of Finance, effective December 21, 2021. See “Management” and “Executive Compensation” below, for information regarding these appointments. See “Management” and “Executive Compensation” below, for information regarding these appointments.

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BUSINESS

Mission Statement

We are a multi-technology life science company dedicated to the acceleration, development and commercialization of medical technologies that promote patient health and present potential for rapid revenue growth.

Overview

Marizyme is focused on the acceleration, development and commercialization of medical technologies, devices and related products.

Currently, we are focused on developing three medical technology platforms – DuraGraft, MATLOC and Krillase – each of which is clinically tested and backed by a portfolio of patented or patent-pending assets. DuraGraft is a one-time intraoperative vascular graft treatment that is able to protect endothelial cells from ischemic damage and reperfusion injury, and to reduce complications associated with VGF post-CABG, thereby reducing major adverse cardiac events such as repeat revascularization and myocardial infarction, reducing incidence and complications of graft failure, and improving clinical outcomes. MATLOC is a point-of-care, lab-on-chip digital screening and diagnostic device platform for CKD assessment. Our Krillase protein enzyme provides therapeutics for wound healing, thrombosis, and pet health.

Our three medical technologies - DuraGraft, MATLOC and Krillase - are expected to serve an immediate and large market need in several areas, including, cardiac surgery, CKD, and pet health. We are currently preparing DuraGraft, our endothelial damage inhibitor, or EDI, and MATLOC 1, our CKD screening and diagnostic device, for the FDA De Novo classification process and 510(k) application, respectively. We filed a pre-submission letter for DuraGraft with the FDA in November 2021 and we expect to submit the DuraGraft De Novo request to the FDA later this year. Once we file with the FDA, we expect to receive approval for the DuraGraft De Novo request later in 2022 and approval for the MATLOC 1 510(k) application sometime in 2023. Upon receiving FDA approvals, which we anticipate but cannot guarantee, we expect to quickly commercialize these two products and build revenue rapidly utilizing multiple strategic partners and revenue channels. Concurrently, our Krillase development team is planning an animal clinical study, to be conducted in 2022, which we expect will facilitate our entry into the pet health market and generate revenue through the sale of Krillase-based canine dental hygiene products. Following our introduction of Krillase into the pet health market, we plan to file an application with the FDA for the approval of Krillase for human use. With our DuraGraft, MATLOC and Krillase platforms, we have the potential for bringing three FDA-approved products to market.

For 2022, our primary business priority is achieving FDA approval of DuraGraft as a medical device for coronary bypass artery graft, or CBAG, procedures, through the De Novo classification request process. Following FDA approval of DuraGraft, which we anticipate but cannot guarantee, we expect to begin to distribute and sell DuraGraft in the United States through the efforts of a strategic partner. If we are not able to find an appropriate strategic partner, we will have to build our own marketing and sales capabilities at a significant cost to us and with no guarantee of success. DuraGraft first received its CE marking in August 2014. CE marking signifies that DuraGraft may be sold in the European Economic Area, or EEA, , and DuraGraft has therefore been assessed as meeting EEA safety, health, and environmental protection requirements. We will continue marketing efforts in Europe and in other countries that accept CE marking. In addition, we intend to fully develop and market DuraGraft in the U.S. for fat grafting procedures in plastic surgery procedures.

In 2022, we also intend to prioritize the advancement of our MATLOC 1 CKD point-of-care device through the completion of a clinical trial followed by the filing of an FDA 510(k) application, which we expect the FDA to approve by the end of 2023. We will concurrently be advancing our Krillase technology through a planned animal study with the objective of generating revenue in the pet health market.

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As we achieve FDA approvals, we intend to prioritize the commercialization of our DuraGraft, MATLOC and Krillase platform products through multiple distribution and marketing channels. We expect that once we enter the commercialization phase, we will be able to rapidly generate revenue growth. Additionally, in the near terms we expect to generate revenue through the expansion of our international marketing efforts for DuraGraft.

DuraGraft®

Through our acquisition of the Somahlution Assets in July 2020, we acquired key intellectual products based on a patent protected cytoprotective platform technology designed to reduce ischemic injury to organs and tissues in grafting and transplantation surgeries. These assets include DuraGraft, a one-time intraoperative vascular graft treatment, that is able to protect endothelial cells from ischemic damage and reperfusion injury, and reduce complications associated with Vein Graft Failure, or VGF, post-CABG, thereby reducing major adverse cardiac events such as repeat revascularization and myocardial infarction, reducing incidence and complications of graft failure, and improving clinical outcomes.

DuraGraft is an endothelial damage inhibitor, or EDI, indicated for cardiac bypass, peripheral bypass, and other vascular surgeries. It carries CE marking and is approved for marketing in 18 countries worldwide (outside of the United States) on three continents including, but not limited to, the European Union countries, such as Spain, Austria, and Germany, Switzerland, Philippines, Chile, and Turkey. Somahlution had also been focused on developing products to mitigate the effects of ischemia reperfusion injury in other grafting and transplantation surgeries and other indications in which ischemic injury can cause disease. Now, under our ownership, multiple products derived from this cytoprotective platform technology for several indications are under various stages of development.

The chart below displays the problems DuraGraft has been designed to address and the solutions it can provide.

Problems:

● Intraoperative Graft Damage in the principal cause of VGF.

The durability and patency of vein grafts are significantly compromised by Vein Graft Disease, or VGD:

○ VGD process begins with endothelial damage that occurs during the grafting surgery itself.

○ VGD encompasses the pathophysiological changes that occur in vein grafts following their use in surgical grafting.

● Endothelial Damage, manifested within minutes as pro-inflammatory and pro- thrombogenic changes within the graft, leads to VGD and VGF.

● As VGD progresses, vein grafts lose their ability to adapt to the environment, leading to:

○ thrombus formation,

○ intimal hyperplasia,

○ atherosclerosis.

○ These may result in:

● graft stenosis,

● occlusion,

● loss of graft patency

● VGD that progresses to VGF may result in myocardial infarction and the need for repeat revascularization. The success rate of revascularization or re-intervention of a failed graft is very poor. Therefore, addressing early vein graft disease in the primary graft is crucial.

Solutions:

DuraGraft is designed for tissue preservation

● DuraGraft is a one-time intraoperative vascular graft treatment that maintains endothelial cell function and structure, reducing the incidence and complications associated with graft failure, thereby improving clinical outcomes.

● DuraGraft improves clinical outcomes by providing a pH balanced and buffered environment which protects against intraoperative Ischemic Reperfusion Injury (IRI).

● DuraGraft is:

○ pH balanced, unlike Heparinized saline and autologous blood, which are not pH-balanced;

○ ionically balanced, which is critical in maintaining cell osmolarity and membrane integrity; and

○ formulated to support the viability and health of the graft post-grafting by including L-Arginine to support synthesis of nitric oxide during the ischemic period.

● DuraGraft also protects against the two main causes of IRI – oxidative damage and metabolic stress by:

○ having two stabilized potent antioxidants (glutathione and ascorbic acid) that neutralize the reactive oxygen species, which cause oxidative damage during ischemia; and

○ containing components (glucose and high energy phosphates) that support anaerobic metabolism during ischemia, thereby reducing the generation of metabolic stress lesions.

● DuraGraft is proven to reduce clinical complications (MI, Repeat Revascularization, and MACE) associated with VGF, with statistical significance.

● DuraGraft is clinically tested and approved for marketing in 18 countries, not including the U.S., for maintaining free arterial and venous vascular grafts.

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According to market analysis reports, the size of the CABG procedures market globally was approximately $16.7 billion as of 2020 (Expert Markets Research, 2020). This market is forecasted to increase at a compound annual growth rate (CAGR) of 2.5% between 2021 and 2026 (Expert Markets Research, 2020). Globally, it is estimated that approximately 800,000 CABG procedures are performed each year (Grand View Research, March 2017), with procedures performed in the U.S. being a substantial percentage of the total global procedures performed. In the U.S., it is estimated that approximately 340,000 CABG surgeries are performed each year. The number of CABG procedures performed is predicted to decline at a rate of approximately 0.8% per year to less than 330,000 annually by 2026, primarily due to medical and technological advances in the use of percutaneous coronary intervention, also known as “angioplasty” (idata Research, September 2018).

In 2020, the U.S. peripheral vascular device market size was valued at $7.1 billion, with over 8.26 million peripheral vascular procedures performed each year with an expected market size of $10.4 billion by 2026. The vascular device market size globally was valued at $11.9 billion in 2020 with over 16 million yearly peripheral vascular procedures performed. The market size is expected to increase at a compound annual growth rate (CAGR) of 5.2% and reach $16.9 billion in 2026. (idata Research, 2020).

For 2022, our main business priority is receiving FDA approval of DuraGraft for CABG procedures through a De Novo classification request. Our De Novo application will present a robust propensity score-based matched comparison of subjects who have undergone isolated CABG in Europe utilizing DuraGraft and whose data has been compiled in the DuraGraft Registry compared to a matched cohort drawn from the STS Registry receiving standard of care treatment. Propensity scores will be estimated based on a set of 23 characteristics all demonstrated to be independently associated with mortality up to one year after CABG surgery. We believe that this approach will (i) yield a valid and robust comparison of outcomes derived from the use of DuraGraft, as recorded in the DuraGraft Registry, and standard of care as represented by outcomes observed in the STS Registry, and (ii) lead to FDA approval for DuraGraft as an EDI.

In anticipation of the filing of the De Novo request for DuraGraft, we plan to submit a pre-submission document to the FDA that describes the strategy for demonstrating the clinical safety and efficacy of DuraGraft. We anticipate that we will submit the De Novo request to the FDA in the second quarter of 2022 and we believe, but cannot assure, that FDA approval will be granted by the end of 2022.

In addition, we plan to finalize the development of fat grafting procedures using DuraGraft for use in plastic surgery procedures in the United States. It is reported that 22.4 million such surgeries take place annually in the U.S. (American Society of Plastic Surgeons, 2020).

Marketing DuraGraft

Following FDA approval, we seek to increase our DuraGraft-related revenues through our global commercialization plan utilizing our CE marking in Europe and in certain other countries that accept CE marking and by entering the U.S. marketplace with multiple DuraGraft FDA applications including our application in development for fat grafting in plastic surgery procedures. We also expect to grow our revenues rapidly using multiple strategic partners and revenue channels. We expect that DuraGraft will be marketed internationally capitalizing on its CE marking, through the use of distribution partners focusing on cardiac surgeons and cardiologists. In the U.S., we intend to enter into a commercialization arrangement with a strategic partner who will be responsible for the marketing and sales of DuraGraft. If we are not able to find an appropriate strategic partner, we will have to build our own marketing and sales capabilities which we expect would be time consuming and costly.

Our DuraGraft commercialization plan using its CE marking and existing distribution partners in select European and Asian countries is expected to continue in the second quarter of 2022, with a targeted approach based on market access, existing known opinion leaders, or KOLs, clinical data and revenue penetration. We will also begin, once we receive FDA 510(k) approval (expected in late 2022) the process of developing the U.S. CABG market for DuraGraft with select clinical studies, the development of KOLs, the promotion of existing publications, digital marketing, and multiple sales channels.

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MATLOC 1

On December 22, 2021, we acquired My Health Logic, its lab-on-chip technology platform and its patient-centric, digital point-of-care diagnostic device, MATLOC 1.

The industry excitement over microfluidics, also known as lab-on-a-chip technology, lies in its potential for producing revolutionary, timely, accessible, and practical point-of-care devices; devices that are patient-centric (one-to-many, rather than doctor centric, one-to-one) and support self-care and independence. Microfluidics is a technology for analyzing small volumes of fluids, with the potential to miniaturize complex laboratory procedures onto a small microchip, hence the term “lab-on-chip”.

My Health Logic’s lab-on-chip technology is currently being developed to diagnose the three leading biomarkers for chronic kidney disease (CKD), a disease estimated to affect 37 million Americans – or one out of every seven people (National Kidney Foundation, 2019). If left untreated many patients will advance to end stage renal disease (ESRD), often leading to kidney transplant, failure, or dialysis. Since 90% of those with CKD do not know they have it, the risk of progression in the disease is high and creates massive burdens to patients and healthcare systems (National Kidney Foundation, 2019). CKD and ESRD costs the U.S. public healthcare system hundreds of billions of dollars a year, and in 2018 Medicare alone spent $130 billion on CKD and ESRD-related costs (National Kidney Foundation, 2022). With the increase of diabetics and hypertension cases in the U.S., which make up roughly two-thirds of all CKD patients (National Kidney Foundation, 2022), the increase of CKD costs is expected to follow. Compounding this development is the fact that less than 50% of diabetic patients, the highest at-risk group, are annually screened or tested for CKD (Mayo Clinic Proceedings, 2021). This creates an unmet need for point-of-care technologies to facilitate CKD screening and diagnosis, which further facilitates earlier diagnosis and detection to slow down or eliminate the CKD progression. By combining the lab-on-chip technology with My Health Logic’s MATLOC 1, we expect to be able to quantitatively read the two urine biomarkers, albumin and creatine, necessary for effective CKD screening at point-of-care with results available instantly on a patient’s smartphone.

MATLOC 2, the Company’s next-generation point-of-care device in development, is designed to provide a fully integrated, quantitative diagnostic assessment of estimated glomerular filtration rate, or eGFR, using a blood-based biomarker. eGFR is a key measure of kidney function health and/or stage of kidney disease and our MATLOC 2 device is designed to provide a fully integrated, complete diagnostic assessment for CKD, potentially eliminating the need for lab visits and in-person assessment.

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With our MATLOC devices in development, we are striving to achieve earlier detection and slowing of the progression of CKD, allowing patients and healthcare systems to reduce the enormous costs of kidney failure, transplant, and/or dialysis. After completing the technology for CKD assessment, we plan to explore the commercial potential of other biomarkers for chronic diseases to be measured at point-of-care.

We are currently preparing our MATLOC 1 device for a 510(k) application to the FDA later in 2022. Assuming we file the MATLOC 1 510(k) application with the FDA, we would anticipate FDA approval of this application by the end of 2023. More specifically, we expect to continue the advancement of MATLOC 1 through a clinical trial to be conducted in 2022 with an FDA 510(k) submission shortly after conclusion of the clinical study. Upon FDA approval, we plan to enter the U.S. market with MATLOC 1 seeking rapid revenue growth through multiple strategic partners and revenue channels. We expect, but cannot assure, that our MATLOC 2 device will be ready to enter the FDA’s 510(k) application process sometime in 2024.

MATLOC 1, upon FDA approval in the United States, is expected to be marketed and sold through an experienced medical device distribution partner network with a focus on nephrologists in hospitals, ambulatory surgery centers and private practices, to better assess patients and slow the progression of CKD.

Krillase

Through our acquisition of ACB Holding AB in 2018, we acquired the Krillase technology, a European Union researched and evaluated protease therapeutic platform that has the potential for use in the treatment of chronic wounds and burns, and other clinical applications.

Krillase, derived from Antarctic krill, shrimp-like crustaceans, is a combination of endo- and exopeptidases that safely and efficiently breaks down organic material. The mix of proteinases and peptidases in Krillase helps the Antarctic krill digest and break down its food in the extremely cold Antarctic environment. As a result, this specialized collection of enzymes provides a unique biochemical “cutting” capability. As a “biochemical knife,” Krillase can potentially break down organic matter, such as necrotic tissue, thrombogenic material, and biofilms produced by microorganisms. As such, it may be useful in the mitigation or treatment of multiple disease states in humans. For example, Krillase may dissolve arterial thrombogenic plaque safely and efficiently, promote faster healing, support the grafting of skin for the treatment of chronic wounds and burns, and reduce bacterial biofilms associated with poor oral health in humans and animals.

We are focused on developing a Krillase-based product pipeline that treat several conditions across the critical care market. Itemized below is a breakdown of our projected Krillase development pipeline:

●	MB101 – Therapy for complex wounds and burns
●	MB102 – Therapy for acute ischemic stroke
●	MB104 – Therapy for deep vein thrombosis
●	MB105 – Therapy for dissolving plaque and biofilms on teeth

In addition, our Krillase platform team is planning a pet health study for later in 2022. We expect the results will enable us to introduce our Krillase products into the pet health market in the United States. We believe that the U.S. pet health market presents a substantial opportunity for the marketing of our Krillase products. We expect to establish the first stream of revenue from the sale of Krillase-based pet market products in 2023.

On July 19, 2005, Krillase received medical device status in the European Union for debridement of deep partial and full-thickness wounds in hospitalized patients.

We continue to evaluate commercial, clinical, research, and regulatory considerations involved in marketing our Krillase-based product line. Our commercial strategy in developing this product line is two-fold:

●	First, leverage and maximize near-term revenue generating opportunities with products for commercial or clinical applications that have low regulatory risk, such as pet health treats. To that end, we intend to run a clinical validation study in the pet health market, and after successful completion, we intend to seek licensing opportunities.

●	Second, develop products for application of the Krillase platform that address unmet medical needs in humans or address medical market needs better than existing products in the marketplace, or in clinical applications that have higher regulatory risk, but significant commercial potential.

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Competitive Strengths

We believe that the following competitive strengths will enable us to compete effectively:

●	Superior, first-in-class vascular surgery graft solution. Management believes that the DuraGraft platform provides a significant and substantial competitive advantage. Having received CE marking in Europe, it is a “first-in-class” product and is approved for marketing in Europe for vein graft preservation. DuraGraft is a product that can minimize vein graft disease and vein graft failure, leading to significantly improved outcomes for patients undergoing CABG surgeries. Our peer-reviewed and published data has demonstrated DuraGraft’s superiority over “standard of care” vein or arterial graft wetting solutions such as saline, buffered solutions, and autologous patient blood in maintaining vascular endothelial cell structure and function. Unlike DuraGraft, these other wetting solutions do not protect against ischemic injury and reduce ischemic reperfusion injury. In addition, they are associated with certain solution tissue incompatibility issues. DuraGraft, with its indication in vascular surgeries, including, for example, in CABG and peripheral vascular surgeries, is the first product CE certified in Europe for marketing. Since receipt of its CE marking certification, we know of no other products that have undergone randomized clinical trials, regulatory review or carry CE marking for this indication.

●	Superior wound-healing method. Our Krillase platform provides a significant and substantial competitive advantage as clinical studies in Europe have shown Krillase to achieve superior wound healing effects in treatment of necrotic leg ulcers. Our patent-protected unique mixture of highly efficient endo- and exopeptidases extracted from the digestive tract of the Antarctic krill is difficult to reproduce artificially.

●	Early detection at point-of-care. Through our MATLOC platform, we plan to provide the ability to quantitatively screen and diagnose for CKD at point-of-care. The lab-on-chip technology’s low limit of detection and sensitivity enable an earlier diagnosis of CKD while the point-of-care capabilities of the MATLOC device(s) allow for testing outside of a lab setting. CKD usually does not show symptoms until the later stages of the disease, meaning early detection is essential to the prevention of end stage renal disease that often includes treatments such as kidney transplant or dialysis. These treatments are debilitating to patients and expensive to healthcare systems and providers. Also, since most of those patients at risk for CKD are not screening annually, by providing a test at point-of-care, the MATLOC platform can bridge that testing gap. Further, by digitally transferring the quantitative results from the diagnostic device to a patient’s smartphone, we create a system with immediate results able to be shared and tracked for effective management of the disease and empowerment of the patient.

Our Growth Strategies

We will strive to grow our business by pursuing the following key growth strategies:

●	Commercialize DuraGraft and related products. Continue (i) the distribution of DuraGraft, in Europe and other countries that accept the CE marking and (ii) the development, regulatory approval and commercialization of DuraGraft in the United States.

●	Commercialize MATLOC 1 and related products. Complete the integration of our Urine Albumin-to-Creatinine Ratio, or UACR, lab-on-chip technology with our point-of-care MATLOC 1 device for FDA approval and commercialization. MATLOC 1 is expected to be used as a screening device to test those at risk of CKD to slow the progression of the disease. Following our development of MATLOC 1, we intend to develop MATLOC 2, which will incorporate eGFR lab-on-chip technology and allow for a full quantitative CKD diagnosis at point-of-care.

●	Commercialize Krillase and related products. Begin to commercialize our Krillase platform through the development of (i) various Krillase-based products and (ii) potential strategic partnerships for these products.

●	Acquire more life science assets. Expand our product portfolio through the identification and acquisition of additional life science assets.

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Competition

Competition in the medical device and life science industries is intense. Our competitors include pharmaceutical companies and biotechnology companies, as well as universities and public and private research institutions. In addition, companies that are active in different but related fields represent substantial competition for us. Many of our competitors have significantly greater capital resources, larger research and development staffs and facilities and greater experience in medical device development, regulation, manufacturing and marketing than we do. These organizations also compete with us to recruit qualified personnel, attract partners for joint ventures or other collaborations, and license technologies that are competitive with ours. To compete successfully in this industry, we must identify novel and unique medical devices or methods of treatment and then complete the development of those medical devices as treatments.

The medical devices that we are attempting to develop will have to compete with existing therapies. In addition, a large number of companies are pursuing the development of medical devices that target the same conditions that we are targeting, and other companies have existing products or medical devices in various stages of pre-clinical or clinical development.

Intellectual Property

Patents, Trademarks, Franchises, Concessions, Royalty Agreements, or Labor Contracts

We own, through the acquisitions of MATLOC, Krillase, DuraGraft, and other assets, various patents, trademarks and other intangibles.

Patent Portfolio

Upon our acquisition of the Somahlution Assets, we acquired all of the Somahlution intellectual property relating to the Somahlution products, including patents rights and trademarks relating to DuraGraft. In addition, prior to the closing of the acquisition of the Somahlution Assets, in certain countries, we paid the costs relating to the filing and registration of patent applications and we were granted ownership rights to DuraGraft patents issued in those countries.

As a result of the My Health Logic acquisition, we acquired all of My Health Logic’s intellectual property, including patents rights and trademarks relating to the MATLOC platform and products. In addition, we acquired ownership rights to MATLOC patents issued in the European Union, Canada, and the United States.

Upon the acquisition of the Krillase platform assets from ACB Holding AB, a Swedish corporation, we acquired patents and patent applications relating to the Krillase technology.

As of the date of this prospectus, we own the following patents:

Product Type	Country/ Jurisdiction	Official No.	Status	Title	Owner/Licensee

MATLOC™	European Patent Office	19867662.9	Pending	A passive mixing microfluidic urinary albumin chip (ual-chip) for chronic kidney disease assessment	Owned by University of Manitoba. Marizyme is an exclusive licensee.

MATLOC™	Canada	3,108,813	Pending	A passive mixing microfluidic urinary albumin chip (ual-chip) for chronic kidney disease assessment	Owned by University of Manitoba. Marizyme is an exclusive licensee.

MATLOC™	United States of America	17/266,217	Pending	A passive mixing microfluidic urinary albumin chip (ual-chip) for chronic kidney disease assessment	Owned by University of Manitoba. Marizyme is an exclusive licensee.

MATLOC™	European Patent Office	19852466.2	Pending	Method for development of microfluidic assay device prototype	Owned by University of Manitoba. Marizyme is exercising its option for exclusive license.

MATLOC™	Canada	3108991	Pending	Method for development of microfluidic assay device prototype	Owned by University of Manitoba. Marizyme is exercising its option for exclusive license.

MATLOC™	United States of America	17/266204	Pending	Method for development of microfluidic assay device prototype	Owned by University of Manitoba. Marizyme is exercising its option for exclusive license.

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Trademarks

As of the date of this prospectus, we own the following trademarks:

Application No.	Registration No.	Country/ Jurisdiction	Case Status	Title
3408723	2852586	Argentina	Registered	DuraGraft
186456	186456	Bangladesh	Registered	DuraGraft
5285-2015	164842C	Bolivia	Registered	DuraGraft
909398577	909398577	Brazil	Registered	DuraGraft
47145	47145	Brunei Darussalam	Registered	DuraGraft
1662655	TMA969008	Canada	Registered	DuraGraft
1156204	1185551	Chile	Registered	DuraGraft
2015-11331	265653	Costa Rica	Registered	DuraGraft
2015-32539	227843	Dominican Republic	Registered	DuraGraft
2015-21165	IEPI/2017/TI/2587	Ecuador	Registered	DuraGraft
2015004632	212663	Guatemala	Registered	DuraGraft
303632968	303632968	Hong Kong	Registered	DuraGraft
D002015022001	IDM000591043	Indonesia	Registered	DuraGraft
JO/T/1/120445	140912	Jordan	Registered	DuraGraft
169368	169368	Kuwait	Registered	DuraGraft
A0040426	1197989	Madrid Protocol (TM)	Registered	DuraGraft
2015058165	2015058165	Malaysia	Registered	DuraGraft
2015-001717	2015111637	Nicaragua	Registered	DuraGraft
389755	389755	Pakistan	Registered	DuraGraft
240938	240938	Panama	Registered	DuraGraft
1567034	428472	Paraguay	Registered	DuraGraft
619456	227503	Peru	Registered	DuraGraft
2015/13465	2015/13465	South Africa	Registered	DuraGraft
198823	198823	Sri Lanka	Registered	DuraGraft
AE246475	246475	United Arab Emirates	Registered	DuraGraft
469705	469705	Uruguay	Registered	DuraGraft
1197989	UK00801197989	United Kingdom	Registered	DuraGraft
1197989	1197989	African IPO	Registered	DuraGraft
	1616525	Australia	Registered	DuraGraft
1197989	1197989	Belarus	Registered	DuraGraft
15099005	534078	Colombia	Registered	DuraGraft
CMA11197989	CMA11197989	Cuba	Registered	DuraGraft
1197989	1197989	Egypt	Registered	DuraGraft
	1197989	European Union	Registered	DuraGraft
1197989	1197989	Finland	Pending	DuraGraft
V0095738	V0095738	Iceland	Registered	DuraGraft
	2728894	India	Registered	DuraGraft
264333	264333	Israel	Registered	DuraGraft
2014-353219	1197989	Japan	Registered	DuraGraft
	1197989	Kazakhstan	Registered	DuraGraft
1197989	1197989	Kenya	Registered	DuraGraft
1197989	1197989	Kyrgyzstan	Registered	DuraGraft
1197989	1197989	Liechtenstein	Registered	DuraGraft
1197989	1197989	Morocco	Registered	DuraGraft
	995906	New Zealand	Registered	DuraGraft
	1197989	Norway	Registered	DuraGraft
1197989	1197989	Oman	Registered	DuraGraft
1197989	1197989	Philippines	Registered	DuraGraft
1197989	1197989	Republic of Korea	Registered	DuraGraft
	1197989	Russian Federation	Registered	DuraGraft
	T1405531A	Singapore	Registered	DuraGraft
1197989	1197989	Switzerland	Registered	DuraGraft
1197989	1197989	Tunisia	Registered	DuraGraft
2014/35608	1197989	Turkey	Registered	DuraGraft
1197989	1197989	Ukraine	Registered	DuraGraft
1197989	1197989	Uzbekistan	Registered	DuraGraft
1197989	1197989	Vietnam	Registered	DuraGraft
1571411	1571411	Australia	Registered	Gala
840635028	840635028	Brazil	Registered	Gala
13200353	13200353	China	Registered	Gala
011866902	011866902	European Union	Registered	Gala
258906	258906	Israel	Registered	Gala
981751	981751	New Zealand	Registered	Gala
2013/101481	2013 101481	Turkey	Registered	Gala
011866902	UK00911866902	United Kingdom	Registered	Gala
T1314119B	T1314119B	Singapore	Registered	Gala
2013-070195	5645334	Japan	Registered	Gala
	690472	Madrid Protocol (TM)	Registered	Krillase
1994/09732	302346	Sweden	Registered	Krillase
	690472	Finland	Registered	Krillase
	690472	France	Registered	Krillase
	690472	Germany	Registered	Krillase
	690472	Norway	Registered	Krillase
	690472	Portugal	Registered	Krillase
	690472	Spain	Registered	Krillase
	WO0000000690472	United Kingdom	Registered	Krillase
A0070668	1379788	Madrid Protocol (TM)	Registered	Somaceutica
1863383	TMA1084929	Canada	Registered	Somaceutica
	1379788	European Union	Registered	Somaceutica
3713217	1379788	India	Registered	Somaceutica
2017-366542	1379788	Japan	Registered	Somaceutica
	1379788	Liechtenstein	Registered	Somaceutica
	1379788	Norway	Registered	Somaceutica
1379788	UK00801379788	United Kingdom	Registered	Somaceutica
47144	47144	Brunei Darussalam	Registered	Somahlution
304532067	304532067	Hong Kong	Registered	Somahlution
JO/T/1/142669	160029	Jordan	Registered	Somahlution
2018-4350		Kuwait	Pending	Somahlution
A0043179	1218320	Madrid Protocol (TM)	Registered	Somahlution
2015067387	2015067387	Malaysia	Registered	Somahlution
86/248574	5027533	United States	Registered	Somahlution
1218320	UK00801218320	United Kingdom	Registered	Somahlution
	1651327	Australia	Registered	Somahlution
86248574	1218320	China	Registered	Somahlution
	1218320	Egypt	Registered	Somahlution
	1218320	European Union	Registered	Somahlution
	1218320	Iceland	Registered	Somahlution
2859336	1218320	India	Registered	Somahlution
	1218320	Iran	Registered	Somahlution
268806	268806	Israel	Registered	Somahlution
	1218320	Japan	Registered	Somahlution
	1218320	Liechtenstein	Registered	Somahlution
1538097	1544539	Mexico	Registered	Somahlution
	1006640	New Zealand	Registered	Somahlution
	1218320	Norway	Registered	Somahlution
	1218320	Russian Federation	Registered	Somahlution
	T1416296G	Singapore	Registered	Somahlution
	1218320	Switzerland	Registered	Somahlution
2014/84799	2014/84799	Turkey	Registered	Somahlution
90/460461		United States	Allowed	MATLOC

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Other Intellectual Property

We own the internet domain names, www.marizyme.com and www.somahlution.com, which are our primary operating websites. We own additional websites which are reserved for future operations. The information contained in our websites is not incorporated by reference in this prospectus.

We generally control access to and use of our proprietary technology and other confidential information through the use of internal and external controls, including contractual protections with employees, contractors, customers, and partners, and our software is protected by U.S. and international copyright laws. In this regard, we have signed NDAs with all of our current and former employees and consultants. Despite our efforts to protect our trade secrets and proprietary rights through intellectual property rights, licenses, and confidentiality agreements, unauthorized parties may still copy or otherwise obtain and use our software and technology. In addition, the laws of some foreign countries in which we sold products do not protect our proprietary rights as fully as do the laws of the United States. There can be no assurance that our means of protecting our proprietary rights in the United States or abroad were adequate or that competition will not independently develop similar technology.

Manufacturing, Distribution and Marketing

We do not own or operate, and currently have no plans to establish, any manufacturing or distribution facilities. We expect to rely on third parties for the manufacture and distribution of our medical technology devices that we commercialize.

After receiving FDA marketing approval, we expect to rely on contracted commercial manufacturers and distributors with established track records for quality and compliance. We expect to continue to develop products and devices that can be produced and distributed cost-effectively by contract manufacturing facilities and distribution collaborators.

We expect that DuraGraft will be marketed to the international market by capitalizing its CE marking, through the use of distribution partners focusing on cardiac surgeons and cardiologists. We expect DuraGraft’s marketing and sales will focus on uses for the harvesting and grafting interval of vascular surgery as a treatment to maintain structural and functional integrity of vascular conduits. Upon receiving FDA approval in the United States, we expect MATLOC 1 will be marketed and sold through an experienced medical device distribution partner network with a focus on nephrologists in hospitals, ambulatory surgery centers and private practices to better assess patients and slow the progression of the disease. We initially expect to commercialize and distribute Krillase primarily by initiating partnerships with large and small retailers who make up the majority of the pet health treat industry. For all three technology platforms, the Company will employ an active digital and social marketing campaign. In the United States, we intend to enter into a commercialization arrangement with a strategic partner who will be responsible for the marketing and sales of DuraGraft in the U.S. If we are not able to find an appropriate strategic partner, we will have to build our own marketing and sales capabilities at a significant cost to us.

Facilities

From the date of our acquisition of the Somahlution Assets through December 2020, we leased approximately 20,000 square feet in a building located at 225 Chimney Corner Lane, Jupiter, Florida 33458, which is owned by the Chairman of our board of directors and the former owner of Somahlution. On December 11, 2020, we entered into a five-and-a-half-year lease for approximately 8,500 square feet at 555 Heritage Drive, Jupiter, Florida 33458, which includes office and laboratory space. Our principal executive office is located at this Jupiter, Florida address. Our monthly rent under this lease, including our share of operating expenses, is $22,824.75.

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Seasonality and Cyclicality

Our operating results and operating cash flows have not been subject to significant seasonal variations. We do not expect his pattern to change in the near term.

Employees

As of January 31, 2022, the Company had 13 full-time employees and three full-time consultants.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. Except as described below, we are not aware of any such legal proceedings or claims against us.

On January 28, 2022, we filed a Complaint in the Circuit Court of the Fifteenth Judicial Circuit in and for Palm Beach County, Florida, case number 50-2022-CA-000859-XXX-MB, against Amy Chandler (the “Chandler Complaint”). The Chandler Complaint seeks damages for breach of fiduciary duty, breach of contract, negligence, conversion, and civil theft. The Chandler Complaint alleged that, approximately two months before her resignation in September 2021, Ms. Chandler intentionally and recklessly took affirmative actions to cancel the CE certificate required by European Union regulations in order for Marizyme and its subsidiary, Somahlution, LLC, to ship and distribute certain products to/within the European Union, and disregarded her fiduciary duty to Marizyme and responsibilities as its former Executive Vice President for Regulatory Affairs and Quality Management Systems. As a result, the Chandler Complaint alleged that Ms. Chandler’s actions caused significant disruption and damage to Marizyme’s business, including, but not limited to, financial damages and damage to Marizyme’s reputation and business relationships. The Chandler Complaint further alleged that prior to her last day, Ms. Chandler stole confidential, proprietary files governing Marizyme’s quality management system, which were required for essential internal business operations, and that Marizyme incurred significant costs to recreate these files. The Chandler Complaint alleged damages in excess of thirty thousand dollars ($30,000.00), exclusive of interest, attorneys’ fees, and costs.

On August 19, 2021, Dr. Neil Campbell, former President, Chief Executive Officer and director of the Company, and Bruce Harmon, former Chief Financial Officer and Secretary of the Company, each filed a Complaint and Demand for Jury Trial in the Circuit Court of the Fifteenth Judicial Circuit in and for Palm Beach County, Florida, case numbers No. 50-2021-CA-009938 and No. 50-2021-CA-009954, respectively, against the Company and Insperity Peo Services, L.P., a Delaware limited partnership (“Insperity”), a joint employer of Dr. Campbell and Mr. Harmon with the Company under a Client Service Agreement, dated November 30, 2020 (collectively, the “Campbell/Harmon Complaints”). Both Campbell/Harmon Complaints allege that the Company and Insperity violated Section 448.105 of the Florida Private Whistleblower Act as a result of the constructive terminations of Dr. Campbell and Mr. Harmon after the occurrence of violations federal and state law, including federal securities law, at the Company that exposed Dr. Campbell and Mr. Harmon to civil and criminal forms of liability and that the Company was not addressing to their satisfaction. Both Campbell/Harmon Complaints demand approximately $30,000-$50,000 in back pay and benefits, interest on back pay, front pay and/or lost earning capacity, compensatory damages, costs and attorney’s fees, and such other relief as the court deems equitable. We intend to vigorously defend against these claims. These cases are currently in arbitration.

Bankruptcy or Similar Proceedings

There has been no bankruptcy, receivership or similar proceeding pertaining to the Company.

Environmental Regulations

We do not believe that we are or will become subject to any environmental laws or regulations of the United States. While our products and business activities do not currently violate any laws, any regulatory changes that impose additional restrictions or requirements on us or on our products or potential customers could adversely affect us by increasing our operating costs or decreasing demand for our products, which could have a material adverse effect on our results of operations.

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Reorganizations, Purchase or Sale of Assets

Other than as described above, there have been no other material reclassifications, mergers, consolidations, purchases or sales of a significant amount of assets not done in the ordinary course of business pertaining to the Company.

Regulation

The FDA, European Union competent authorities and comparable regulatory authorities in state and local jurisdictions and in other countries impose substantial and burdensome requirements upon companies involved in the clinical development, manufacture, marketing and distribution of medical device products such as those the Company has developed and is developing. These agencies and federal, state and local entities regulate, among other things, the research and development, testing, manufacture, quality control, safety, effectiveness, labelling, storage, record keeping, approval, advertising and promotion, distribution, post-approval monitoring and reporting, sampling and export and import of the Company’s medical device medical devices. To comply with the regulatory requirements in each of the jurisdictions in which the Company is marketing or seeking to market and subsequently sell its products, the Company is establishing processes and resources to provide oversight of the development, approval processes and launch (including post market surveillance) of its products and to position those products in order to gain market share.

We believe that we are and will continue to be in compliance in all material respects with applicable statutes and the regulations passed in the United States. There are no current orders or directions relating to our company with respect to the foregoing laws and regulations.

U.S. Government Regulation

In the United States, the FDA approves and regulates medical devices under the Federal Food, Drug, and Cosmetic Act, and its implementing regulations.

The process of obtaining regulatory approvals and the subsequent compliance with applicable federal, state, local and foreign statutes and regulations requires the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval, may subject an applicant to a variety of administrative or judicial sanctions, such as the FDA’s refusal to approve pending Market Authorizations, withdrawal of an approval, imposition of a clinical hold, issuance of warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement or civil or criminal penalties.

The process required by the FDA before a medical device may be marketed in the United States generally involves the following:

●	completion of design control activities (including design verification activities such as pre-clinical laboratory tests, engineering tests, animal studies and formulation studies in compliance with the FDA’s good laboratory practice, or good laboratory practices (“GLPs”) regulations and 21 CFR part 820 regulations;

●	Submission to the FDA of an investigational device exemption, or IDE, which must become approved before human clinical trials may begin;

●	approval by an institutional review board, or IRB, of the study protocol and informed consent forms for the clinical site before each trial may be initiated. Multiple sites may necessitate the involvement of multiple IRBs and submissions;

●	performance of adequate and well-controlled human clinical trials in accordance with good clinical practices (“GCPs”), requirements to establish the safety and efficacy of the proposed medical device product for each indication;

●	submission to the FDA of a Marketing Application (510(k), De Novo, Premarket Approval (PMA), etc.) which would include the study reports of the clinical trials, pre-clinical testing, design verification and validation activities, labeling, etc. as well as other required sections to be included in the Marketing Authorization;

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●	satisfactory completion of an FDA advisory committee review, if applicable;

●	satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the product is produced to assess compliance with current good manufacturing practices (“cGMPs”) or PAI (Pre-approved Inspection) requirements and to assure that the facilities, methods and controls are adequate to preserve the medical device’s identity, quality; and

●	FDA clearance of the medical device.

Pre-clinical Studies and Clinical Trials for Medical Devices

Pre-clinical studies include laboratory evaluation of the medical device product’s chemistry, engineering testing, stability, biocompatibility (including toxicity) and shipping (container closure), as well as animal studies to assess potential safety and efficacy. An IDE sponsor must submit the results of the pre-clinical tests, together with manufacturing information, testing, data and any available clinical data or literature, among other things, to the FDA as part of an IDE. Some pre-clinical testing may continue even after the IDE is submitted. An IDE automatically becomes effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions related to one or more proposed clinical trials and places the clinical trial on a clinical hold. In such a case, the IDE sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. As a result, submission of an IDE may not result in the FDA allowing clinical trials to commence.

Clinical trials involve the use of the investigational device to human subjects pursuant to a clinical protocol, under the supervision of qualified investigators in accordance with GCPs requirements, which include the requirement that all research subjects provide their informed consent in writing for their participation in any clinical trial. Clinical trials are conducted under protocols detailing, among other things, the objectives or endpoints of the trial, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated. A protocol for each clinical trial and any subsequent protocol amendments must be submitted to the FDA under the IDE. In addition, an IRB (central or at each institution participating in the clinical trial) must review and approve the plan for any clinical trial before it commences at that institution. Information about certain clinical trials must be submitted within specific timeframes to the National Institutes of Health, or NIH, for public dissemination on their www.clinicaltrials.gov website.

Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA and more frequently if serious adverse events occur. Furthermore, the FDA or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the medical device has been associated with unexpected serious harm to patients.

FDA Approval of Medical Devices

The results of the pre-clinical studies and engineering testing, together with detailed information relating to the product’s composition, manufacture, quality controls and proposed labeling, among other things, and assuming successful completion of clinical testing (if required) are submitted to the FDA as part of a market approval application, requesting clearance to market the product for one or more indications. In most cases, the submission of a market approval application is subject to a substantial application user fee. Under the Medical Device User Fee Act (“MDUFA”), guidelines that are currently in effect are dependent on type of submission, and typically the FDA has a goal that ranges between 100 – 300 days from the date of “filing” of a standard market approval application for the substantive review. This total review typically takes longer from the date of submission because the FDA has approximately15 days to make a “filing” decision. Additionally, if during the filing decision or the substantive review the FDA determines a sponsor must provide additional information (AI), the sponsor has 180 days to provide requested information and during such time, the FDA review clock is halted.

Before clearing a market approval application, the FDA typically will inspect the facility or facilities where the product is manufactured. The FDA will not clear an application unless it determines that the manufacturing processes and facilities are in compliance with cGMPs requirements and adequate to assure consistent production of the product within required specifications. Additionally, before clearing a market approval application, the FDA may inspect one or more clinical trial sites to assure compliance with GCPs requirements.

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After evaluating the market approval application and all related information, including the advisory committee recommendation, if any, and inspection reports regarding the manufacturing facilities and clinical trial sites, the FDA may issue clearance in a form consistent with the type of application. A complete response letter must contain a statement of specific items that prevent the FDA from approving the application and will also contain conditions that must be met in order to secure final approval of the market approval application and may require additional clinical or pre-clinical testing in order for FDA to reconsider the application. Even with submission of this additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval. If and when those conditions have been met to the FDA’s satisfaction, the FDA will typically issue an approval letter. An approval letter authorizes clearance to commercially market the medical device product with specific instructions for use for specific indications.

The FDA De Novo Classification request provides a marketing pathway to classify novel medical devices for which no legally marketed predicate device exists and general controls or general and special controls provide reasonable assurance of safety and effectiveness for the intended use. The De Novo classification is a risk-based classification process and devices that are classified into Class I or Class II through a De Novo classification request may be marketed and used as predicates for future premarket notification submissions. With the granting by the FDA of a De Novo request, the new device is authorized to be marketed in the United States and a new classification regulation for the device type is established.

A 510(k) application is another premarket submission process made available by the FDA which may be used by itself or in combination with a De Novo classification request to demonstrate that the device to be marketed is at least as safe and effective (substantially equivalent) to a legally marketed device that is not otherwise subject to pre-market approval requirements. Submitters under a 510(k) application must compare their device to one or more similar legally marketed devices (predicates) and make and support their substantial equivalency claims. Until the submitter receives an order declaring a device substantially equivalent, the submitter may not proceed to market the device. Once the device is determined to be substantially equivalent, it can then be marketed in the United States.

Even if the FDA clears a product, it may limit the approved indications for use of the product, require that contraindications, warnings or precautions be included in the product labeling, require that post-approval studies be conducted to further assess safety after approval, require testing and surveillance programs to monitor the product after commercialization, or impose other conditions, including distribution and use restrictions or other risk management mechanisms which can materially affect the potential market and profitability of the product. The FDA may prevent or limit further marketing of a product based on the results of post-marketing studies or surveillance programs. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes, and additional labeling claims, are subject to further testing requirements and FDA review and approval.

U.S. Post-Approval Requirements for Medical Devices

Medical device products manufactured or distributed pursuant to FDA clearance are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to recordkeeping, periodic reporting, product sampling and distribution, advertising and promotion and reporting of adverse experiences with the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims are subject to prior FDA review and approval. There also are continuing, annual user fee requirements for any marketed products and the establishments at which such products are manufactured, as well as new application fees for supplemental applications with clinical data.

The FDA may impose a number of post-approval requirements as a condition of approval of a MA. For example, the FDA may require post-marketing testing and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization.

In addition, medical device manufacturers and other entities involved in the design, manufacture and distribution of approved products are required to register their establishments with the FDA and state agencies and are subject to periodic unannounced inspections by the FDA and these state agencies for compliance with cGMPs requirements. Changes to the manufacturing process are strictly regulated and often require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMPs requirements and impose reporting and documentation requirements upon the sponsor and any third-party manufacturers that the sponsor may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain cGMPs compliance.

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Once approval is granted, the FDA may withdraw the approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in mandatory revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical trials to assess new safety risks; or imposition of distribution or other restrictions. Other potential consequences include, but are not limited to:

●	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;
●	fines, warning letters or holds on post-approval clinical trials;
●	refusal of the FDA to approve pending sponsor MAs or supplements to approved MAs, or suspension or revocation of product approvals;
●	product seizure or detention, or refusal to permit the import or export of products; or
●	injunctions or the imposition of civil or criminal penalties.

The FDA strictly regulates marketing, labeling, advertising and promotion of products that are placed on the market. Devices may be promoted only for the approved indications and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability. In addition, products, if deemed adulterated, can lead to serious consequences as set forth above as well as civil and criminal penalties.

U.S. Medical Regulatory Matters Relating to Medical Devices

Manufacturing, sales, promotion and other activities of medical devices following product approval, where applicable, or commercialization are also subject to regulation by numerous regulatory authorities in the United States in addition to the FDA, which may include the Centers for Medicare & Medicaid Services other divisions of the HHS, the Department of Justice, the Drug Enforcement Administration, the Consumer Product Safety Commission, the Federal Trade Commission, the Occupational Safety & Health Administration, the Environmental Protection Agency and state and local governments and governmental agencies.

Other U.S. Healthcare Laws Governing Medical Devices

In addition to FDA restrictions on marketing of medical devices, other U.S. federal and state healthcare regulatory laws restrict business practices in the medical industry, which include, but are not limited to, state and federal anti-kickback, false claims, data privacy and security and physician payment and medical device pricing transparency laws.

The U.S. federal Anti-Kickback Statute prohibits, among other things, any person or entity from knowingly and willfully offering, paying, soliciting, receiving or providing any remuneration, directly or indirectly, overtly or covertly, to induce or in return for purchasing, leasing, ordering, or arranging for or recommending the purchase, lease, or order of any good, facility, item or service reimbursable, in whole or in part, under Medicare, Medicaid or other federal healthcare programs. The term “remuneration” has been broadly interpreted to include anything of value. The Anti-Kickback Statute has been interpreted to apply to arrangements between device manufacturers on the one hand and prescribers, purchasers, formulary managers and beneficiaries on the other. Although there are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, the exceptions and safe harbors are drawn narrowly. Practices that involve remuneration that may be alleged to be intended to induce prescribing, purchases, or recommendations may be subject to scrutiny if they do not meet the requirements of a statutory or regulatory exception or safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the U.S. federal Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all its facts and circumstances. Several courts have interpreted the statute’s intent requirement to mean that if anyone purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the statute has been violated.

Additionally, the intent standard under the U.S. federal Anti-Kickback Statute was amended by the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively, the ACA, to a stricter standard such that a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. In addition, the ACA codified case law that a claim including items or services resulting from a violation of the U.S. federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act. The majority of states also have anti-kickback laws, which establish similar prohibitions and, in some cases, may apply to items or services reimbursed by any third-party payor, including commercial insurers.

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The federal false claims and civil monetary penalties laws, including the civil False Claims Act, prohibit any person or entity from, among other things, knowingly presenting, or causing to be presented, a false, fictitious or fraudulent claim for payment to, or approval by, the federal government, knowingly making, using, or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government, or from knowingly making a false statement to avoid, decrease or conceal an obligation to pay money to the U.S. federal government. A claim includes “any request or demand” for money or property presented to the U.S. government. Actions under the civil False Claims Act may be brought by the Attorney General or as a qui tam action by a private individual in the name of the government. Violations of the civil False Claims Act can result in very significant monetary penalties and treble damages. Several healthcare companies have been prosecuted under these laws for, among other things, allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. Other companies have been prosecuted for causing false claims to be submitted because of the companies’ marketing of products for unapproved, or off-label, uses. Companies also have been prosecuted for allegedly violating the Anti-Kickback Statute and False Claims Act as a result of impermissible arrangements between companies and healthcare practitioners or as a result of the provision of remuneration by the companies to the healthcare practitioners. In addition, the civil monetary penalties statute imposes penalties against any person who is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent. Many states also have similar fraud and abuse statutes or regulations that apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor.

Violations of fraud and abuse laws, including federal and state anti-kickback and false claims laws, may be punishable by criminal and civil sanctions, including fines and civil monetary penalties, the possibility of exclusion from federal healthcare programs (including Medicare and Medicaid), disgorgement and corporate integrity agreements, which impose, among other things, rigorous operational and monitoring requirements on companies. Similar sanctions and penalties, as well as imprisonment, also can be imposed upon executive officers and employees of such companies. Given the significant size of actual and potential settlements, it is expected that the government authorities will continue to devote substantial resources to investigating healthcare providers’ and manufacturers’ compliance with applicable fraud and abuse laws.

The federal Health Insurance Portability and Accountability Act of 1996, or HIPPA, of 1996 created additional federal criminal statutes that prohibit, among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the U.S. federal Anti-Kickback Statute, the ACA broadened the reach of certain criminal healthcare fraud statutes created under HIPAA by amending the intent requirement such that a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

In addition, there has been a recent trend of increased federal and state regulation of payments made to physicians and certain other healthcare providers. The ACA imposed, among other things, new annual reporting requirements through the Physician Payments Sunshine Act for covered manufacturers for certain payments and “transfers of value” provided to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Failure to submit timely, accurately and completely the required information for all payments, transfers of value and ownership or investment interests may result in civil monetary penalties of up to an aggregate of $150,000 per year and up to an aggregate of $1 million per year for “knowing failures.” Covered manufacturers must submit reports by the 90th day of each subsequent calendar year. In addition, certain states require the implementation of compliance programs and compliance with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, impose restrictions on marketing practices and/or tracking and reporting of gifts, compensation and other remuneration or items of value provided to physicians and other healthcare professionals and entities.

The Company may also be subject to data privacy and security regulation by both the federal government and the states in which the Company conducts its business. HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and their respective implementing regulations, including the Final HIPAA Omnibus Rule, published on January 25, 2013, impose specified requirements relating to the privacy, security and transmission of individually identifiable health information held by covered entities and their business associates. Among other things, HITECH made HIPAA’s security standards directly applicable to “business associates,” defined as independent contractors or agents of covered entities that create, receive, maintain or transmit protected health information in connection with providing a service for or on behalf of a covered entity. HITECH also increased the civil and criminal penalties that may be imposed against covered entities, business associates and possibly other persons, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorney’s fees and costs associated with pursuing federal civil actions. In addition, state laws govern the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same requirements, thus complicating compliance efforts. In the EU, similar privacy requirements have been implemented under EU Law General Data Protection Regulation (GDPR 2016/679). These requirements include provisions related to the processing of personal data of individuals within the EEA and also addresses the transfer of personal data outside the EU and EEA areas.

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Coverage and Reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of any products for which the Company obtains regulatory approval. In the United States and markets in other countries, patients who are prescribed treatments for their conditions and providers performing the prescribed services generally rely on third-party payors to reimburse all or part of the associated healthcare costs. Patients are unlikely to use the Company’s products unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of the Company’s products. Sales of any products for which the Company receives regulatory approval for commercial sale will, therefore depend, in part, on the availability of coverage and adequate reimbursement from third-party payors. Third-party payors include government authorities, managed care plans, private health insurers and other organizations. In the United States, the process for determining whether a third-party payor will provide coverage for a product typically is separate from the process for setting the price of such product or for establishing the reimbursement rate that the payor will pay for the product once coverage is approved. Third-party payors may limit coverage to specific products on an approved list, which might not include all of the FDA-approved products for a particular indication. A decision by a third-party payor not to cover the Company’s medical devices could reduce physician utilization of the Company’s products once approved and have a material adverse effect on the Company’s sales, results of operations and financial condition. Moreover, a third-party payor’s decision to provide coverage for a product does not imply that an adequate reimbursement rate will be approved. Adequate third-party reimbursement may not be available to enable the Company to maintain price levels sufficient to realize an appropriate return on the Company’s investment in product development. Additionally, coverage and reimbursement for products can differ significantly from payor to payor. One third-party payor’s decision to cover a particular product or service does not ensure that other payors will also provide coverage for the product or service or will provide coverage at an adequate reimbursement rate. As a result, the coverage determination process will require the Company to provide scientific and clinical support for the use of the Company’s products to each payor separately and will be a time-consuming process.

In the EEA, governments influence the price of products through their pricing and reimbursement rules and control of national health care systems that fund a large part of the cost of those products to consumers. Some jurisdictions operate positive and negative list systems under which products may only be marketed once a reimbursement price has been agreed to by the government. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical trials that compare the cost effectiveness of a particular medical device to currently available therapies. Other member states allow companies to fix their own prices for medicines but monitor and control company profits. The downward pressure on health care costs in general, particularly prescription products, has become very intense. As a result, increasingly high barriers are being erected to the entry of new products. In addition, in some countries, cross border imports from low-priced markets exert commercial pressure on pricing within a country.

The containment of healthcare costs has become a priority of federal, state and foreign governments, and the prices of products have been a focus in this effort. Third-party payors are increasingly challenging the prices charged for medical products, examining the medical necessity and reviewing the cost-effectiveness of medical products, in addition to questioning safety and efficacy. If these third-party payors do not consider the Company’s products to be cost-effective compared to other available therapies, they may not cover the Company’s products after regulatory approval or clearance, or if they do, the level of payment may not be sufficient to allow the Company to sell its products at a profit.

Healthcare Reform

A primary trend in the U.S. healthcare industry and elsewhere is cost containment. Government authorities and other third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medical products. For example, in March 2010, the ACA was enacted, which, among other things, increased the minimum Medicaid rebates owed by most manufacturers; created a new Patient Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research; creation of the Independent Payment Advisory Board, once empaneled, will have authority to recommend certain changes to the Medicare program that includes establishment of a Center for Medicare Innovation at the CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending. Since its enactment, the U.S. federal government has delayed or suspended the implementation of certain provisions of the ACA.

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The Company expects that the ACA, as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and lower reimbursement and additional downward pressure on the price that the Company receives for any approved product. Any reduction in reimbursement from Medicare or other government-funded programs may result in a similar reduction in payments from private payors. Moreover, recently there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products. The implementation of cost containment measures or other healthcare reforms may prevent the Company from being able to generate revenue, attain profitability or commercialize the Company’s drugs and medical devices.

Additionally, on August 2, 2011, the Budget Control Act of 2011 created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This included aggregate reductions of Medicare payments to providers of 2% per fiscal year, which went into effect on April 1, 2013, and due to subsequent legislative amendments to the statute, will stay in effect through 2025 unless additional action is taken by Congress. On January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several types of providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. More recently, there has been heightened governmental scrutiny recently over the manner in which manufacturers set prices for their marketed products, which have resulted in several recent Congressional inquiries and proposed bills designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for products.

Since its enactment, there have been judicial, executive and Congressional challenges to certain aspects of the ACA. On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the ACA brought by several states without specifically ruling on the constitutionality of the ACA. Prior to the Supreme Court’s decision, President Biden issued an executive order to initiate a special enrollment period from February 15, 2021 through August 15, 2021 for purposes of obtaining health insurance coverage through the ACA marketplace. The executive order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the ACA. It is unclear how other healthcare reform measures of the Biden administration or other efforts, if any, to challenge, repeal or replace the ACA will impact our business.

Other legislative changes have been proposed and adopted since the ACA was enacted. For example, on March 11, 2021, President Biden signed the American Rescue Plan Act of 2021 into law, which eliminates the statutory Medicaid drug rebate cap, currently set at 100% of a drug’s average manufacturer price, for single source and innovator multiple source drugs, beginning January 1, 2024. Further, in August 2011, the Budget Control Act of 2011, among other things, included aggregate reductions of Medicare payments to providers of 2% per fiscal year. These reductions went into effect in April 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2030, with the exception of a temporary suspension from May 1, 2020 through December 31, 2021, unless additional action is taken by Congress.

Further, on May 30, 2018, the Right to Try Act was signed into law. The law, among other things, provides a federal framework for certain patients to access certain investigational new drug products that have completed a Phase 1 clinical trial and that are undergoing investigation for FDA approval. Under certain circumstances, eligible patients can seek treatment without enrolling in clinical trials and without obtaining FDA permission under the FDA expanded access program. There is no obligation for a pharmaceutical manufacturer to make its drug products available to eligible patients as a result of the Right to Try Act.

Moreover, there has recently been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries, proposed and enacted legislation and executive orders designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. For example, at a federal level, President Biden signed an Executive Order on July 9, 2021 affirming the administration’s policy to (i) support legislative reforms that would lower the prices of prescription drugs and biologics, including by allowing Medicare to negotiate drug prices, by imposing inflation caps, and, by supporting the development and market entry of lower-cost generic drugs and biosimilars; and (ii) support the enactment of a public health insurance option. Among other things, the Executive Order also directs the HHS to provide a report on actions to combat excessive pricing of prescription drugs, enhance the domestic drug supply chain, reduce the price that the Federal government pays for drugs, and address price gouging in the industry; and directs the FDA to work with states and Indian Tribes that propose to develop section 804 Importation Programs in accordance with the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, and the FDA’s implementing regulations. It is also possible that additional governmental action is taken in response to the COVID-19 pandemic. Individual states in the United States have also become increasingly active in implementing regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

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We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could impact the amounts that federal and state governments and other third-party payors will pay for healthcare products and services.

U.S. Data Privacy and Security Laws

Numerous state, federal and foreign laws, including consumer protection laws and regulations, govern the collection, dissemination, use, access to, confidentiality, and security of personal information, including health-related information. In the United States, numerous federal and state laws and regulations, including data breach notification laws, health information privacy and security laws, including HIPAA and federal and state consumer protection laws and regulations (e.g., Section 5 of the Federal Trade Commission Act) that govern the collection, use, disclosure, and protection of health-related and other personal information could apply to our operations or the operations of our partners. In addition, certain state and non-U.S. laws, such as the California Consumer Privacy Act the California Privacy Rights Act, Australia’s Privacy Act 1988, as amended, and the General Data Protection Regulation, or GDPR, govern the privacy and security of personal information, including health-related information in certain circumstances, some of which are more stringent than HIPAA and many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts. Failure to comply with these laws, where applicable, can result in the imposition of significant civil and/or criminal penalties and private litigation. Privacy and security laws, regulations, and other obligations are constantly evolving, may conflict with each other to make compliance efforts more challenging, and can result in investigations, proceedings, or actions that lead to significant penalties and restrictions on data processing.

Foreign Government Regulation

In order to market the Company’s products in the EEA (which is comprised of the 27 Member States of the European Union plus Norway, Iceland and Liechtenstein) and many other foreign jurisdictions (e.g., in Europe, the United Kingdom and Switzerland), a sponsor must obtain separate regulatory approvals. For example, in the EEA, medical device products can only be commercialized after obtaining a Marketing Authorization, or MA. There are currently two types of marketing authorizations in the EU are Medical Device Directive (MDD 93/42/EEC) and Medical Device Regulation (EU 2017/745). As of May 26, 2021, the MDR repealed MDD and all new marketing authorizations must meet the requirements of MDR. The activities associated with MA approval are conducted by authorized Notified Bodies (NB) on behalf of the EU competent authorities. Before granting the MA, the NB makes an assessment of the risk-benefit balance of the product on the basis of scientific criteria concerning its quality, safety and efficacy. In order to make this determination, the Sponsor submits a Technical File or Design Dossier for approval.

To the extent that any of the Company’s medical devices are to be approved and sold in a foreign country other than those countries comprising the EEA or other countries that accept CE marking, the Company may be subject to similar laws and regulations, which may include, for instance, applicable post-marketing requirements, including safety surveillance, anti-fraud and abuse laws and implementation of corporate compliance programs and reporting of payments or other transfers of value to healthcare professionals.

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MANAGEMENT

Directors and Executive Officers

Set forth below is information regarding our directors and executive officers as of the date of this prospectus.

Name	Age	Position
David Barthel	64	Chief Executive Officer and Director
Dr. Vithalbhai Dhaduk	68	Chairman of the Board and Independent Director
George Kovalyov	37	Chief Financial Officer
Harrison Ross	30	Vice President of Finance
Dr. Steven Brooks	52	Chief Medical Officer
Dr. Catherine Pachuk	65	Chief Scientific Officer and Executive Vice President
Terry Brostowin, Esq.	62	Independent Director
Dr. William Hearl	64	Independent Director
Julie Kampf	56	Independent Director
[ ]	[ ]	Independent Director
[ ]	[ ]	Independent Director

David Barthel. On November 10, 2021, we appointed David Barthel as Chief Executive Officer. Mr. Barthel founded The SmartPill Corp. in 2002 and led the company as CEO & President until its acquisition in October 2012 by medical device giant, Medtronic plc (Nasdaq:MDT). After the acquisition, Mr. Barthel joined an affiliate company of Medtronic plc as Area Vice President, Southeast Division, until July 2019. From July 2019 to February 2021, Mr. Barthel was Managing Director at an affiliate company of Henry Schein, Inc. From March 2021 to November 2021, Mr. Barthel was Chief Executive Officer of Health Logic Interactive Inc. and its wholly owned subsidiary, My Health Logic Inc., a company focused on developing an innovative point-of-care lab-on-chip digital diagnostic device technologies for chronic kidney disease. My Health Logic Inc., which holds the MATLOC 1 device technology and all accompanying agreements, was acquired by Marizyme in December 2021. Mr. Barthel earned a Bachelor of Arts Degree from St. Norbert College in De Pere, Wisconsin and an MBA from Lake Forest Graduate School of Management in Lake Forest, Illinois. Our board of directors believes that Mr. Barthel is qualified to serve as a member of the Board due to his 25 years of executive leadership of early-stage and large corporations in the healthcare and medical devices industries.

Dr. Vithalbhai Dhaduk. In February 2021, Dr. Dhaduk was appointed to our board of directors. In June 2021, Dr. Dhaduk was appointed as Chairman, and in July 2021, was appointed Interim Chief Executive Officer. Upon Mr. Barthel’s appointment as Chief Executive Officer in November 2021, Dr. Dhaduk resigned his position as Interim Chief Executive Officer. Dr. Dhaduk also serves as the chairman of our Nominating and Corporate Governance Committee. Dr. Dhaduk has more than 30 years’ professional experience as a neurologist who has served as Head of Neurology at Professional Neurological Associates for 20 years and Assistant Professor of Neurology at Commonwealth Medical College. Dr. Dhaduk currently serves as President and Chairman at Professional Neurological Associates (since 1987), Chairman of Dap Dhaduk 1 to 8 (since 1998), Chairman of Caritas International Trading Inc. (since 2011), President and Chairman of Caritas Real Estate Group (since 2011), President and Chairman of Core Hospitality LLC (since 2011), President and Chairman of Star Real Estate LC (since 2012), President and Chairman of Coracias Advanced Technology LLC (since 2016), Board of Directors for The Wright Center (since 2017), and President and Chairman of CorePharma, LLC (since 2018). Previously, Dr. Dhaduk had served as Chairman of Global Pharma Analytics (2012 – 2019), as President and Chairman of Somahlution, LLC (2012 – 2019), President and Chairman of Apicore LLC (2005 – 2016), President and Chairman of R&D Future Aire Tech (2011 – 2013), President and Chairman of Neuron Biotech (2007 – 2013), President and Chairman of Synerx Pharmaceutical (2007 – 2013), and as a Director on the Board of Directors at FNCB Bancorp, Inc. (NASDAQ: FNCB, from 2017 to May 2021). Dr. Dhaduk is a managing trustee of charitable trust and past President and Chairman of Saurashtra Patel Cultural Samaj. Our board of directors believes that Dr. Dhaduk is qualified to serve as a member of the Board due to his experience as a director on various private company boards, and his more than 35 years in the medical profession and as a business owner.

Dr. Dhaduk received a Bachelor of Medicine and Bachelor of Surgery in 1980 from M.P. Shah Medical College in Jamngar, India. Dr. Dhaduk has a Pennsylvania and New Jersey medical licenses (both since 1985), PGY-1 waiver on basis of excellence in post-graduation from the Board of Psychiatry and Neurology (1984), FLEX (Federal Licensing Examination (1984) and ECFMG Certification (1981). Dr. Dhaduk has received the following awards: David Dunn Memorial Award for Outstanding Teaching and Study of Neurology, Medical College of Pennsylvania (1986 – 1987) and Honors in Medicine, M.P. Shah Medical College, India (1980). Dr. Dhaduk has memberships in Fellow of the American Academy of Neurology, Pennsylvania Medical Society, Lackawanna County Medical Society, American Medical Association, MS Society, Parkinson’s Support Group, National Headache Foundation, Alzheimer’s Support Group and Who’s Who Registry.

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Dr. Dhaduk has published in the Journal of Neurology, Neurosurgery, and Psychiatry the following: Partial Ataxic Hemiparesis (1988) and Polyneuritis Cranialis in Lyme Disease (1987). He has presented at the following: CT Scan, EEG, and Brain Mapping in Acute Stroke at American Academy of Neurology (April 1987) and Magnetic Resonance Imaging of Intracranial Vascular Malformations at American Society of Neuroimaging (February 1986).

George Kovalyov. Mr. Kovalyov was appointed as our Chief Financial Officer on December 21, 2021. Previously he had served as the chief operating officer and director of HLII from September 2020 to November 2021, and has served as HLII’s chief financial officer since December 2021. In addition, he has served as a director and audit committee member of Margaret Lake Diamonds Inc. (TSX.V: DIA) since January 2021. From September 2018 to September 2020, Mr. Kovalyov was VP of Finance and director of Phivida Holdings Inc. (CSE:VIDA), a premier brand of cannabidiol-infused foods, beverages and clinical products. From October 2016 to September 2020, he was the principal owner of Schindler and Company, an accounting consulting firm. Mr. Kovalyov is a chartered accountant and is a member of Chartered Professional Accountants of Canada. He graduated from Kwantlen University College with a Bachelor of Business Administration (BBA), Accounting.

Harrison Ross. Mr. Ross was appointed as our Vice President of Finance on December 21, 2021. Previously he had served as the chief financial officer of HLII from July 2020 to November 2021, and has served as HLII’s chief executive officer since December 2021. In addition, Mr. Ross has served as a director for the Codebase Ventures Inc. (CSE:CODE) (FSE:C5B) (OTCQB:BKLLF) since October 2021. From November 2017 to October 2020, he was CFO of DC Acquisition Corp., a Canadian Capital Pool Company that completed a reverse takeover of a Canada-focused retail company that currently trades on the TSXV. Mr. Ross was simultaneously working part-time for the family-owned company Graymont Limited from January 2017 to December 2019 and before that was an equity analyst at the investment-management firm Duncan Ross and Associates from June 2016 to January 2018. In 2017, Mr. Ross became a CFA Charherholder and in 2013 Mr. Ross received his bachelor’s degree from the University of Western Ontario in Business and Organizational Studies with a specialization in accounting.

Dr. Steven Brooks. Dr. Brooks was appointed as our Executive VP of Medical and Regulatory Affairs, Chief Medical Officer in December 2020. Since June 2014, Dr. Brooks has been the principal of Brooks Medtech, LLC, a medical technology consulting firm. Since January 2021, Dr. Brooks has also been Vice President of Medical Sciences and Regulatory Affairs of Vita Therapeutics, LLC, a biotechnology company. Dr. Brooks has more than 20 years in medicine and industry supporting the commercialization of medical innovation, including medical devices, mHealth, drugs, biologics and combination products. Dr. Brooks’ interests include evidence development, clinical trial design and execution, regulatory and reimbursement strategy and healthcare market strategy.

Previously Dr. Brooks was an Interventional Cardiologist at University of Maryland Medical Center and private practice, and then a Medical Officer at the FDA for six years in Center for Devices and Radiological Health in the Division of Cardiovascular Devices.

Dr. Brooks has held positions with the life science consulting firms NDA Partners, Popper & Company, and Sage Growth Partners. He is CMO for Global Interconnect and is the Senior VP of Medical Sciences and Regulatory Affairs for Vita Therapeutics, LLC. He previously held the positions of CMO for Cardiocube, LLC and VP of Regulatory Affairs and Health Economics for Ablative Solutions, Inc.

Dr. Brooks achieved his MD degree at the University of Pittsburgh School of Medicine, and Residency, Cardiology and Interventional Cardiology Fellowships at University of Pittsburgh Medical Center. He received his MBA from the Johns Hopkins Carey School of Business in the Business of Medicine Program, and a B.A at Duke University.

Dr. Catherine Pachuk. Dr. Pachuk became our Chief Scientific Officer and Executive Vice President in July 2020. Prior to our acquisition of the Somahlution Assets in July 2020, Dr. Pachuk had been Somahlution’s Chief Scientific Officer and Executive Vice President since June 2011. Dr. Pachuk has more than 25 years of research and development leadership experience in the pharmaceutical and biotech sectors with expertise in both drug, device, and vaccine development with significant experience in nucleic acid based therapeutic platforms including ASO, RNAi and nucleic acid-based vaccines. Dr. Pachuk’s key areas of therapeutic focus are viral diseases including Hepatitis B, Hepatitis C, metabolic disease, HCC, and indications associated with Ischemia Reperfusion Injury. Dr. Pachuk was involved in advancing multiple medical devices into the clinic and market including several first-in-man compounds. Dr. Pachuk received her Ph.D. in molecular virology from the University of Pennsylvania where she studied the molecular biology of coronaviruses. Dr. Pachuk also has a dual Regulatory Affairs Certificate from RAPS (Regulatory Affairs Professional Society) in Medical Devices and Pharmaceuticals.

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Following a post-doctoral fellowship at SmithKline Beecham, Dr. Pachuk joined Apollon, Inc. to develop programs in oligonucleotide-based therapeutics, and subsequently DNA-based vaccines for both viral and oncology indications. Following the acquisition of Apollon, Inc. by Wyeth-Ayerst Research in 1998, Dr. Pachuk continued to direct several vaccine programs which resulted in several plasmid-based vaccine products being advanced into clinical trials. During this time, Dr. Pachuk worked with FDA’S CBER division in the drafting of a “Points to Consider” document regarding considerations for administration of plasmid DNA compounds in humans. In 2001, Dr. Pachuk co-founded Nucleonics, a biotech focused on the development of RNAi-based therapeutics, one of which was advanced into clinical studies in Chronic Hepatitis B patients. Until April of 2008, Dr. Pachuk was VP of Preclinical Research. Dr. Pachuk then went on to lead biology and preclinical development efforts for Pfizer’s oligonucleotide therapeutic programs (ASO and siRNA) in the areas of oncology and metabolic disease and was a member of the Executive Leadership Team. Dr. Pachuk also has significant experience in nucleic-acid delivery and has led nucleic acid-delivery and formulation development programs for ASO, plasmid-based therapeutics, and siRNA at Apollon/Wyeth Vaccines, Nucleonics and Pfizer. Dr. Pachuk also was responsible for obtaining more than 1.8 million dollars in government and private grants.

Dr. Pachuk is currently a Scientific Advisory Board member for Ocugen Inc where Dr. Pachuk advises on the development of a COVID-19 vaccine and is currently an invited expert curator for the American Society of Microbiology’s COVID-19 research registry. Dr. Pachuk is also an adjunct faculty member at both Florida Atlantic University and Baruch Blumberg Institute.

Terry Brostowin, Esq. Mr. Brostowin was appointed as an independent director in December 2018. Mr. Brostowin also serves as the chairman of the Company’s Audit Committee and as a member of its Compensation Committee. Mr. Brostowin is an attorney admitted to the Federal Courts in both the Eastern and Southern Districts of New York and the District of New Jersey. Mr. Brostowin has been President of Brostowin & Associates, PC, since December 2016. Mr. Brostowin has extensive expertise in contracts and commercial litigation. Mr. Brostowin has provided his opinion to the New York City Mayor’s office of judicial screening committees on judicial reappointments and was a compliance specialist ensuring the Department of Correction’s compliance with various Federal Court ordered mandates and ensured the financial integrity of various vendors doing business with the Financial Systems Division. Mr. Brostowin has been affiliated with the law firm Brostowin & Associates, PC, since 2009.

Dr. William Hearl. Dr. Hearl was appointed as an independent director in October 2020. Dr. Hearl also serves as a member of the Company’s Audit Committee, Compensation Committee and its Nominating and Corporate Governance Committee. Dr. Hearl is the founder of Immunomic Therapeutics, Inc. and has served as its chief executive officer, chairman, and president since January 2006. Dr. Hearl is an experienced and successful life science businessman and entrepreneur. Dr. Hearl is adept at brokering mutually beneficial partnerships and identifying non-traditional collaborations and investment opportunities.

Dr. Hearl is also a founder of Capital Genomix, Inc. (CGI), a Maryland-based biomarker and drug discovery Company and served as its first chief executive officer from inception in 2000 to late 2002 when he assumed the role of chief scientific officer. Dr. Hearl raised seed funds and Series A & B funding for CGI (approximately $5 million in cash/debt). Dr. Hearl also acquired the Dynex Technologies division of Thermo Scientific in a leveraged acquisition deal, which was subsequently divested and yielded a remarkable tenfold return to CGI.

Dr. Hearl is also responsible for the acquisition and development of the core technologies of Capital Genomix: GeneSystem320TM was licensed exclusively from MD Anderson Cancer Center and the ImmunoMouseTM was invented by Dr. Hearl. Dr. Hearl also has an established record of scientific productivity over his 20 years of work in the biotech industry. He started his career as a bench scientist at Electro-Nucleonics, Inc. and developed blood-based diagnostics for HIV, HTLV-I and Hepatitis C. He later worked at Life Technologies and directed the immunodetection group. Under Dr. Hearl’s direction, the lab developed a number of innovative antibody-based detection kits and reagents. He moved into scientific management when he became the director of research and development at Kirkegaard & Perry Laboratories, Inc. in 1994.

Dr. Hearl received his Ph.D. in biochemistry from the University of Tennessee and B.S. from East Tennessee State University.

The Board of Directors believes that Dr. Hearl is qualified to serve as a member of the Board due to his experience as a biotech / biopharma executive having successfully guided Immuomic Therapeutics to profitability over the last 15 years. He has raised more than $400 million in equity and non-dilutive capital highlighted by his major transaction with Astellas Pharma in 2015. He has served on numerous boards included the Maryland Governor’s Life Science Advisory Board and has a substantial network of business contacts including into international market in Japan and South Korea. Dr. Hearl was a finalist for the Maryland Tech Council CEO of the Year in 2021 and is recognized as a leader in the biotech business community in Maryland.

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Julie Kampf. Ms. Kampf was appointed as an independent director in February 2021. Ms. Kampf also serves as a member of the Company’s Compensation Committee and Nominating and Corporate Governance Committee, and serves as chairman of the Company’s Compensation Committee. Ms. Kampf is a global business executive and thought leader on talent and diversity, with 30 years of experience in the life science and retail/consumer fashion industries and on not-for-profit Boards of Directors. Ms. Kampf is currently Chief Executive Officer of JBK Associates International, which she founded in 2003, and which has grown to become a multi-million-dollar company and one of INC’s fastest growing private companies, four consecutive years, beginning in 2011. Ms. Kampf has a reputation for delivering results that exceed expectations working with life science company CEOs and Boards, ranging from companies included in the Fortune 100 to early-stage startup companies.

Ms. Kampf has significant not-for-profit board and advisory committee experience having served on Howard University’s School of Communications Board of Visitors, where she helped launch an entrepreneurial incubator and established an award for student entrepreneurs. Her not-for-profit board service spans the Linkage Diversity Summit, Enterprising Women magazine, International Association of Corporate and Professional Recruitment, Girl Scout Council of Bergen County, Guiding Eyes for the Blind. Additionally, Ms. Kampf has served on the Executive Committee of Good Grief, a national leader in delivering grief services to children and their families.

Ms. Kampf was president of the 1,750-member HBA (Healthcare Businesswomen’s Association) Metro Chapter, where she co-founded a successful mentoring program. At the same time as a founding member of Bergen County’s Women United in Philanthropy, Ms. Kampf helped launch the area’s largest grantor giving circle focused on women’s issues.

Ms. Kampf has received numerous awards, including having been recognized as one of New Jersey’s Best 50 Women in Business, an Enterprising Woman of The Year, an Ernst & Young Entrepreneurial Winning Woman, and a Brava Smart CEO Winner. In 2013 and 2009, Ms. Kampf was recognized as one of the PharmaVoice 100 ‘most inspiring people in the Life Science Industry.’

Ms. Kampf earned a BA in Political Science from the University of Rhode Island, where she minored in Marketing.

The Board of Directors believes that Ms. Kampf is qualified to serve as a member of the Board due to her experience holding executive committee positions on non-profit boards and having been the president of a non-profit board with more than 1,700 members. Additionally, Ms. Kampf serves public companies in her business life and works directly with public company boards in many cases. Ms. Kampf has built a business from the group up to a multi-million-dollar businesses; therefore she is keenly aware of the drivers for growth. Ms. Kampf is a compensation expert given the work that she does in the search industry, and her knowledge of talent management, culture and diversity.

[  ] will be a member of our board of directors subject to and upon the effectiveness of the registration statement of which this prospectus forms a part. [  ]

[  ] will be a member of our board of directors subject to and upon the effectiveness of the registration statement of which this prospectus forms a part. [  ] [  ] will also serve as a member of our Audit Committee and is considered an “audit committee financial expert” by our board of directors.

Tenure of our Directors

Our directors are elected at the annual meeting of the shareholders, with vacancies filled by the Board of Directors, and serve until their successors are elected and qualified, or their earlier resignation or removal. Officers are appointed by the board of directors and serve at the discretion of the board of directors or until their earlier resignation or removal. Any action required can be taken at any annual or special meeting of stockholders of the corporation which may be taken without a meeting, without prior notice and without a vote, if consent of consents in writing setting forth the action so taken, shall be signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office, its principle place of business, or an officer or agent of the corporation having custody of the book in which the proceedings of meetings are recorded.

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Family Relationships

There are no family relationships between or among any of our current directors, executive officers or persons nominated or charged by the Company to become directors or executive officers. There are no family relationships among our executive officers and directors and the executive officers and directors of our direct and indirect subsidiaries.

Arrangements Between Officers and Directors

Directors and executive officers are elected until their successors are duly elected and qualified. There are no agreements, arrangements or understandings known to us pursuant to which any director or executive officer was or is to be selected as a director (or director nominee) or executive officer.

Other Directorships

No directors of the Company are also directors of issuers with a class of securities registered under Section 12 of the Exchange Act (or which otherwise are required to file periodic reports under the Exchange Act).

Involvement in Certain Legal Proceedings

None of our directors or executive officers has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Corporate Governance

The Company promotes accountability for adherence to honest and ethical conduct; endeavors to provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with the SEC and in other public communications made by the Company; and strives to be compliant with applicable governmental laws, rules and regulations.

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Board Leadership Structure

Our Board has the responsibility for selecting the appropriate leadership structure for the Company. In making leadership structure determinations, the Board considers many factors, including the specific needs of the business and what is in the best interests of the Company’s stockholders. Currently, Dr. Vithal Dhaduk serves as Chairman of the Board. The Board believes that its programs for overseeing risk, as described below, would be effective under a variety of leadership frameworks and therefore do not materially affect its choice of structure.

The Board of Directors is led by the Chairman. The Company has five directors, and its Chief Executive Officer and Chief Financial Officer report to the Board of Directors. Our structure provides the Company with multiple leaders who represent the Company to our stockholders, regulators, business partners and other stakeholders, among other reasons set forth below.

●	This structure creates efficiency in the preparation of the meeting agendas and related Board materials as the Company’s Chief Executive Officer works directly with those individuals preparing the necessary Board materials and is more connected to the overall daily operations of the Company. Agendas are also prepared with the permitted input of the full Board of Directors allowing for any concerns or risks of any individual director to be discussed as deemed appropriate. The Board believes that the Company has benefited from this structure and is in the best interest of the stockholders.

●	The Company believes this structure allows for efficient and effective oversight, given the Company’s relatively small size, its corporate strategy and focus.

The Board’s and Its Committees’ Role in Risk Oversight

Effective risk oversight is an important priority of the Board. Because risks are considered in virtually every business decision, the Board discusses risk throughout the year generally or in connection with specific proposed actions. The Board’s approach to risk oversight includes understanding the critical risks in the Company’s business and strategy, evaluating the Company’s risk management processes, allocating responsibilities for risk oversight, and fostering an appropriate culture of integrity and compliance with legal responsibilities.

The Board exercises direct oversight of strategic risks to the Company. The Audit Committee reviews and assesses the Company’s processes to manage business and financial risk and financial reporting risk. It also reviews the Company’s policies for risk assessment and assesses steps management has taken to control significant risks. The Compensation Committee oversees risks relating to compensation programs and policies. In each case management periodically reports to our Board or relevant committee, which provides the relevant oversight on risk assessment and mitigation.

Review and Approval of Transactions with Related Parties

Generally, the Board of Directors will approve transactions with related parties only to the extent the disinterested directors believe that they are in the best interests of the Company and on terms that are fair and reasonable (in the judgment of the disinterested directors) to the Company. We do not currently maintain a written policy regarding related-party transactions.

Independent Directors

Nasdaq’s rules generally require that a majority of an issuer’s board of directors must consist of independent directors. Our board of directors currently consists of five members: David Barthel, Dr. Vithalbhai Dhaduk, Dr. William Hearl, Julie Kampf, and Terry Brostowin. Our board of directors has determined that Dr. Vithalbhai Dhaduk, Dr. William Hearl, Julie Kampf, and Terry Brostowin are independent directors as that term is defined in Nasdaq Listing Rule 5605(a)(2). We will also appoint two additional independent directors upon the effectiveness of the registration statement of which this prospectus forms a part. Each director serves until our next annual meeting or until his or her successor is duly elected and qualified.

Committees of the Board of Directors

Our Board of Directors has the authority to appoint committees to perform certain management and administration functions. On January 26, 2022, the Board restructured its committees and established or reestablished an Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Pricing Committee for this offering. The Board also adopted a committee charter for each committee. The committee charters have been filed as exhibits to the registration statement of which this prospectus is a part. Upon completion of this offering, we intend to make each committee’s charter available on our website at https://www.marizyme.com.

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In addition, our board of directors may, from time to time, designate one or more additional committees, which shall have the duties and powers granted to it by our board of directors.

Audit Committee

The Board has selected the members of the Audit Committee based on the Board’s determination that the members are financially literate and qualified to monitor the performance of management and the independent auditors and to monitor our disclosures so that our disclosures fairly present our business, financial condition and results of operations. Terry Brostowin, Dr. William Hearl and one of the additional directors to be appointed upon the effectiveness of the registration statement of which this prospectus forms a part, each of whom satisfies or will satisfy the “independence” requirements of Rule 10A-3 under the Exchange Act and Nasdaq’s rules, were or will be selected to serve on our audit committee, with Mr. Brostowin serving as the chairman. The additional director to be appointed upon the effectiveness of the registration statement of which this prospectus forms a part will have been determined by our board to be qualified as an “audit committee financial expert” as defined under Item 407(d)(5)(ii) and (iii) of Regulation S-K.

The Audit Committee’s function is to provide assistance to the Board in fulfilling the Board’s oversight functions relating to the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence and the performance of the Company’s independent auditors and perform such other activities consistent with its charter and our Bylaws as the Committee or the Board deems appropriate. The Audit Committee will produce an annual report regarding our future year-end financial statements, which will be included in our future proxy statements for each year’s annual meeting. The Audit Committee is directly responsible for the appointment, retention, compensation, oversight and evaluation of the work of the independent registered public accounting firm (including resolution of disagreements between our management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The Audit Committee shall review and pre-approve all audit services, and non-audit services that exceed a de minimis standard, to be provided to us by our independent registered public accounting firm. The Audit Committee carries out all functions required by the SEC and the federal securities laws.

The Audit Committee has the sole authority, at its discretion and at our expense, to retain, compensate, evaluate and terminate our independent auditors and to review, as it deems appropriate, the scope of our annual audits, our accounting policies and reporting practices, our system of internal controls, our compliance with policies regarding business conduct and other matters. In addition, the Audit Committee has the authority, at its discretion and at our expense, to retain special legal, accounting or other advisors to advise the Audit Committee.

During the fiscal year ending December 31, 2021, our Audit Committee held four meetings.

Compensation Committee

Julie Kampf, Terry Brostowin, and Dr. William Hearl, each of whom satisfies the “independence” requirements of Rule 10C-1 under the Exchange Act and Nasdaq’s rules, serve on our compensation committee, with Ms. Kampf serving as the chairman. The members of the compensation committee are “Non-Employee Directors” within the meaning of Section 16 of the Exchange Act. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers.

The Compensation Committee is responsible for the administration of our stock compensation plans, approval, review and evaluation of the compensation arrangements for our executive officers and directors and oversees and advises the Board on the adoption of policies that govern the Company’s compensation and benefit programs. In addition, the Compensation Committee has the authority, at its discretion and at our expense, to retain advisors to advise the Compensation Committee. The Compensation Committee may delegate its authority to subcommittees of independent directors, as it deems appropriate.

During the fiscal year ending December 31, 2021, our Compensation Committee met three times.

Nominating and Corporate Governance Committee

Dr. Vithalbhai Dhaduk, Dr. William Hearl and Julie Kampf each of whom satisfies the “independence” requirements of Nasdaq’s rules, serve on our nominating and corporate governance committee, with Dr. Dhaduk serving as the chairman. The nominating and corporate governance committee assists the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees.

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The Nominating and Corporate Governance Committee is responsible for (1) assisting the Board by identifying individuals qualified to become Board members; (2) recommending individuals to the Board for nomination as members of the Board and its committees; (3) leading the Board in its annual review of the Board’s performance; (4) monitoring the attendance, preparation and participation of individual directors and to conduct a performance evaluation of each director prior to the time he or she is considered for re-nomination to the Board; (5) reviewing and recommending to the Board responses to shareowner proposals; (6) monitoring and evaluating corporate governance issues and trends; (7) providing oversight of the corporate governance affairs of the Board and the Company, including consideration of the risk oversight responsibilities of the full Board and its committees; (8) assisting the Board in organizing itself to discharge its duties and responsibilities properly and effectively; and (9) assisting the Board in ensuring proper attention and effective response to shareholder concerns regarding corporate governance. We have not paid any third party a fee to assist in the process of identifying and evaluating candidates for director.

The Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating director nominees. The Nominating and Corporate Governance Committee also regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or other circumstances. In addition, the Nominating and Corporate Governance Committee considers, from time to time, various potential candidates for directorships. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms, shareholders or other persons. These candidates may be evaluated at regular or special meetings of the Nominating and Corporate Governance Committee and may be considered at any point during the year.

The Nominating and Corporate Governance Committee evaluates director nominees at regular or special Committee meetings pursuant to the criteria described above and reviews qualified director nominees with the Board. The Committee selects nominees that best suit the Board’s current needs and recommends one or more of such individuals for election to the Board.

The Nominating and Corporate Governance Committee will consider candidates recommended by shareholders, provided the names of such persons, accompanied by relevant biographical information, are properly submitted in writing to the Secretary of the Company in accordance with the manner described below. The Secretary will send properly submitted shareholder recommendations to the Committee. Individuals recommended by shareholders in accordance with these procedures will receive the same consideration received by individuals identified to the Committee through other means. The Committee also may, in its discretion, consider candidates otherwise recommended by shareholders without accompanying biographical information, if submitted in writing to the Secretary.

In addition, the Company’s Bylaws permit shareholders to nominate directors at an annual meeting of shareholders or at a special meeting at which directors are to be elected in accordance with the notice of meeting pursuant to the requirements of the Company’s Bylaws and applicable SEC rules and regulations.

During the fiscal year ending December 31, 2021, the Nominating and Governance Committee met three times.

Director Nominations Process

As described above, the Nominating and Corporate Governance Committee will consider qualified director candidates recommended in good faith by shareholders, provided those nominees meet the requirements of applicable federal securities law. The Nominating and Corporate Governance Committee’s evaluation of candidates recommended by shareholders does not differ materially from its evaluation of candidates recommended from other sources. Any shareholder wishing to recommend a nominee should submit the candidate’s name, credentials, contact information and his or her written consent to be considered as a candidate. These recommendations should be submitted in writing to the Company, Attn: Secretary, Marizyme, Inc., 555 Heritage Drive, Suite 205, Jupiter, Florida 33458. The proposing shareholder should also include his or her contact information and a statement of his or her share ownership. The Committee may request further information about shareholder recommended nominees in order to comply with any applicable laws, rules, the Company’s Bylaws or regulations or to the extent such information is required to be provided by such shareholder pursuant to any applicable laws, rules or regulations.

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Executive Sessions of the Board

The independent members of the Board of the Company meet in executive session (with no management directors or management present) from time to time, but at least once annually. The executive sessions include whatever topics the independent directors deem appropriate.

Communicating with our Board

Shareholders may contact the Board about bona fide issues or questions about the Company by writing the Secretary at the following address: Attn: Secretary, Marizyme, Inc., 555 Heritage Drive, Suite 205, Jupiter, Florida 33458.

Our Secretary, upon receipt of any communication other than one that is clearly marked “Confidential,” will note the date the communication was received, open the communication, make a copy of it for our files and promptly forward the communication to the director(s) to whom it is addressed. Upon receipt of any communication that is clearly marked “Confidential,” our Secretary will not open the communication, but will note the date the communication was received and promptly forward the communication to the director(s) to whom it is addressed. If the correspondence is not addressed to any particular Board member or members, the communication will be forwarded to a Board member to bring to the attention of the Board.

Board of Directors and Committee Meetings

For the fiscal year ended December 31, 2021, the Board held eight meetings and took various other actions via the unanimous written consent of the Board and the various committees described above. All directors attended at least 75% of the Board of Directors meetings and committee meetings relating to the committees on which each director served. At the Company’s annual meeting of its shareholders on September 20, 2021, all of its directors attended. The Company encourages but does not require all directors to be present at annual meetings of shareholders.

Information Concerning the Board and its Committees

All directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. There are no agreements with respect to the election of directors. We have previously compensated our directors for service on the Board and committees thereof through the issuance of shares of common stock, stock options and cash compensation for meeting fees. Additionally, we reimburse directors for expenses incurred by them in connection with the attendance at meetings of the Board and any committee thereof (as described below). The Board annually appoints the executive officers of the Company and the executive officers serve at the discretion of the Board.

Code of Ethics

We have adopted a code of ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. Such code of ethics addresses, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, and reporting of violations of the code.

A copy of the code of ethics has been filed as an exhibit to the registration statement of which this prospectus is a part. We are required to disclose any amendment to, or waiver from, a provision of our code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions. We intend to use our website as a method of disseminating this disclosure as well as by SEC filings, as permitted or required by applicable SEC rules. Any such disclosure will be posted to our website within four (4) business days following the date of any such amendment to, or waiver from, a provision of our code of ethics.

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EXECUTIVE COMPENSATION

Summary Compensation Table of Named Executive Officers - Years Ended December 31, 2021 and 2020

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to all individuals who served as the Company’s principal executive officer or acting in similar capacity during the last two completed fiscal years, regardless of compensation level, and other individuals as required by Item 402(m)(2) of Regulation S-K, during the noted periods.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Nonequity Incentive Plan Compensation ($)	Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David Barthel,	2021	58,336	-	-	-	-	-	-	58,336
Chief Executive Officer (1)	2020	$-	$-	$-	$-	$-	$-	$-	$-

Dr. Neil J. Campbell,	2021	110,214	-	-	83,333	-	-	-	193,547
former Chief Executive Officer (2)	2020	$64,242	$-	$-	$26,042	$-	$-	$50,000	$140,284

Dr. Vithalbhai Dhaduk,	2021	$-	$-	$-	$-48,191	$-	$-	$-	$48,191
Chairman and former Interim Chief Executive Officer (3)	2020	$-	$-	$-	$-	$-	$-	$-	$-

Dr. Catherine Pachuk,	2021	$298,750	$-	$-	$-	$-	$-	$-	$298,750
Chief Scientific Officer and Executive Vice President (4)	2020	$227,864	$-	$-	$-	$-	$-	$-	$227,864

Dr. Steven Brooks,	2021	$300,000	$-	$-	$16,667	$-	$-	$-	$316,667
Chief Medical Officer	2020	$-	$-	$-	$-	$-	$-	$-	$-

James Sapirstein,	2021	$90,000	$-	$-	$113,102	$-	$-	$-	$203,102
former Interim Chief Executive Officer (5)	2020	$-	$-	$-	$-	$-	$-	$-	$-

Amy Chandler,	2021	$201,826	$-	$-	$10,823	$-	$-	$-	$212,649
Former Executive Vice President of Regulatory Affairs and Quality Management Systems (6)	2020	$-	$-	$-	$-	$-	$-	$-	$-

Roger Schaller, former Executive Vice President of Commercial Operations (7)	2021	$165,531	$-	$-	$7,439	$-	$-	$-	$172,970
	2020	$-	$-	$-	$-	$-	$-	$-	$-

(1) Appointed as Chief Executive Officer on November 10, 2021.

(2) Appointed as Chief Executive Officer and a director on November 1, 2020; resigned from this position as Chief Executive Officer and director on March 18, 2021.

(3) Appointed Interim Chief Executive Officer on July 6, 2021; resigned from this position on November 10, 2021. Appointed as a Director on February 22, 2021.

(4) Appointed on July 31, 2020.

(5) Appointed as Interim Chief Executive Officer on September 1, 2020; resigned from this position on November 1, 2020; reappointed Interim Chief Executive Officer on March 21, 2021 and resigned again on June 24, 2021. Mr. Sapirstein served as a Director from December 10, 2018 to June 24, 2021.

(6) Based on an annual salary of $250,000 and a grant of options to purchase 40,000 shares of our common stock, which grant was partially vested and expired three months after Ms. Chandler’s resignation Mr. Chandler resigned effective as of September 24, 2021.

(7) Based on an annual salary of $250,000 and a grant of options to purchase 40,000 shares of our common stock, which grant was partially vested and expired three months after Mr. Schaller’s position was terminated. Mr. Schaller’s employment with us was terminated effective as of August 18, 2021.

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Outstanding Equity Awards at Fiscal Year-End of Named Executive Officers

As of December 31, 2021, the following named executive officers had the following unexercised options, stock that has not vested, and equity incentive plan awards:

Name	Number of Securities Underlying Unexercised Options # Exercisable	# Unexercisable	Incentive Plan Awards: Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock not Vested	Market Value of Shares or Units not Vested	Awards: Number of Unearned Shares, Units or Other Rights not Vested	Value of Unearned Shares, Units or Other Rights not Vested
David Barthel, Chief Executive Officer	40,000	360,000	-	$2.25	10/31/2031	-	-	-	-

James Sapirstein, former Interim Chief Executive Officer	1,095,000	-	-	$1.01	7/11/2029	-	-	-	-
	125,000	-	-	$1.50	12/11/2028	-	-	-	-
	10,417	-	-	$1.25	11/30/2030	-	-	-	-

Dr. Vithalbhai Dhaduk, Chairman and former Interim Chief Executive Officer	41,667	83,333	-	$1.25	11/30/2030	-	-	-	-

Executive Compensation Agreements

David Barthel

On October 31, 2021, the Company entered into an executive employment agreement, or the CEO Employment Agreement, with Mr. Barthel setting forth the terms of the compensation for his services as Chief Executive Officer of the Company. Pursuant to the CEO Employment Agreement, Mr. Barthel is entitled to an annual fixed gross salary of $350,000. Upon execution of the CEO Employment Agreement, Mr. Barthel received incentive stock options, or ISOs, to purchase 400,000 shares of the Company’s common stock at the agreed upon fair market price of $2.25 per share. On February 8, 2022, the Board of Directors determined to approve an amendment to the CEO Employment Agreement to provide that the fair market price of the ISOs be amended to $1.75 per share of common stock. The board of directors made this determination in part based on recent arms’-length transactions with certain private placement investors in which such investors purchased units comprised of a secured Note, convertible into common stock at a price per share of $1.75, subject to adjustment, as well as a Class C Common Stock Purchase Warrant to purchase two shares of common stock with an exercise price equal to the lower of (i) $2.25 per share, subject to adjustment, or (ii) 75% of the cash price per share to be paid by the purchasers in a “qualified financing” as defined in the applicable unit purchase agreement. In addition, Mr. Barthel will be eligible to receive certain equity in the form of ISOs of the Company based upon the attainment of certain metrics, as follows: Nasdaq Listing – 100,000 ISOs; FDA approval of DuraGraft – 75,000 ISOs; FDA approval of MATLOC 1 – 75,000 ISOs; Material 3rd Party Partnerships for DuraGraft – 50,000 ISOs; and Material 3rd Party Partnerships for MATLOC 1 – 50,000 ISOs. All ISOs listed above will have 10% vesting upon grant and the balance will vest quarterly over a three (3) year period in equal installments. Mr. Barthel must be employed with the Company in good standing at the time any such ISOs are awarded according to the milestones set forth above. In the event that Mr. Barthel’s employment is terminated prior to any milestone being achieved, he will forfeit his right to receive such ISOs. Mr. Barthel is also eligible to participate in all employee benefit plans, including health insurance, commensurate with his position. Mr. Barthel will receive $3,000 per month to cover healthcare and related expenses. Mr. Barthel’s employment is at-will and may be terminated by him or by the Company at any time. Through October 31, 2022, if the Company terminates Mr. Barthel’s employment with the Company without Cause, as defined in the CEO Employment Agreement, and if Mr. Barthel executes a full release in favor of the Company (in a form acceptable to the Company, which shall include non-competition, non-solicitation, and non-disparagement provisions), the Company will only pay Mr. Barthel the total sum equal to six (6) months of his gross annual salary. Beginning November 1, 2022 and thereafter, if the Company terminates Mr. Barthel’s employment with the Company without Cause, and if Mr. Barthel executes a full release in favor of the Company, the Company will only pay Mr. Barthel the total sum equal to twelve (12) months of his annual gross salary. In the event of a termination with Cause, or in the event of a resignation by Mr. Barthel, Mr. Barthel will not be entitled to any separation payment or any other post-termination severance. The CEO Employment Agreement contains customary confidentiality provisions and restrictive covenants prohibiting Mr. Barthel from (i) owning or operating a business that competes with the Company during the term of his employment and for a period of 18 months following the termination of his employment or (ii) soliciting the Company’s employees for a period of 18 months following the termination of his employment.

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George Kovalyov

On December 21, 2021, the Company entered into a consulting agreement, or the CFO Consulting Agreement, with George Kovalyov, its Chief Financial Officer, and AAT Services Inc., a corporation incorporated pursuant to the laws of British Columbia, Canada and, together with Mr. Kovalyov, the “CFO Consultant”. Under the CFO Consulting Agreement, the Company engaged the CFO Consultant for a 12-month term to provide such services as the Company may from time to time request, including, without limiting the generality of the foregoing, the following: Proper filing with the SEC of quarterly and annual reports; budgeting, allocation of capital, and payroll processes; assistance in the preparation of a Form S-1 and other Nasdaq listing preparations; assistance with corporate governance creations and procedures; the creation of valuation reports for the Company’s products and medical devices such as DuraGraft, MATLOC 1 and Krillase; preparation of investment material for current and prospective shareholders; general business development; and seeking potential partners and financing opportunities.

Under the CFO Consulting Agreement, the Company will pay the CFO Consultant a monthly base salary of $7,143.00 and reimburse all reasonable business-related travel and other business expenses. The Company will also grant the following equity compensation: (i) cashless warrants to purchase 100,000 shares of common stock of the Company, with an exercise price of $1.26 per share, expiring on December 21, 2026; (ii) options to purchase 200,000 shares of common stock of the Company, vesting monthly over two years, with an exercise price of $1.75 per share, expiring on December 21, 2031; and (iii) 175,000 restricted shares of common stock of the Company, subject to the following milestone vesting schedule: (a) 75,000 restricted shares will vest upon the Company successfully listing its common stock on NASDAQ or the NYSE; 50,000 restricted shares will vest upon any Company financing after January 1, 2022 of debt or equity in which the gross proceeds equal or exceed $5,000,000; (c) 25,000 restricted shares will vest upon the completion of valuation reports for both Somahlution LLC and HLII; and (d) 25,000 restricted shares will vest upon a material commercial partnership for MATLOC 1. The CFO Consultant will not receive any other employee benefits from the Company.

The CFO Consulting Agreement automatically renews for additional six-month terms and may be terminated by either party upon 30 days’ notice. If the CFO Consultant is terminated without cause prior to the end of the term, the Company must pay the CFO Consultant $21,429.00 in severance as well as any other due and unpaid compensation. The CFO Consulting Agreement provides for customary confidentiality and non-solicitation terms.

Dr. Steven Brooks

On December 1, 2020, Dr. Steven Brooks signed an offer letter from us accepting the position as our Chief Medical Officer effective as of that date. This position provides annual compensation of $300,000, an annual discretionary bonus of potentially 25% of base salary based upon discretionary objectives to be outlined, and options to purchase 40,000 shares of our common stock. We also provided Mr. Brooks a benefit package to include insurance coverage.

Catherine Pachuk

Under an Executive Employment Agreement, dated July 26, 2021, with Catherine Pachuk, we agreed to appoint Ms. Pachuk as our Chief Scientific Officer and Executive Vice President. Under the agreement, Ms. Pachuk’s annual salary is $325,000. If terminated without cause through August 31, 2022, Ms. Pachuk is entitled to eight months’ severance payments. If terminated without cause after August 1, 2022, Ms. Pachuk is entitled to six months’ severance payments. If terminated with cause, Ms. Pachuk is not entitled to any post-termination or severance compensation. Ms. Pachuk is eligible for all standard employee benefits and certain holiday and leave allowances. The agreement contains standard intellectual property assignment, non-competition, non-solicitation, non-association, non-disparagement, and confidentiality provisions. Ms. Pachuk’s employment is at-will, and may be terminated at any time, with or without cause, provided that in the case of termination with cause based solely on a finding of breach of her agreement, Ms. Pachuk will be given written notice of such breach and 15 days in which to cure it.

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Other Consulting Agreements

Bradley Richmond

On September 30, 2020, we entered into a consulting agreement with Bradley Richmond pursuant to which we engaged Mr. Richmond to act as a licensing and market advisor providing services to us relating to the introduction of licensing, joint venture, and other business development transactions. Under this agreement, Mr. Richmond specifically agreed that he would not solicit investments, make any recommendations regarding investments or provide any analysis or advice regarding investments. Under the agreement, Mr. Richmond received a non-refundable retainer of $50,000 paid as follows: $25,000 in 20,000 shares of our common stock issued on December 29, 2020, with an estimated value of $1.25 per share; $12,500 on October 1, 2020; and $12,500 on November 1, 2020. We also issued Mr. Richmond a warrant to purchase up to 36,364 shares of our common stock with an exercise price of $1.375 per share and an expiration date of October 2, 2026. In addition, we agreed to pay Mr. Richmond a fee on any “revenue or value” to the Company from his consulting activities outlined as follows, but to be memorialized under a separate written agreement: A cash payment equal to 5% on the first $10 million of value, 3% on the next $90 million of value, and 1.5% on any value above $90 million. He will also receive 100% warrant coverage on the same scale. “Revenue or value” are defined in the agreement to mean net revenue, which will include any royalty that is paid out, net of the cost of the product. Our consulting agreement with Mr. Richmond remains effective through September 30, 2022 unless terminated earlier according to its terms.

Mr. Richmond was appointed our Acting Vice President of Finance on July 19, 2021, and he resigned from this position upon the appointment of Harrison Ross as Vice President of Finance on December 21, 2021. In addition to the compensation Mr. Richmond received under his consulting agreement with us, we are currently paying Mr. Richmond $5,000 per month as compensation for his non-consulting agreement related services to us.

On January 26, 2022, we granted to Mr. Richmond a warrant to purchase 150,000 shares of our common stock at an exercise price of $0.01 per share, issuable immediately, and will grant a warrant to purchase an additional 150,000 shares of the Company’s common stock at an exercise price of $0.01 per share upon the filing of the registration statement of which this prospectus forms a part, in exchange for services Mr. Richmond rendered to us.

Harrison Ross

On December 21, 2021, the Company entered into a consulting agreement, or the VP-Finance Consulting Agreement, with Harrison Ross, its Vice President of Finance, and Rydra Capital Corp., a corporation incorporated pursuant to the laws of British Columbia, Canada and, together with Mr. Ross, the “VP-Finance Consultant”. Under the VP-Finance Consulting Agreement, the Company engaged the VP-Finance Consultant for a 12-month term to provide such services as the Company may from time to time request, including, without limiting the generality of the foregoing, the following: Budgeting, allocation of capital, and payroll processes; assistance in the preparation of a Form S-1 and other Nasdaq listing preparations; assistance with corporate governance creations and procedures; the creation of valuation reports for the Company’s products and medical devices such as DuraGraft, MATLOC and Krillase; and assistance in the preparation of investment material for current and prospective shareholders.

Under the VP-Finance Consulting Agreement, the Company will pay the VP-Finance Consultant a monthly base salary of $7,200.00 and reimburse all reasonable business-related travel and other business expenses. The Company will also grant the following equity compensation: (i) cashless warrants to purchase 100,000 shares of common stock of the Company, with an exercise price of $1.26 per share, expiring on December 21, 2026; (ii) options to purchase 200,000 shares of common stock of the Company, vesting monthly over two years, with an exercise price of $1.75 per share, expiring on December 21, 2031; and (iii) 175,000 restricted shares of common stock of the Company, subject to the following milestone vesting schedule: (a) 75,000 restricted shares will vest upon the Company successfully listing its common stock on NASDAQ or the NYSE; 50,000 restricted shares will vest upon any Company financing after January 1, 2022 of debt or equity in which the gross proceeds equal or exceed $5,000,000; (c) 25,000 restricted shares will vest upon the completion of valuation reports for both Somahlution LLC and HLII; and (d) 25,000 restricted shares will vest upon a material commercial partnership for MATLOC. The VP-Finance Consultant will not receive any other employee benefits from the Company.

The VP-Finance Consulting Agreement automatically renews for additional six-month terms and may be terminated by either party upon 30 days’ notice. If the VP-Finance Consultant is terminated without cause prior to the end of the term, the Company must pay the VP-Finance Consultant $21,600.00 in severance as well as any other due and unpaid compensation. The VP-Finance Consulting Agreement provides for customary confidentiality and non-solicitation terms.

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Retirement

There are no annuity, pension or retirement benefits proposed to be paid to officers, directors or employees in the event of retirement at normal retirement date pursuant to any presently existing plan provided or contributed to by the Company or any of its subsidiaries, if any.

Director Compensation

The table below provides information concerning compensation for services as a director paid to all persons who served as members of our board of directors during the fiscal year ended December 31, 2021, except for those persons who served as a director and are included in our executive compensation table above:

Name and Principal Position	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation Earnings	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Terry Brostowin (1)	$-	$-	$48,191	$-	$-	$-	$48,191
Dr. William Hearl (2)	$-	$-	$48,191	$-	$-	$-	$48,191
Julie Kampf (3)	$-	$-	$48,191	$-	$-	$-	$48,191

(1) Appointed on December 14, 2018.

(2) Appointed on October 30, 2020.

(3) Appointed on February 3, 2021.

In March 2021, the members of the Company’s Board of Directors at the time (James Sapirstein, Terry Brostowin, Dr. William Hearl, Julie Kampf and Dr. Vithalbhai Dhaduk) were each granted 125,000 stock options with an exercise price of $1.25, three-year vesting and a ten-year term. Black Scholes was used to determine that each option’s value was $148,750 fully vested.

Director Agreements

Our directors may receive equity in the form of options at fair market value for their service to the Board. In the future, we intend to pay cash compensation to non-executive directors.

Pursuant to his director agreement, Terry Brostowin, one of our independent directors, received options to purchase 140,000 shares of the Company’s common stock on December 6, 2018, at an exercise price equal to $1.01 per share, and options to purchase 250,000 shares of the Company’s common stock, at an exercise price equal to $1.50 per share, for service on the Board. All of these options are fully vested. He is not receiving any cash compensation for his service to the Board.

Pursuant to his director agreement, James Sapirstein, a former officer and director, received $75,000 in cash compensation per annum for service on the Board as compensation effective December 6, 2018. He also received options to purchase 125,000 shares of the Company’s common stock, at an exercise price equal to $1.50 per share, for service on the Board through the one-year anniversary of his December 6, 2018 start date. All of these options are fully vested.

Long-Term Incentive Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We do not have any material bonus or profit-sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers.

Amended and Restated 2021 Stock Incentive Plan

On May 18, 2021, our Board of Directors approved the Marizyme, Inc. Amended and Restated 2021 Stock Incentive Plan (“SIP” or the “Plan”), and our shareholders ratified it on September 20, 2021. The SIP incorporates stock options issued prior to May 18, 2021.

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Purpose of the Plan: The purpose of the Plan is to advance our interests and the interests of our shareholders by providing an incentive to attract, retain and reward persons performing services for us and by motivating such persons to contribute to our growth and profitability. The maximum number of shares of common stock that may be issued pursuant to awards granted under the Plan is 5,300,000 shares. Cancelled and forfeited stock options and stock awards may again become available for grant under the Plan. As of the date of this prospectus, 795,000 shares remained available for issuance under the Plan. We intend that awards granted pursuant to the Plan be exempt from or comply with Section 409A of the Internal Revenue Code, or the Code (including any amendments or replacements of such section), and the Plan shall be so construed.

The following summary briefly describes the principal features of the Plan and is qualified in its entirety by reference to the full text of the Plan.

Awards that may be granted include: (a) Incentive Stock Options, or ISO (b) Nonstatutory Stock Options, (c) Stock Appreciation Rights, (d) Restricted Stock, (e) Restricted Stock Units, or RSUs, (f) Stock granted as a bonus or in lieu of another award, and (g) Performance Awards. These awards offer us and our shareholders the possibility of future value, depending on the long-term price appreciation of our common stock and the award holder’s continuing service with us.

Stock options give the option holder the right to acquire from us a designated number of shares of our common stock at a purchase price that is fixed at the time of the grant of the option. The exercise price will not be less than the market price of the common stock on the date of grant. Stock options granted may be either incentive stock options or non-statutory stock options.

Stock appreciation rights, or SARs, which may be granted alone or in tandem with options, have an economic value similar to that of options. When an SAR for a particular number of shares is exercised, the holder receives a payment equal to the difference between the market price of the shares on the date of exercise and the exercise price of the shares under the SAR. Again, the exercise price for SARs normally is the market price of the shares on the date the SAR is granted. Under the Plan, holders of SARs may receive this payment – the appreciation value – either in cash or shares of common stock valued at the fair market value on the date of exercise. The form of payment will be determined by us.

Restricted stock are awards of a right to receive shares of our common stock on a future date. Restricted Stock Unit Awards are evidenced by award agreements in such form as our board of directors shall from time to time establish. Restricted stock shares can take the form of awards of restricted stock, which represent issued and outstanding shares of our common stock subject to vesting criteria, or restricted stock units, which represent the right to receive shares of our common stock subject to satisfaction of the vesting criteria. Restricted shares are forfeitable and non-transferable until the shares vest. The vesting date or dates and other conditions for vesting are established when the shares are awarded.

Our board of directors may grant common stock to any eligible recipient as a bonus, or to grant stock or other awards in lieu of obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements.

The Plan also provides for performance awards, representing the right to receive a payment, which may be in the form of cash, shares of common stock, or a combination, based on the attainment of pre-established goals.

All of the permissible types of awards under the Plan are described in more detail below.

Administration of the Plan: The Plan is currently administered by our board of directors. All questions of interpretation of the Plan, of any award agreement or of any other form of agreement or other document employed by us in the administration of the Plan or of any award shall be determined by the Board, and such determinations shall be final, binding and conclusive upon all persons having an interest in the Plan or such award, unless fraudulent or made in bad faith. Any and all actions, decisions and determinations taken or made by the board of directors. in the exercise of its discretion pursuant to the Plan or award agreement or other agreement thereunder (other than determining questions of interpretation pursuant to the preceding sentence) shall be final, binding and conclusive upon all persons having an interest therein.

Eligible Recipients: Persons eligible to receive awards under the Plan will be those employees, consultants and directors of us or of any of our subsidiaries.

Shares Available Under the Plan: The maximum aggregate number of shares of common stock that may be issued under the Plan shall be 5,300,000 shares and shall consist of authorized but unissued or reacquired shares of common stock or any combination thereof, subject to adjustment for certain corporate changes affecting the shares, such as stock splits, merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend. Shares subject to an award under the Plan for which the award is canceled, forfeited or expires again become available for grants under the Plan.

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Stock Options and Stock Appreciation Rights:

General. Stock options and SARs shall be evidenced by award agreements specifying the number of shares of common stock covered thereby, in such form as the board of directors shall from time to time establish. Each Stock option grant will identify the option as an ISO or Nonstatutory Stock Option. Subject to the provisions of the Plan, the administrator has the authority to determine all grants of stock options. That determination will include: (i) the number of shares subject to any option; (ii) the exercise price per share; (iii) the expiration date of the option; (iv) the manner, time and date of permitted exercise; (v) other restrictions, if any, on the option or the shares underlying the option; and (vi) any other terms and conditions as the administrator may determine.

Option Price. The exercise price for each stock option or SAR shall be established in the discretion of the board of directors; provided, however, that the exercise price per share for the stock option or SAR shall be not less than the fair market value of a share of common stock on the effective date of grant of the stock option or SAR. Notwithstanding the foregoing, a stock option or SAR may be granted with an exercise price lower than the minimum exercise price set forth above if such stock option or SAR is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of Section 424(a) of the Code.

Exercise of Options. Stock options may be immediately exercisable but subject to repurchase or may be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the board of directors and set forth in the award agreement evidencing such stock option. No stock option or SAR shall be exercisable after the expiration of ten (10) years after the effective date of grant of such stock option or SAR. Subject to the foregoing, unless otherwise specified by the board of directors in the grant of a stock option or SAR, any stock option or SAR granted hereunder shall terminate ten (10) years after the effective date of grant of the stock option or SAR, unless earlier terminated in accordance with its provisions. The board of directors may set a reasonable minimum number of shares of common stock that may be exercised at any one time.

Expiration or Termination. Options, if not previously exercised, will expire on the expiration date established by the administrator at the time of grant. In the case of incentive stock options, such term cannot exceed ten years provided that in the case of holders of more than 10% of our total combined voting stock, such term cannot exceed five years. Options will terminate before their expiration date if the holder’s service with our company or a subsidiary terminates before the expiration date. The option may remain exercisable for specified periods after certain terminations of employment, including terminations as a result of death, disability or retirement, with the precise period during which the option may be exercised to be established by the administrator and reflected in the grant evidencing the award.

Incentive Stock Options. Stock options intending to qualify as ISOs may only be granted to employees, as determined by the board of directors. No ISO shall be granted to any person if immediately after the grant of such award, such person would own common stock, including common stock subject to outstanding awards held by him or her under the Plan or any other plan established by the Company, amounting to more than ten percent (10%) of the total combined voting power or value of all classes of stock of the Company. To the extent that the award agreement specifies that an Option is intended to be treated as an ISO, the Option is intended to qualify to the greatest extent possible as an “incentive stock option” within the meaning of Section 422 of the Code, and shall be so construed; provided, however, that any such designation shall not be interpreted as a representation, guarantee or other undertaking on the part of the Company that the Option is or will be determined to qualify as an ISO. If and to the extent that any shares of Stock are issued under a portion of any Option that exceeds the $100,000 limitation of Section 422 of the Code, such shares of common stock shall not be treated as issued under an ISO notwithstanding any designation otherwise.

Restricted Stock Awards: Stock awards can also be granted under the Plan. A stock award is a grant of shares of common stock or of a right to receive shares in the future. These awards will be subject to such conditions, restrictions and contingencies as the administrator shall determine at the date of grant. Those may include requirements for continuous service and/or the achievement of specified performance goals.

Restricted Stock Units: RSU Awards shall be evidenced by award agreements in such form as the board of directors shall from time to time establish. The purchase price for shares of Stock issuable under each RSU Award shall be established by the board of directors in its discretion. Except as may be required by Applicable Law or established by the board of directors, no monetary payment (other than applicable tax withholding) shall be required as a condition of receiving a RSU Award. Shares issued pursuant to any RSU Award may (but need not) be made subject to vesting conditions based upon the satisfaction of such Service requirements, conditions, restrictions or Performance Criteria, as shall be established by the Board and set forth in the award agreement evidencing such award.

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Performance Criteria: Under the Plan, Performance Criteria means business criteria including, but not limited to: revenue; revenue growth; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating income; pre-or after-tax income; net operating profit after taxes; economic value added (or an equivalent metric); ratio of operating earnings to capital spending; cash flow (before or after dividends); cash-flow per share (before or after dividends); net earnings; net sales; sales growth; share price performance; return on assets or net assets; return on equity; return on capital (including return on total capital or return on invested capital); cash flow return on investment; total shareholder return; improvement in or attainment of expense levels; and improvement in or attainment of working capital levels or Performance Criteria. Any Performance Criteria may be used to measure the Company’s performance as a whole or any of the Company’s business units and may be measured relative to a peer group or index.

Performance Awards. Performance awards shall be evidenced by award agreements in such form as the board of directors shall from time to time establish. Each performance sward shall entitle the participant to a payment in cash or common stock upon the attainment of Performance Criteria and other terms and conditions specified by the board of directors. Notwithstanding the satisfaction of any Performance Criteria, the amount to be paid under a performance award may be adjusted by the board of directors on the basis of such further consideration as the board of directors in its sole discretion shall determine. The board of directors may, in its discretion, substitute actual common stock for the cash payment otherwise required to be made to a participant pursuant to a performance award.

Bonus Stock and Awards in Lieu of Obligations. The board of directors may grant common stock to any eligible recipient as a bonus, or to grant common stock or other awards in lieu of obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, provided that, in the case of participants subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the board of directors to the extent necessary to ensure that acquisitions of common stock or other awards are exempt from liability under Section 16(b) of the Exchange Act. common stock or awards granted hereunder shall be subject to such other terms as shall be determined by the board of directors.

Other Material Provisions: Awards will be evidenced by a written agreement, in such form as may be approved by the administrator. In the event of various changes to the capitalization of our company, such as stock splits, stock dividends and similar re-capitalizations, an appropriate adjustment will be made by the administrator to the number of shares covered by outstanding awards or to the exercise price of such awards. The administrator is also permitted to include in the written agreement provisions that provide for certain changes in the award in the event of a change of control of our company, including acceleration of vesting. Except as otherwise determined by the administrator at the date of grant, awards will not be transferable, other than by will or the laws of descent and distribution. Prior to any award distribution, we are permitted to deduct or withhold amounts sufficient to satisfy any employee withholding tax requirements. Our board of directors also has the authority, at any time, to discontinue the granting of awards. The board also has the authority to alter or amend the Plan or any outstanding award or may terminate the Plan as to further grants, provided that no amendment will, without the approval of our stockholders, to the extent that such approval is required by law or the rules of an applicable exchange, increase the number of shares available under the Plan, change the persons eligible for awards under the Plan, extend the time within which awards may be made, or amend the provisions of the Plan related to amendments. No amendment that would adversely affect any outstanding award made under the Plan can be made without the consent of the holder of such award.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Related Persons

The following includes a summary of transactions since the beginning of our 2019 fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last three completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation” above). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

●	On December 22, 2021, we closed the acquisition of My Health Logic from Health Logic Interactive Inc., or HLII. On December 21, 2021, George Kovalyov, previously the chief operating officer and a director of HLII, was appointed our Chief Financial Officer. On the same date, Harrison Ross, previously the chief financial officer and a director of My Health Logic, was appointed our Vice President of Finance. We have entered into consulting agreements with Mr. Kovalyov and Mr. Ross, as described above under “Executive Compensation – Executive Compensation Agreements.” As a result of the closing of the acquisition of My Health Logic, Mr. Kovalyov and Mr. Ross acquired beneficial ownership of 236,386 and 153,678 shares of our common stock, respectively. Mr. Kovalyov and Mr. Ross are currently also serving as the Chief Financial Officer and Chief Executive Officer of HLII, respectively.

●	On September 30, 2020, we entered into a consulting agreement with Bradley Richmond. For a description of this consulting agreement, see “Executive Compensation – Other Consulting Agreements” above. On July 19, 2021, Mr. Richmond was appointed our Acting Vice President of Finance, which position he held until December 21, 2021. At the time, Mr. Richmond did not receive any additional compensation for his services to us as our Acting Vice President of Finance. Mr. Richmond is continuing to provide services to us under our consulting agreement with him as well as additional management services outside of the context of the consulting agreement. On December 29, 2021, our board of directors resolved to issue to Mr. Richmond warrants to purchase 300,000 shares of the Company’s common stock at an exercise price of $0.01 per share, with a warrant for the purchase 150,000 of those shares to be issued to Mr. Richmond immediately and a warrant for 150,000 shares of these shares to be issued upon the filing of the registration statement of which this prospectus forms a part, as compensation for these additional management services, valued at $1.75 per share.

Mr. Richmond has been a Managing Director of Investment Banking at Univest Securities, LLC, or Univest, since July 2020. Mr. Richmond is not an executive officer, director or equity owner of Univest. Univest is the representative of the underwriters for this offering and, as such, will be receiving the compensation set forth under “Underwriting” below. Mr. Richmond will receive a percentage of the commissions and the representative’s warrants earned by Univest in this offering.

In 2020, prior to Mr. Richmond’s engagement with us as a consultant, we conducted a private placement in which we sold 6,600,109 shares of our common stock at $1.25 per share for an aggregate of $7,000,240. This private placement was completed on September 25, 2020. Under an exclusive engagement agreement with Univest dated May 22, 2020, as amended, Univest acted as the exclusive placement agent for this private placement. As a Managing Director of Univest, Mr. Richmond received from Univest 4,000 shares of our common stock, as a Univest designee, upon Univest’s signing of our engagement agreement with them. Univest received a total of 10,000 shares of our common stock at this time. Upon the completion of this private placement, we paid Univest $560,019.20 in cash commissions of which Mr. Richmond received from Univest $161,381.53 and we sold to Univest warrants to purchase 186,667 shares of our common stock at an exercise price of $1.375 per share. Of this amount, as a Univest designee, Mr. Richmond received warrants to purchase 112,006 shares of our common stock.

In May 2021, as modified in December 2021, we entered into an exclusive private placement agreement with Univest pursuant to which Univest agreed to act as our exclusive placement agent for a private placement of up to $18,000,000 in units comprised of our convertible notes and warrants to purchase our common stock. Through the end of 2021, we conducted a number of closings of this offering and raised an aggregate gross amount of $7,456,039. In connection with this placement agent agreement and our completion of the 2021 closings, we paid Univest $596,483 in cash commissions of which Mr. Richmond received from Univest $17,473. We may have additional closings of this unit offering in which case Mr. Richmond will receive additional compensation from Univest. In addition, on January 24, 2022, we issued Univest 68,571 units and its designee Mr. Richmond 102,857 units in a closing of this private placement in exchange for Univest’s and Mr. Richmond’s services valued at a total of $300,000 provided to us in connection with our acquisition of My Health Logic.

Between July and August 2021 Mr. Richmond loaned the Company a total of $691,712 for working capital purposes. These loans, which were undocumented, each carried interest at the annual rate of one percent (1%). The loans were repaid in January 2022 and Mr. Richmond earned and was paid $6,917.12 in interest on the loans.

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PRINCIPAL SHAREHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of the date of this prospectus for (i) each of our named executive officers and directors; (ii) all of our named executive officers and directors as a group; and (iii) each other shareholder known by us to be the beneficial owner of more than 5% of our outstanding common stock. The following table assumes that the representative has not exercised the over-allotment option.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person or any member of such group has the right to acquire within sixty (60) days of the date of this prospectus. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within sixty (60) days of the date of this prospectus are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership by any person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o our company, Marizyme, Inc., 555 Heritage Drive, Suite 205, Jupiter, Florida 33458.

	Common Stock Beneficially Owned Prior to this Offering(1)		Common Stock Beneficially Owned After this Offering(2)
Name of Beneficial Owner	Shares	%	Shares	%
David Barthel(3)(4)(5)	70,000	[ ]	70,000	[ ]
George Kovalyov(3)(6)	536,386	[ ]	536,386	[ ]
Dr. Catherine Pachuk(3)(7)	349,323	[ ]	349,323	[ ]
Dr. Steven Brooks(3)(8)	33,333	[ ]	33,333	[ ]
Terry Brostowin(4)(9)	431,665	[ ]	431,665	[ ]
Dr. William Hearl(4)(10)	41,665	[ ]	41,665	[ ]
Dr. Vithalbhai Dhaduk(4)(11)	4,721,375	[ ]	4,721,375	[ ]
Julie Kampf(4)(12)	41,665	[ ]	41,665	[ ]
Harrison Ross(3)(13)	453,678	[ ]	453,678	[ ]
All directors and executive officers as a group (9 persons)	6,679,090	[ ]	6,679,090	[ ]
Marine Bio SpA(14)	2,890,840	[ ]	2,890,840	[ ]
ESC Holdings LLC(15)	2,555,640	[ ]	2,555,640	[ ]

* Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as disclosed in the following footnotes, each of the beneficial owners listed above has direct ownership of and sole voting and investment power to the shares of the Company’s common stock.

(2) As of the date of this prospectus, a total of [ ] shares of the Company’s common stock are considered to be outstanding. Pursuant to Exchange Act Rule 13d-3(d)(1), for each beneficial owner listed above, any options, warrants, or other convertible securities that are exercisable within 60 days have also been included for purposes of calculating their percent of class, but not for any other beneficial owner listed above.

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(3) Officer.

(4) Director.

(5) Consists of an option to purchase 70,000 shares of common stock within 60 days of the date of this prospectus

(6) Consists of (i) 111,509 shares of common stock held directly; (ii) 124,877 shares of common stock held by AAT Services Inc., of which Mr. Kovalyov is the sole beneficial owner; and (iii) 300,000 shares of common stock beneficially owned through AAT Services Inc., consisting of (a) cashless warrants to purchase 100,000 shares of common stock; (b) options to purchase 25,000 shares of common stock that are exercisable within 60 days of the date of this prospectus; and (c) 175,000 restricted shares of common stock, subject to the following milestone vesting schedule: (A) 75,000 restricted shares vesting upon the Company successfully listing its common stock on NASDAQ or the NYSE; (B) 50,000 restricted shares vesting upon any Company financing after January 1, 2022 of debt or equity in which the gross proceeds equal or exceed $5,000,000; (C) 25,000 restricted shares vesting upon the completion of valuation reports for both Somahlution LLC and HLII; and (D) 25,000 restricted shares vesting upon a material commercial partnership for MATLOC 1.

(7) Consists of (i) 268,710 shares of common stock, and (ii) a warrant to purchase 80,613 shares of common stock.

(8) Consists of (i) 20,000 shares of common stock, and (ii) an option to purchase 13,333 shares of common stock within 60 days of the date of this prospectus.

(9) Consists of (i) a fully-vested option to purchase 140,000 shares of common stock, (ii) a fully-vested option to purchase 250,000 shares of common stock, and (iii) an option to purchase 431,665 shares of common stock within 60 days of the date of this prospectus.

(10) Consists of an option to purchase 41,665 shares of common stock within 60 days of the date of this prospectus.

(11) Consists of (i) 3,546,610 shares of common stock held indirectly through Dr. Dhaduk’s wife, (ii) a warrant to purchase 1,133,100 shares of common stock held indirectly through Dr. Dhaduk’s wife, and (iii) an option to purchase 41,665 shares of common stock within 60 days of the date of this prospectus.

(12) Consists an option to purchase 41,665 shares of common stock within 60 days of the date of this prospectus.

(13) Consists of (i) 141,948 shares of common stock held directly; (ii) 11,730 shares of common stock held by Rydra Capital Corp., of which Mr. Ross is the sole beneficial owner; and (iii) 300,000 shares of common stock beneficially owned through Rydra Capital Corp., consisting of (a) cashless warrants to purchase 100,000 shares of common stock; (b) options to purchase 25,000 shares of common stock that are exercisable within 60 days of the date of this prospectus; and (c) 175,000 restricted shares of common stock, subject to the following milestone vesting schedule: (A) 75,000 restricted shares vesting upon the Company successfully listing its common stock on NASDAQ or the NYSE; (B) 50,000 restricted shares vesting upon any Company financing after January 1, 2022 of debt or equity in which the gross proceeds equal or exceed $5,000,000; (C) 25,000 restricted shares vesting upon the completion of valuation reports for both Somahlution LLC and HLII; and (D) 25,000 restricted shares vesting upon a material commercial partnership for MATLOC 1.

(14) Max Rutman has voting and dispositive control over Marine Bio SpA. Its business address is Ebro 2869, Las Condes, Santiago, Chile.

(15) Emmanuelle Schleipfer-Conley has voting and dispositive control over ESC Holding LLC. Its business address is 1 Channel Drive #1706, Monmouth Beach, New Jersey 07750.

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DESCRIPTION OF SECURITIES

The following is a summary of the rights of our common stock and preferred stock and certain provisions of our restated articles of incorporation and our bylaws as they will be in effect upon the completion of this offering. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and bylaws.

General

As of [  ], 2022, our authorized capital stock consisted of:

●	75,000,000 shares of common stock, par value $0.001 per share; and

●	25,000,000 shares of “blank check” preferred stock, par value $0.001 per share.

As of [  ], 2022, there were [  ] shares of our common stock issued and outstanding and no shares of preferred stock issued and outstanding. All of our currently issued and outstanding shares of capital stock were validly issued, fully paid and non-assessable under the Nevada Revised Statutes.

Set forth below is a summary description of all of the material terms of our capital stock. This description is qualified in its entirety by reference to our articles of incorporation, as amended to date, and our bylaws, each of which is filed as an exhibit to the registration statement, of which this prospectus forms a part.

Common Stock

Holders of our common stock: (i) are entitled to share ratably in all of our assets available for distribution upon liquidation, dissolution or winding up of our affairs; (ii) do not have preemptive, subscription or conversion rights, nor are there any redemption or sinking fund provisions applicable thereto; and (iii) are entitled to one vote per share on all matters on which shareholders may vote at all shareholder meetings. Each shareholder is entitled to receive the dividends as may be declared by our directors out of funds legally available for dividends. Our directors are not obligated to declare a dividend. Any future dividends will be subject to the discretion of our directors and will depend upon, among other things, future earnings, the operating and financial condition of our Company, our capital requirements, general business conditions and other pertinent factors.

The presence of the persons entitled to vote a majority (more than 50%) of the outstanding voting shares on a matter before the shareholders shall constitute the quorum necessary for the consideration of the matter at a shareholders meeting.

The vote of the holders of a majority of the votes cast on the matter at a meeting at which a quorum is present shall constitute an act of the shareholders, except for the election of directors, who shall be appointed by a plurality of the shares entitled to vote at a meeting at which a quorum is present. The common stock does not have cumulative voting rights, which means that the holders of a majority of the common stock voting for election of directors can elect 100% of our directors if they choose to do so.

Preferred Stock

Subject to the terms contained in any designation of a series of preferred stock, the Board of Directors is expressly authorized, at any time and from time to time, to fix, by resolution or resolutions, the rights, powers, designations, preferences and relative, participating, optional and other rights and qualifications, limitations and restrictions for shares of any class or classes of preferred stock, without the consent of the stockholders of the Company.

Somahlution Acquisition Warrants

On July 31, 2020, in connection with the acquisition of the Somahlution Assets, the Company issued to certain Somahlution designees warrants to purchase 3,000,000 shares of our common stock. The warrants have an exercise price of $5.00 per share and a term of five years. All of these warrants were still outstanding as of February 11, 2022.

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Services Warrants

On January 24, 2022, we granted a consultant a warrant to purchase 150,000 shares of the Company’s common stock at an exercise price of $0.01 per share, and agreed to grant the consultant an additional warrant to purchase an additional 150,000 shares of the Company’s common stock at an exercise price of $0.01 per share, to be issued upon the filing of the registration statement of which this prospectus forms a part, in exchange for services.

On September 25, 2020, the Company issued two warrants for services. The warrants may be exercised to purchase 168,008 and 112,006 shares of our common stock, respectively, have an exercise price of $1.375, and a term of five years. All of these warrants were still outstanding as of February 11, 2022.

Financing Warrants

On June 12, 2019, as part of a financing, the Company issued warrants to purchase 113,637 shares of our common stock at an exercise price of $3.00 per share, with a term of three years. All of these warrants were still outstanding as of February 11, 2022.

Class C Warrants

In connection with a private placement and exchange of previously-issued investor securities, or the December 2021 Private Placement and Exchange, we have issued Class C Common Stock Purchase Warrants, or the Class C Warrants. Each Class C Warrant is exercisable for two shares of common stock at an exercise price per share equal to the lower of (i) $2.25 and (ii) 75% of the cash price per share paid by the other purchasers of next round securities in the qualified financing, subject to customary antidilution adjustments as well as the provision that subsequent equity issuances with more favorable terms will become part of the Class C Warrants. They are exercisable for a period of five years from issuance. They also have certain registration requirements for the shares of common stock underlying the Class C Warrants upon the final closing under a Unit Purchase Agreement dated December 21, 2021 between the Company and the investor signatories, or the December Unit Purchase Agreement.

Convertible Notes

In connection with the December 2021 Private Placement and Exchange, we have issued 10% Secured Convertible Promissory Notes, or the Convertible Notes. Each Convertible Note is convertible into common stock of the Company at a price per share of $1.75, subject to adjustment, or the Conversion Price. The Convertible Notes mature in 24 months from the initial closing date and accrue 10% of simple interest per annum on the outstanding principal amount. The Convertible Notes’ principal and accrued interest can be converted at any time at the option of the holder at the Conversion Price. In the event the Company consummates, while the Convertible Notes are outstanding, an equity financing with a gross aggregate amount of securities sold of not less than $10,000,000 (a “qualified financing”), then all outstanding principal, together with all unpaid accrued interest under the Convertible Notes, will automatically convert into shares of the equity financing at the lesser of (i) 75% of the cash price per share paid in the financing and the Conversion Price, subject to customary antidilution adjustments as well as the provision that subsequent equity issuances with more favorable terms will become part of the Convertible Notes. The Convertible Notes are secured by a first priority security interest in all assets of the Company.

Placement Agent Warrants

On the final closing of the December 2021 Private Placement and Exchange, we will issue warrants to the representative as placement agent for the private placement to purchase an aggregate of 8.0% of the total number of shares of common stock issuable upon conversion of the Convertible Notes, with an exercise price equal to the Conversion Price, or the Placement Agent Warrant. The Placement Agent Warrant will be exercisable, in whole or in part, commencing on the final closing date of the December 2021 Private Placement and Exchange and will be exercisable for a period of five years. The Placement Agent Warrant may be exercised by payment of cash or on a cashless net exercise basis. The Placement Agent Warrant will also carry certain antidilution and registration rights provisions.

Representative’s Warrants

Upon the closing of this offering, there will be up to [  ] shares of common stock issuable upon exercise of the representative’s warrants, assuming an initial public offering price of $5.00 per share (which is the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus). See “Underwriting—Other Compensation” below for a description of the representative’s warrants.

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Anti-Takeover Provisions

Provisions of the Nevada Revised Statutes and our bylaws could have the effect of delaying or preventing a third-party from acquiring us, even if the acquisition would benefit our stockholders. Such provisions of Nevada Law and our bylaws are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of our company.

Nevada Anti-Takeover Statutes

We have elected not to be governed by the terms and provisions of Nevada’s control share acquisition laws (Nevada Revised Statutes 78.378 - 78.3793), which prohibit an acquirer, under certain circumstances, from voting shares of a corporation’s stock after crossing specific threshold ownership percentages, unless the acquirer obtains the approval of the issuing corporation’s stockholders. The first such threshold is the acquisition of at least one-fifth but less than one-third of the outstanding voting power. We may become subject to Nevada’s Control Share Acquisition Act if the Company has 200 or more stockholders of record at least 100 of whom are residents of the State of Nevada and does business in the State of Nevada directly or through an affiliated corporation. Currently, we do not conduct business in the State of Nevada directly or through an affiliated corporation.

We have also elected not to be governed by the terms and provisions of Nevada’s Combination with Interested Stockholders Statute (Nevada Revised Statutes 78.411 - 78.444) which prohibits an “interested stockholder” from entering into a “combination” with the corporation, unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior three years, did beneficially own) 10 percent or more of the corporation’s voting stock, or otherwise has the ability to influence or control such corporation’s management or policies.

Bylaws

In addition, various provisions of our bylaws may also have an anti-takeover effect. These provisions may delay, defer or prevent a tender offer or takeover attempt of the Company that a stockholder might consider in his or her best interest, including attempts that might result in a premium over the market price for the shares held by our stockholders. Our bylaws may be adopted, amended or repealed by the affirmative vote of the holders of at least a majority of our outstanding shares of capital stock entitled to vote for the election of directors, and except as provided by Nevada law, our board of directors shall have the power to adopt, amend or repeal the bylaws by a vote of not less than a majority of our directors. Any bylaw provision adopted by the board of directors may be amended or repealed by the holders of a majority of the outstanding shares of capital stock entitled to vote for the election of directors. Our bylaws also contain limitations as to who may call special meetings as well as require advance notice of stockholder matters to be brought at a meeting. Additionally, our bylaws also provide that no director may be removed by less than a two-thirds vote of the issued and outstanding shares entitled to vote on the removal.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock are available for our board of directors to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including raising additional capital, corporate acquisitions and employee stock plans. The existence of our authorized but unissued shares of common stock could render it more difficult or discourage an attempt to obtain control of the Company by means of a proxy context, tender offer, merger or other transaction since our board of directors can issue large amounts of capital stock as part of a defense to a take-over challenge. In addition, we have authorized in our articles of incorporation 25,000,000 shares of preferred stock, 1,000 of which are currently designated as Series A Preferred Stock and none of which are currently outstanding. However, the Board acting alone and without approval of our stockholders can designate and issue one or more series of preferred stock containing super-voting provisions, enhanced economic rights, rights to elect directors, or other dilutive features, that could be utilized as part of a defense to a take-over challenge.

Supermajority Voting Provisions

Nevada Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s articles of incorporation or bylaws, unless a corporation’s articles of incorporation or bylaws, as the case may be, require a greater percentage. Although our articles of incorporation and bylaws do not currently provide for such a supermajority vote on any matters, our board of directors can amend our bylaws and we can, with the approval of our stockholders, amend our articles of incorporation to provide for such a super-majority voting provision.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Action Stock Transfer Corp. The transfer agent’s address is 2469 E. Fort Union Blvd, Suite 214, Salt Lake City, UT 84121, and its telephone number is (801) 274-1088.

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SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, our common stock has been quoted on the OTC Markets Group Inc. OTCQB tier under the symbol “MRZM.” However, there has been no established public trading market for our common stock. We expect the offering price to be $[  ] per share of common stock. Future sales of substantial amounts of common stock in the public market after our offering, or the possibility of these sales occurring, could cause the prevailing market price for our common stock to fall or impair our ability to raise equity capital in the future.

Upon completion of this offering, assuming no participation by our affiliates, we will have an aggregate of [ ] shares of common stock outstanding, assuming the representative does not exercise its over-allotment option. The common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act. We have applied to list our common stock on the Nasdaq Capital Market. This offering is contingent upon us listing our common stock on Nasdaq. There is no guarantee or assurance that our common stock will be approved for listing on the Nasdaq Capital Market or another national exchange.

Previously issued shares of common stock that were not offered and sold in this offering, as well as shares issuable upon the exercise of warrants and subject to employee stock options, are or will be upon issuance, “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if such public resale is registered under the Securities Act or if the resale qualifies for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below.

Rule 144

In general, a person who has beneficially owned restricted shares of our common stock for at least twelve months, or at least six months in the event we have been a reporting company under the Exchange Act for at least ninety (90) days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the ninety (90) days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

●	1% of the number of shares of our common stock then outstanding; or

●	1% of the average weekly trading volume of our common stock during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

Rule 701

In general, Rule 701 allows a shareholder who purchased shares of our capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of ours during the immediately preceding 90 days to sell those shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares, however, are required to wait until ninety (90) days after the date of this prospectus before selling shares pursuant to Rule 701.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

Lock-Up Agreements

We, all of our directors and officers and all of our shareholders holding 5% or more of our securities (including warrants, options, convertible securities and common stock) have agreed with the representative, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our common stock or securities convertible into or exercisable or exchangeable for our common stock for a period of six months after the closing of this offering. See “Underwriting—Lock-Up Agreements.”

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UNDERWRITING

We are offering the shares of common stock described in this prospectus through Univest Securities, LLC, who is acting as the representative of the underwriters of this offering. The underwriting agreement that we intend to enter into with the representative will provide that the obligations of the representative are subject to representations, warranties and conditions contained therein. The representative and the other underwriters named below, severally, will agree to buy, subject to the terms of the underwriting agreement, the number of shares of common stock listed opposite their names below. Pursuant to the underwriting agreement, the representative and the other underwriters will be committed to purchase and pay for all of the shares described below.

Underwriters	Number of Shares
Univest Securities, LLC

Total

The underwriters are committed to purchase all the shares of common stock offered by this prospectus if they purchase any shares. The representative is not obligated to purchase the common stock covered by the representative’s over-allotment option to purchase common stock described below. The underwriters are offering the common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the representative of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. This offering is contingent upon us listing our common stock on Nasdaq or another national exchange.

Over-Allotment Option

We have granted to the representative a 45-day option to purchase up to an aggregate of additional shares of common stock (equal to 15% of the number of shares of common stock sold in the offering) at the offering price per share set forth on the cover page of the registration statement of which this prospectus forms a part, less underwriting discounts.

Discounts and Expense Reimbursement

Under the underwriting agreement, we have agreed to give the underwriters a discount equal to 7% of the offering price. The underwriters will offer the shares to the public at the initial public offering price set forth on the cover of this prospectus and to selected dealers at the initial public offering price less a selling concession not in excess of $[ ] per share. After this offering, the initial public offering price, concession and reallowance to dealers may be reduced by the representative. No change in those terms will change the amount of proceeds to be received by us as set forth on the cover of this prospectus.

The following table shows, for each of the total without over-allotment option and total with full over-allotment option offering amounts, the per share and total offering price, underwriting discounts to be paid to the underwriters by us, and proceeds to us, before expenses and assuming a $[ ] per share offering price.

	Per Share Price and Accompanying Warrant	Total with No Over-Allotment	Total with Over-Allotment
Initial public offering price	$	$	$
Underwriting discount to be paid by us	$	$	$
Proceeds, before expenses to us	$	$	$

Under the underwriting agreement, we have agreed to pay the representative’s reasonable out-of-pocket expenses (including fees and expenses of the representative’s counsel) incurred by the representative in connection with this offering not to exceed an aggregate of $200,000, including, but not limited to, travel, due diligence expenses, reasonable fees and expenses of its legal counsel, roadshow costs and background checks on our executive officers and directors. We have not paid the representative an advance to be applied towards the out-of-pocket expenses. Any unused portion of the advances shall be returned to the Company upon the termination date in the event that the advances are not expended.

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We have further agreed to pay a non-accountable expense allowance to the representative equal to 1% of the gross proceeds received by the Company at the closing of the offering.

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding representative’s discounts and reimbursable out-of-pocket expenses, will be approximately $800,000, all of which are payable by us.

The foregoing does not purport to be a complete statement of the terms and conditions of the underwriting agreement. The underwriting agreement is included as an exhibit to the registration statement of which this prospectus forms a part.

Representative’s Warrants

In addition, we have agreed to issue to the representative warrants to purchase a number of shares of common stock equal to 5% of the aggregate number of shares of common stock sold in the offering (including shares of common stock sold upon exercise of the over-allotment option). The representative’s warrants will be exercisable at any time and from time to time, in whole or in part, during the four-and-½-year period commencing six months from the date of closing of this offering, at a price per share equal to 120% of the initial public offering price per share, and will expire on the five-year anniversary of the date of commencement of sales in the offering. Such representative’s warrants are exercisable on a cash basis. The representative’s warrants will provide for registration rights (including a one-time demand registration right and unlimited piggyback rights). We have agreed to register the shares underlying the representative’s warrants in the registration statement of which this prospectus is a part. The Warrants will be subject to FINRA lockup restrictions pursuant to FINRA Rule 5110(e)(1), do not have a demand registration right with a duration of more than five years from the commencement of sales of the offering pursuant to FINRA Rule 5110(g)(8)(C), and do not have piggyback registration rights with a duration of more than seven years from the commencement of sales of the offering pursuant to FINRA Rule 5110(g)(8)(D).

Right of First Refusal

We have agreed to grant the representative, for the 24-month period following the date of the execution (December 10, 2021) of the Company’s engagement letter with the representative, a right of first refusal to provide investment banking services to the Company on an exclusive basis in all matters for which investment banking services are sought by the Company, which right is exercisable in the representative’s sole discretion. For these purposes, investment banking services shall include, without limitation, (a) acting as lead manager for any underwritten public offering; (b) acting as exclusive placement agent, initial purchaser or financial advisor in connection with any private offering of securities of the Company; and (c) acting as financial advisor in connection with any sale or other transfer by the Company, directly or indirectly, of a majority or controlling portion of its capital stock or assets to another entity, any purchase or other transfer by another entity, directly or indirectly, of a majority or controlling portion of the capital stock or assets of the Company, and any merger or consolidation of the Company with another entity. This right of first refusal may be terminated by the Company for “cause,” which shall mean a material breach by the representative of the terms of its engagement letter with the Company or a material failure by the representative to provide the services as contemplated by such engagement letter.

Lock-Up Agreements

Each of our officers, directors, and holders of any securities of the Company which on a fully-diluted basis represent 5% or more of the outstanding shares of the Company, have agreed not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our common stock or other securities convertible into or exercisable or exchangeable for common stock for a period of 180 days from the date of the effectiveness of the registration statement of which this prospectus is a part without the prior written consent of the representative.

The representative may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the representative will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

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Price Stabilization

The representative will be required to comply with the Securities Act and the Exchange Act, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of capital stock by the representative acting as principal. Under these rules and regulations, the representative:

●	may not engage in any stabilization activity in connection with our securities; and

●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Determination of Offering Price

The offering price of the common stock we are offering was determined by us in consultation with the representative based on discussions with potential investors in light of the history and prospects of our Company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the public stock price for similar companies, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be delivered to potential investors by the representative. The prospectus in electronic format will be identical to the paper version of such prospectus. Other than the prospectus in electronic format, the information on the representative’s website and any information contained in any other website maintained by the representative is not part of the prospectus or the registration statement of which this Prospectus forms a part.

Foreign Regulatory Restrictions on Purchase of Our Shares

We have not taken any action to permit a public offering of our shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. People outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of our shares and the distribution of this prospectus outside the United States.

Indemnification

We have agreed to indemnify the representative against liabilities relating to the offering arising under the Securities Act and the Exchange Act and to contribute to payments that the representative may be required to make for these liabilities.

Application for Nasdaq Market Listing

We have applied to have our common stock approved for listing/quotation on the Nasdaq Capital Market under the symbol “MRZM.” We will not consummate and close this offering without a listing approval letter from the Nasdaq Capital Market. Our receipt of a listing approval letter is not the same as an actual listing on the Nasdaq Capital Market. The listing approval letter will serve only to confirm that, if we sell a number of shares in this firm commitment offering sufficient to satisfy applicable listing criteria, our common stock will in fact be listed.

If our shares of common stock are listed on the Nasdaq Capital Market, we will be subject to continued listing requirements and corporate governance standards of the Nasdaq Capital Market. We expect these new rules and regulations to significantly increase our legal, accounting and financial compliance costs

93

LEGAL MATTERS

Bevilacqua PLLC has acted as our counsel in connection with the preparation of this prospectus. The validity of the common stock covered by this prospectus will be passed upon by Sherman & Howard L.L.C. The representative has been represented in connection with this offering by Sullivan & Worcester LLP.

EXPERTS

The consolidated audited financial statements of Marizyme, Inc. as of and for the year ended December 31, 2020 appearing in this prospectus and registration statement have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as stated in their report appearing herein, which report contains an explanatory paragraph regarding the ability of the Company to continue as a going concern. These consolidated financial statements have been so included in reliance upon the report of such firm given upon its authority as an expert in accounting and auditing.

The consolidated audited financial statements of Marizyme, Inc. as of and for the year ended December 31, 2019 appearing in this prospectus and registration statement have been audited by K. R. Margetson Ltd., an independent registered public accounting firm, as stated in their report appearing herein, which report contains an explanatory paragraph regarding the ability of the Company to continue as a going concern. These consolidated financial statements have been so included in reliance upon the report of such firm given upon its authority as an expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

You may read and copy the registration statement, including the related exhibits and schedules, and any document we file with the SEC without charge on the SEC’s website. The SEC maintains an internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at http://www.sec.gov.

We file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection on the SEC’s website. We also maintain a website at www.marizyme.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

94

FINANCIAL STATEMENTS

F-1

MARIZYME, INC.

Condensed Consolidated Balance Sheets

	September 30, 2021	December 31, 2020
	(Unaudited)
ASSETS:
Current
Cash	$16,673	$2,902,762
Accounts receivable	96,291	40,585
Prepaid expense	35,000	106,390
Inventory	15,390	56,340
Total current assets	163,354	3,106,077
Non-current
Property, plant and equipment, net	1,273	7,122
Operating lease right-of-use assets, net	1,163,159	1,317,830
Intangible assets, net	46,385,121	42,278,211
Prepaid royalties, non-current	340,969	344,321
Deposits	30,000	30,000
Goodwill	5,416,000	-
Total non-current assets	53,336,522	43,977,484
Total assets	$53,499,876	$47,083,561

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current
Accounts payable and accrued expenses	$1,396,945	$478,103
Due to related parties	638,530	-
Operating lease obligations	260,106	243,292
Total current liabilities	2,295,581	721,395
Non-current
Operating lease obligations, net of current potion	941,732	1,074,538
Convertible notes, net of debt discount	179,457	-
Derivative liabilities	391,648	-
Contingent liabilities	9,454,000	-
Total non-current liabilities	10,966,837	1,074,538
Total liabilities	13,262,418	1,795,933

Commitments and contingencies (Note 12)	-	-

Stockholders’ equity:
Preferred stock, $0.001 par value, 25,000,000 shares authorized, 0 shares issued and outstanding as of September 30, 2021 and December 31, 2020	-	-
Common stock, par value $0.001, 75,000,000 shares authorized, 35,928,188 shares issued and outstanding as of September 30, 2021 and December 31, 2020	35,928	35,928
Additional paid-in capital	82,509,957	82,077,334
Accumulated deficit	(42,308,427)	(36,825,634)
Total stockholders’ equity	40,237,458	45,287,628
Total liabilities and stockholders’ equity	$53,499,876	$47,083,561

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-2

MARIZYME, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenue	$37,215	$124,985	$271,952	$124,985

Operating expenses:
Direct costs of revenue	18,356	25,714	168,419	25,714
Professional fees (includes related party amounts of $90,000, $90,000, $270,000, and $90,000, respectively)	556,254	170,753	1,808,093	494,295
Salary expenses	617,826	433,318	2,478,357	433,318
Stock-based compensation	64,074	1,107,085	626,449	1,674,200
Other general and administrative expenses	536,483	453,158	1,071,017	468,782
Total operating expenses	1,792,993	2,190,028	6,152,335	3,096,309
Total operating loss	(1,755,778)	(2,065,043)	(5,880,383)	(2,971,324)

Other income (expense):
Interest and accretion expenses	(70,221)	-	(74,410)	-
Change in fair value of contingent liabilities	194,000	-	472,000	-
Total other income	123,779	-	397,590	-

Net loss	$(1,631,999)	$(2,065,043)	$(5,482,793)	$(2,971,324)

Net loss per share - basic and diluted	$(0.05)	$(0.07)	$(0.15)	$(0.13)

Weighted average number of shares of common stock outstanding - basic and diluted	35,928,188	29,288,226	35,928,188	23,161,329

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-3

MARIZYME, INC.

Condensed Consolidated Statements of Stockholders’ Equity

(Unaudited)

	Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance, December 31, 2020	35,928,188	$35,928	$82,077,334	$(36,825,634)	$45,287,628
Stock-based compensation	-	-	334,385	-	334,385
Net loss	-	-	-	(2,211,866)	(2,211,866)
Balance, March 31, 2021	35,928,188	35,928	82,411,719	(39,037,500)	43,410,147
Stock-based compensation	-	-	194,657	-	194,657
Adjustment of warrants value in connection with finalizing the business combination	-	-	(732,300)	-	(732,300)
Net loss	-	-	-	(1,638,928)	(1,638,928)
Balance, June 30, 2021	35,928,188	35,928	81,874,076	(40,676,428)	41,233,576
Stock-based compensation	-	-	64,074	-	64,074
Warrants issued in connection with convertible notes	-	-	571,807	-	571,807
Net loss	-	-	-	(1,631,999)	(1,631,999)
Balance, September 30, 2021	35,928,188	$35,928	$82,509,957	$(42,308,427)	$40,237,458

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-4

MARIZYME, INC.

Condensed Consolidated Statements of Stockholders’ Equity

(Unaudited)

			Additional Paid-in	Treasury	Accumulated
	Shares	Amount	Capital	Stock	Deficit	Total
Balance, December 31, 2019	19,858,939	$19,859	$59,319,594	$(16,000)	$(30,980,581)	$28,342,872
Common stock issued for services	125,000	125	124,875	-	-	125,000
Stock-based compensation	-	-	221,058	-	-	221,058
Net loss	-	-	-	-	(471,370)	(471,370)
Balance, March 31, 2020	19,983,939	19,984	59,665,527	(16,000)	(31,451,951)	28,217,560
Common shares issued in lieu of AP	195,000	195	184,665	-	-	184,860
Exercise of options	5,000	5	5,045		-	5,050
Stock-based compensation	-	-	221,057	-	-	221,057
Net loss	-	-	-	-	(434,911)	(434,911)
Balance, June 30, 2020	20,183,939	20,184	60,076,294	(16,000)	(31,886,862)	28,193,616
Sale of common stock	5,600,192	5,600	6,269,464	-	-	6,275,064
Issuance of common stock for acquisition	10,000,000	10,000	12,490,000	-	-	12,500,000
Issuance of warrants for acquisition	-	-	1,932,300	-	-	1,932,300
Issuance of warrants for services	-	-	253,749	-	-	253,749
Stock-based compensation	-	-	802,926	-	-	802,926
Issuance of common stock for services	50,000	50	62,450	-	-	62,500
Exercise of options for common stock	54,057	54	59,399	-	-	59,453
Net loss	-	-	-	-	(2,065,043)	(2,065,043)
Balance, September 30, 2020	35,888,188	$35,888	$81,946,582	$(16,000)	$(33,951,905)	$48,014,565

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-5

MARIZYME, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2021	2020

Cash flows from operating activities:
Net loss	$(5,482,793)	$(2,971,324)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization	(76,013)	342,583
Stock-based compensation	593,116	1,420,451
Stock-based compensation - restricted common stock	33,333	-
Interest and accretion	74,410	-
Issuance of warrants for services	-	253,749
Change in fair value of contingent liabilities	(472,000)	-
Change in operating assets and liabilities:
Accounts receivable	(55,706)	(93,010)
Prepaid expense	38,057	(62,487)
Inventory	40,950	21,500
Accounts payable and accrued expenses	721,078	140,233
Due to related parties	272,530	-
Net cash used in operating activities	(4,313,038)	(948,305)

Cash flows used in investing activities:
Purchase of intangible assets	-	(130,333)
Net cash used in investing activities	-	(130,333)

Cash flows from financing activities:
Proceeds from promissory notes due to related parties	366,000	-
Proceeds from convertible notes, net of issuance cost	1,060,949	-
Shares issued for cash, net of offering costs	-	6,275,064
Net cash provided by financing activities	1,426,949	6,275,064

Net (decrease)/ increase in cash	(2,886,089)	5,196,426

Cash at beginning of period	2,902,762	90

Cash at end of period	$16,673	$5,196,516

Non-cash investing and financing activities:
Derivative liabilities	$391,648	$-
Contingent liabilities	$9,926,000	$-
Warrants issued in connection with convertible notes	$571,807	-
Issuance of common stock in lieu of payables	$-	$261,453
Issuance of common stock in connection with business combination	$-	$12,500,000
Issuance of warrants in connection with business combination	$-	$1,932,300

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-6

MARIZYME, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF BUSINESS

Maryzime, Inc. (the “Company” or “Marizyme”) is a Nevada corporation originally incorporated on March 20, 2007, under the name SWAV Enterprises, Ltd. On September 6, 2010, the Company name was changed to GBS Enterprises Inc. and from 2010 to September 2018 the Company was in the software products and advisory services business for email and instant messaging applications. The Company divested that business between December 2016 and September 2018 and focused on the acquisition of life science technologies.

On March 21, 2018, the Company’s name was changed to Marizyme, Inc., to reflect the new life sciences focus. Marizyme’s common stock is currently quoted on the OTC Markets’ QB tier under the symbol “MRZM”.

NOTE 2 - GOING CONCERN

The Company’s unaudited condensed consolidated financial statements are prepared using principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company does not have an established source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern. The Company, since its inception, has incurred recurring operating losses and negative cash flows from operations and has an accumulated deficit of $42,308,427 at September 30, 2021. Additionally, the Company has negative working capital of $2,132,227 and $16,673 of cash on hand. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Under the going concern assumption, an entity is ordinarily viewed as continuing its business for the foreseeable future with neither the intention or necessity of liquidation, ceasing trading, or seeking protection from creditors pursuant to the laws and regulations. Accordingly, assets and liabilities are recorded on the basis that the entity will be able to realize its assets and discharge its liabilities in the normal course of business.

The ability of the Company to continue as a going concern is dependent upon its ability to continue to successfully develop its intangible assets, receive an approval from the U.S. Federal and Drug Administration (the “FDA”) to extend the selling of the products into the U.S. market which will allow the Company to attain profitable operations.

During the next twelve months, the Company’s foreseeable cash requirements will relate to continuous operations of its business, maintaining its good standing and making the required filing with the Securities and Exchange Commission (the “SEC”), and the payment of expenses associated with its product development. The Company may experience a cash shortfall and be required to raise additional capital. Management intends to raise additional funds by way of a private or public offering. While the Company believes in the viability of its strategy to continue to develop and expand its products and generate sufficient revenue and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate sufficient revenue and its ability to raise additional funds by way of a public or private offering.

The unaudited condensed consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

F-7

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements include the consolidated accounts of the Company and its wholly owned subsidiaries, Somahlution, Inc. (“Somahlution”), Somaceutica, Inc. (“Somaceutica”) and Marizyme Sciences, Inc. (“Marizyme Sciences”). All intercompany transactions have been eliminated on consolidation.

The accompanying unaudited condensed consolidated financial statements included in this Quarterly Report on Form 10-Q have been prepared in conformity with generally accepted accounting principles in the U.S. (“U.S. GAAP”). The unaudited condensed consolidated financial statements presented in this Quarterly Report should be read in conjunction with the consolidated financial statements and accompanying notes included in the Company’s Annual Report on Form 10-K filed with the SEC on April 15, 2021 (the “2020 Form 10-K”). The balance sheet as of December 31, 2020 was derived from audited consolidated financial statements included in the 2020 Form 10-K but does not include all disclosures required by U.S. GAAP for complete financial statements. The Company’s significant accounting policies are described in Note 3 to those consolidated financial statements.

Interim results may not be indicative of the results that may be expected for the full year. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted from these interim financial statements. The unaudited condensed consolidated financial statements reflect all adjustments which in the opinion of management are necessary for a fair statement of results of operations, financial condition, cash flows and stockholders’ equity for the periods presented. Except as otherwise disclosed, all such adjustments are of a normal recurring nature.

Use of Estimates

The preparation of the unaudited condensed consolidated financial statements in accordance with U.S. GAAP requires management to make use of certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reported periods. The Company bases its estimates on historical experience and on various other assumptions that management believes are reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates. Significant estimates are related to the allocation of the purchase price in a business combination to the underlying assets and liabilities, recoverability of long-term assets including intangible assets and goodwill, amortization expense, valuation of warrants, stock-based compensation, derivative liabilities, contingent liabilities and deferred tax valuations.

Fair Value Measurements

The Company uses the fair value hierarchy to measure the value of its financial instruments. The fair value hierarchy is based on inputs to valuation techniques that are used to measure fair value that are either observable or unobservable. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources, while unobservable inputs reflect a reporting entity’s pricing based upon its own market assumptions. The basis for fair value measurements for each level within the hierarchy is described below:

●	Level 1 - Quoted prices for identical assets or liabilities in active markets.

●	Level 2 - Quoted prices for identical or similar assets and liabilities in markets that are not active; or other model-derived valuations whose inputs are directly or indirectly observable or whose significant value drivers are observable.

●	Level 3 - Valuations derived from valuation techniques in which one or more significant inputs to the valuation model are unobservable and for which assumptions are used based on management estimates.

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as considers counterparty credit risk in its assessment of fair value.

F-8

The carrying amounts of certain cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, and amounts due to related parties approximate fair value due to the short-term nature of these instruments. The fair value of lease obligations is determined using discounted cash flows based on the expected amounts and timing of the cash flows discounted using a market rate of interest adjusted for appropriate credit risk.

The contingent liabilities assumed on the acquisition of Somah (Note 4) consist of present values of royalty payments, performance warrants and pediatric voucher warrants, future rare pediatric voucher sales, and liquidation preference. Management measured these contingencies in accordance with Level 3 of the fair value hierarchy.

i.	The performance warrants and pediatric vouchers warrants liabilities were valued using a Monte Carlo simulation model utilizing the following weighted average assumptions: risk free rate of 1.19%, expected volatility of 69.62%, expected dividend of $0, and expected life of 6.21 years. For the three and nine months ended September 30, 2021, changes in these assumptions resulted in $574,000 and $1,870,000 decrease in fair value of these liabilities, respectively. At September 30, 2021 the fair market value of performance warrants and pediatric vouchers warrants liabilities was $2,899,000.

ii.	The present value of royalty payments was measured using the scenario-based methodology. In assessing the value attributed to the royalty payments, the estimated future cash flows were discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the revenue from net sales of the product. The cash flows derived from the Company’s fifteen-year strategic plan are based on managements’ expectations of market growth, industry reports and trends, and past performances. These projections are inherently uncertain due to the evolving impact of the COVID-19 pandemic. The discounted cash flow model included projections surrounding revenue, discount rates, and growth rates. The discount rates used to calculate the present value of royalty payments reflect specific risks of the Company and market conditions and the mid-range was estimated at 20.6%. For the three and nine months ended September 30, 2021, changes in these assumptions resulted in $380,000 and $1,396,000 increase in fair value of these liabilities, respectively. At September 30, 2021 the fair market value of royalty payments was $3,582,000.

iii.	Rare pediatric voucher sales liability was valued based on the scenario-based methodology where the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset - 20.6%. For the three and nine months ended September 30, 2021, changes in these assumptions resulted in $Nil and $2,000 increase in fair value of this liability, respectively. At September 30, 2021 the fair market value of rare pediatric vouchers was $1,150,000.

iv.	The present value of liquidation preference liability, included in the contingent consideration, was determined using the Black-Scholes option pricing method and represents the fair value of the maximum payment amount according to the Agreement. The following assumptions were used in the Black-Scholes option pricing model: risk free rate of 0.21%, expected volatility of 78.93%, expected dividend of $0, and expected life of 5 years. No changes to the fair value of liquidation preference liability were recorded in the three and nine months ended September 30, 2021. At September 30, 2021 the fair market value of liquidation preference was $1,823,000.

The derivative liabilities consisted of optional and automatic conversion features and the share redemption feature attached to the convertible notes, issued pursuant to the Unit Purchase Agreement (Note 9).

F-9

The Company has no financial assets measured at fair value on a recurring basis. None of the Company’s non-financial assets or liabilities are recorded at fair value on a non-recurring basis. No transfers between levels have occurred during the periods presented.

Marizyme measures the following financial instruments at fair value on a recurring basis. As at September 30, 2021, the fair values of these financial instruments were as follows:

	Fair Value Hierarchy
September 30, 2021	Level 1	Level 2	Level 3	December 31, 2020
Liabilities
Derivative liabilities	$-	$-	$391,648	$-
Contingent liabilities	-	-	9,454,000	-
Total	$-	$-	$9,845,648	$-

The following table provides a rollforward of all liabilities measured at fair value using Level 3 significant unobservable inputs:

September 30, 2021	Contingent Liabilities
Balance at December 31, 2020	-
Derivative liabilities	$391,648
Initial valuation of contingent liabilities in connection with the Somah acquisition[1]	9,926,000
Change in fair value of contingent liabilities	(472,000)
Balance at September 30, 2021	$9,845,648

[1]	Measured as at Somah acquisition date of July 31, 2020, see Note 4.

Intangible Assets and Goodwill

Intangible assets are recorded at cost less accumulated amortization and accumulated impairment losses. Intangible assets acquired as a result of an acquisition or in a business combination are measured at fair value at the acquisition date.

The useful lives of intangible assets are assessed as either finite or indefinite. Intangible assets with finite lives are amortized over the estimated useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The estimated useful life and amortization method are reviewed at the end of each reporting period, with the effect of any changes in estimates being accounted for on a prospective basis.

Goodwill represents the excess of the purchase price paid for the acquisition of subsidiaries over the fair value of the net assets acquired. Following the initial recognition, goodwill is measured at cost less any accumulated impairment losses.

In-Process Research and Development

The Company evaluates whether acquired intangible assets are a business under applicable accounting standards. Additionally, the Company evaluates whether the acquired assets have a future alternative use. Intangible assets that do not have future alternative use are considered acquired in-process research and development. When the acquired in-process research and development assets are not part of a business combination, the value of the consideration paid is expensed on the acquisition date. Future costs to develop these assets are recorded to research and development expense as they are incurred.

F-10

Impairment of Long-Lived Assets

The Company reviews long-lived assets, including property, plant and equipment, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition are less than the carrying amount. The impairment loss, if recognized, would be based on the excess of the carrying value of the impaired asset over its respective fair value. No impairment losses have been recorded through September 30, 2021.

Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker in making decisions on how to allocate resources and assess performance. The Company views its operations and manages its business as one operating segment.

Net Loss Per Share

Basic net loss per share is computed by dividing the net loss by the weighted-average number of common shares outstanding for the period, without consideration for potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss by the weighted-average number of common shares and dilutive common stock equivalents outstanding for the period determined using the treasury-stock and if-converted methods. Dilutive common stock equivalents are comprised of unvested common stock, options and warrants. For all periods presented, there is no difference in the number of shares used to calculate basic and diluted shares outstanding as inclusion of the potentially dilutive securities (warrants, stock options, and common shares subject to repurchase) would be antidilutive.

Recently Adopted Accounting Standards

There are no recently adopted accounting standards and recent accounting standards not yet adopted that the Company believes will have a material impact on the Company’s unaudited condensed consolidated financial statements.

Recently Issued Accounting Pronouncements

The Company assesses the adoption impacts of recently issued accounting standards by the Financial Accounting Standards Board or other standard setting bodies on the Company’s financial statements as well as material updates to previous assessments, if any, from the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. There were no new material accounting standards issued in the nine months ended September 30, 2021, that impacted the Company.

COVID-19

Since December 31, 2019, the outbreak of the novel strain of coronavirus, specifically identified as “COVID-19”, has resulted in governments worldwide enacting emergency measures to combat the spread of the virus. These measures, which include the implementation of travel bans, self-imposed quarantine periods and physical distancing, have caused material disruptions to businesses globally resulting in an economic slowdown. Global equity markets have experienced significant volatility and weakness. The duration and impact of the COVID-19 outbreak is unknown at this time, as is the efficacy of the government and central bank interventions. It is not possible to reliably estimate the length and severity of these developments and the impact on the financial results and condition of the Company in future periods.

Marizyme continues to maintain business continuity during the COVID-19 pandemic and takes its cues from the U.S. government and public health officials to keep employees and business partners safe and healthy. Although the financial results for three and nine months ended September 30, 2021 were not significantly impacted by COVID-19, Marizyme experienced decrease in sales due to a slow-down in the product manufacturing. During 2021, Marizyme’s business partners were focused on addressing specific manufacturing needs of the U.S. government in battling COVID-19 pandemic. Additionally, during 2021, demand for elective surgeries have decreased due to overloaded medical systems and potential risks related to patients’ recovery during the pandemic.

F-11

The Company cannot predict the impact of the progression of COVID-19 on future results or the Company’s ability to raise capital due to a variety of factors, including but not limited to the continued good health of Company employees, the ability of suppliers to continue to operate and deliver, the ability of the Company to maintain operations, any further government and/or public actions taken in response to the pandemic and ultimately the length of the pandemic.

NOTE 4 - ACQUISITIONS

DuraGraft®

On December 15, 2019, the Company entered into a contingent asset purchase agreement (the “Agreement”), as amended on March 31, 2020 and May 29, 2020, with Somahlution, LLC, Somahlution, Inc., and Somaceutica, LLC, companies duly organized under the laws of Delaware (collectively, “Somah” or “Seller”) to acquire all of the assets and none of the liabilities of Somah (the “Acquisition”), including DuraGraft®, a one-time intraoperative vascular graft treatment for use in vascular and bypass surgeries that maintains endothelial function and structure, and other related properties.

On July 31, 2020, the Company and Somah entered into Amendment No. 3 to the Agreement and the Agreement was finalized. Pursuant to the terms of this amendment, it was agreed that, as part of the Acquisition, the Company would acquire the outstanding capital stock of Somahlution, Inc., held by Somahlution, LLC, rather than the assets of Somahlution, Inc. This change to the Agreement was made to accommodate the European Union (“EU”) requirements with respect to the future manufacturing under Somahlution, Inc. of CE marked products for sale in the EU. In Amendment No. 3, the Company agreed to assume certain payables of Somah related to clinical and medical expenses. It was agreed that the payments on the assumed debts would be recorded as a prepaid royalty against future royalties. As of September 30, 2021 and December 31, 2020, prepaid royalties were $340,969 and $344,321, respectively, and were recorded as a non-current asset.

Pursuant to the Agreement and in consideration of the outstanding capital stock of Somahlution, Inc., the Company agreed to issue to Somah:

●	10,000,000 restricted shares of common stock of the Company;
●	Warrants to purchase 3,000,000 restricted common shares of the Company with a strike price of $5.00 per common share and a term of five years;
●	The Company, on a pro rata basis, shall grant the Seller the following contingent consideration upon receiving the FDA final approval and insurance reimbursement approval on the product:

○	Grant of performance warrants for 4,000,000 restricted common shares of the Company, with a strike price determined based on the average of the closing prices of the common shares for the 30 calendar days following the date of the public announcement of FDA approval;

○	Royalties to be paid on all net sales of the product acquired from Somah of 6% on the first $50 million of international net sales (and 5% on the first $50 million of U.S. net sales), 4% for greater than $50 million up to $200 million, and 2% for greater than $200 million;

F-12

○	Payment of 10% of cash value of the rare pediatric voucher sales following the FDA approval and subsequent sale to an unaffiliated third party of a rare pediatric voucher based on Somah’s DuraGraft product;

○	Grant of rare pediatric voucher warrants to purchase an aggregate of 250,000 commons shares with a term of five years and a strike price determined based on the average of the closing prices of the common shares for the 30 calendar days following the date of the public announcement of FDA approval, and

○	Liquidation preference, up to a maximum of $20 million upon the sale by the Company of all or substantially all of the assets relating to the Somah products. Upon the sale of either or both of the DuraGraft or Somah derived solid organ transplant products, the Company will pay 15% of the net sale proceeds towards the liquidation preference maximum amount.

On July 30, 2020, the Company completed the acquisition of Somah (the “Somah Transaction”). The acquisition of Somah provides the Company with access to DuraGraft and other related intangible assets, which upon approval by FDA, will further the Company’s continued growth and international-wide product rollout.

In accordance with ASC 805-10 the substance of a transaction constitutes a business combination as the business of Somah meets the definition of a business under the standard. Accordingly, the transaction was accounted for in accordance with the acquisition method of accounting, and the assets acquired, and the liabilities assumed have been recorded at their respective estimated fair values as of the acquisition date. The purchase price is based on management’s estimate of fair value of the common shares and warrants issued as well as contingent consideration and liquidation preference given up. The final allocation of the purchase price consideration to the assets acquired and liabilities assumed has been completed and finalized.

Details of the carrying amount and the fair value of identifiable assets and liabilities acquired and purchase consideration paid are as follows:

Consideration
Common shares	$12,500,000
Warrants	1,200,000
Contingent consideration[1]	9,926,000
Total consideration	$23,626,000

Fair value of identifiable assets acquired, and liabilities assumed
Net working capital	$30,908
Property, plant, and equipment	9,092
Intangible assets	18,170,000
Goodwill	5,416,000
Total identifiable assets	$23,626,000

1	Contingent consideration, for the purposes of the final allocation of the purchase price consideration, was measured as at the date of Somah acquisition - July 31, 2020. During the nine months ended September 30, 2021, the fair market value of the contingent liabilities, measured in accordance with Level 3 of the fair value hierarchy, has decreased by $472,000 (Note 3).

F-13

The intangible assets acquired include:

●	DuraGraft patent, with estimated remaining economic life of 13 years,

●	“Distribution relationships” intangible asset related to DuraGraft products, with estimated remaining economic life of 10 years, and

●	In-process research and development intangible asset - “Cyto Protectant Life Sciences” with indefinite economic life.

Goodwill is attributed to the workforce and profitability of the acquired business and is not deductible for tax purposes. A residual method methodology was used to estimate the fair market value goodwill. A pre-tax discount rate based on weighted average cost of capital of 33.8% was used in the fair value assumptions for the assembled workforce acquired.

Pro-forma revenue, net income, and earnings per share are not presented for this acquisition as they are not material.

NOTE 5 – LEASES

On December 11, 2020, the Company entered into a 5.5 - year lease agreement for administrative office and laboratories, which commenced in December 2020 at a monthly rent of $10,817, increasing by 2.5% annually beginning in the second year of the lease until the end of the term. Additionally, pursuant to the agreement, the Company will pay $12,000 per month in operating expenses. As at September 30, 2021, the remaining lease term was 4.67 years. The lease had been classified as an operating lease.

The assets and liabilities from the lease were recognized at the lease commencement date based on the present value of remaining lease payments over the lease term using the discount rate of 3.95%, which is the average commercial interest available at the time.

The total rent expense for the three months ended September 30, 2021 and 2020 was $77,357 and $Nil, respectively. The total rent expense for the nine months ended September 30, 2021 and 2020 was $168,769 and $Nil, respectively.

The following table summarizes supplemental balance sheet information related to the operating lease as of September 30, 2021 and December 31, 2020.

	September 30, 2021	December 31, 2020
Right-of-use asset	$1,163,159	$1,317,830

Operating lease liabilities, current	$260,106	$243,292
Operating lease liabilities, non-current	941,732	1,074,538
Total operating lease liabilities	$1,201,838	$1,317,830

As at September 30, 2021, the maturities of the lease liabilities for the periods ended December 31 were as follows:

2021	$52,249
2022	277,142
2023	277,142
2024	277,142
2025	277,142
Thereafter	130,950
Total lease payments	1,291,767
Less: present value discount	(89,929)
Total	$1,201,838

F-14

NOTE 6 - PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, summarized by major category, stated at cost, less accumulated depreciation at September 30, 2021 and December 31, 2020 consisted of the following:

	September 30, 2021	December 31, 2020
Furniture and equipment	$701	$701
Computer related	7,220	7,220
Machinery and equipment	1,171	1,171
Total	$9,092	$9,092
Less: accumulated amortization	(7,819)	(1,970)
Property, plant and equipment, net	$1,273	$7,122

Depreciation expense for the three months ended September 30, 2021 and 2020 was $1,425 and $1,313, respectively, and for the nine months ended September 30, 2021 and 2020 was $5,849 and $1,313, respectively.

NOTE 7 - INTANGIBLE ASSETS

Krillase

As part of the asset acquisition of ACB Holding AB, Reg. No. 559119-5762, completed on September 12, 2018, Marizyme acquired all rights, titles, and interest in the Krillase technology, a group of intangible assets worth $28,600,000. Krillase is a naturally occurring enzyme that acts to break protein bonds and has applications in wound debridement, would healing, dental care and thrombosis. The useful lives of the intangible assets are based on the life of the patent and related technology. The patents and related technology for Krillase have not been amortized since the acquisition, as they have not yet been put into operations.

The Company anticipates Krillase being placed into service in 2023. The Company has evaluated this asset for impairment and has determined that due to COVID-19 delaying the next steps for roll out of this technology, along with the associated value of the research and development, the status of the clinical trials, and other pertinent proprietary technology, there is no impairment required.

DuraGraft

As part of Somah acquisition (Note 4), Marizyme purchased $18,170,000 of intangible assets related to the DuraGraft® technology.

	September 30, 2021			December 31, 2020
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Krillase intangible assets	$28,600,000	$-	$28,600,000	$28,600,000	$-	$28,600,000
DuraGraft patent	5,256,000	(471,691)	4,784,309	14,147,729	(589,489)	13,558,240
Distributor relationship	308,000	(35,933)	272,067	-	-	-
IPR&D - Cyto Protectant Life Sciences	12,606,000	-	12,606,000	-	-	-
Patents in process	122,745	-	122,745	119,971	-	119,971
Total intangibles	$46,892,745	$(507,624)	$46,385,121	$42,867,700	$(589,489)	$42,278,211

F-15

The following changes to the Company’s intangible assets had taken place in the periods indicated:

Balance, December 31, 2019	$28,613,000
Acquired in asset purchase agreement	14,147,729
Additions	106,971
Amortization expense	(589,489)
Balance, December 31, 2020	42,278,211
Acquired in Somah Transaction[1]	4,022,271
Additions	2,775
Amortization expense[1]	81,864
Balance, September 30, 2021	$46,385,121

1	To account for Somah Transaction measurement period adjustments, the Company restated the Quarterly Report on Form 10-Q for the three and six month ended June 30, 2021, originally filed on August 23, 2021. As a result of the restatement, the value of DuraGraft intangibles purchased with the Somah Transaction increased by $4,022,271 and related over estimated amortization of the intangibles decreased by $898,026.

The Company has recorded amortization expense of $108,777 and $326,331 for the three and nine months ended September 30, 2021, respectively and $341,270 for the three and nine months ended September 30, 2020.

Future amortizations for DuraGraft related intangible assets for the next five years will be $435,108 for each year from 2021 through 2026 and $2,880,836 for 2027 and thereafter. Amortization related to in process research and development will be determined upon the Company achieving commercialization.

NOTE 8 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses, summarized by major category, as of September 30, 2021 and December 31, 2020 consists of the following:

	September 30, 2021	December 31, 2020
Trade accounts payable	$1,117,517	$325,830
Accrued expenses	180,846	21,555
Accrued compensation expenses	98,582	130,718
Total accounts payable and accrued expenses	$1,396,945	$478,103

NOTE 9 - CONVERTIBLE PROMISSORY NOTES AND WARRANTS

On May 27, 2021, the Company entered into a Unit Purchase Agreement (“Unit Purchase Agreement”) to sell up to 4,000,000 units (the ‘Units’) at a price per Unit of $2.50. Each Unit is comprised of (i) a convertible promissory note (the “Convertible Note”) convertible into common stock of the Company at a price per share of $2.50, (ii) a warrant to purchase one share of common stock of the Company (the ‘Class A Warrant’); and (iii) a second warrant to purchase common stock of the Company (the “Class B Warrant”).

In May 2021, the Company issued and sold 29,978 Units at a price of $2.50 per Unit for gross proceeds of $74,945, consisting of Convertible Notes of $74,945, Class A Warrants for the purchase of 29,978 shares of common stock and Class B Warrants for the purchase of 29,978 shares of common stock. The Company incurred related issuance costs of $6,745.

In July 2021, the Company issued and sold 440,000 Units under the Unit Purchase Program for gross proceeds of $1,100,000. The Units included the Convertible Notes for $1,100,000, Class A Warrants for 440,000 shares of common stock and Class B Warrants for 440,000 shares of common stock. The Company incurred related issuance costs of $99,000.

F-16

On September 29, 2021, the Company, with the consent of all Unit holders, amended the May 2021 Unit Agreements. By rescinding their investment, the Unit holders agreed to amend the Unit Purchase Agreement resulted in the following changes to the offering:

(i)	Decreased the offering price under the Unit Purchase Agreement from $2.50 per Unit to $2.25 per Unit for all future sales under the Unit Purchase Agreement. No proceeds from the initial investment were returned,

(ii)	Decreased the conversion price from $2.50 per share to $2.25 per share for all current Unit holders and all future investors, and

(iii)	Cancelled all Class A Warrants and Class B Warrants and replaced them with Class C Warrants.

The Company determined that the modifications of Unit Purchase Agreement were not significant enough to be considered substantial, therefore the values of original instruments issued were not adjusted. As a result of this modification, the total of 469,978 Units previously issued were replaced with an aggregate of 522,198 pro-rata Units.

The Company determined that the optional and automatic conversion feature and the share redemption feature attached to the convertible notes meet the definition of derivative liabilities and that the detachable warrants issued do not meet the definition of a liability and therefore will be accounted for as an equity instrument.

The initial $571,807 fair value of the warrants and $391,648 fair value of derivative liabilities issued have been recorded as debt discount and are being amortized to interest and accretion expense using the effective interest method over the term of the Convertible Notes.

	September 30, 2021	December 31, 2020
Convertible notes issued	$1,174,945	$-
Issuance costs	(105,745)	-
Debt discount	(964,153)	-
Debt accretion	74,410	-
Convertible notes, net of debt discount	$179,457	$-

During the three and nine months ended September 30, 2021, the Company recognized interest and accretion expense of $70,221 and $74,410, respectively (September 30, 2020 - $Nil and $Nil) in the condensed consolidated statements of operations.

Convertible Notes Terms

The Convertible Notes mature in 24 months from the initial closing date and accrue 10% of simple interest per annum on the outstanding principal amount. The Convertible Notes principal and accrued interest can be converted at any time at the option of the holder at a conversion price of $2.25 per share (before the modification - $2.50 per share). In the event the Company consummates, while the Convertible Note is outstanding, an equity financing with a gross aggregate amount of securities sold of not less than $10,000,000 (“Qualified Financing”), then all outstanding principal, together with all unpaid accrued interest under the Convertible Notes, shall automatically convert into shares of the equity financing at the lesser of (i) 75% of the cash price per share paid in the financing and the conversion price of $2.25 per unit. The Convertible Notes are secured by a first priority security interest in all assets of the Company.

F-17

Warrants Terms

Class A

●	Exercise price is the lower of (i) $3.13 per share, or (ii) the Automatic Conversion Price (the lesser of (i) 75% of the cash price per share paid by the other purchasers of next round securities in the Qualified Financing and (ii) the Conversion Price ($2.50, subject to Customary Antidilution Adjustments).
●	Exercisable for a period of 5 years from issuance.
●	Warrant Coverage: 100%.

Class B

●	Exercise price is $5.00 per share,
●	Exercisable for a period of 5 years from issuance.
●	Warrant Coverage: 100%.

Class C

●	Exercise price is the lower of (i) $2.25 per share, or (ii) the Automatic Conversion Price (the lesser of (i) 75% of the cash price per share paid by the other purchasers of next round securities in the Qualified Financing and (ii) the Conversion Price ($2.25, subject to Customary Antidilution Adjustments).
●	Exercisable for a period of 5 years from issuance.
●	Warrant Coverage: 200%.

NOTE 10 - STOCKHOLDERS’ EQUITY

a) Preferred stock

The Company is authorized to issue a total number of 25,000,000 shares of “blank check” preferred stock with a par value of $0.001. As of September 30, 2021, and December 31, 2020, there were no shares of preferred stock issued or outstanding.

b) Common stock

The Company is authorized to issue a total number of 75,000,000 shares of common stock with a par value of $0.001.

As of September 30, 2021 and December 31, 2020, there were 35,928,188 shares of common stock issued and outstanding. The company did not issue any common stock during the three and nine months ended September 30, 2021.

c) Options

On January 13, 2021, the Board of Directors approved the Marizyme’s 2021 Stock Incentive Plan (“SIP”). The SIP incorporates stock options issued prior to January 13, 2021. The SIP authorized 5,300,000 options for issuance. As of September 30, 2021, there remains 1,527,183 options available for issuance.

During the nine months ended September 30, 2021, the company granted 732,500 (December 31, 2020 - 1,340,000) share purchase options to directors, officers, employees, and consultants of the Company. The weighted-average assumptions used to estimate the fair value of stock options using the Black-Scholes option valuation model were as follows:

	2021	2020
Risk-free interest rate	0.69%	0.93%
Volatility	232.69%	241.88%
Exercise price	$1.25	$1.37
Dividend yield	0%	0%
Forfeiture rate	0%	0%
Expected life (years)	3	10

F-18

The Company recognizes forfeitures as they occur.

The summary of option activity for the nine months ended September 30, 2021 is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Contractual Life	Total Intrinsic Value
Outstanding at December 31, 2019	2,715,000	$1.50	9.48	$	N/A	[1]
Granted	1,340,000	1.25
Exercised	(254,057)	1.02
Outstanding at December 31, 2020	3,800,943	$1.36	8.82		$123,600
Granted	732,500	1.25
Forfeited	(760,626)	1.25
Outstanding at September 30, 2021	3,772,817	$1.37	8.13		$97,850
Exercisable at September 30, 2021	3,074,476	$1.39	3.77		$97,850

1	Total intrinsic value for stock options outstanding as at December 31, 2019 is not available as it was not disclosed in the previous years filings.

d) Warrants

The warrant activity for the periods presented is as follows:

	Number	Weighted Average Exercise Price
December 30, 2019	113,637	$3.00
Issued on Somah acquisition (Note 4)	3,000,000	5.00
Issued	280,014	1.38
December 30, 2020	3,393,651	$2.13
Issued	1,044,396	2.25
September 30, 2021	4,438,047	$2.16

During the three and nine months ended September 30, 2021, the Company issued the following:

On May 27, 2021, pursuant to the Unit Purchase Agreement (Note 9) the Company issued Class A Warrants for the purchase of 29,978 shares of common stock and Class B Warrants for the purchase of 29,978 shares of common stock. The Class A warrants had a strike price of $3.13 per share and a term of five years. The Class B warrants had a strike price of $5.00 per share and a term of five years.

In July 2021 pursuant to the May Unit Purchase Agreement the Company issued Class A Warrants for 440,000 shares of common stock and Class B Warrants for 440,000 shares of common stock.

On September 29, 2021, pursuant to the modification to the Unit Purchase Agreement as described in Note 9, all Class A and Class B warrants were replaced with an aggregate of 1,044,396 pro-rata Class C warrants. The warrants have a strike price of 2.25 per share and a term of five years. The detachable warrants issued were accounted for as an equity instrument and were ascribed the fair market value of $571,807 using the residual fair value allocation method.

F-19

During the year end December 31, 2020, the Company issued the following:

On July 31, 2020, the Company completed the Somah Acquisition (Note 4) whereas 10,000,000 shares of common stock and 3,000,000 warrants were issued. The warrants have a strike price of $5.00 per share and a term of five years. The valuation of the warrants granted was completed in the six months ended June 30, 2021, and the fair market value was determined to be $0.40 per share or $1,200,000.

On September 25, 2020, the Company issued two warrants for services. The warrants were to purchase for 168,008 and 112,006 shares with a strike price of $1.375 and a term of five years. The fair market value was determined to be $0.9062 per share or $152,249 and $101,500, respectively, or $253,749, collectively.

e) Stock-based compensation

During the three and nine month ended September 30, 2021, the Company recorded $64,074 and $593,116, respectively, in non-cash share-based compensation (September 30, 2020 - $1,107,085 and $1,674,200 respectively). Additionally, the Company recognized $33,333 of stock-based compensation on restricted common stock in the nine months ended September 30, 2021.

As of September 30, 2021, the Company had $652,932 of unrecognized stock-based compensation expense, which is expected to be recognized over a weighted-average period of 2.44 years.

NOTE 11 - RELATED PARTY TRANSACTIONS

As at September 30, 2021, the Company owed an aggregate of $638,530 (December 31, 2020 - $Nil) to related parties of the Company, comprised of the following:

i.	During the three months ended September 30, 2021, the Company entered into a promissory note agreement with a related party of the Company, for the total proceeds of $151,000. The note bears no interest, unsecured, and has no terms of repayment.

ii.	During the nine months ended September 30, 2021, the Company entered into another promissory note agreement with a related party and shareholder of the Company, for the total proceeds of $215,000. The note bears no interest, unsecured, and has no terms of repayment.

iii.	The Company received consulting services from a shareholder and consultant of the Company, and pursuant to the agreement incurred $30,000 and $270,000 in professional expenses in the three and nine months ended September 30, 2021, respectively (three and nine months ended September 30, 2020 - $90,000). The related party also incurred $2,530 in administrative and general expenses on behalf of the Company. As at September 30, 2021, the Company owes the related party a total of $272,530 for consulting services and expenses reimbursement (December 31, 2020 - $Nil).

Additionally, as part of the Somah transaction in 2020 (Note 4), the Company recorded a prepaid royalty to the shareholders of Somahlution. The primary beneficial owner is Dr. Vithal Dhaduk, currently the Interim CEO, a director, and significant shareholder of the Company. As at September 30, 2021, the company had $340,969 in prepaid royalties (December 31, 2020 - $344,321) which had been classified as non-current in the condensed consolidation balance sheets.

F-20

NOTE 12 - COMMITMENTS AND CONTINGENCIES

Legal Matters

The Interim CEO of Marizyme, Dr. Vithal D. Dhaduk, also, a co-founder of Somahlution, LLC (“Dhaduk”), was the subject of a complaint filed in the United States District Court, Middle District of Pennsylvania, Civil Action No. 3:17 cv 02243 in December 2017 by Mukeshkkumar B. Patel (“Patel”), a former business partner of Dhaduk, which complaint made claims of breach of contract, promissory estoppel and unjust enrichment regarding a Memorandum of Understanding, dated July 16, 2015, between Patel and Dhaduk (“MOU”). The MOU provided that Dhaduk would pay Patel $9,450,000 as consideration for Patel’s agreement to, among other things, (i) exit certain legal entities that were purportedly jointly owned by certain affiliates of Dhaduk and Patel, including Somahlution LLC, and (ii) relinquish his ownership interests in such entities. On December 2, 2019, the court granted Patel’s motion for summary judgment on his breach of contract claim.

The complaint was settled between Dhaduk and Patel in the nine months ended September 30, 2021, with no financial impact to the Company.

Contingencies

a.	On July 13, 2019, the Company signed a consulting agreement, whereby the individual will receive:

●	$30,000 per month through July 13, 2022,

●	Option to purchase 250,000 shares of common stock at a strike price of $1.50, which vest monthly through July 13, 2021. The vesting of these options was accelerated by the Board of Directors on September 2, 2020.

●	Royalties based on sales of Krillase assets, equal to 10% of net sales of the product. During the nine months ended September 30, 2021, no revenues were derived from sales of Krillase product.

b.	As part of the DuraGraft Acquisition, completed on July 31, 2020 (Note 4), the Company entered into the Agreement with Somah stockholders, whereby Marizyme is legally obligated to pay royalties on all net sales for Somahlution, Inc. The royalties associated with the Agreement are calculated as follows:

Royalties on U.S. sales equal to:

●	5% on the first $50,000,000 of net sales,

●	4% on net sales of $50,000,001 up to $200,000,000, and

●	2% on net sales over $200,000,000.

Royalties on sales outside of the U.S.:

●	6% on the first $50,000,000 of net sales,

●	4% on net sales of $50,000,001 up to $200,000,000, and

F-21

●	2% on net sales over $200,000,000.

The royalties are in perpetuity. As at September 30, 2021, the Company had not earned any revenues from Krillase and did not have any sales of the DuraGraft products in U.S., therefore no royalties have been accrued or paid in the period.

c.	The Company has entered into arrangements for office and laboratories spaces. As at September 30, 2021, minimum lease payments in relation to lease commitments are payable as described in Note 5.

NOTE 13 - SUBSEQUENT EVENT

On November 1, 2021, Marizyme entered into a definitive arrangement agreement with Health Logic Interactive Inc. (“HLII”) pursuant to which the Company will acquire My Health Logic Inc., a wholly-owned subsidiary of HLII (the “Transaction”).

The Transaction will be effected by way of a plan of arrangement under the Business Corporations Act (British Columbia). In connection with the plan of arrangement, Marizyme will issue an aggregate of 4,600,000 shares of its common stock to HLII, which will be subject to certain terms and restrictions. Upon closing, My Health Logic Inc. will be a wholly-owned subsidiary of Marizyme.

The acquisition is subject to, among other things, the approval of the Supreme Court of British Columbia, the approval of the NEX board of the TSX Venture Exchange, and requires the approval of at least two-thirds of the votes cast by HLII shareholders at the upcoming annual and special meeting of HLII shareholders. The Transaction is expected to close in December 2021.

F-22

Report of Independent Registered Public Accounting Firm

To the Stockholders of Marizyme, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of Marizyme, Inc. (the “Company”) as of December 31, 2020, the related consolidated statements of operations, changes in stockholders’ equity, and cash flows, for the year ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the year ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations, has experienced cash used from operations in excess of its current cash position, and has an accumulated deficit, that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

Whippany, New Jersey

April 15, 2021

F-23

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Marizyme, Inc.:

Opinion on the financial statements

I have audited the accompanying balance sheet of Marizyme, Inc. as of December 31, 2019 and the related statements of operations, stockholders’ equity and cash flows for the year then ended and the related notes (collectively referred to as the “financial statements’). In my opinion, the financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2019 and the results of its operations and its cash flows for the year in the period ended December 31, 2019 in conformity with accounting principles generally accepted in the United States of America.

Basis for opinion

These financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these financial statements based on my audits. My company is a public accounting firm registered with the Public Company Accounting Oversight Board (“PCAOB”) and is required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

I conducted my audits in accordance with the standards of the PCAOB. Those standards require that I plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. My audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining on a test basis, evidence regarding the amounts and disclosures in the financial statements. My audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

The accompanying financial statements have been prepared using accounting principles generally accepted in the United States of America assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred operating losses since inception, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ K. R. MARGETSON LTD

Chartered Professional Accountant

I have served as the Company’s auditor since 2007

Vancouver, Canada

April 14, 2020

F-24

MARIZYME, INC.

and Subsidiaries

Consolidated Balance Sheets

December 31,

	2020	2019
ASSETS
Current assets
Cash	$2,902,762	$90
Accounts receivable	40,585	-
Prepaid expense	106,390	-
Inventory	56,340	-
Total current assets	3,106,077	90

Fixed assets, net	7,122	-
Operating lease right-of-use assets	1,317,830	-
Intangible assets, net	42,278,211	28,613,000
Prepaid royalties, non-current	344,321	-
Deposits	30,000	-

Total assets	$47,083,561	$28,613,090

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$478,103	$270,218
Operating lease obligations, current portion	243,292	-
Total current liabilities	721,395	270,218
Non-current liabilities
Operating lease obligations, non-current portion	1,074,538	-
	1,074,538	-
Total liabilities	1,795,933	270,218

Commitments and contingencies (see Note 6)	-	-

Stockholders’ equity
Preferred stock, $0.001 par value, 25,000,000 shares authorized, 0 shares issued and outstanding as of December 31, 2020 and 2019	-	-
Common stock, par value $0.001, 75,000,000 shares authorized, 35,928,188 and 19,858,939 shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	35,928	19,859
Additional paid in capital	82,077,334	59,303,594
Accumulated deficit	(36,825,634)	(30,980,581)
Total stockholders’ equity	45,287,628	28,342,872
Total liabilities and stockholders’ equity	$47,083,561	$28,613,090

The accompanying notes are an integral part of these consolidated financial statements.

F-25

MARIZYME, INC.

and Subsidiaries

Consolidated Statements of Operations

For the Years Ended December 31,

	2020	2019

Revenue	$197,136	$-

Operating expenses
Direct costs of revenue	58,292	-
Professional fees	1,543,817	281,856
Salary expenses	1,153,978	-
Stock-based compensation and stock issued for services	1,833,292	698,587
Depreciation and amortization	591,458	-
Other general and administrative expenses	815,902	77,596
Total operating expenses	5,996,739	1,058,039
Loss from operations	(5,799,603)	(1,058,039)

Other expense
Interest expense	(45,450)	-
Total other expense	(45,450)	-

Net loss	$(5,845,053)	$(1,058,039)

Loss per share – basic and diluted	$(0.22)	$(0.05)

Weighted average number of shares of common stock – basic and diluted	26,373,982	19,805,959

The accompanying notes are an integral part of these consolidated financial statements.

F-26

MARIZYME, INC.

and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

For the Years Ended December 31, 2020 and 2019

					Additional
	Preferred Stock		Common Stock		Paid in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, December 31, 2018	-	$-	19,740,302	$19,740	$58,480,126	$(29,922,542)	$28,577,324
Issuance of shares	-	-	118,637	119	124,881	-	125,000
Forgiveness of debt for services	-	-	-	-	90,000	-	90,000
Stock-based compensation expense	-	-	-	-	608,587	-	608,587
Net loss	-	-	-	-	-	(1,058,039)	(1,058,039)
Balance, December 31, 2019	-	-	19,858,939	19,859	59,303,594	(30,980,581)	28,342,872

Issuance of common stock in lieu of payables	-	-	254,057	254	261,199	-	261,453
Issuance of common stock for services	-	-	215,000	215	237,285	-	237,500
Issuance of common stock for cash, net of offering costs	-	-	5,600,192	5,600	6,269,564	-	6,275,164
Issuance of common stock in connection with business combination	-	-	10,000,000	10,000	12,490,000	-	12,500,000
Issuance of warrants in connection with business combination	-	-	-	-	1,932,300	-	1,932,300
Issuance of warrants for services	-	-	-	-	253,749	-	253,749
Stock-based compensation expense	-	-	-	-	1,329,643	-	1,329,643
Net loss	-	-	-	-	-	(5,845,053)	(5,845,053)
Balance, December 31, 2020	-	$-	35,928,188	$35,928	$82,077,334	$(36,825,634)	$45,287,628

The accompanying notes are an integral part of these consolidated financial statements.

F-27

MARIZYME, INC.

and Subsidiaries

Consolidated Statements of Cash Flows

For the Years Ended December 31,

	2020	2019

Cash flows from operating activities:
Net loss	$(5,845,053)	$(1,058,039)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation expense	1,970	-
Amortization expense	589,489	-
Stock-based compensation expense	1,329,643	698,587
Issuance of common stock for services	237,500	-
Issuance of warrants for services	253,749	-
Debt forgiven and included in operations	-	30,000
Change in operating assets and liabilities:
Accounts receivable	(40,585)	-
Prepaid expense	307,983	20,000
Inventory	127,129	-
Deposits	(30,000)	-
Accounts payable and accrued expenses	(155,661)	197,438
Net cash used in operating activities	(3,223,836)	(112,014)

Cash flows used in investing activities:
Purchase of intangible assets	(148,656)	(13,000)
Net cash used in investing activities	(148,656)	(13,000)

Cash flows from financing activities:
Issuance of common stock for cash, net of offering costs	6,275,164	125,000
Net cash provided by financing activities	6,275,164	125,000

Net change in cash	2,902,672	(14)

Cash at beginning of year	90	104

Cash at end of year	$2,902,762	$90

Supplemental disclosure of cash flow information:
Cash paid for interest	$45,449	$-
Cash paid for taxes	$-	$-

Non-cash investing and financing activities:
Issuance of common stock in lieu of payables	$261,453	$-
Issuance of common stock in connection with business combination	$12,500,000	$-
Issuance of warrants in connection with business combination	$1,932,300	$-
Initial adoption of ROU asset and lease liability	$1,317,830	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-28

MARIZYME, INC.

and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2020

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Overview

Marizyme, Inc., a Nevada corporation formerly known as GBS Enterprises Incorporated (the “Company,” “we,” “our,” or “Marizyme”), conducted its primary business through its majority owned subsidiary, GBS Software AG (“GROUP”), a German-based public-company.

By December 31, 2016, the Company had sold the controlling interest in GROUP and other subsidiaries, keeping only a minority interest in GROUP. On March 21, 2018, the Company formed a wholly owned subsidiary named Marizyme, Inc., a Nevada corporation, and merged with it, effectively changing the Company’s name to Marizyme, Inc. On June 1, 2018, the Company exchanged the shares of GROUP and all the intercompany assets and liabilities for 100% of the shares of X-Assets Enterprises, Inc, a Nevada Corporation. As part of a type-D business restructuring on September 5, 2018, the Company then distributed the X-Assets shares to its stockholders on a 1 for 1 basis.

Beginning after the X-Assets share distribution, Marizyme refocused on the life sciences and began to seek technologies to acquire.

On September 12, 2018, the Company consummated an asset acquisition with ACB Holding AB, Reg. No. 559119-5762, a Swedish corporation to acquire all right, title, and interest in their Krillase technology in exchange for 16.98 million shares of Common Stock. Krillase is a naturally occurring enzyme that acts to break protein bonds and has applications in dental care, wound healing, and thrombosis.

On December 15, 2019, the Company entered into a contingent asset purchase agreement (the “Agreement”), as amended on March 31, 2020 and May 29, 2020, with Somahlution, LLC, Somahlution, Inc., and Somaceutica, LLC, companies duly organized under the laws of Delaware (collectively, “Somah”) to acquire all of the assets and none of the liabilities of Somah (the “Acquisition”), including DuraGraft®, a one-time intraoperative vascular graft treatment for use in vascular and bypass surgeries that maintains endothelial function and structure, and other related properties. On July 30, 2020, the Company and Somah entered into Amendment No. 3 to the Agreement which finalized this Agreement. Pursuant to the terms of this amendment, it was agreed that, as part of the Acquisition, the Company would acquire the outstanding capital stock of Somahlution, Inc., held by Somahlution, LLC, rather than the assets of Somahlution, Inc. This change to the Agreement was made to accommodate the European Union (“EU”) requirements with respect to the future manufacturing under Somahlution, Inc. of CE marked products for sale in the EU. As part of the transaction, simultaneously with the closing, Marizyme, Inc. transferred the acquired assets to Somahlution, Inc.

On September 25, 2020, the Company formed Somaceutica, Inc., a Florida corporation.

On September 30, 2020, the Company formed Marizyme Sciences, Inc., a Florida corporation.

The Company’s common stock, $0.001 par value per share (the “Common Stock”), is currently quoted on the OTC Markets QB Tier under the ticker symbol “MRZM.”

Change in Management and the Board of Directors

On September 1, 2020, Nicholas DeVito resigned as the Company’s interim Chief Executive Officer and Chief Financial Officer.

On September 1, 2020, James Sapirstein, a Director of the Company, became the Company’s Interim Chief Executive Officer.

F-29

On September 1, 2020, Bruce Harmon was appointed as the Company’s Chief Financial Officer.

On November 1, 2020, Dr. Neil J. Campbell was appointed as the Company’s Chief Executive Officer, President, and Director.

On November 1, 2020, James Sapirstein relinquished his role as interim Chief Executive Officer.

On October 30, 2020, Dr. William Hearl was appointed as a Director on the Company’s board of directors.

On December 1, 2020, Dr. Steven Brooks was appointed as the Company’s Chief Medical Officer and Executive Vice President of Medical and Regulatory Affairs.

On December 2, 2020, Dr. Donald Very, Jr. was appointed as the Company’s Executive Vice President of Research and Development.

On January 16, 2021, Roger Schaller was appointed as the Company Executive Vice President of Commercial Operations.

On January 29, 2021, Amy Chandler was promoted to Executive Vice President of Regulatory Affairs and Quality Management Systems.

On February 3, 2021, Julie Kampf was appointed as a Director on the Company’s board of directors.

On February 22, 2021, Dr. Vithal Dhaduk was appointed as a Director on the Company’s board of directors.

On March 18, 2021, Dr. Neil Campbell resigned as Chief Executive Officer, President and Director.

On March 19, 2021, James Sapirstein was appointed as Interim Chief Executive Officer.

On April 2, 2021, Dr. Satish Chandran was terminated as Chief Technology Officer.

NOTE 2 - GOING CONCERN

The accompanying consolidated financial statements and the factors within it, have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business and the ability of the Company to continue as a going concern for a reasonable period of time. The Company had a net loss of $5,845,053 and cash used in operating activities of $3,223,836 for the year ended December 31, 2020. As of December 31, 2020, the Company had a working capital surplus of $2,384,682, and accumulated deficit of $36,825,634. The Company’s continuation as a going concern is dependent upon its ability to generate revenues and its ability to continue receiving investment capital and loans from third parties to sustain its current level of operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company is in the process of securing working capital from investors for common stock, convertible notes payable, and/or strategic partnerships. Since inception, the Company has minimal revenue and there is no assurance that we will be able to generate additional revenue through product development. No assurance can be given that the Company will be successful in these efforts. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company follows the accrual basis of accounting in accordance with generally accepted accounting principles in the United States of America (U.S. GAAP).

F-30

Principles of Consolidation

The accompanying consolidated financial statements include all of the accounts of the Company and its wholly owned subsidiaries, Somahlution, Inc. (“Somahlution”), Somaceutica, Inc. (“Somaceutica”) and Marizyme Sciences, Inc. (“Marizyme Sciences”). All significant intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of the consolidated financial statements in accordance with U.S. GAAP requires management to make use of certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reported periods. The Company bases its estimates on historical experience and on various other assumptions that management believes are reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates. Significant estimates are related to the allocation of the purchase price in a business combination to the underlying assets and liabilities, allowance for doubtful accounts, recoverability of long-term assets including intangible assets and goodwill, amortization expense, inventory valuation, valuation of warrants, stock-based compensation, and deferred tax valuations.

Business Combinations

The Company accounts for business acquisitions using the acquisition method of accounting based on Accounting Standards Codification (“ASC”) 805 — Business Combinations, which requires recognition and measurement of all identifiable assets acquired and liabilities assumed at their fair value as of the date control is obtained. The Company determines the fair value of assets acquired and liabilities assumed based upon its best estimates of the acquisition-date fair value of assets acquired and liabilities assumed in the acquisition. Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired. Subsequent adjustments to fair value of any contingent consideration are recorded to the Company’s consolidated statements of operations.

Stock-Based Compensation

Stock-based compensation expense is recorded in accordance with FASB ASC Topic 718, Compensation – Stock Compensation, for stock and stock options awarded in return for services rendered. The expense is measured at the grant-date fair value of the award and recognized as compensation expense on a straight-line basis over the service period, which is the vesting period. The Company estimates forfeitures that it expects will occur and records expense based upon the number of awards expected to vest. The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model.

Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. At December 31, 2020 and 2019, the Company had no cash equivalents.

Reclassifications

Certain amounts in the prior year’s consolidated financial statements have been reclassified to conform to the current period presentation. These reclassifications had no effect on reported losses, total assets, or stockholders’ equity as previously reported. The reclassifications were for the Statement of Operation which combined its expenses into two categories whereas, for comparison purposes for the years ended December 31, 2020 to December 31, 2019, professional fees and stock-based compensation was segregated.

Allowance for Doubtful Accounts

The Company establishes an allowance for doubtful accounts to ensure trade and notes receivable are not overstated due to non-collectability. The Company’s allowance is based on a variety of factors, including age of the receivable, significant one-time events, historical experience, and other risk considerations. The Company did not have an allowance at December 31, 2020 or 2019. The Company did not record any bad debt expense in each of the years ended December 31, 2020 and 2019.

F-31

Inventory

Inventory consisted of primarily finished goods and is valued at the lower of cost or net realizable value. Inventory is held in a third-party warehouse in foreign countries. Cost is determined using the FIFO method. The Company decreases the value of inventory for estimated obsolescence equal to the difference between the cost of inventory and the estimated market value, based upon an aging analysis of the inventory on hand, specifically known inventory-related risks, and assumptions about future demand and market conditions. The Company has determined that no inventory reserve was necessary as of December 31, 2020 and 2019.

Fair Value of Financial Instruments

The Company measures its financial assets and liabilities in accordance with FASB ASC 820 (the “Fair Value Topic”). For certain of our financial instruments, including cash, accounts payable, accrued expenses, and short-term loans the carrying amounts approximate fair value due to their short maturities.

We follow accounting guidance for financial and non-financial assets and liabilities. This standard defines fair value, provides guidance for measuring fair value and requires certain disclosures. This standard does not require any new fair value measurements, but rather applies to all other accounting pronouncements that require or permit fair value measurements. This guidance does not apply to measurements related to share-based payments. This guidance discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The guidance utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1:	Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2:	Inputs other than quoted prices that are observable, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs in which little or no market data exists, therefore developed using estimates and assumptions developed by us, which reflect those that a market participant would use.

The Company had no assets or liabilities measured at fair value on a recurring basis at December 31, 2020 and 2019.

Fixed Assets

Fixed assets are recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation is computed by the straight-line method over the assets estimated useful life. Upon the sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in consolidated statements of operations.

Classification	Estimated Useful Lives
Equipment	5 to 7 years
Furniture and fixtures	4 to 7 years

Intangible Assets

Costs incurred to file patent applications and acquired intangibles are capitalized when the Company believes that there is a high likelihood that the patent will be issued and there will be future economic benefit associated with the patent. These costs will be amortized on a straight-line basis over a 20-year life from the date of patent filing. All costs associated with abandoned patent applications are expensed. In addition, the Company will review the carrying value of patents for indicators of impairment on a periodic basis and if it determines that the carrying value is impaired, it values the patent at fair value.

F-32

Impairment of Long-lived Assets

The Company follows ASC 360 for its long-lived assets. The Company’s long-lived assets, such as intellectual property, are required to be reviewed for impairment annually, or whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

The Company assesses the recoverability of its long-lived assets by comparing the projected undiscounted net cash flows associated with the related long-lived asset or group of long-lived assets over their remaining estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated over the newly determined remaining estimated useful lives.

The Company determined that there were no impairments of long-lived assets at December 31, 2020 and 2019.

Revenue Recognition

We recognize revenue under Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, (“ASC 606”). The core principle of the revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services. We only apply the five-step model to contracts when it is probable that we will collect the consideration to which we are entitled in exchange for the goods and services transferred to the customer. The following five steps are applied to achieve that core principle:

Step 1:	Identify the contract with the customer
Step 2:	Identify the performance obligations in the contract
Step 3:	Determine the transaction price
Step 4:	Allocate the transaction price to the performance obligations in the contract
Step 5:	Recognize revenue when the company satisfies a performance obligation

We have identified one performance obligation which is related to our DuraGraft product sales. For our Distribution Partner channel, we recognize revenue for product sales at the time of delivery of the product to our Distribution Partner (customer). The customer is invoiced, and Payment Terms are Net 30. As our products have an expiration date, if a product expires, we will replace the product at no charge. Revenue disaggregation for year ended December 31, 2020 amount to $71,610 in Spain, $23,080 in Singapore, $63,110 in Austria and $39,336 in Switzerland.

In the transaction that acquired the assets of Somahlution, LLC, the Company determined that the CE mark for Europe must be in Marizyme, Inc. in order for Somahlution, Inc. to bill revenue and receive the payments accordingly. The Company has filed in Europe for the CE mark to be in Marizyme, Inc. but, until the time it is approved by the Notified Body, BSI (British Standards Institution), which is projected for May 2021, Somahlution, LLC provides the billing and receiver of funds. On a periodical basis, the cash received is transferred to Somahlution, Inc.

Direct Cost of Revenue

Cost of sales includes the actual cost of merchandise sold; the cost of transportation of merchandise from our third-party vendor to our distributer.

Net Income (Loss) per Share

The Company computes basic and diluted income (loss) per share amounts pursuant to ASC 260 of the FASB Accounting Standards Codification. Basic loss per share is computed by dividing net loss available to common stockholders, by the weighted average number of shares of common stock outstanding during the period, excluding the effects of any potentially dilutive securities. Diluted loss per share is computed by dividing net loss available to common stockholders by the diluted weighted average number of shares of common stock during the period. The diluted weighted average number of common shares outstanding is the basic weighted number of shares adjusted as of the first day of the year for any potentially diluted debt or equity.

F-33

The following is a reconciliation of basic and diluted earnings (loss) per common share for the years ended December 31, 2020 and 2019:

	For the Years Ended
	December 31,
	2020	2019
Basic and diluted earnings per common share
Numerator:
Net loss available to common shareholders	$(5,845,053)	$(1,058,039)
Denominator:
Weighted average common shares outstanding	26,373,982	19,805,959

Basic and diluted loss per common share	$(0.22)	$(0.05)

Income Taxes

The Company accounts for income taxes in accordance with FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carryforwards and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income (loss) in the years in which those temporary differences are expected to be recovered or settled.

The effect of a change in tax rules on deferred tax assets and liabilities is recognized in operations in the year of change. A valuation allowance is recorded when it is “more likely-than-not” that a deferred tax asset will not be realized.

Tax benefits of uncertain tax positions are recognized only if it is more likely than not that the Company will be able to sustain a position taken on an income tax return. The Company has no liability for uncertain tax positions as of December 31, 2020 and 2019. Interest and penalties, if any, related to unrecognized tax benefits would be recognized as interest expense. The Company does not have any accrued interest or penalties associated with unrecognized tax benefits, nor was any significant interest expense recognized during the years ended December 31, 2020 and 2019.

Segment Information

In accordance with the provisions of ASC 280-10, “Disclosures about Segments of an Enterprise and Related Information,” the Company is required to report financial and descriptive information about its reportable operating segments. The Company has one operating segment as of December 31, 2020 and 2019.

Effect of Recent Accounting Pronouncements

Accounting Standards Adopted During the Year Ended December 31, 2020

The Company adopted Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842), as of January 1, 2020, using the modified retrospective approach. The modified retrospective approach provides a method for recording existing leases at the application date. In addition, the Company elected the available practical expedients permitted under the transaction guidance within the new standard. The most significant impact from the adoption of the new standard was the recognition of operating lease right-of-use assets and operating lease liabilities. The Company entered into a new lease in December 2020 which resulted in the recording of additional lease assets and liabilities with a balance of $1,317,830 as of December 31, 2020. The standard did not materially impact the consolidated net loss and had no impact on cash flows.

F-34

Recently Issued Accounting Standards Not Yet Adopted

The Company has reviewed all recently issued, but not yet adopted, accounting standards, in order to determine their effects, if any, on its results of operations, financial position or cash flows. Based on that review, the Company believes that no other pronouncements will have a significant effect on its consolidated financial statements.

Concentration of Credit Risk

The Company places its temporary cash investments with financial institutions insured by the FDIC. The Company has amounts over insured limits. Amounts on deposit may at times exceed the FDIC insurance limit. The Company has not experienced any losses in such accounts.

Customer Concentrations

For the year ended December 31, 2020, four customers made up 100% of the revenues. As of December 31, 2020, three customers made up 100% of accounts receivable. For the year ended December 31, 2019, the Company had no customers.

Research and Development

All research and development costs, payments to laboratories and research consultants are expensed when incurred.

NOTE 4 – LEASE

Effective January 1, 2020, the Company adopted the provision of Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). The provisions of this ASU require the Company to record a right-of-use asset and related lease liability related to their leases.

The Company leases its administrative office and laboratories under an operating lease agreement. The Company entered into an agreement in December 2020 for approximately 8,500 square feet which is for a five-and-one-half year period. The base rent is $10,817 per month. In addition, the Company is obligated to pay monthly operating expenses of approximately $12,000 per month. The lease included incentives of waived base rent for certain periods. The base rent will increase by 2.5% for the second year through the end of the term.

Right-Of-Use Asset and Lease Liability:

The Company’s consolidated balance sheets reflect the value of the right-of-use asset and related lease liability. This value was calculated based on the present value of the remaining base rent lease payments. The discount rate used was 3.95% which is the average commercial interest available at the time. As a result, the value of the right-of-use asset and related lease liability is as follows:

	December 31,
	2020	2019
Right-of-use asset	$1,317,830	$-

Total lease liability	$1,317,830	$-
Less: Current portion	243,292	-
Lease liability, net of current portion	$1,074,538	$-

F-35

The maturities of the lease liabilities are as follows as of December 31, 2020:

2021	$208,997
2022	277,142
2023	277,142
2024	277,142
2025	277,142
Thereafter	130,950
Total lease payments	1,470,148
Less: Present value discount	(152,318)
Total	$1,317,830

For the year ended December 31, 2020, operating cash flows paid in connection with operating leases amounted to $21,633.

NOTE 5 – ACQUISITIONS

Krillase

On September 12, 2018, the Company consummated an asset acquisition with ACB Holding AB, Reg. No. 559119-5762, a Swedish corporation to acquire all right, title and interest in their Krillase technology in exchange for 16.98 million shares of common stock. Krillase is a naturally occurring enzyme that acts to break protein bonds and has applications in dental care, wound healing and thrombosis. The transaction was recorded at the fair value of the shares, $28,600,000. No amortization has been recorded as all of the patents are not yet in a position to produce cash flows. The Company anticipates Krillase being placed into service in 2023. The Company has evaluated this asset for impairment and has determined that due to COVID-19 delaying the next steps for this technology, along with the associated value of the research and development, the status of the clinical trials, and other pertinent proprietary technology, there is no impairment required.

During 2020, the Company incurred legal and filing fees of $17,801 associated with a patent application for pharmaceutical compositions and methods for the treatment of thrombosis. The patents are pending.

DuraGraft®

On December 15, 2019, the Company entered into a contingent asset purchase agreement (the “Agreement”), as amended on March 31, 2020 and May 29, 2020, with Somahlution, LLC, Somahlution, Inc., and Somaceutica, LLC, companies duly organized under the laws of Delaware (collectively, “Somah”) to acquire all of the assets and none of the liabilities of Somah (the “Acquisition”), including DuraGraft®, a one-time intraoperative vascular graft treatment for use in vascular and bypass surgeries that maintains endothelial function and structure, and other related properties. On July 31, 2020, the Company and Somah entered into Amendment No. 3 to the Agreement and the Agreement was finalized. Pursuant to the terms of this amendment, it was agreed that, as part of the Acquisition, the Company would acquire the outstanding capital stock of Somahlution, Inc., held by Somahlution, LLC, rather than the assets of Somahlution, Inc. This change to the Agreement was made to accommodate the European Union (“EU”) requirements with respect to the future manufacturing under Somahlution, Inc. of CE marked products for sale in the EU. In Amendment No. 2, the Company agreed to assume certain payables of Somah related to clinical and medical expenses. These assumed payables were $344,321. It was agreed that the payments on the assumed debts would be recorded as a prepaid royalty against future royalties. As of December 31, 2020, prepaid royalties were $344,321 and were recorded as a non-current asset. See Note 9.

The Company compensated the Somah stockholders as follows: (1) 10,000,000 shares of common stock valued at $1.25 per share (the Company’s stock is thinly traded therefore the value per share was determined by the funding completed on August 3, 2020 which sold 4,610,064 shares of common stock at $1.25 per share, which was the first tranche of a total funding of $7,000,240 (5,600,272 shares, August 3, 2020 and September 25, 2020) which all stock was sold at $1.25 per share); (2) 3,000,000 warrants with a strike price of $5.00 per share and a term of five years; and (3) royalties on all net sales for Somahlution, Inc. of 6% on the first $50 million of net sales, 4% for greater than $50 million up to $200 million, and 2% for greater than $200 million.

F-36

The Company is in the process of determining the fair value of the royalty component of the total consideration as well as the identifiable intangible assets acquired in business combination. The Company is using a third-party valuation firm and at this time we are unable to estimate the contingent consideration related to the future royalty payment stream amount accurately. As such, the following table represents the preliminary consideration in connection with the transaction excluding the fair value of the royalty payment stream:

Consideration given:

Common stock shares given	$12,500,000
Warrants given	1,932,300
Total consideration given	$14,432,300

Fair value of identifiable assets acquired, and liabilities assumed:

Receivables	$45,845
Inventory	229,635
Fixed assets	9,092
Intangible assets	14,147,728
Total identifiable net assets	$14,432,300

The Company anticipates a significant fair value to be assigned to identifiable intangible assets such as in process research and development and patents. Included in the preliminary allocation to the fair value of assets acquired and liabilities assumed is an 100% allocation to intangible assets for the consideration in excess of tangible net assets. The Company utilized a preliminary estimated weighted average amortization period of seven years. As such, the Company recorded amortization expense of $589,489 during the year ended December 31, 2020.

Dr. Vithal D. Dhaduk, a co-founder of Somahlution, LLC (“Dhaduk”), is the subject of a complaint filed in the United States District Court, Middle District of Pennsylvania, Civil Action No. 3:17 cv 02243 in December 2017 by Mukeshkkumar B. Patel (“Patel”), a former business partner of Dhaduk, which complaint makes claims of breach of contract, promissory estoppel and unjust enrichment regarding a Memorandum of Understanding, dated July 16, 2015, between Patel and Dhaduk (“MOU”). The MOU provided that Dhaduk would pay Patel $9.45 million as consideration for Patel’s agreement to, among other things, (i) exit certain legal entities that were purportedly jointly owned by certain affiliates of Dhaduk and Patel, including Somahlution LLC, and (ii) relinquish his ownership interests in such entities. On December 2, 2019, the court granted Patel’s motion for summary judgment on his breach of contract claim, which judgment Dhaduk is currently appealing (such legal proceedings, collectively referred to as the “Dhaduk Litigation”). The Company is not a named defendant in the Dhaduk Litigation, and the court’s summary judgment is against Dhaduk in his personal capacity.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

Legal Matters

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. As of April 15, 2021, there were no pending or threatened lawsuits.

Contingencies

On July 13, 2019, the Company signed a consulting agreement with an individual to advise the Board of Directors. The individual receives $30,000 per month through July 13, 2022 and received an option to purchase 250,000 shares of common stock at a strike price of $1.50, which vest monthly through July 13, 2021. The vesting of these options was accelerated by the Board on September 2, 2020. See Note 10. The agreement also provided for royalties derived directly from the assets related to wound healing, debridement, grafting, dental applications for both human and pet, and thrombosis (see Note 5 – Krillase). The royalties associated with the acquisition of Krillase will be calculated as follows:

Royalties on sales equal to:

10% on net sales

F-37

On December 15, 2019, the Company entered into the Agreement, as amended on March 31, 2020 and May 29, 2020, with Somah (see Note 5). The royalties associated with the Agreement will be calculated as follows:

Royalties on U.S. sales equal to:

5% on the first $50,000,000 of net sales

4% on net sales of $50,000,001 up to $200,000,000

2% on net sales over $200,000,000

Royalties on sales outside of the U.S.:

6% on the first $50,000,000 of net sales

4% on net sales of $50,000,001 up to $200,000,000

2% on net sales over $200,000,000

The royalties are in perpetuity. As of December 31, 2020, there has been no revenue related to the above royalties.

The Company, after the acquisition of Somah, has been leasing the office space on a month-to-month basis with a monthly rate of $10,701. The Company maintained this office space through December 31, 2020.

Employment and Consulting Agreements

On September 1, 2020, Bruce Harmon executed a consulting agreement and was named as chief financial officer. He is compensated $120,000 annually, received 40,000 shares of common stock vesting over one year. On October 22, 2020, Mr. Harmon received 120,000 options for common stock vesting over three years with an exercise price of $1.25. See Note 10. On November 1, 2020, Mr. Harmon became an employee of the Company thereby cancelling the consulting agreement. On March 5, 2021, Mr. Harmon executed a letter of understanding for employment. See Note 1.

On November 1, 2020, Dr. Neil J. Campbell executed an employment agreement and was named as chief executive officer, president and director. He is compensated $375,000 annually, received 500,000 options for common stock vesting over three years, with an exercise price of $1.25. On March 18, 2021, Dr. Campbell resigned all positions. See Notes 1 and 12. We expect to enter into a settlement and release agreement with Dr. Campbell but as of the date of this annual report no such agreement has been finalized.

On November 30, 2020, Dr. Steven Brooks executed a letter of understanding for employment as chief medical officer.

On December 1, 2020, Dr. Donald Very executed a letter of understanding for employment as executive vice president.

On January 16, 2020, Roger Schaller executed a letter of understanding for employment as executive vice president.

Risks and Uncertainties

The outbreak of the coronavirus (COVID-19) resulted in increased travel restrictions, and shutdown of businesses, which may cause slower recovery of the economy. We may experience impact from quarantines, market downturns and changes in customer behavior related to pandemic fears and impact on our workforce if the virus continues to spread. In addition, one or more of our customers, partners, service providers or suppliers may experience financial distress, delayed or defaults on payment, file for bankruptcy protection, sharp diminishing of business, or suffer disruptions in their business due to the outbreak. The extent to which the coronavirus impacts our results will depend on future developments and reactions throughout the world, which are highly uncertain and will include emerging information concerning the severity of the coronavirus and the actions taken by governments and private businesses to attempt to contain the coronavirus. It is likely to result in a potential material adverse impact on our business, results of operations and financial condition. Wider-spread COVID-19 globally could prolong the deterioration in economic conditions and could cause decreases in or delays in advertising spending and reduce and/or negatively impact our short-term ability to grow our revenues. Any decreased collectability of accounts receivable, bankruptcy of small and medium businesses, or early termination of agreements due to deterioration in economic conditions could negatively impact our results of operations.

F-38

NOTE 7 – FIXED ASSETS

Fixed assets, stated at cost, less accumulated depreciation at December 31, 2020 and 2019 consisted of the following:

	December 31,
	2020	2019
Furniture and equipment	$701	$-
Computer related	7,220	-
Machinery and equipment	1,171	-
Total	9,092	-
Less: accumulation depreciation	(1,970)	-
Property and equipment, net	$7,122	$-

Depreciation expense for the years ended December 31, 2020 and 2019 was $1,970 and $0, respectively.

NOTE 8 –INTANGIBLE ASSETS

On September 12, 2018, the Company consummated an asset acquisition with ACB Holding AB, Reg. No. 559119-5762, a Swedish corporation to acquire all right, title and interest in their Krillase technology in exchange for 16.98 million shares of common stock. Krillase is a naturally occurring enzyme that acts to break protein bonds and has applications in dental care, wound healing and thrombosis. The transaction was recorded at the fair value of the shares. No amortization has been recorded as the patents and patent applications are not yet in a position to produce cash flows.

During 2020, the Company incurred legal and filing fees of $17,801 associated with a patent application for pharmaceutical compositions and methods for the treatment of thrombosis. The patents are pending. The Company capitalized these costs.

On July 31, 2020, the Company executed an agreement with Somah (see Note 4) for the DuraGraft® technology in exchange for 10,000,000 shares of common stock, 3,000,000 warrants and a royalty as stated herein. Somah is engaged in developing products to prevent ischemic injury to organs and tissues and DuraGraft® is a one-time intraoperative vascular graft treatment for use in vascular and bypass surgeries that maintains endothelial function and structure, and other related properties.

	December 31, 2020			December 31, 2019
	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount
Krillase - Patents, Patent Applications, Research and Development, Clinical Trials, Developed Technology	$28,600,000	$-	$28,600,000	$28,600,000	$-	$28,600,000
DuraGraft - Patents, Patent Applications, Research and Development, Clinical Trials, Developed Technology	14,147,729	(589,489)	13,558,240	-	-	-
Patents in process	119,971	-	119,971	13,000	-	13,000

Total Intangibles	$42,867,700	$(589,489)	$42,278,211	$28,613,000	$-	$28,613,000

F-39

For the year ended December 31, 2020, changes to intangible assets were as follows:

Balance, December 31, 2019	$28,613,000
Acquired in asset purchase agreement	14,147,729
Additions	106,971
Accumulated amortization	(589,489)
Balance, December 31, 2020	$42,278,211

The Company has recorded amortization expense of $589,489 for the year ended December 31, 2020.

The useful lives of the intangible assets are based on the life of the patent and related technology. The patents and related technology for Krillase are not currently being amortized as they have not yet been put into operations.

Future amortizations for DuraGraft related intangible assets for the next five years will be $1,414,773 for each year from 2021 through 2028 and $825,284 for 2029.

NOTE 9 – RELATED PARTY TRANSACTIONS

The Company has recorded a prepaid royalty to the shareholders of Somahlution, LLC in regard to the acquisition (see Note 5). The primary beneficial owner is Dr. Vithal Dhaduk, a director of the Company (appointed in 2021) and significant shareholder of the Company.

NOTE 10 – STOCKHOLDERS’ EQUITY

Preferred stock

Our Articles of Incorporation authorize the issuance of 25,000,000 shares of “blank check” preferred stock with a par value of $0.001. As of December 31, 2020, and 2019, there were no shares issued and outstanding, respectively.

Common stock

Our Articles of Incorporation authorize the issuance of 75,000,000 shares of common stock with a par value of $0.001.

As of December 31, 2020, there were 35,928,188 shares of common stock issued and outstanding and, as of December 31, 2019, 19,858,939 shares of common stock issued and outstanding.

The following transactions in the Company’s common stock were completed in the year ended December 31, 2020:

On January 9, 2020, the Company issued 125,000 shares to a consultant who exercised 125,000 options in lieu of $126,250 in accounts payable.

On April 6, 2020, the Company issued 160,000 shares of common stock to a consultant who exercised 160,000 options in lieu of $161,600 in accounts payable.

On April 6, 2020, the Company issued 5,000 shares of common stock to a director of the Company who exercised 5,000 options in exchange for $5,050 in cash.

On April 6, 2020, the Company issued 15,000 shares of common stock to a consultant in exchange for services rendered in the amount of $15,150.

On June 8, 2020, the Company issued 20,000 shares of common stock to a consultant who exercised 20,000 options in lieu of $20,200 in accounts payable.

On July 28, 2020, the Company issued 64,057 shares of common stock in the conversion of $59,453 of debt.

On July 28, 2020, the Company issued 20,000 shares of common stock were issued at a value of $25,000 to a consultant.

F-40

On July 31, 2020, the Company completed the Soma Acquisition (see Note 3) whereas 10,000,000 shares of common stock and 3,000,000 warrants were issued. The fair value of common stock and warrants amounted to $12,500,000 and $1,932,300, respectively.

On August 3, 2020, the Company completed an initial closing of a private placement (the “Private Placement”) with certain accredited investors (the “Investors”) pursuant to which the Company sold and issued to the Investors an aggregate of 4,609,984 shares (the “Shares”) of its Common Stock at a purchase price of $1.25 per share. Each of the Investors is an “accredited investor” as that term is defined in Regulation D, Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”). The Shares issued and sold in the Private Placement were offered and sold by the Company in reliance on an exemption from registration pursuant to Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D thereunder.

In consideration for services rendered as the placement agent in the Private Placement, on August 2, 2020, the Company paid Univest Securities LLC cash commissions totaling $460,999, or 8% of the gross proceeds of the Private Placement closing, a 1% non-accountable expense allowance totaling $57,625, and the $31,250 balance (of a total of $37,500) due to the placement agent in advisory fees. Additionally, the Company issued to the placement agent a five-year warrant to purchase an aggregate of 229,499 shares of the Company’s Common Stock at an exercise price of $1.375 per share (the “Agent Warrant”). The Agent Warrant, for which the placement agent paid the Company $100, may be exercised on a cashless basis. The exercise price of the Agent Warrant is subject to adjustment for stock splits, stock dividends, recapitalizations, and the like.

On September 1, 2020, the Company issued 40,000 restricted shares of common stock to Bruce Harmon, the chief financial officer of the Company. The shares vest over a one-year period.

On September 25, 2020, the Company closed on the second tranche of funding in the gross amount of $1,237,760 in exchange for 990,208 shares of common stock. The net amount received by the Company was $1,116,566.

On October 1, 2020, the Company entered into a consulting agreement which had various compensation requirements, including the issuance of 20,000 shares of common stock (valued at $1.25 per share) and 36,364 warrants with an exercise price of $1.375.

The following transactions in the Company’s capital stock were completed in the year ended December 31, 2019:

On June 12, 2019, the Company issued 90,910 share units at $1.10 each for gross proceeds of $100,000 and it issued 27,727 share units at $0.9016 for gross proceeds of $25,000. Each unit consist of one share of common stock and one warrant, which allows the holder to purchase one common share of capital stock for a period of three years at a price of $3.00 per share.

Options

The summary of option activity for the years ended December 31, 2020 and 2019 is as follows:

		Weighted	Weighted
		Average	Average	Total
	Number of	Exercise	Contractual	Intrinsic
	Options	Price	Life	Value
Outstanding at December 31, 2018	265,000	$1.50
Granted	2,450,000	$1.01
Exercised	-	$-
Forfeited	-	$-
Outstanding at December 31, 2019	2,715,000	$1.50
Granted	1,340,000	$1.25
Exercised	(254,057)	$1.02
Forfeited	-	$-
Outstanding at December 31, 2020	3,800,943	$1.36	8.82	$123,600
Exercisable at December 31, 2020	2,755,110	$1.40

F-41

The fair value of each stock option was estimated using the Black Scholes pricing model which takes into account as of the grant date the exercise price (ranging from $1.01 to $1.37 per share in 2020) and expected life of the stock option (10 years in 2020), the current price of the underlying stock and its expected volatility (ranging from 179.31% to 304.44% in 2020), expected dividends (0%) on the stock and the risk-free interest rate (.93%) for the term of the stock option. In addition, the Company recognizes forfeitures as they occur.

The following stock options were granted during the past year:

On January 9, 2020, the Company issued 250,000 options for common stock to a consultant. The options have an exercise price of $1.01 and expire in 10 years. The options vest at the rate of 25,000 options per month. The Company accelerated the vesting to 100% in September 2020 therefore the remaining amortization was recorded as of September 30, 2020. The Company recorded expenses from issuance through December 31, 2020 of $222,385. The Black-Scholes value was determined to be $1.01.

On August 18, 2020, the Company issued 200,000 options for common stock to a consultant. The options have an exercise price of $1.37 and expire in 10 years. The options vest over a period of eighteen months. For the year ended December 31, 2020, the Company has recorded $66,024 in stock-based compensation. The Black-Scholes value was determined to be $1.25. As of December 31, 2020, there is an unamortized amount of $175,000.

On October 22, 2020, the Company issued 50,000 options for common stock to an employee. The options vest over a three-year period, have an exercise price of $1.25 and expire in 10 years. For the year ended December 31, 2020, the Company has recorded $2,604 in stock-based compensation. On January 31, 2021, the options were fully vested (see Note 12). The Black-Scholes value was determined to be $1.2453. As of December 31, 2020, there is an unamortized amount of $59,671.

On October 22, 2020, the Company issued 120,000 options for common stock to Bruce Harmon, the chief financial officer of the Company. The options vest over a three-year period, have an exercise price of $1.25 and expire in 10 years. As of December 31, 2020, the Company has recorded $6,250 in stock-based compensation. On March 5, 2021, the Company accelerated the vesting to 50% as of this date and the remaining 50% as of October 22, 2021 (see Note 12). The Black-Scholes value was determined to be $1.2453. As of December 31, 2020, there is an unamortized amount of $143,210.

On October 30, 2020, the Company issued 125,000 options for common stock to a consultant. The options vest over a three-year period, have an exercise price of $1.25 and expire in 10 years. For the year ended December 31, 2020, the Company has recorded $6,510 in stock-based compensation. The Black-Scholes value was determined to be $1.2454. As of December 31, 2020, there is an unamortized amount of $149,189.

On November 1, 2020, Dr. Neil J. Campbell executed an employment agreement and was named as chief executive officer, president and director. He received 500,000 options for common stock vesting over three years, with an exercise price of $1.25 and expiring in 10 years. For the year ended December 31, 2020, the Company has recorded $26,042 in stock-based compensation. See Note 12. The Black-Scholes value was determined to be $1.2454. As of December 31, 2020, there is an unamortized amount of $596,754.

On November 9, 2020, the Company issued 15,000 options for common stock to an employee. The options vest over three years, have an exercise price of $1.25 and expire in 10 years. For the year ended December 31, 2020, the Company has recorded $868 in stock-based compensation. The Black-Scholes value was determined to be $1.2445. As of December 31, 2020, there is an unamortized amount of $17,806.

On December 1, 2020, the Company issued 40,000 options for common stock to Dr. Steven Brooks, the Company’s chief medical officer. The options vest over three years, have an exercise price of $1.25 and expire in 10 years. For the year ended December 31, 2020, the Company has recorded $2,083 in stock-based compensation. The Black-Scholes value was determined to be $1.2462. As of December 31, 2020, there is an unamortized amount of $47,771.

F-42

On December 2, 2020, the Company issued 40,000 options for common stock to Dr. Donald Very, the Company’s executive vice president. The options vest over three years, have an exercise price of $1.25 and expire in 10 years. For the year ended December 31, 2020, the Company has recorded $1,330 in stock-based compensation. The Black-Scholes value was determined to be $1.2461. As of December 31, 2020, there is an unamortized amount of $47,767.

The weighted average grant date fair value of options granted during 2020 was $1.25. As of December 31, 2020, the total unamortized stock-based compensation expense amounted to $1,237,167 and will be expensed through December 2023. As of December 31, 2020, the number of options outstanding and exercisable are as follows including weighted average inputs used in calculating stock-based compensation:

	Number of	Number of		Remaining
Exercise	Options	Options		Life in	Intrinsic
Price	Outstanding	Exercisable	Term	Years	Value
$1.01	515,000	515,000	10 years	7.93 - 8.03	$123,600
$1.25	890,000	14,167	10 years	9.81 - 9.92	-
$1.37	200,000	30,000	10 years	9.63	-
$1.50	2,195,943	2,195,943	10 years	8.53	-
	3,800,943	2,755,110			$123,600

Warrants

On June 12, 2019, as part of a financing, the Company issued warrants to purchase 113,637 shares of Common Stock at a strike price of $3 for a period of three years. All of these warrants were still outstanding as of December 31, 2020.

On July 31, 2020, the Company completed the Somah Acquisition (see Note 4) whereas 10,000,000 shares of common stock and 3,000,000 warrants were issued. The warrants have a strike price of $5.00 per share and a term of five years. The preliminary fair market value was determined to be $0.6441 per share or $1,932,300.

On September 25, 2020, the Company issued two warrants for services. The warrants were to purchase for 168,008 and 112,006 shares with a strike price of $1.375 and a term of five years. The fair market value was determined to be $0.9062 per share or $152,249 and $101,500, respectively, or $253,749, collectively.

As of December 31, 2020, there are 3,393,651 warrants outstanding.

NOTE 11 – INCOME TAXES

As of December 31, 2020, and 2019, the Company has net operating loss carry forwards of $30,973,000 and $27,552,000, respectively. The net operating loss carryforwards are expected to expire at various times through 2040. The Company’s net operating loss carry forwards may be subject to annual limitations, which could reduce or defer the utilization of the losses as a result of an ownership change as defined in Section 382 of the Internal Revenue Code.

The Company’s tax expense differs from the “expected” tax expense for Federal income tax purposes (computed by applying the United States Federal tax rate of 21% to loss before taxes for fiscal year 2020 and 2019), as follows:

	December 31,	December 31,
	2020	2019
Tax expense (benefit) at the statutory rate	$(1,158,482)	$(222,188)
Non-deductible items	385,216	-
Deferred true-ups	(56,746)	-
Change in valuation allowance	830,012	222,188
Total	$-	$-

F-43

The tax effects of the temporary differences between reportable financial statement income and taxable income are recognized as deferred tax assets and liabilities.

The tax years 2020 and 2019 remain open to examination by federal agencies and other jurisdictions in which it operates.

The following is a reconciliation of the U.S. federal statutory rate to the effective income tax rates for the years ended December 31, 2020 and 2019:

	December 31,	December 31,
	2020	2019
U.S. statutory federal rate	21.0%	21.0%
Non-deductible / non-taxable items	-6.5%	0.0%
Deferred true-up	-1.0%	0.0%
Valuation allowance	-13.5%	-21.0%
Total provision	0.0%	0.0%

The tax effect of significant components of the Company’s deferred tax assets and liabilities at December 31, 2020 and 2019, are as follows:

	December 31,	December 31,
	2020	2019
Deferred tax assets:
Net operating loss carryforward	$6,504,000	$5,785,000
Lease liability	277,000	-
Intangible assets	181,000	-
Deferred tax liabilities:
Fixed assets	(277,000)	-
Total gross deferred tax assets	6,685,000	5,785,000
Less: Deferred tax asset valuation allowance	(6,685,000)	(5,785,000)
Total net deferred taxes	$-	$-

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

Because of the historical earnings history of the Company, the net deferred tax assets for 2020 and 2019 were fully offset by a 100% valuation allowance. The valuation allowance for the remaining net deferred tax assets was $6,685,000 and $5,785,000 as of December 31, 2020 and 2019, respectively. The Company is evaluating the foreign reporting requirements as it relates to revenue from foreign sources and has determined that any accrual would not be material.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) was enacted in response to the COVID-19 pandemic. The CARES Act, among other things, permits NOL carryovers and carrybacks to offset 100% of taxable income for taxable years beginning before 2021. In addition, the CARES Act allows NOLs incurred in 2018, 2019, and 2020 to be carried back to each of the five preceding taxable years to generate a refund of previously paid income taxes. The Company is currently evaluating the impact of the CARES Act, but at present does not expect that the NOL carryback provision of the CARES Act would result in a material cash benefit to them.

F-44

NOTE 12 - SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date the consolidated financial statements were issued and filed with the Securities and Exchange Commission. The Company has determined that there are no other such events that warrant disclosure or recognition in the consolidated financial statements, except as stated herein.

On January 1, 2021, the Company issued 7,500 options for common stock to an employee. The options vest over three years, have an exercise price of $1.25 and expire in 10 years.

On January 12, 2021, the Company issued 20,000 options for common stock to an employee. The options vest over three years, have an exercise price of $1.25 and expire in 10 years.

On January 13, 2021, the Board of Directors approved the Marizyme, Inc. 2021 Stock Incentive Plan (“SIP”). The SIP incorporates stock options issued prior to January 13, 2021.

On January 16, 2021, the Company issued 40,000 options for common stock to Roger Schaller, the Company’s executive vice president. The options vest over three years, have an exercise price of $1.25 and expire in 10 years.

On January 29, 2021, the Company issued 40,000 options for common stock to Amy Chandler, the Company’s executive vice president. The options vest over three years, have an exercise price of $1.25 and expire in 10 years.

On January 31, 2021, the Company fully vested 50,000 options for an employee. See Note 10.

On March 5, 2021, the Company modified the vesting of the common stock and stock options issued to Mr. Harmon. As of this date, all common stock was vested and 50% of the stock options were vested as of this date and the remaining 50% vest on October 22, 2021. See Note 10.

On March 5, 2021, the Company issued 125,000 options for common stock to James Sapirstein, the Company’s chairman. The options vest over three years, have an exercise price of $1.25 and expire in 10 years.

On March 5, 2021, the Company issued 125,000 options for common stock to Terry Brostowin, a director for the Company. The options vest over three years, have an exercise price of $1.25 and expire in 10 years.

On March 5, 2021, the Company issued 125,000 options for common stock to Dr. William Hearl, a director for the Company. The options vest over three years, have an exercise price of $1.25 and expire in 10 years.

On March 5, 2021, the Company issued 125,000 options for common stock to Julie Kampf, a director for the Company. The options vest over three years, have an exercise price of $1.25 and expire in 10 years.

On March 5, 2021, the Company issued 125,000 options for common stock to Dr. Vithal Dhaduk, a director for the Company. The options vest over three years, have an exercise price of $1.25 and expire in 10 years.

On March 18, 2021, Dr. Campbell resigned from all positions. See Notes 1, 6 and 10 to the financial statements.

On April 2, 2021, Dr. Satish Chandran was terminated from all positions.

F-45

[  ] Shares of Common Stock

MARIZYME, INC.

PRELIMINARY PROSPECTUS

UNIVEST SECURITIES, LLC

______________, 2022

Until [  ], 2022 (25 days after the date of this prospectus), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriter and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts, other than the Securities and Exchange Commission registration fee, Nasdaq listing fee and FINRA filing fee, are estimates. We will pay all these expenses.

Amount
Securities and Exchange Commission registration fee		$1,695.02
Nasdaq listing fee		*
FINRA filing fee		[ ]
Accounting fees and expenses		*
Legal fees and expenses		*
Transfer agent fees and expenses		*
Blue Sky Fees and Expenses		*
Printing and related fees		*
Miscellaneous		*
Total	$	*

*To be filed by amendment.

These expenses will be borne by us. Underwriting discounts will be borne by us in proportion to the number of shares of common stock sold in the offering. Under the underwriting agreement, we will grant the representative a discount of 7% of the offering price, a 1% non-accountable expense allowance, and warrants to purchase up to 5% of the shares of common stock sold in this offering, at an exercise price per share equal to 120% of the offering price per share. In addition to the underwriting discounts and other compensation, we will also reimburse the representative for the full amount of its reasonable out-of-pocket expenses, including, but not limited to, travel, due diligence expenses, reasonable fees and expenses of its legal counsel, roadshow costs and background checks on the Company’s principals, up to an aggregate of $200,000, provided that any expense over $5,000 shall require our prior written consent.

Item 14. Indemnification of Directors and Officers

The Nevada Revised Statutes allows for the indemnification of officers, directors, and any corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities, including reimbursement for expenses, incurred arising under the Securities Act. The Bylaws of the Company provide that the Company will indemnify its directors and officers to the fullest extent authorized or permitted by law and such right to indemnification will continue as to a person who has ceased to be a director or officer of the Company and will inure to the benefit of his or her heirs, executors and Consultants; provided, however, that, except for proceedings to enforce rights to indemnification, the Company will not be obligated to indemnify any director or officer in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred will include the right to be paid by the Company the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition.

The Company may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Company similar to those conferred to directors and officers of the Company. The rights to indemnification and to the advancement of expenses are subject to the requirements of the Securities Act to the extent applicable.

Furthermore, the Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another company against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Nevada Revised Statutes.

We intend to enter into separate indemnification agreements with our directors and officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our articles of incorporation and bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our articles of incorporation and bylaws.

II-1

We have directors’ and officers’ liability insurance insuring our directors and officers against liability for acts or omissions in their capacities as directors or officers.

The underwriting agreement, filed as Exhibit 1.1 to this registration statement, will provide for indemnification, under certain circumstances, by the representative of us and our officers and directors for certain liabilities arising under the Securities Act or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

Equity Awards

On July 13, 2019, the Company entered into a consulting agreement with Frank Maresca pursuant to which, as partial compensation for his services to us under this agreement, the Company agreed to grant Mr. Maresca an option to purchase 500,000 shares of our common stock at an exercise price of $1.01 per share, vesting over 24 months. On September 2, 2020, our board of directors resolved to immediately vest the unvested portion of this option such that the option is now fully vested. On April 6, 2020, Mr. Sapirstein exercised this option in part to purchase 160,000 shares of common stock.

On July 13, 2019 we issued an option to purchase 600,000 shares of common stock at $1.01 per share vesting over 24 months to Nicholas DeVito, a former officer of the Company. On August 27, 2020, as part of a mutual release and claims agreement by and between Mr. DeVito and the Company, the Company agreed to immediately vest the unvested portion of Mr. DeVito’s option such that the option became fully vested. Pursuant to the option’s forfeiture terms, the option expired unexercised one year after Mr. DeVito’s resignation from the Company effective September 30, 2020.

On July 13, 2019 we issued an option to purchase 1,100,000 shares of common stock at $1.01 per share vesting over 24 months to James Sapirstein, a former officer and director of the Company, for his services on our board of directors. On September 2, 2020, our board of directors resolved to immediately vest the unvested portion of this option such that the option is now fully vested. On April 6, 2020, Mr. Sapirstein exercised this option in part to purchase 5,000 shares of common stock. Pursuant to the option’s forfeiture terms, the option will expire one year after Mr. Sapirstein’s resignation on June 24, 2021.

On July 13, 2019 we issued an option to purchase 250,000 shares of common stock at $1.01 per share vesting over 24 months to Terry Brostowin for his services on our board of directors. On September 2, 2020, our board of directors resolved to immediately vest the unvested portion of this option such that the option is now fully vested.

On January 9, 2020, the Company issued 125,000 shares to a consultant who exercised 125,000 options in lieu of $126,250 in accounts payable. These shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended pursuant to Section 4(a)(2) of the Act and/or Rule 506 of Regulation D promulgated thereunder since, among other things, the transactions did not involve a public offering.

On January 9, 2020, the Company issued 250,000 options for common stock to a consultant. The options have an exercise price of $1.01 and expire in 10 years. The options vest at the rate of 25,000 options per month. The Company accelerated the vesting to 100% in September 2020 therefore the remaining amortization was recorded as of September 30, 2020. These options for shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended pursuant to Section 4(a)(2) of the Act and/or Rule 506 of Regulation D promulgated thereunder since, among other things, the transactions did not involve a public offering.

II-2

On April 6, 2020, the Company issued 160,000 shares of common stock to a consultant who exercised 160,000 options in lieu of $161,600 in accounts payable. These shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended pursuant to Section 4(a)(2) of the Act and/or Rule 506 of Regulation D promulgated thereunder since, among other things, the transactions did not involve a public offering.

On April 6, 2020, the Company issued 5,000 shares of common stock to a director of the Company who exercised 5,000 options in exchange for $5,050 in cash. These shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended pursuant to Section 4(a)(2) of the Act and/or Rule 506 of Regulation D promulgated thereunder since, among other things, the transactions did not involve a public offering.

On April 6, 2020, the Company issued 15,000 shares of common stock to a consultant in exchange for services rendered in the amount of $15,150. These shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended pursuant to Section 4(a)(2) of the Act and/or Rule 506 of Regulation D promulgated thereunder since, among other things, the transactions did not involve a public offering.

On June 8, 2020, the Company issued 20,000 shares of common stock to a consultant who exercised 20,000 options in lieu of $20,200 in accounts payable. These shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended pursuant to Section 4(a)(2) of the Act and/or Rule 506 of Regulation D promulgated thereunder since, among other things, the transactions did not involve a public offering.

On July 28, 2020, the Company issued 64,057 shares of common stock in the conversion of $59,453 of debt. These shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended pursuant to Section 4(a)(2) of the Act and/or Rule 506 of Regulation D promulgated thereunder since, among other things, the transactions did not involve a public offering.

On July 28, 2020, the Company issued 20,000 shares of common stock were issued at a value of $25,000 to a consultant. These shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended pursuant to Section 4(a)(2) of the Act and/or Rule 506 of Regulation D promulgated thereunder since, among other things, the transactions did not involve a public offering.

On August 18, 2020, the Company issued 200,000 options for common stock to a consultant. The options have an exercise price of $1.37 and expire in 10 years. The options vest over a period of eighteen months. These options for shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended pursuant to Section 4(a)(2) of the Act and/or Rule 506 of Regulation D promulgated thereunder since, among other things, the transactions did not involve a public offering.

On September 1, 2020, the Company issued 40,000 restricted shares of common stock to Bruce Harmon, a former officer of the Company. The shares vest over a one-year period. These shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended pursuant to Section 4(a)(2) of the Act and/or Rule 506 of Regulation D promulgated thereunder since, among other things, the transactions did not involve a public offering. 40,000 of his shares vested prior to Mr. Harmon’s resignation on July 12, 2021.

On September 30, 2020, the Company entered into the Richmond Consulting Agreement with Bradley Richmond, which had various compensation requirements, including the issuance of 20,000 shares of common stock (valued at $1.25 per share) and 36,364 warrants with an exercise price of $1.375 and expiring October 2, 2026. These warrants and shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended pursuant to Section 4(a)(2) of the Act and/or Rule 506 of Regulation D promulgated thereunder since, among other things, the transactions did not involve a public offering.

On October 22, 2020, the Company issued 50,000 options for common stock to an employee. The options vest over a three-year period, have an exercise price of $1.25 and expire in 10 years. On January 31, 2021, the options were fully vested. These options for shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended pursuant to Section 4(a)(2) of the Act and/or Rule 506 of Regulation D promulgated thereunder since, among other things, the transactions did not involve a public offering.

On October 22, 2020, the Company issued 120,000 options for common stock to Bruce Harmon, a former officer of the Company. The options vest over a three-year period, have an exercise price of $1.25 and expire in 10 years. On March 5, 2021, the Company accelerated the vesting to 50% as of this date and the remaining 50% as of October 22, 2021. These options for shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended pursuant to Section 4(a)(2) of the Act and/or Rule 506 of Regulation D promulgated thereunder since, among other things, the transactions did not involve a public offering. Pursuant to the option’s forfeiture terms, the option expired unexercised three months after Mr. Harmon’s resignation on July 12, 2021.

II-3

On October 30, 2020, the Company issued 125,000 options for common stock to a consultant. The options vest over a three-year period, have an exercise price of $1.25 and expire in 10 years. These options for shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended pursuant to Section 4(a)(2) of the Act and/or Rule 506 of Regulation D promulgated thereunder since, among other things, the transactions did not involve a public offering.

On November 1, 2020, Dr. Neil J. Campbell, in connection with his former positions with the Company, executed an employment agreement and was named as chief executive officer, president and director. He received 500,000 options for common stock vesting over three years, with an exercise price of $1.25 and expiring in 10 years. These options for shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended pursuant to Section 4(a)(2) of the Act and/or Rule 506 of Regulation D promulgated thereunder since, among other things, the transactions did not involve a public offering. Pursuant to the option’s forfeiture terms, the option expired unexercised three months after Mr. Campbell’s resignation from the Company on March 18, 2021.

On November 9, 2020, the Company issued 15,000 options for common stock to a former employee. The options vest over three years, have an exercise price of $1.25 and expire in 10 years. These options for shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended pursuant to Section 4(a)(2) of the Act and/or Rule 506 of Regulation D promulgated thereunder since, among other things, the transactions did not involve a public offering. Pursuant to the option’s forfeiture terms, the option expired unexercised three months after the employee’s resignation.

On December 1, 2020, the Company issued 40,000 options for common stock to Dr. Steven Brooks, the Company’s chief medical officer. The options vest over three years, have an exercise price of $1.25 and expire in 10 years. These options for shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended pursuant to Section 4(a)(2) of the Act and/or Rule 506 of Regulation D promulgated thereunder since, among other things, the transactions did not involve a public offering.

On December 2, 2020, the Company issued 40,000 options for common stock to Dr. Donald Very, the Company’s former executive vice president. The options vest over three years, have an exercise price of $1.25 and expire in 10 years. These options for shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended pursuant to Section 4(a)(2) of the Act and/or Rule 506 of Regulation D promulgated thereunder since, among other things, the transactions did not involve a public offering. Pursuant to the option’s forfeiture terms, the option expired unexercised three months after Mr. Very’s termination from the Company on August 18, 2021.

On January 1, 2021, the Company issued 7,500 options for common stock to a former employee. The options vest over three years, have an exercise price of $1.25 and expire in 10 years. These options for shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended pursuant to Section 4(a)(2) of the Act and/or Rule 506 of Regulation D promulgated thereunder since, among other things, the transactions did not involve a public offering. Pursuant to the option’s forfeiture terms, the option expired unexercised three months after the employee’s resignation.

On January 12, 2021, the Company issued 20,000 options for common stock to a former employee. The options vest over three years, have an exercise price of $1.25 and expire in 10 years. These options for shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended pursuant to Section 4(a)(2) of the Act and/or Rule 506 of Regulation D promulgated thereunder since, among other things, the transactions did not involve a public offering. Pursuant to the option’s forfeiture terms, the option expired unexercised three months after the employee’s resignation.

On January 16, 2021, the Company issued 40,000 options for common stock to Roger Schaller, the Company’s former executive vice president. The options vest over three years, have an exercise price of $1.25 and expire in 10 years. These options for shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended pursuant to Section 4(a)(2) of the Act and/or Rule 506 of Regulation D promulgated thereunder since, among other things, the transactions did not involve a public offering. Pursuant to the option’s forfeiture terms, the option expired unexercised three months after Mr. Schaller’s termination from the Company on August 18, 2021.

II-4

On January 29, 2021, the Company issued 40,000 options for common stock to Amy Chandler, a former officer of the Company. The options vest over three years, have an exercise price of $1.25 and expire in 10 years. These options for shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended pursuant to Section 4(a)(2) of the Act and/or Rule 506 of Regulation D promulgated thereunder since, among other things, the transactions did not involve a public offering. Pursuant to the option’s forfeiture terms, the option expired unexercised three months after Ms. Chandler’s resignation from the Company on September 24, 2021.

On March 5, 2021, the Company issued 125,000 options for common stock to James Sapirstein, a former officer and director of the Company. The options vest over three years, have an exercise price of $1.25 and expire in 10 years. These options for shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended pursuant to Section 4(a)(2) of the Act and/or Rule 506 of Regulation D promulgated thereunder since, among other things, the transactions did not involve a public offering. Pursuant to the option’s forfeiture terms, the option will expire one year after Mr. Sapirstein’s resignation from the Company on June 24, 2021.

On March 5, 2021, the Company issued 125,000 options for common stock to Terry Brostowin, a director of the Company. The options vest over three years, have an exercise price of $1.25 and expire in 10 years. These options for shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended pursuant to Section 4(a)(2) of the Act and/or Rule 506 of Regulation D promulgated thereunder since, among other things, the transactions did not involve a public offering.

On March 5, 2021, the Company issued 125,000 options for common stock to Dr. William Hearl, a director of the Company. The options vest over three years, have an exercise price of $1.25 and expire in 10 years. These options for shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended pursuant to Section 4(a)(2) of the Act and/or Rule 506 of Regulation D promulgated thereunder since, among other things, the transactions did not involve a public offering.

On March 5, 2021, the Company issued 125,000 options for common stock to Julie Kampf, a director of the Company. The options vest over three years, have an exercise price of $1.25 and expire in 10 years. These options for shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended pursuant to Section 4(a)(2) of the Act and/or Rule 506 of Regulation D promulgated thereunder since, among other things, the transactions did not involve a public offering.

On March 5, 2021, the Company issued 125,000 options for common stock to Dr. Vithalbhai Dhaduk, the Company’s Chairman. The options vest over three years, have an exercise price of $1.25 and expire in 10 years. These options for shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended pursuant to Section 4(a)(2) of the Act and/or Rule 506 of Regulation D promulgated thereunder since, among other things, the transactions did not involve a public offering.

On May 18, 2021, the Company’s Board of Directors approved the Marizyme, Inc. Amended and Restated 2021 Stock Incentive Plan (“SIP”), and the shareholders ratified it on September 20, 2021. The SIP incorporates stock options issued prior to May 18, 2021. These options for shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended pursuant to Section 4(a)(2) of the Act and/or Rule 506 of Regulation D promulgated thereunder since, among other things, the transactions did not involve a public offering.

In connection with the My Health Logic acquisition and pursuant to the Arrangement Agreement, on October 31, 2021, the Company entered into an executive employment agreement, or the CEO Employment Agreement, with David Barthel setting forth the terms of the compensation for his services as Chief Executive Officer of the Company. Upon execution of the CEO Employment Agreement, Mr. Barthel received incentive stock options (“ISOs”) to purchase 400,000 shares of the Company’s common stock at the agreed upon fair market price of $2.25 per share. On February 8, 2022, the Board of Directors determined to approve an amendment to the CEO Employment Agreement to provide that the fair market price of the ISOs be amended to $1.75 per share of common stock. The board of directors made this determination in part based on recent arms’-length transactions with certain private placement investors in which such investors purchased units comprised of a secured Note, convertible into common stock at a price per share of $1.75, subject to adjustment, as well as a Class C Common Stock Purchase Warrant to purchase two shares of common stock with an exercise price equal to the lower of (i) $2.25 per share, subject to adjustment, or (ii) 75% of the cash price per share to be paid by the purchasers in a “qualified financing” as defined in the applicable unit purchase agreement. The ISOs will have 10% vesting upon grant and the balance will vest quarterly over a three (3) year period in equal installments. Mr. Barthel is also eligible to receive up to 350,000 additional ISOs upon the attainment of certain performance-based goals. Mr. Barthel must be employed with the Company in good standing at the time any such ISOs are awarded according to the milestones set forth above. In the event that Mr. Barthel’s employment is terminated prior to any milestone being achieved, he will forfeit his right to receive such ISOs.

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Under a consulting agreement, effective December 21, 2021, between George Kovalyov, AAT Services Inc., a corporation incorporated pursuant to the laws of British Columbia, Canada (together with Mr. Kovalyov, the “CFO Consultant”), and the Company, the Company granted the following equity compensation: (i) cashless warrants to purchase 100,000 shares of common stock of the Company, with an exercise price of $1.26 per share, based on the closing price of the Company’s common stock on the date of the signing of the related definitive agreement, expiring on December 21, 2026; (ii) options to purchase 200,000 shares of common stock of the Company, vesting monthly over two years, with an exercise price of $1.75 per share, expiring on December 21, 2031; and (iii) 175,000 restricted shares of common stock of the Company, subject to the following milestone vesting schedule: (a) 75,000 restricted shares will vest upon the Company successfully listing its common stock on NASDAQ or the NYSE; 50,000 restricted shares will vest upon any Company financing after January 1, 2022 of debt or equity in which the gross proceeds equal or exceed $5,000,000; (c) 25,000 restricted shares will vest upon the completion of valuation reports for both Somahlution LLC and HLII; and (d) 25,000 restricted shares will vest upon a material commercial partnership for MATLOC.

Under a consulting agreement, effective December 21, 2021, between Harrison Ross, Rydra Capital Corp., a corporation incorporated pursuant to the laws of British Columbia, Canada (together with Mr. Ross, the “VP-Finance Consultant”), and the Company, the Company granted the following equity compensation: (i) cashless warrants to purchase 100,000 shares of common stock of the Company, with an exercise price of $1.26 per share, expiring on December 21, 2026; (ii) options to purchase 200,000 shares of common stock of the Company, vesting monthly over two years, with an exercise price of $1.75 per share, expiring on December 21, 2031; and (iii) 175,000 restricted shares of common stock of the Company, subject to the following milestone vesting schedule: (a) 75,000 restricted shares will vest upon the Company successfully listing its common stock on NASDAQ or the NYSE; 50,000 restricted shares will vest upon any Company financing after January 1, 2022 of debt or equity in which the gross proceeds equal or exceed $5,000,000; (c) 25,000 restricted shares will vest upon the completion of valuation reports for both Somahlution LLC and HLII; and (d) 25,000 restricted shares will vest upon a material commercial partnership for MATLOC.

On January 24, 2022, we granted 600,000 shares of common stock to a consultant in order to reimburse the consultant for the shares of Company common stock that he had previously surrendered to the Company for cancellation in order to facilitate the closing of a transaction of the Company.

On January 26, 2022, we granted a consultant, a warrant to purchase 150,000 shares of the Company’s common stock at an exercise price of $0.01 per share, and agreed to grant Mr. Richmond an additional warrant to purchase an additional 150,000 shares of the Company’s common stock at an exercise price of $0.01 per share, to be issued upon the filing of the registration statement of which this prospectus forms a part, in exchange for services.

All of the securities referenced in the above listed transactions were issued in exempt transactions under Section 4(a)(2) and/or Rule 506 of Regulation D promulgated thereunder of the Securities Act.

Somah Acquisition

The Company entered into a asset purchase agreement on December 15, 2019, as amended on March 31, 2020 and May 29, 2020, with Somahlution, LLC, Somahlution, Inc., and Somaceutica, LLC (collectively, Somahlution), companies duly organized under the laws of Delaware to acquire all of the assets of Somahlution. In connection with this acquisition, the Company issued to the Somahlution stockholders 10,000,000 shares of Company common stock valued at $1.25 per share and warrants to purchase 3,000,000 shares of Company common stock with a strike price of $5.00 per share and a term of five years. These securities that were issued under an exemption from the registration requirements of the Securities Act under Section 4(a)(2) of the Securities Act.

Private Placements

2019 Private Placement. On June 19, 2019, we closed a private placement of units of our securities, each unit consisting of one share of our common stock and a three-year warrant to purchase one share of our common stock. In the aggregate in this offering, we issued 118,637 shares of our common stock and warrants to purchase 118,637 shares of our common stock. The shares and warrants sold in this offering were not registered under the Securities Act and the offering was offered and sold exclusively to a select few “accredited investors,” as defined in Regulation D under the Securities Act.

II-6

2020 Private Placement On August 3, 2020, we conducted an initial closing of a private placement in which we sold to a number of accredited investors an aggregate of 4,609,984 shares of our common stock, at a purchase price of $1.25 per share for an total amount of $5,762,480. On September 25, 2020, we conducted a second closing of this offering and sold an additional 990,208 shares of our common stock for a total amount of $1,237,760, for a aggregate offering amount of $7,000,240. Univest Securities, LLC acted as placement agent for this offering. The Company paid Univest a cash placement fee equal to 8.0% of the gross proceeds from the sale of the common stock in this offering and, as additional compensation, issued to Univest a five-year warrant to purchase an aggregate of 229,499 shares of the Company’s common stock at an exercise price of $1.375 per share. These securities were issued pursuant to an exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder.

2021 Private Placement

On May 27, 2021, the Company sold 29,978 units of its securities at a price of $2.50 per unit for gross proceeds of $74,945. The units consisted of 10% convertible notes in the aggregate principal amount of $74,945, Class A warrants for the purchase of 29,978 shares of Company common stock and Class B Warrants for the purchase of 29,978 shares of Company common stock. In July 2021, the Company issued and sold an additional 440,000 of these units for gross proceeds of $1,100,000. These additional units consisted of convertible notes in the aggregate principal amount of $1,100,000, Class A warrants for the purchase of 440,000 shares of Company common stock and Class B warrants for the purchase of 440,000 shares of Company common stock. The conversion price of the convertible notes was set at $2.50 per share

On November 29, 2021, the Company and the existing unit holders agreed that (i) the offering price per unit for future sales of units in this private placement would be reduced from $2.50 per unit to $2.25 per unit, (ii) the conversion price of the convertible notes would be reduced from $2.50 per share to $2.25 per share, and (iii) all outstanding Class A warrants and Class B warrants would be cancelled and replaced with Class C warrants. As a result of these November changes, the Company cancelled and exchanged an aggregate of $1,225,115 of principal and interest under the original convertible notes for revised convertible notes in the aggregate principal amount of $1,225,115 and issued, in exchange for the Class A and Class B warrants, Class C warrants for the purchase of 1,088,991 shares of Company common stock.

On December 2, 2021, the Company issued and sold to new investors 98,889 additional units for gross proceeds of $222,500. These units consisted of revised 10% convertible notes in the aggregate principal amount of $222,500 and Class C warrants for the purchase of 197,778 shares of Company common stock.

On December 21, 2021, the Company and all of the existing unit holders agreed that (i) the offering price per unit for future sales of units in this private placement would be reduced from $2.25 per unit to $1.75 per unit, (ii) the conversion price of the convertible notes would be reduced from $2.25 per share to $1.75 per share, and (iii) all outstanding Class C warrants would be cancelled and replaced with new, revised Class C warrants. As a result of these December changes, the Company cancelled and exchanged an aggregate of $1,456,039 of principal and interest under the revised convertible notes for further revised 10% convertible notes in the aggregate principal amount of $1,456,039 and issued, in exchange for the original Class C and, new Class C warrants for the purchase of 1,664,044 shares of Company common stock.

Under these December revised terms, one new investor purchased 3,428,572 units consisting of new 10% convertible notes in the principal amount of $6,000,000 and new Class C warrants for the purchase of 6,857,143 shares of Company common stock. This investor also agreed to purchase an additional $2,000,000 of the units upon the Company’s filing of this registration statement and a further $2,000,000 of units upon the Company’s filing of a set of responses (in a satisfactory manner) to the SEC’s initial round of comments on the registration statement.

On January 13, 2022, we conducted an additional closing of our unit private placement, in which we sold to a consultant 22,857 units at a price of $1.75 per unit in exchange for services, the units consisting of convertible notes in the aggregate principal amount of $40,000 and Class C warrants for the purchase of 45,714 shares of our common stock.

On January 24, 2022, we conducted an additional closing of our unit private placement, in which we sold to two investors a total of 159,245 units at a price of $1.75 per unit in exchange for the assumption, cancellation, and conversion of principal notes of our subsidiary My Health Logic, the units consisting of convertible notes in the aggregate principal amount of $278,678 and Class C warrants for the purchase of 218,490 shares of our common stock.

II-7

On January 24, 2022, we conducted an additional closing of our unit private placement, in which we sold to the representative and its designee Bradley Richmond a total of 171,429 units at a price of $1.75 per unit in exchange for services, the units consisting of convertible notes in the aggregate principal amount of $300,000 and Class C warrants for the purchase of 342,857 shares of our common stock.

The Company engaged Univest Securities, LLC as the Company’s placement agent for this 2021 private placement. The Company paid Univest a cash placement fee equal to 8.0% of the gross proceeds from the sale of the units and will pay Univest 8.0% of the gross proceeds from the exercise of the Class C warrants. In addition, in exchange for a $100 payment by Univest, the Company has agreed to issue warrants to Univest to purchase an aggregate of 8.0% of the total number of shares of common stock issuable upon conversion of the convertible notes issued in the 2021 private placement, with an exercise price equal to $1.75. These warrants, which may be exercised on a cashless basis, will be exercisable starting on the final closing date of this offering (which has not occurred as of the date of the prospectus which forms a part of this registration statement) and will be exercisable for a period of five years from that date.

All of the securities issued in the 2021 private placement were sold pursuant to an exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder.

The My Health Logic Acquisition

On December 22, 2021, Marizyme completed the acquisition of My Health Logic from Health Logic Interactive Inc. As consideration for this acquisition, Marizyme issued 4,600,000 shares of Marizyme common stock to HLII. 230,000 of these shares are being held and administered by Marizyme to be released by Marizyme to HLII less any amounts claimed by Marizyme or its affiliates for any losses incurred by Marizyme or its affiliates arising out of certain breaches as set out in the acquisition agreement. Upon closing. The issuance of these shares was exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof, as transactions by an issuer not involving a public offering.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Description
1.1*	Form of Underwriting Agreement
2.1	Agreement and Plan of Merger between GBS Enterprises Incorporated and Marizyme, Inc. (incorporated by reference to Exhibit 2.1 to Form 10 (File No. 000-53223) filed on September 12, 2018)
2.2	Arrangement Agreement, dated as of November 1, 2021, among Health Logic Interactive Inc., Marizyme, Inc. and My Health Logic Inc.** (incorporated by reference to Exhibit 2.1 to Form 8-K filed on November 5, 2021)
3.1	Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Form SB-2 (File No: 333-146748) filed January 14, 2008)
3.2	Certificate of Amendment to Articles of Incorporation, effective September 6, 2010 (incorporated by reference to Exhibit 3.1.1(2) to Form 10-K filed on July 16, 2012)
3.3	Certificate of Amendment to Articles of Incorporation, effective November 22, 2010 (incorporated by reference to Exhibit 3.1.2 to Form 10-K/A filed on July 15, 2011)
3.4	Certificate of Amendment to the Articles of Incorporation regarding 1-for-29 Reverse Stock Split filed March 20, 2018 (incorporated by reference to Exhibit 3.1.2 to Form 10 (File No. 000-53223) filed on September 12, 2018)
3.5***	Certificate of Withdrawal of Certificate of Designation, effective January 25, 2022
3.6	Articles of Merger between Marizyme, Inc. and GBS Enterprises Incorporated filed May 19, 2018 (incorporated by reference to Exhibit 3.1.5 to Form 10 (File No. 000-53223) filed on September 12, 2018)
3.7	Bylaws (incorporated by reference to Exhibit 3.2 to Form SB-2/A (File No: 333-146748) filed January 14, 2008)
4.1++ ***	Stock Option Agreement with James Sapirstein dated June 12, 2019
4.2++ ***	Stock Option Agreement with Terry Brostowin dated December 6, 2018
4.3***	Stock Option Agreement with Frank Maresca dated July 13, 2019
4.4***	Stock Option Agreement with Frank Maresca dated January 9, 2020

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4.5++ ***	Stock Option Agreement with James Sapirstein dated July 13, 2019
4.6++ ***	Stock Option Agreement with Terry Brostowin dated July 13, 2019
4.7++	Stock Option Agreement with Nicholas DeVito dated July 13, 2019 (incorporated by reference to Exhibit 4.2 to Form 10-Q filed on November 13, 2019)
4.8	Form of Common Stock Purchase Warrant issued in 2019 private placement (incorporated by reference to Exhibit 10.1 to Form 10-Q filed on July 3, 2019)
4.9	Form of Placement Agent Common Stock Purchase Warrant for 2020 Common Stock and Warrant Private Placement (incorporated by reference to Exhibit 4.1 to Form 10-Q filed on August 14, 2020)
4.10++	Form of Incentive Stock Option Agreement (incorporated by reference to Exhibit 4.2 to Form 10-Q filed on November 13, 2019)
4.11++ ***	Common Stock Purchase Warrant issued to Bradley Richmond, dated October 2, 2020
4.12++ ***	Common Stock Purchase Warrant issued to Bradley Richmond, dated January 24, 2022
4.13***	Common Stock Purchase Warrant issued to Univest Securities, LLC, dated January 24, 2022
5.1*	Legal Opinion of Sherman & Howard L.L.C.
10.1	Asset Purchase Agreement, dated September 12, 2018 between ACB Holding AB, Reg. No. 559119-5762 and Marizyme, Inc. (incorporated by reference to Exhibit 10.1 to Form 10 (File No. 000-53223) filed on September 12, 2018)
10.2	Assignment Agreement of Patent Applications (Antarctic krill), dated September 12, 2018, between ACB Holding AB, Reg. No. 559119-5762 and Marizyme, Inc. (incorporated by reference to Exhibit 10.2 to Form 10 (File No. 000-53223) filed on September 12, 2018)
10.3	Assignment Agreement of Patent Applications (Enzymatic), dated September 12, 2018, between ACB Holding AB, Reg. No. 559119-5762 and Marizyme, Inc. (incorporated by reference to Exhibit 10.3 to Form 10 (File No. 000-53223) filed on September 12, 2018)
10.4	Assignment Agreement of Patent Applications (Thrombosis), dated September 12, 2018, between ACB Holding AB, Reg. No. 559119-5762 and Marizyme, Inc. (incorporated by reference to Exhibit 10.4 to Form 10 (File No. 000-53223) filed on September 12, 2018)
10.5	Patent Purchase and Assignment Agreement, dated September 12, 2018, between ACB Holding AB, Reg. No. 559119-5762 and Marizyme, Inc. (incorporated by reference to Exhibit 10.5 to Form 10 (File No. 000-53223) filed on September 12, 2018)
10.6++	Director Agreement with Terry Brostowin dated December 6, 2018 (incorporated by reference to Exhibit 10.7 to Form 10-K filed on March 5, 2019)
10.7	Asset Purchase Agreement by and among the Registrant and Somahlution, LLC et al, dated December 15, 2019 (incorporated by reference to Exhibit 10.1 to Form 8-K filed on December 19, 2019)
10.8	Amendment No. 1 dated March 31, 2020, to Asset Purchase Agreement by and among the Registrant and Somahlution, LLC et al, dated December 15, 2019 (incorporated by reference to Exhibit 10.1 to Form 8-K filed on June 5, 2020)
10.9	Amendment No. 2 dated May 29, 2020, to Asset Purchase Agreement by and among the Registrant and Somahlution, LLC et al, dated December 15, 2019 (incorporated by reference to Exhibit 10.2 to Form 8-K filed on June 5, 2020)
10.10	Amendment No. 3 dated July 30, 2020, to Asset Purchase Agreement by and among the Registrant and Somahlution, LLC et al, dated December 15, 2019 (incorporated by reference to Exhibit 10.1 to Form 8-K filed on August 5, 2020)
10.11	Form of Subscription Agreement for 2020 Private Placement (incorporated by reference to Exhibit 10.1 to Form 10-Q filed on August 14, 2020)
10.12	Form of Registration Rights Agreement for 2020 Private Placement (incorporated by reference to Exhibit 10.2 to Form 10-Q filed on August 14, 2020)
10.13 ++ ***	Mutual Release of Claims Agreement by and between Marizyme, Inc. and Nicholas DeVito dated August 27, 2020
10.14++	Executive Employment Agreement, dated October 31, 2021, between Marizyme, Inc. and David Barthel (incorporated by reference to Exhibit 10.1 to current report on Form 8-K filed on November 15, 2021)
10.15++	Indemnification Agreement dated November 1, 2020 with Terry Brostowin (incorporated by reference to Exhibit 10.5 to Form 10-K filed on November 15, 2021)
10.16++	Marizyme, Inc. Amended and Restated 2021 Stock Incentive Plan (incorporated by reference to Exhibit 10.7 to Form 10-K filed on November 15, 2021)
10.17++	Offer Letter between Marizyme, Inc. and Dr. Steven Brooks dated December 1, 2020 (incorporated by reference to Exhibit 10.9 to Form 10-K filed on November 15, 2021)
10.18	Form of Placement Agency Agreement (incorporated by reference to Exhibit 10.74 to Form 10-Q filed on August 23, 2021)

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10.19	Form of Placement Agent Warrant Agreement (incorporated by reference to Exhibit 10.75 to Form 10-Q filed on August 23, 2021)
10.20	Form of Unit Purchase Agreement between Marizyme, Inc. and the investors signatory thereto (incorporated by reference to Exhibit 10.1 to Form 8-K filed on December 27, 2021)
10.21	Form of Registration Rights Agreement between Marizyme, Inc. and the investors signatory thereto (incorporated by reference to Exhibit 10.2 to Form 8-K filed on December 27, 2021)
10.22	Form of 10% Secured Convertible Promissory Note issued by Marizyme, Inc. (incorporated by reference to Exhibit 10.3 to Form 8-K filed on December 27, 2021)
10.23	Form of Class C Common Stock Purchase Warrant issued by Marizyme, Inc. (incorporated by reference to Exhibit 10.4 to Form 8-K filed on December 27, 2021)
10.24	Form of Exchange Agreement between Marizyme, Inc. and the person executing the signature page thereto (incorporated by reference to Exhibit 10.5 to Form 8-K filed on December 27, 2021)
10.25	Placement Agency Agreement between Marizyme, Inc. and Univest Securities, LLC, dated December 10, 2021 (incorporated by reference to Exhibit 10.6 to Form 8-K filed on December 27, 2021)
10.26***	Form of Guarantors Security Agreement, dated as of May 20, 2021, between Marizyme Sciences, Inc., Somaceutica, Inc., and Somahlution, Inc., and the secured parties signatory thereto
10.27***	Form of Guaranty, dated as of May 19, 2021, of Marizyme Sciences, Inc., Somaceutica, Inc., and Somahlution, Inc.
10.28***	Form of Security Agreement, dated as of May 25, 2021, between Marizyme, Inc. and the secured parties signatory thereto
10.29***	Form of Trademark Security Agreement, dated as of May 19, 2021, between Marizyme, Inc. and the secured parties signatory thereto
10.30***	Form of Patent Security Agreement, dated as of May 19, 2021, between Marizyme, Inc. and the secured parties signatory thereto
10.31++	Consulting Agreement, dated December 21, 2021, by and among Marizyme, Inc., AAT Services Inc., and George Kovalyov (incorporated by reference to Exhibit 10.8 to Form 8-K filed on December 27, 2021)
10.32++ ***	Consulting Agreement, dated September 30, 2020, by and between Marizyme, Inc. and Bradley Richmond
10.33++ ***	Consulting Agreement, dated December 21, 2021, by and among Marizyme, Inc., Rydra Capital Corp., and Harrison Ross
10.34++ ***	Letter Agreement, dated March 5, 2021, between Marizyme, Inc. and Bruce Harmon
10.35***	Lease, dated December 11, 2020, between JIC Equities, LLC and Marizyme, Inc.
10.36++ ***	Executive Employment Agreement, dated July 26, 2021, between Marizyme, Inc. and Catherine Pachuk
10.37++	Amendment to Executive Employment Agreement, dated as of February 8, 2022, between Marizyme, Inc. and David Barthel (incorporated by reference to Exhibit 10.2 to Form 8-K filed on February 9, 2022)
10.38++ ***	Marizyme Employment Terms and Conditions Agreement, dated January 18, 2021, between Marizyme, Inc. and Amy Chandler
10.39++***	Stock Option Agreement, dated January 29, 2021, between Marizyme, Inc. and Amy Chandler
10.40++ ***	Marizyme Employment Terms and Conditions Agreement, dated February 25, 2021, between Marizyme, Inc. and Roger Schaller
10.41++***	Employment Offer Letter, dated January 16, 2021, between Marizyme, Inc. and Roger Schaller
10.42++***	Stock Option Agreement, dated January 16, 2021, between Marizyme, Inc. and Roger Schaller
10.43++***	Confidential Separation Agreement and General Release, dated September 14, 2021, between Marizyme, Inc. and Roger Schaller
21.1***	List of Subsidiaries
23.1***	Consent of WithumSmith+Brown, PC
23.2***	Consent of K.R. Margetson Ltd.
23.3*	Consent of Sherman & Howard L.L.C. (see Exhibit 5.1 above)
24.1	Power of Attorney (see signature page above)
99.1***	Audit Committee Charter
99.2***	Compensation Committee Charter
99.3***	Nominating and Corporate Governance Committee Charter
99.4*	Consent of [ ] to be named as a director nominee
99.5*	Consent of [ ] to be named as a director nominee
101.PRE	XBRL Instance Document
101.INS	XBRL Taxonomy Extension Schema Document
101.SCH	XBRL Taxonomy Extension Calculation Linkbase Document
101.CAL	XBRL Taxonomy Extension Definition Linkbase Document
101.DEF	XBRL Taxonomy Extension Label Linkbase Document
101.LAB	XBRL Taxonomy Extension Presentation Linkbase Document
107***	Filing Fee Table

*	To be filed by amendment.
**	Certain schedules to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Marizyme, Inc. agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule upon request.
***	Attached hereto.
++	Indicates management contract or compensatory plan.

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(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jupiter, State of Florida, on February 14, 2022.

MARIZYME, INC.

By:	/s/ David Barthel
David Barthel
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of David Barthel and George Kovalyov as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and to file a new registration statement under Rule 461, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ David Barthel	Chief Executive Officer	February 14, 2022
David Barthel	(principal executive officer) and Director

/s/ George Kovalyov	Chief Financial Officer	February 14, 2022
George Kovalyov	(principal financial and accounting officer)

/s/ Dr. Vithalbhai Dhaduk	Director	February 14, 2022
Dr. Vithalbhai Dhaduk

/s/ Terry Brostowin, Esq.	Director	February 14, 2022
Terry Brostowin, Esq.

/s/ Dr. William Hearl	Director	February 14, 2022
Dr. William Hearl

/s/ Julie Kampf	Director	February 14, 2022
Julie Kampf

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